Exhibit 10.19A

THIRD AMENDMENT

THIS THIRD AMENDMENT (“Third Amendment”) is made and entered into as of the 1st day of September, 2006 by and between MCZ/CENTRUM FLORIDA XIX, L.L.C., a Delaware limited liability company (the “Seller”) and MHI HOLLYWOOD, LLC, a Delaware limited liability company (the “Purchaser”).

RECITALS

A. Purchaser and MCZ/Centrum Florida VI Owner, L.L.C., an Illinois limited liability company (“MCZ/Centrum”) entered into that certain agreement dated September 7, 2005 (the “Original Agreement”) regarding the purchase and sale of a hotel condominium unit located in Hollywood, Florida.

B. On November 16, 2005, MCZ/Centrum and Purchaser entered into an amendment to the Original Agreement by extending a period of time Purchaser has to satisfy a condition set forth in the Original Agreement (the “First Amendment”).

C. On February     , 2006, MCZ/Centrum and Purchaser entered into a second amendment modifying the Original Agreement by extending a period of time Purchaser has to satisfy conditions set forth in the Original Agreement (the “Second Amendment”; the Original Agreement as modified by the First Amendment and the Second Amendment is hereafter referred to as the “Agreement”).

D. MCZ/Centrum has assigned all of its right, title and interest in the Agreement to Seller.

E. The Seller and Purchaser desire to modify and amend certain terms and provisions of the Agreement as hereinafter set forth.

NOW, THEREFORE, for and in consideration of mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals. The recitals to this Third Amendment are true and correct and are incorporated herein by reference and made a part hereof.

2. Defined Terms. Any defined terms utilized in this Third Amendment but not defined herein shall have the meaning ascribed to said terms in the Agreement.

3. Comfort Letter. All provisions in the Agreement regarding the Comfort Letter are hereby deleted.

4. License Agreement. The License Agreement attached to the Agreement as Exhibit G is hereby deleted and replaced with the License Agreement and the addendum thereto (the “Addendum”) in the form attached hereto as Exhibit “A” (as amended to date, the “License Agreement”).

5. Failure to Obtain License Agreement. Section 5.2 of the Agreement is hereby amended to provide that in the event Purchaser does not obtain the License Agreement consistent with the form of license agreement and addendum thereto attached hereto as Exhibit A on or before September 15, 2006, then at any time thereafter and prior to the date Purchaser obtains the License Agreement substantially in the form of Exhibit A, either Purchaser or Seller may terminate the Agreement in which event the Deposit shall be returned to Purchaser and the parties released from all further obligations under the Agreement except for the obligations that survive termination.

6. Design Criteria. All reference in the Agreement to the Design Criteria shall mean the current design standards of Holiday Hospitality Franchising, Inc. (“Franchisor”) for Crowne Plaza® hotels and the property improvement plan for the Hotel Condominium attached to the License Agreement as Attachment “B” which are more particularly described on Exhibit “B” attached hereto which Exhibit “B” shall replace Exhibit “H” to the Agreement for all purposes.

7. Repurchase Option. Section 5.4 of the Agreement is hereby deleted and replaced with the following:

A. In the event that the License Agreement is terminated for any reason, other than a termination by Franchisor as a result of an Inventory Default (as defined in the License Agreement) following the breach by Seller of its obligations under Section 24 of this Third Amendment, Purchaser shall have one hundred twenty (120) days from the date of termination of the License Agreement (the “Cure Period”) to enter into a new license with a nationally recognized hotel chain of similar quality, which shall be subject to the approval of Seller, which approval shall not be unreasonably withheld or delayed, and which approval shall be deemed given if the new license is with one of the companies listed on Exhibit “C” attached hereto for operation of the Property consistent with the terms of the City of Hollywood Ordinance Number 0-2006-24. During the Cure Period and thereafter until Seller either exercises the Buy Back Option, as hereinafter defined, and/or reacquires the Hotel Unit or Purchaser enters into a new license agreement with a nationally recognized hotel chain of similar quality (the “New License Agreement”), Purchaser shall continue to operate the Property in a first class manner consistent with its previous operation under the License Agreement. In the event that Purchaser does not enter into the New License Agreement prior to the end of the Cure Period at any time thereafter and prior to Purchaser entering into the New License Agreement (the “Option Period”), Seller shall have the right to repurchase the Hotel Unit (the “Buy Back Option”) for the fair market value of the Hotel Unit, the Personal Property and the Rental Agreements as determined pursuant to the procedure set forth below, provided that Seller shall have the right to exercise the Buy Back Option only in the event Seller owns not less than 50 Units at the time Seller exercises the Buy Back Option. In the event Seller does not own 50 or more Units on the date that Seller exercises the Buy Back Option, the Condominium Association shall have the exclusive right to exercise the Buy Back Option.

B. In the event Seller, or the Association, as the case may be, (the “Option Holder”) exercises the Buy Back Option, within twenty (20) days of Purchaser’s receipt of the notice of the Option Holder’s election to exercise the Buy Back Option, Seller and Purchaser shall each hire and appoint a disinterested MAI appraiser with at least ten (10) years professional experience in Broward County, Florida, as a real estate appraiser of property similar in nature to

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the Hotel Unit. The appraisers thus appointed shall appoint, as an appraiser, a third disinterested MAI appraiser with at least ten (10) years professional experience in Broward County, Florida, as a real estate appraiser of property similar in nature to the Hotel Unit, and the three (3) appraisers shall as promptly as possible appraise and determine the fair market value of the Hotel Unit, the Personal Property and the Rental Agreements as of the date the Buy Back Option is exercised, provided; however, that:

1. If either party fails to hire and appoint an appraiser during the twenty (20) day period, then the appraiser appointed shall establish the fair market value of the Hotel Unit, the Personal Property and the Rental Agreements.

2. If the two appraisers appointed by the parties are unable to agree within thirty (30) days upon the appointment of the third appraiser, they shall give written notice of such failure to agree to Purchaser and Option Holder and if Purchaser and Option Holder are unable to agree upon the selection of the third appraiser within twenty (20) days thereafter, then within ten (10) days thereafter either party, upon written notice to the other, may request such appointment by the Director of the Broward County Commercial Arbitration Association.

C. Within sixty (60) days after the selection of the third appraiser, each of the three appraisers will independently determine the fair market value of the Hotel Unit, the Personal Property and the Rental Agreements and the average of the three appraisals will be deemed to be the fair market value and be conclusive and binding upon Option Holder and Purchaser; provided, however, that in determining the fair market value, no appraisal will be used which varies from the average of the three appraisals by more than fifteen percent (15%).

D. The closing with respect to the Buy Back Option (the “Option Closing”) shall occur within thirty (30) days of the determination of the fair market value of the Hotel Unit, the Personal Property and the Rental Agreements. Purchaser, and its affiliates, as appropriate, shall convey the Hotel Unit, the Personal Property and the Rental Agreements free and clear of all liens and encumbrances, subject only to the Permitted Exceptions and such other exceptions to title arising by, through, or under Seller. The purchase price shall be paid in cash at Closing, subject to customary adjustments and prorations and the payment of customary closing costs. Purchaser shall convey the Hotel Unit by special warranty deed, convey the Personal Property by bill of sale and execute and deliver customary Seller’s affidavit of no liens and FIRPTA affidavit. Purchaser, or its affiliates, as appropriate, and Option Holder shall execute an assignment and assumption of Rental Agreements and the service contracts that the Option Holder elects to assume. Purchaser shall not be required to close on the sale of the Hotel Unit or the Personal Property or assign the Rental Agreements or the service contracts if Purchaser shall have obtained a New License Agreement prior to the Option Closing, in which case the Buy Back Option shall expire. The Purchaser and Option Holder shall each bear an equal share of the cost of the appraisers retained for purposes of this Section 7, provided, however, if the Purchaser obtains a New License Agreement prior to the Option Closing, Purchaser shall pay all of the costs for the appraisers retained for the purposes of this Section 7. This provision shall survive the Closing and be reflected in the special warranty deed to be delivered by Seller at Closing.

8. Pre-Sale Requirement. Article VI of the Agreement is hereby deleted.

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9. Sales and Marketing Program. At the request of Purchaser, Franchisor shall have the right to review the sales and marketing materials and the sales and marketing process and procedures implemented by Seller with respect to the Hotel Condominium, but Franchisor shall have no obligation to review same. Franchisor shall have no approval rights with respect to Seller’s sales and marketing process and procedures or approval of Seller’s sales and marketing materials and Seller shall not be required to implement any of Franchisor’s comments. Seller acknowledges that notwithstanding any review of Seller’s sales and marketing process and procedures and the review of Seller’s sales and marketing materials by Franchisor, Franchisor will have no liability whatsoever to Seller or its affiliates, managers or agents if it is ultimately determined that the sales and marketing process and procedures and Seller’s sales and marketing materials do not comply with applicable laws, and such review shall not affect the indemnification obligations of Seller pursuant to the Franchise Indemnity Agreement, as hereinafter defined. Seller agrees that it, and each of its affiliates and each of its and their marketing staffs and agents will conduct all sales and marketing activities relating to the offer and sale of Units in a professional, lawful and ethical manner and refrain from disturbing guests of the Hotel. Seller and Purchaser acknowledge and agree that Seller has not been involved and will not be involved in the marketing of the Rental Program. This Section 9 shall survive the Closing or termination of the Agreement.

10. Use of Trademarks or Tradenames. Seller covenants and agrees that neither Seller nor any of its affiliates, managers, contractors, real estate agents or sales agents involved in the solicitation, promotion, marketing and/or sale of the Units or other aspects of the Project shall use the Crowne Plaza® Resort name or marks (or any other names or marks owned by Franchisor or its affiliates) regarding or in connection with any solicitation, promotion or marketing relating to the offer and/or sale of same or in any materials relating to the offer or sale of same. No materials used by Seller or its affiliates, managers or agents in connection with the marketing and sale of the Units shall state or suggest in any way that they have been approved by Franchisor, that Franchisor has or will participate in the development, construction, operation, marketing and/or sale of the Units or that Franchisor assumes, guarantees or is otherwise responsible in any way for any of the obligations, acts or omissions of Seller or its affiliates, managers or agents. Seller agrees that it and its affiliates and each of their employees, marketing personnel and agents shall not make any written or oral representation that suggests that Franchisor has participated or will participate in the development, construction, operation, marketing and/or sale of any of the Units or that Franchisor assumes, guarantees or is otherwise responsible in any way for any of the obligations, acts or omissions of Seller or any affiliate, manager or agent of Seller or any other person in connection with the Units. In the event Franchisor permits the use of any tradename or trademark owned by Franchisor or its affiliates in connection with the marketing of the Units (which it has no obligation to do), Seller shall conform its use of such marks to the requirements of the License Agreement. This Section 10 shall survive the Closing or termination of this Agreement.

11. Signage. From and after the date Purchaser enters into the License Agreement with Franchisor, Purchaser will be authorized by Seller to install temporary signage on the Property indicating that the building currently being renovated will be operated as a Crowne Plaza® Resort hotel. In addition, Purchaser shall install permanent Crowne Plaza® Resort signage for the Property (the “Hotel Signage”) in compliance with the Design Criteria, at Purchaser’s sole cost and expense, including, without limitation the proposed monument sign and

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the exterior signage on the Hotel, as soon as permitted pursuant to the License Agreement. Seller has caused the Board of Directors of the Master Association, which Seller controls, to pre-approve the Hotel Signage shown on Exhibit “D” attached hereto, including any modification to the Hotel Signage required to comply with changes in Franchisor’s brand standards system wide. A copy of the resolution of the Master Association approving such signage is set forth in Exhibit “C-1” attached hereto.

12. Franchisor Indemnification. Seller agrees to execute the indemnification agreement in favor of Franchisor in the form of Exhibit “E” attached hereto (the “Franchise Indemnity Agreement”) concurrently with Purchaser’s execution of the License Agreement and cause the principals of Seller simultaneously to deliver to Franchisor the guaranty agreement in favor of Franchisor in the form of Exhibit “F” attached hereto (the “Franchise Indemnity Guaranty”). Concurrently with the execution of the Franchise Indemnity Agreement, Seller and the principals of Seller and Purchaser and MHI Hospitality Corporation shall enter into a contribution agreement in the form of Exhibit “G” attached hereto.

13. Purchaser Indemnification. Section 7.5 of the Agreement is hereby amended to read as follows:

Seller agrees to indemnify and hold Purchaser and each of its affiliated entities and each of its and their affiliates, managers, members, officers, directors and employees (each an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from any and all loss, claim, demand, action and liability (excluding consequential damages and lost profits of the Indemnified Parties), that may arise against any of the Indemnified Parties, Franchisor or its affiliated entities as a result of lawsuits or claims by any party (i) alleging violation of securities laws by Seller, MCZ/Centrum or any of its or their affiliates or agents (collectively the “MCZ Entities” and individually an “MCZ Entity”) or alleging violation of other securities laws by any such person applicable to the offering and sale of the Units, including claims brought by third parties, the Commission, state and securities regulators, the Division or any other regulatory authority, excluding claims arising as a result of actions taken solely by the Indemnified Parties and/or Franchisor or (ii) alleging an untrue statement of material fact contained in any of the Condominium Documents (as hereinafter defined), as the same may be amended or restated or in any of the solicitation, promotion, sales, marketing or other documents used by Seller or its affiliates or any of its or their agents, employees, or other related persons in connection with the solicitation, offer or sale of the Units (or any other portion of the Community) or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) the failure of Seller or any of its affiliates or any agents, employees or other related persons to comply with any obligations under any applicable law, regulation or other governmental or court requirement, whether federal, state or local; or (iv) any other matter arising from the development, construction and sale or offering for sale of the Units, the Common Properties or any part thereof. This indemnification and hold harmless shall include reasonable attorneys’ fees and court costs through trial and all appellate levels which any

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Indemnified Party may incur defending itself against such claims, losses, actions, demands and liabilities and in enforcing the terms of this indemnification and hold harmless provision. This indemnification and hold harmless provision shall survive the Closing or termination of this Agreement; shall be continuing and irrevocable and shall continue in full force and effect until any and all such claims, losses, actions, demands and liabilities against the Indemnified Parties have been satisfied in full and all applicable statutes of limitation have expired.

14. Seller Indemnification. Section 8.5 of the Agreement is hereby amended to read as follows:

Purchaser agrees to indemnify and hold Seller and each of its affiliated entities and each of its and their affiliates, managers, members, officers, directors and employees (each a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”), harmless from any and all loss, claim, damage, action and liability (excluding consequential damages and lost profits of any Seller Indemnified Parties), that may arise against the Seller Indemnified Parties and Franchisor and its affiliated entities as a result of lawsuits or claims by any party alleging violation of securities laws by Purchaser, Franchisor or any of its or their affiliates or agents or alleging violation of other laws applicable to the offering of the Rental Program, including claims brought by third parties, the Commission, state and securities regulators, the Division or any other regulatory authority, excluding claims arising solely as a result of the actions taken by the Seller Indemnified Parties. This indemnification and hold harmless shall include reasonable attorneys’ fees and court costs through all trial and all appellate levels which the Seller Indemnified Parties may incur in defending themselves against any such claims, losses, actions, demands and liabilities and in enforcing the terms of this indemnification and hold harmless provision. This indemnification and hold harmless provision shall survive the Closing or termination of this Agreement, shall be continuing and irrevocable and shall continue in full force and effect until any and all such claims, losses, actions, demands and liabilities against such Seller Indemnified Parties have been satisfied in full and the applicable statutes of limitation have expired.

15. Rental Agreements. The form of Unit Rental Management Agreement (“Rental Agreement”) which has been prepared by Purchaser and approved by Seller is attached hereto as Exhibit “H”. Purchaser represents to Seller that Franchisor has approved the attached form of Rental Agreement. Purchaser and Seller agree that Purchaser may make such changes to the Rental Agreement as may be required from time to time by Franchisor to cause such agreement to comply with applicable law or the License Agreement. Sections 8.1 and 8.2 of the Agreement are hereby deleted.

16. Project. Section 11.1 of the Agreement is hereby deleted in its entirety and replaced by the following:

The Project (the “Project”) will be a multi-phased project in accordance with the Site Plan consisting of the following elements: (i) phase I of the Project

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(“Phase I”) will consist of the Hotel Condominium which will involve the renovation of the existing hotel located on the portion of the Land which when renovated shall consist of approximately 311 hotel rooms and suites, the resort pool located next to the intracoastal waterway (the “Resort Pool”) to be owned by the master association (“Master Association”), beach access and walkways substantially in accordance with the Plans; (ii) phase II of the Project (“Phase II”) if developed, is currently envisioned to consist of a newly constructed 27-story hotel condominium containing approximately 349 hotel rooms and related parking garage including ballroom space, meeting space, outdoor function space, pool, restaurant space and laundry facilities; (iii) phase III of the Project (“Phase III”), if developed, is currently envisioned to consist of either approximately 7,000 square feet of commercial space (the “Commercial Space”) which shall include at least 4000 square feet of meeting space on the first floor (the “Meeting Space”) or 60 townhome units (the “Townhome Units”); (iv) an oceanfront beach club (the “Beach Club”), if developed, is currently envisioned to be owned by Master Association; (v) phase IV of the Project (“Phase IV”) consists of a recently renovated 221 unit residential condominium project and related parking garage with limited commercial space located at 4001 South Ocean Drive, Hollywood, Florida and (vi) phase V of the Project (“Phase V”), if developed, is currently envisioned consisting of a 46-unit residential condominium project with 30 cabana units, a pool and related parking garage.

17. Site Plan. The Site Plan attached to the Agreement as Exhibit “B” is hereby deleted and replaced by Exhibit “I” attached hereto and made a part hereof. The Hotel Condominium, the Resort Pool and the Hotel Operated Common Properties, as hereinafter defined, shall be constructed in accordance with the Site Plan. This Section 17 shall survive the Closing.

18. Meeting Space. All references in the Agreement to the Villa Meeting Space shall be deemed references to the Meeting Space. Section 11.4 of the Agreement is amended to provide that in the event Seller completes Phase III as Commercial Space, Seller shall construct the meeting space on the first floor and shall enter into a lease with Purchaser for the meeting space, at market rates, for a term which is co-terminous with the term of the License Agreement or longer and contains such other terms and conditions as are mutually acceptable to Seller and Purchaser. Seller shall not be required construct the Meeting Space if Seller elects to develop the Townhome Units. This provision shall survive the Closing.

19. Intracoastal Club. All references in the Agreement to the Intracoastal Club are hereby deleted.

20. Master Association Documents. On or before the closing of the first Unit, Seller covenants and agrees to cause MCZ/Centrum to amend the Declaration of Covenants, Conditions, Restrictions and Easements for Sian Ocean Residence & Resort Master Association (the “Master Association Documents”) to incorporate the revisions described on Exhibit “J” attached hereto and made a part hereof (the “Master Association Amendment”). Seller hereby represents to Purchaser that the Hotel Condominium will be a part of a master planned community (the “Community”) that will include the Hotel Condominium and the Sian Ocean

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Residences Condominium (a residential condominium tower located at 4001 South Ocean Boulevard, across road South Ocean Boulevard from the Hotel Condominium, Phase II, if developed and Phase III, if developed) and that every owner of real property within the Community will be a member of a master homeowners’ association known as the Sian Ocean Residences Resort Master Association (the “Master Association”) created by the Master Association Documents. Seller further represents that the Master Association has responsibility for maintaining the Common Properties of the Community, which include, without limitation, the internal roadways (excluding the public road called South Ocean Boulevard, which is a main thoroughfare that traverses the Community), beach access areas, parking facilities, and the Resort Pool (which Resort Pool will be part of the Hotel Operated Common Properties (as hereinafter defined)). Each Unit owner (including the Hotel Unit) will be a member of the Master Association. This section shall survive the Closing.

21. Management of Resort Pool and Related Common Properties. Article XVI of the Agreement is hereby deleted and replaced with the following:

ARTICLE XVI

MANAGEMENT OF RESORT POOL AND

RELATED COMMON PROPERTIES.

16.1 Seller shall cause the Master Association to enter into a management agreement with Purchaser or its affiliate in the form of Exhibit “K” attached hereto and made a part hereof (the “Management Agreement”) pursuant to which Purchaser, or its affiliate will (a) manage, among other things, the Resort Pool, maintain the service road adjacent to the Hotel Condominium and the outdoor function areas which are located on the Master Association Properties and which could be perceived by hotel guests of Phase I to be part of the Hotel Condominium (the “Hotel Operated Common Properties”) and (b) be entitled to establish reasonable rules and regulations for use thereof consistent with the Master Association Documents, subject to the approval of the board of directors of the Master Association. Subject to termination rights as provided under applicable laws, the Management Agreement shall be for the term of the License Agreement.

16.2 Seller shall cause the Master Association to enter into an exclusive concession agreement with Purchaser or its affiliates in the form of Exhibit “K-l” attached hereto and made a part hereof (the “Concession Agreement”) pursuant to which Purchaser, or its affiliate, will operate the food and beverage operation associated with the Resort Pool.

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22. Completion Date. The Completion Date is hereby amended to read November 15, 2006. On or prior to the Completion Date, Seller anticipates, but does not guaranty, completion of the Hotel Unit. Upon completion, the Hotel Condominium and the Hotel Operated Common Properties will comply with the Hotel Plans and Specifications (as hereinafter defined) and the Design Criteria. In addition, Seller anticipates, but does not guaranty, complete construction of Units in the Condominium on a floor-by-floor basis in accordance with the following Schedule:

Hotel Floor And No. Of Units	Completion Date
Second Floor–2 Units	November 15, 2006
Third Floor–35 Units	November 15, 2006
Fourth Floor–35 Units	November 15, 2006
Fifth Floor–35 Units	November 15, 2006
Sixth Floor–35 Units	December 15, 2007
Seventh Floor–35 Units	January 15, 2007
Eighth Floor- 35 Units	February 15, 2007
Ninth Floor–35 Units	March 15, 2007
Tenth Floor–35 Units	March 31, 2007

In addition, the valet parking facilities for all of the Units will be available as of the Completion Date and the Temporary Function Space is anticipated to be completed, without guaranty, on or before November 15, 2006. The Common Properties of the Community will include, at a minimum, a walkway from the Hotel to the beach which walkway may be temporary in nature until the construction of Phase V. The walkway to the beach when completed will comply with the Hotel Standards, as defined in the Declaration. The Units and the Temporary Function Space shall be constructed substantially in compliance with the Hotel Plans and Specifications and in compliance with the Design Criteria. This Section 22 shall survive the Closing.

23. Open Date. Purchaser and Seller acknowledge that, in addition to the requirements set forth under the License Agreement granting Franchisor approval rights with respect to when a hotel opens in its system, the hotel will not be opened for business until the Resort Pool is completed, pedestrian beach access is provided to the Hotel Condominium, there is sufficient parking available to the Hotel Condominium as contemplated by Section 12.2 of the Agreement and the Temporary Function Space is completed and available to the hotel (the Hotel Unit, the Units participating in the Rental Program, Hotel Operated Common Properties and the Temporary Function Space is herein after referred to as the “Hotel”). Seller further acknowledges that the Franchisor shall have the right to terminate the License Agreement if the Hotel does not open on or before June 30, 2007. Seller shall use commercially reasonable efforts to complete the Hotel, including the Resort Pool, the Temporary Function Space and pedestrian beach access (which may be a temporary walkway pending commencement of Phase V construction) and parking prior to March 31, 2007. Seller shall not have any liability to Purchaser for the failure of Seller to comply with the estimated completion dates set forth in Section 22 or for failure to use commercially reasonable efforts to complete the Hotel prior to March 31, 2007 unless Seller takes actions or fails to take action with the intent of delaying the opening of the Hotel past March 31, 2007 or otherwise causing Purchaser to breach the License Agreement. This Section 23 shall survive the Closing.

24. Unsold Units. In the event that on March 31, 2007, owners of fewer than 200 Units have entered into Rental Agreements and Seller owns Units that have not been conveyed to unaffiliated third parties, Seller agrees to make any such Units available for use by Purchaser or Purchaser’s affiliate as Hotel guest rooms in accordance with the terms of Exhibit “L,” for so long as Seller or any of Seller’s affiliates own any such Units and fewer than 200 Units are in the Rental Program. Thereafter, Seller, in Seller’s sole discretion, may continue to make unsold

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Units available to Purchaser or its affiliate for use in accordance with Exhibit “L.” This provision shall survive the Closing.

25. Beach Club. To the extent that Seller or an MCZ Entity or a successor in interest to such entity allows the Beach Club to be used by persons that are not members of the Master Association such parties shall not be permitted to utilize the Hotel Operated Common Properties without the consent of Purchaser or its affiliate that operates such facilities, which consent shall not be unreasonably withheld or delayed. This Section 25 shall survive the Closing.

26. Declaration of Condominium. The Declaration of Condominium which has been approved by the Division together with the condominium prospectus, condominium association articles of incorporation, bylaws, rules and regulations (collectively the “Condominium Documents”) is attached hereto as Exhibit “M.” Prior to conveying the first Unit, Seller covenants and agrees to amend the Declaration of Condominium by recording the Declaration of Condominium which incorporates the revisions described on Exhibit “N” attached hereto and made a part hereof. Seller agrees to provide Purchaser with any amendments to the Condominium Documents prior to the Closing. This Section 26 shall survive the Closing.

27. Management Agreement. The Management Agreement to be entered into between the Condominium Association and Purchaser as contemplated by Section 20.1 of the Agreement shall be in the form of Exhibit “O” attached hereto and made a part hereof.

28. Phase I Plans and Specifications. Purchaser acknowledges that Purchaser has reviewed the Plans and Specifications for the Hotel Condominium and the plans and specifications for the Resort Pool, which are collectively identified on Exhibit “P” attached hereto and made a part hereof (collectively, the “Hotel Plans and Specifications”). Seller has submitted the Hotel Plans and Specifications to Franchisor and, to the extent Franchisor has elected to review the Hotel Plans and Specifications, Franchisor’s comments on the Plans and Specifications are noted on Exhibit B. Seller covenants and agrees not to modify the Hotel Plans and Specifications in any material respect without first obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed and which shall be granted provided the modifications comply with the Design Criteria. The failure of the Purchaser to respond to any request for approval of any material modification to the Hotel Plans and Specifications within five (5) business days shall be deemed approval; provided that any material modification which requires approval of Franchisor pursuant to the License Agreement shall not be deemed approved until such approval is actually received by Seller from Franchisor and Purchaser. Seller covenants and agrees that the Hotel Condominium and the Hotel Operated Common Properties will be constructed in accordance with the Hotel Plans and Specifications and Design Criteria, subject to any material modifications to the Hotel Plans and Specifications approved, or deemed approved, by Purchaser, and Franchisor, where such approval is required and, if constructed, the Meeting Space will be constructed in accordance with the Design Criteria. Seller agrees to submit to Purchaser and Franchisor for prior review and approval the specifications for the interior design and finishes for all parts of the Hotel as well as any proposed material changes to such specifications. The same approval process that applies to the Hotel Plans and Specifications shall apply with respect to the plans and specifications for the interior designs and finishes and any material changes thereto. This Section 28, shall survive

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Closing until completion of the construction of the Hotel Condominium, the Hotel Operated Common Properties and the Meeting Space.

29. Certificates from Purchasers. Within five (5) business days of Seller’s receipt of written notice from Purchaser that the License Agreement has been fully executed and delivered by Franchisor, Seller shall request that all purchasers who execute a purchase and sale agreement subsequent to such date execute a certificate in the form of Exhibit “Q” attached hereto (the “Crowne Plaza® Certificate”). If a purchaser refuses to execute the Crowne Plaza® Certificate, Seller shall utilize commercially reasonable efforts to cause such purchaser to execute the Alternative Crowne Plaza® Certificate, as hereinafter defined, but will not force any purchasers to sign the Alternative Crowne Plaza® Certificate who refuses to execute same. With respect to purchasers of Units who previously executed purchase and sale agreements, Seller covenants and agrees to use commercially reasonable efforts to cause, these purchasers to execute at closing the Crowne Plaza® Certificate; however, if the purchaser refuses to sign the Crowne Plaza® Certificate at closing Seller shall use commercially reasonable efforts to obtain from such purchaser an executed certificate in the form attached hereto as Exhibit “R-l” (the “Alternative Crowne Plaza® Certificate”). Purchaser shall be required to use commercially reasonable efforts but will not be required to force any purchasers to sign a certificate. Seller shall not amend the Crowne Plaza® Certificate or the Alternative Crowne Plaza® Certificate (other than insertion of the name of the purchaser(s), the unit number and the date of execution) without the prior written consent of Purchaser and Franchisor. Seller shall promptly deliver all signed certificates to Purchaser. Further, Seller covenants and agrees that if Seller receives written notice that the License Agreement has been terminated during the sales process for any reason, then Seller will utilize commercially reasonable efforts to notify all purchasers of the fact that the License Agreement with Franchisor has been terminated. As of the date of this Third Amendment, Seller has entered into binding sales contracts for 193 of the Units and one signed Reservation Agreement. This Section 29 shall survive Closing.

30. Restrictive Covenant. At Closing and following the recording of the amended Declaration of Condominium and the amendments to the Master Association Documents contemplated by this Agreement, Seller, MCZ/Centrum and Purchaser shall execute a restrictive covenant in the from of Exhibit “S” attached hereto and made a part hereof (the “Restrictive Covenant”). Seller shall cause each of its affiliates that owns or controls an interest in the Project to enter into the Restrictive Covenant such that the terms thereof apply to all of the real property in the Project located west of South Ocean Drive. Execution and delivery by Seller and MCZ/Centrum of the Restrictive Covenant shall be a condition to Purchaser’s obligation to close pursuant to Article XXVII.

31. ADA Compliance. Seller and Purchaser acknowledge that the Hotel Plans and Specifications currently include twelve (12) Units that comply with the Americans with Disabilities Act. Seller agrees to amend the Hotel Plans and Specifications with respect to the Hotel Unit to create two (2) additional Units that comply with the Americans with Disabilities Act out of that portion of the Hotel Unit shown on Exhibit “T” attached hereto (the “New ADA Units”). At Closing, Purchaser shall reimburse Seller for all third party costs and expenses incurred by Seller in creating the New ADA Units (excluding any overhead allocation or mark-up by Seller or any of its affiliates), which cost is estimated to be approximately $100,000.00 for the two Units.

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32. Representations and Warranties. Section 24.1 of the Agreement is hereby amended to add the following additional item:

24.1.4 To the best of Seller’s knowledge, Seller and MCZ/Centrum and each of their employees, managers, agents and affiliates have complied with Applicable Law applicable to the offering for sale of the Units and Seller has no knowledge of any violation of Applicable Law by any other person or entity in each case, pertaining to the offering for sale of the Units and/or the Rental Program. For purposes of this section, to the Seller’s knowledge shall be deemed to be the actual knowledge of Arthur Slaven, John McLinden and Michael Lerner, the principals of Seller.

33. Conflict. In the event of conflict between the terms and provisions of the Agreement and this Third Amendment, the terms and provisions of this Third Amendment shall control. This provision shall survive the Closing.

34. Closing Certificate. At Closing, Seller shall provide Purchaser an estoppel certificate from the Master Association certifying that the Hotel Condominium is in compliance with the Master Association Documents as of the Closing Date.

35. Ratification. Except as hereby modified, Seller and Purchaser hereby ratify and reaffirm all of the terms and provisions of the Agreement.

36. Counterparts. This Third Amendment may be executed in counterparts, each of which, or any combination thereof, and combination of which, when signed by all parties, shall be deemed an original but all of which taken together shall constitute one Third Amendment.

37. Third Party Beneficiary. Franchisor shall be third party beneficiary of each and every provision set forth in the Agreement that benefits Franchisor, directly or indirectly, or that provides Purchaser with rights needed to comply with its obligations (or those of its affiliates executing the License Agreement) under the License Agreement. This Section 37 shall survive the Closing.

38. Confirmation. Seller acknowledges and confirms that it shall undertake and perform all obligations of MCZ/Centrum set forth in the Agreement. This Section 38 shall survive the Closing.

39. Competing Brand. Seller and each of its affiliates agree that it and they will not take any action that would result in the Units which they own that do not participate in the Rental Program affiliating with any other hotel brand. This Section 39 shall survive the Closing.

40. Further Agreements of Seller. Seller further agrees to comply with all applicable laws, rules and regulations regarding the construction of the Hotel Condominium and Common Properties and shall obtain in a timely manner all permits, certificates and licenses necessary for the offer and sale of the Units and shall provide Purchaser with a copy of any inspection report, notice, warning, certification or rating issued by any governmental entity that indicates a failure to meet or maintain governmental standards or less than full compliance with any applicable law,

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rule or regulation in respect of the construction of the Hotel Condominium or the Common Properties or the offer and sale of the Units received by Seller.

41. Publicity. Seller agrees to comply with the provisions of Section 17 of the Addendum regarding publicity.

42. Shared Expenses. Seller and Purchaser acknowledge and agree that electric services to the restaurant and kitchen which comprise part of the Hotel Unit shall be paid by the Purchaser and not be included in the Shared Costs, as defined in the Condominium Declaration. In the event that the restaurant and kitchen cannot be separately metered Seller and Purchaser shall jointly retain an electrical consultant who will estimated the electrical consumption of the restaurant and kitchen and the estimated cost for such electrical consumption which shall be paid by Purchaser and not be included in the Shared Costs. This provision shall survive Closing.

43. Master Association Assessments. Seller and Purchaser acknowledge and agree that the Master Association Amendment amends the Master Association Documents to increase the Master Association assessments payable by the owner of the Hotel Unit to twenty (20) times the assessment charged to the owner of a residential unit and Purchaser hereby consents to such amendment.

44. Name of Hotel. Section 13.1 of the Agreement is hereby amended by deleting the words “the Hotel Condominium and the other aspects of” and inserting after the word “Project” the following parenthetical “(other than the Hotel”).”

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS HEREOF, the parties have executed this Third Amendment as of the date first above written.

SELLER:

MCZ/CENTRUM FLORIDA XIX, L.L.C., a Delaware limited liability company

By:	/s/ Brian Niven
Brian Niven, a Manager

PURCHASER:

MHI HOLLYWOOD, LLC, a Delaware limited liability company

By:	/s/ Andrew M. Sims
Andrew M. Sims, Manager

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SELLER JOINDER

The undersigned join in the execution of this Third Amendment (a) to agree to provide the Franchise Indemnity Guaranty pursuant to Section 12 of this Third Amendment and (b) to guarantee the indemnification obligations of the Seller pursuant to Section 13 of this Third Amendment, and for the purpose of committing on behalf of MCZ/Centrum and its and their affiliates to comply (or cause or enable Seller to comply) with the provisions of Sections 10, 20, 21, 22, 25 and 30 of this Third Amendment, provided, however, that under no circumstances shall the liability of the undersigned hereunder or under the Franchise Indemnity Guaranty exceed $5,000,000.00 in the aggregate.

Arthur Slaven

John McLinden

Michael Lerner

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MCZ/CENTRUM JOINDER

MCZ/Centrum joins in the execution of this Third Amendment to agree to be bound by the provisions of Sections 17, 20, 21, 22 and 30 of this Third Amendment.

MCZ/CENTRUM FLORIDA VI OWNER, L.L.C., an Illinois limited liability company

By:
Name: Brian Niven
Title: a Manager

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PURCHASER JOINDER

The undersigned joins in the execution of this Third Amendment for the purpose of guaranteeing Purchaser’s indemnification obligations pursuant to Section 14 of this Third Amendment, provided, however, that the undersigned’s liability under this guarantee shall be limited to $5,000,000.00.

MHI HOSPITALITY CORPORATION, a Maryland corporation

By:
Andrew M. Sims, President

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EXHIBIT A

License Agreement and Addendum

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LOCATION:	4000 South Ocean Drive
Hollywood, FL 33019

LOCATION #:	6336

DATE:	September , 2006

HOLIDAY HOSPITALITY FRANCHISING, INC.

CROWNE PLAZA® LICENSE AGREEMENT

WITH

MHI HOSPITALITY TRS, LLC

LICENSEE

HOLIDAY HOSPITALITY FRANCHISING, INC.

CROWNE PLAZA LICENSE AGREEMENT TABLE OF CONTENTS

1.	THE LICENSE:		1

	A.	The Hotel:	1
	B.	The System:	1

2.	GRANT OF LICENSE:		2

3.	LICENSEE’S RESPONSIBILITIES:		2

	A.	Operational and Other Requirements:	2
	B.	Upgrading of the Hotel:	4
	C.	Fees:	5

4.	LICENSOR’S RESPONSIBILITIES:		7

	A.	Training:	7
	B.	Reservation Services:	7
	C.	Consultation on Operations, Facilities and Marketing:	7
	D.	Maintenance of Standards:	7
	E.	Application of Manual:	8
	F.	Other Arrangements for Marketing, Etc.:	8
	G.	Licensor’s Use of Other Advertising/Promotional Support Funds:	8
	H.	Use of Services Contribution:	8
	I .	Performance of Licensor’s Obligations:	8

5.	APPEALS, CHANGES IN THE MANUAL:		9

	A.	Appeals:	9
	B.	Changes in the Manual:	9
	C.	Decisions on Appeal:	9
	D.	Limitation on Appeal Rights:	9

6.	IAHI:		10

	A.	Membership:	10
	B.	Function of Committees:	10

7.	PROPRIETARY RIGHTS:		10

	A.	Ownership of System:	10
	B.	Trademark Disputes:	11
	C.	Protection of Name and Marks:	11
	D.	Modification or Discontinuation of Marks:	11

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8.	RECORDS AND AUDITS:		11

	A.	Monthly Statements:	11
	B.	Preparation and Maintenance of Records:	12
	C.	Audit:	12
	D.	Annual Financial Statements:	12

9.	INDEMNITY AND INSURANCE:		12

	A.	Indemnity:	12
	B.	Insurance:	13
	C.	Evidence of Insurance:	14

10.	TRANSFER:		14

	A.	Transfer by Licensor:	14
	B.	Transfer by Licensee:	14
	C.	Transfer of Equity Interests That Are Not Publicly Traded:	15
	D.	Transfers of Publicly-Traded Equity Interests:	15
	E.	Transfer of the License:	16
	F.	Transfers of Equity Interest in the License Upon Death or To Family Members:	17
	G.	Registration of a Proposed Transfer of Equity Interests:	17
	H.	Change of Ownership:	18
	I.	Transfer of Real Estate:	18
	J.	Management of the Hotel:	19

11.	CONDEMNATION AND CASUALTY:		19

	A.	Condemnation:	19
	B.	Casualty:	19
	C.	No Extensions of Term:	20

12.	TERMINATION:		20

	A.	Expiration of Term:	20
	B.	Termination by Licensee on Advance Notice:	20
	C.	Termination by Licensor on Advance Notice:	20
	D.	Immediate Termination by Licensor:	21
	E.	De-Identification of Hotel Upon Termination:	22
	F.	Payment of Liquidated Damages:	23

13.	RELATIONSHIP OF PARTIES:		23

	A.	No Agency Relationship:	23
	B.	Licensee’s Notices to Public Concerning Independent Status:	23

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14.	MISCELLANEOUS:		24

	A.	Severability and Interpretation:	24
	B.	Binding Effect:	24
	C.	Exclusive Benefit:	24
	D.	Entire Agreement:	24
	E.	Licensor Withholding Consent:	25
	F.	Notices:	25
	G.	Authority:	25
	H.	General Release and Covenant Not to Sue:	25
	I.	Performance of the Work:	26
	J.	Reimbursement of Expenses:	26
	K.	Descriptive Headings:	26
	L.	Capital Reserve:	27
	M.	Terrorism:	27
	N.	Business Judgment:	27
	O.	Right of First Refusal:	27

ATTACHMENT “A”			29

ATTACHMENT “B”			33

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Holiday Hospitality Franchising, Inc.

Three Ravinia Drive, Atlanta, Georgia 30346

Crowne Plaza Resort License Agreement

This License dated September         , 2006 (the “Term Commencement Date”), between Holiday Hospitality Franchising, Inc., a Delaware corporation (“Licensor”), and MHI Hospitality TRS, LLC, a Delaware limited liability company (“Licensee”) whose address is 814 Capitol Landing Road, Williamsburg, VA 21385.

The Parties Agree As Follows:

1.	THE LICENSE:

Licensor operates and licenses a system designed to provide a distinctive, high quality hotel service to the public under the name “Crowne Plaza®” (the “System” as defined in paragraph l.B below). High standards established by Licensor are the essence of the System. Future investments may be required of Licensee under this License Agreement (“License”). Licensee has independently investigated the risks of the business to be operated hereunder, including current and potential market conditions, competitive factors and risks; has read Licensor’s Uniform Franchise Offering Circular for prospective Crowne Plaza brand group franchisees (“UFOC”); and has made an independent evaluation of all such facts. Neither Licensor nor any other person on Licensor’s behalf has made any representation to Licensee concerning this License not fully set forth herein. Aware of the relevant facts, Licensee desires to enter into this License in order to obtain a license to use the System in the operation of a Crowne Plaza Resort branded hotel located at 4000 South Ocean Drive, Hollywood, FL 33019 (the “Hotel”).

A.	The Hotel:

The Hotel comprises all structures, facilities, appurtenances, furniture, fixtures, equipment, and entry, exit, parking and other areas from time to time located on the land identified by Licensee to Licensor in anticipation of this License, or located on any land from time to time approved by Licensor for additions, signs or other facilities. The Hotel now includes the facilities listed on Attachment “A” hereto. No change in the number of approved guest rooms or suites and no other significant change in the Hotel or in the manner in which the Hotel rooms and services are offered to the public (including timesharing and condominium hotel projects not involving short term stays by transient guests) may be made without Licensor’s approval. Licensee represents that it is entitled to possession of the Hotel during the entire license term without restrictions that would interfere with anything contemplated in this License. Throughout this License, the words “room” and “guest room” are intended to include the word “suites” unless otherwise indicated.

B.	The System:

The System is composed of all elements which are designed to identify Crowne Plaza hotels to the consuming public or are designed to be associated with those hotels or to contribute to such identification or association and all elements which identify or reflect the quality standards and business practices of such hotels, all as specified in this License or as designated from time to time by Licensor. The System at present includes, but is not limited to, the principal trade and/or service marks Crowne Plaza®, Crowne Plaza® Suites and Crowne Plaza® Resort (as appropriate to the specific hotel operation to which it pertains), Holidex® and the other Marks, as defined in paragraph 7.B below, and intellectual property rights made available to licensees of the System by reason of a license; all rights to domain names and other identifications or elements used in electronic commerce as may be designated from time to time by Licensor in accordance with Licensor’s specifications to be part of the System; access to a reservation service operated in accordance with specifications established by Licensor from time to time; distribution of advertising, publicity and other marketing programs and materials; the furnishing of training programs and materials; confidential or proprietary information standards, specifications and policies for construction, furnishing, operation, appearance and service of the Hotel, and other requirements as stated or referred to in this License and from time to time in Licensor’s Standards Manual (the “Manual”) or in other communications to Licensee; and programs for inspecting the Hotel, measuring and assessing service, quality and consumer opinion and consulting with Licensee. Licensor may add elements to the System or modify, alter or delete elements of the System in its sole discretion from time to time.

2.	GRANT OF LICENSE:

Licensor hereby grants to Licensee a non-exclusive license to use the System only at the Hotel, but only in accordance with this License and only during the “License Term” beginning with the Term Commencement Date and terminating as provided under paragraph 12 hereof. The License applies to the location specified herein and to no other location. Licensee acknowledges that Licensor, its divisions, subsidiaries, affiliates and parents are and may in the future be engaged in other business activities including lodging and related activities, and that Licensee is acquiring no rights hereunder other than the right to use the System as specifically defined herein in accordance with the terms of this License.

This License does not limit Licensor’s right or the rights of any parent, subsidiary or affiliate of Licensor, to use or license the System or any part thereof or to engage in or license any business activity at any other location, including, without limitation, the licensing, franchising, ownership, operation and/or management of lodging facilities and related activities under the names and marks associated with the System and/or any other names and marks. Licensee acknowledges that Licensor’s rights to use and/or license the System, referenced immediately above, pre-date this License and are not limited or changed by the terms of this License. Licensee agrees that by acknowledging those rights, the parties do not intend to make Licensor’s exercise of such rights subject to rules applicable to contractual performance or the exercise of contractual discretion under this License.

3.	LICENSEE’S RESPONSIBILITIES:

A.	Operational and Other Requirements:

During the License Term, Licensee will:

(1)	maintain a high moral and ethical standard and atmosphere at the Hotel;

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(2)	maintain the Hotel in a clean, safe and orderly manner and in first class condition;

(3)	provide efficient, courteous and high-quality service to the public;

(4)	operate the Hotel 24 hours a day every day except as otherwise permitted by Licensor based on special circumstances;

(5)	strictly comply in all respects with the Manual (as it may from time to time be modified or revised by Licensor) and with all other policies, procedures and requirements of Licensor which may be from time to time communicated to Licensee (which communication may be, at Licensor’s option, in hard paper copy or digital, electronic or computerized form and Licensee must pay any costs to retrieve, review, use or access such digital, electronic or computerized communication);

(6)	strictly comply with all of Licensor’s standards and specifications for goods and services used in the operation of the Hotel and other reasonable requirements to protect the System and the Hotel from unreliable sources of supply;

(7)	strictly comply with Licensor’s requirements as to:

(a)	the types of services and products that may be used, promoted or offered at the Hotel;

(b)	the types and quality of services and products that, to supplement services listed on Attachment A, must be used, promoted or offered at the Hotel;

(c)	the use, display, style and type of signage and of all other forms of identification at or pertaining to the Hotel, including but not limited to any use of the Holiday Inn or Crowne Plaza name or any other of Licensor’s service marks, trademarks or copyrights (in all formats, including but not limited to print, electronic or other media), which are seen by members of the consuming public or used to identify the Hotel to actual or prospective consumers;

(d)	directory and reservation service listings of the Hotel;

(e)	training of persons to be involved in the operation of the Hotel;

(f)	participation in all marketing, reservation service, advertising, training and operating programs designated by Licensor as Systemwide (or area-wide) programs in the best interests of hotels using the System; provided that with regard to area-wide programs, Licensee may request Licensor’s approval that Licensee need not participate, reasonable approval not to be withheld;

(g)	maintenance, appearance and condition of the Hotel; and

(h)	quality and types of services offered to customers at the Hotel.

(8)	use such automated guest service and/or hotel management and/or telephone or telecommunication system(s) which Licensor deems to be in the best interests of the System, including any additions, enhancements, supplements, or variants thereof which may be developed during the term hereof;

(9)	participate in and use those reservation services which Licensor deems to be in the best interests of the System, including any additions,

3

enhancements, supplements or variants thereof which may be developed during the term hereof;

(10)	adopt all improvements or changes to the System as may be from time to time designated by Licensor;

(11)	strictly comply with all governmental requirements, pay all taxes, and maintain all governmental licenses and permits necessary to operate the Hotel in accordance with the System;

(12)	permit inspection of the Hotel by Licensor’s representatives at any time and give them free lodging for such time as may be reasonably necessary to complete their inspections;

(13)	promote the Hotel on a local or regional basis subject to Licensor’s requirements as to form, content and prior approvals;

(14)	insure that no part of the Hotel or the System is used to further or promote a competing business or other lodging facility, except as Licensor may approve for businesses or lodging facilities owned, licensed, operated or otherwise approved by Licensor or its parents, divisions, subsidiaries, and affiliates;

(15)	use every reasonable means to encourage use of Holiday Inn and Crowne Plaza facilities everywhere by the public;

(16)	in all respects use Licensee’s best efforts to reflect credit upon and create favorable public response to the name “Crowne Plaza”;

(17)	promptly pay to Licensor all amounts due Licensor, its parents, subsidiaries and affiliates as royalties or fees, whether or not arising out of this License, or for goods or services purchased by Licensee for use at the Hotel; and

(18)	comply with Licensor’s reasonable requirements concerning confidentiality of information, and in particular Licensee shall not disclose without Licensor’s written permission, information pertaining to Licensor’s marketing and reservations programs that have not been disclosed to the public.

B.	Upgrading of the Hotel:

Using the same requirements applicable generally to hotels under the System operated by Licensor and its licensees in the same category as the Hotel, Licensor may at any time during the term hereof require substantial modernization, renovation and other upgrading of the Hotel. Limited exceptions from those requirements may be made by Licensor based on local conditions or special circumstances. If the upgrading requirements contained in this paragraph 3.B cause Licensee undue hardship, Licensee may terminate the License by complying with paragraph 12.B. The provisions of this paragraph and of paragraph 12.B are not applicable to the Work as defined in this License or to future upgrading requirements due to conversions, relicensing, product quality inspections of the Hotel, Standards Manual requirements or a request for change of ownership by Licensee.

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C.	Fees:

(1)	For each month (or part of a month) during the License Term, Licensee will pay to Licensor by the 15th of the following month, except in the case of the Technology Fee in paragraph 3.C(l)(c) and the Crowne Plaza Hotel Marketing Association fee in paragraph 3.C(l)(f) below, which are payable monthly in advance:

(a)	a royalty of 5% of the Gross Rooms Revenue attributable to or payable for rental of guest rooms at the Hotel with no deduction for any item including but not limited to no adjustment for the cost of any food and beverage items provided or made available to a guest as an incident of a guest room rental, however with deductions for sales and room taxes only (“Gross Rooms Revenue”); and

(b)	a “Services Contribution” equal to three percent (3%) of Gross Rooms Revenue, to be used by Licensor for marketing, reservations, and other related activities which, in Licensor’s sole business judgment as to the long-term interests of the System, support marketing, reservations and other related functions. Costs which a Licensee incurs in the acquisition, installation or maintenance of reservations services, equipment or training, or in its own marketing activities, do not constitute payment of the “Services Contribution”. The Services Contribution is subject to change by Licensor from time to time if either approved by: (i) a majority of members (which shall be counted on the basis of one hotel, one vote) of the System who represent a majority of the hotels to be subject to the increase; or (ii) approved by a majority of the members of the System or the “IAHI” (the franchisee association or successor sanctioned as such by Licensor) at a meeting of System licensees or at an annual IAHI meeting either as may be convened by Licensor upon no less than 45 days’ advance notice. Licensor may, in its sole discretion, upon 30 days’ prior written notice, increase this Contribution by an amount not to exceed 1% of Gross Rooms Revenue and such increase shall be effective for a period no longer than 12 months; provided that, in the event of such increase, Licensor shall not make such a discretionary increase again for a period of 24 months after the expiration of any such increase; and

(c)	a monthly Technology Fee of $11.34 for each guest room at the Hotel to be used by Licensor for provision of technology services, such as, but not limited to satellite communications services to the Hotel, plus such increases as Licensor may judge reasonable, but in no case exceeding in any calendar year 10% of the fee in effect at the beginning of that year (the Technology Fee does not include the cost of installation of any equipment at the Hotel); and

5

(d)	all fees due for travel agent commission programs, including Electronic Commission Services and Field Marketing Co-op programs attributable to the Hotel; and

(e)	an amount equal to any sales, gross receipts or similar tax imposed on Licensor and calculated solely on payments required hereunder, unless the tax is an optional alternative to an income tax otherwise payable by Licensor.

(f)	a fee in an amount equal to $3.00 per room, per month for mandatory participation in the Crowne Plaza Hotel Marketing Association. This amount is subject to change from time to time by the Hotel Marketing Association. Said fees shall be invoiced in advance, but paid in arrears along with all invoiced fees.

Licensor may, at its election, require Licensee to pay all outstanding fees by electronic funds transfer/direct debit of account or other similar technology designed to accomplish the same purposes.

Licensee will operate the Hotel so as to maximize gross rooms revenue of the Hotel consistent with sound marketing and industry practice and will not engage in any conduct which reduces gross rooms revenue of the Hotel in order to further other business activities.

(2)	A standard application fee for additional rooms as set forth in Licensor’s then current Crowne Plaza UFOC will be charged upon application for any additional guest rooms to be added to the Hotel.

(3)	Additional royalties may be charged on revenues (or upon any other basis, if so determined by Licensor) from any activity if it is added at the Hotel by mutual agreement and:

(a)	it is not now offered at System hotels generally and is likely to benefit significantly from or be identified significantly with the Crowne Plaza name or other aspects of the System; or

(b)	it is designed or developed by or for Licensor.

(4)	Charges may be made for optional products or services accepted by Licensee from Licensor, either in accordance with current practice or as developed in the future.

(5)	Each payment under this paragraph 3.C, except the standard Additional Room Application Fee, shall be accompanied by the monthly statement referred to in paragraph 8.A. Licensor may apply any amounts received under this paragraph 3.C to any amounts due under this License. If any amounts are not paid when due, such non-payment shall constitute a breach of this License and, in addition, such unpaid amounts will accrue interest beginning on the first day of the month following the due date at 1 1/2% per month or the maximum interest permitted by applicable law, whichever is less.

(6)

Local and regional marketing programs and related activities may be conducted by Licensee, but only at Licensee’s expense and subject to Licensor’s requirements. Reasonable charges may be made for optional

6

advertising materials ordered or supplied by Licensor to Licensee for such programs and activities.

(7)	Licensor has the right, in its sole discretion, to require Licensee to tender any payments due to Licensor under this License to Licensor’s parents, affiliates, subsidiaries or other designees.

(8)	Licensor shall comply with Licensee’s reasonable requirements concerning confidentiality of information.

4.	LICENSOR’S RESPONSIBILITIES:

A.	Training:

During the License Term, Licensor will continue to specify and provide required and optional training services and programs at various locations. A fee may be charged for certain required and optional training services. Travel, lodging and other expenses of Licensee and its employees will be borne by Licensee. Reasonable charges also may be assessed for training materials.

B.	Reservation Services:

During the License Term, so long as Licensee is in full compliance with its material obligations hereunder, Licensor will afford Licensee access to reservation service for the Hotel on terms consistent with this License.

C.	Consultation on Operations, Facilities and Marketing:

During the License Term, Licensor will, from time to time at Licensor’s discretion, make available to Licensee consultation and advice in connection with operations, facilities and marketing. Licensor may from time to time furnish to Licensee names of suppliers or recommend to Licensee suppliers of goods and services required or useful in the operation of the Hotel; however, Licensor is not obligated to furnish any such names or to continue doing so, and Licensee is under no obligation to use any such supplier, unless expressly required to do so by the terms of this License, the Manual or otherwise. In identifying or recommending suppliers, Licensor exercises its business judgment based on its information as of that date and its sense of the long-term interests of the System. Licensor’s identification or recommendation of a supplier is not a warranty of the financial condition or performance of any supplier or of any other factor, and Licensee’s use of an identified or recommended supplier that sells products or services meeting Licensor’s standards and specifications may facilitate compliance with those standards and specifications, but it is not a substitute for such compliance.

D.	Maintenance of Standards:

Licensor will conscientiously seek to maintain high standards of quality, cleanliness, appearance and service at all hotels using the System so as to promote, protect and enhance the public image and reputation of the Holiday Inn and Crowne Plaza names and to increase the demand for services offered by the System. Licensor’s judgment in such matters shall be controlling in all respects, and it shall have wide latitude in making such judgments.

7

E.	Application of Manual:

Licensee’s Hotel and all other hotels operated under the System will be subject to the Manual, as it may from time to time be modified or revised by Licensor, including limited exceptions from compliance which may be made based on local conditions, type of hotel or special circumstances. The Manual and any modification to it can be delivered by Licensor to Licensee in hard paper copy or, at Licensor’s option, be made available to Licensee in digital, electronic or computerized form. If communicated in digital, electronic or computerized form, Licensee must pay any costs to retrieve, review, use or access the Manual. The Manual is confidential and remains the property of Licensor.

F.	Other Arrangements for Marketing, Etc.:

Licensor may enter into arrangements for development, reservation services, marketing, operations, administrative, technical and support functions, facilities, programs, services and/or personnel with any other entity, and may use any facilities, programs, services or personnel used in connection with the System, in connection with any business activities of its parents, subsidiaries, divisions or affiliates.

G.	Licensor’s Use of Other Advertising/Promotional Support Funds:

To the extent that advertising and/or promotional support and/or funding may become available to Licensor’s parents, affiliates or subsidiaries and/or Licensor from third parties on account of the totality of the activities of Licensor’s parents, affiliates and subsidiaries, including hotels operated under the System, such support and/or funding may be used or designated by Licensor’s parents, affiliates or subsidiaries, or Licensor, to benefit such enterprises in the aggregate, in such proportion and manner as Licensor’s parents, affiliates or subsidiaries, or Licensor determines reasonably promotes the totality of such enterprises, exercising reasonable good faith business judgment with respect to such determination, provided that any such support or funding coming from activities of the System shall be used for the benefit of the System.

H.	Use of Services Contribution:

Licensor will make available and use Services Contribution funds computed on the basis generally applicable to licensees of the System. Licensor is not obligated to expend funds for marketing, reservations or related services in excess of the amounts received from licensees using the System and those funds made available by Licensor as set forth above. Local and regional marketing programs and related activities may be conducted by Licensee but only at Licensee’s expense and subject to Licensor’s requirements. Reasonable charges may be made for optional advertising materials ordered or used by Licensee for such programs and activities.

I.	Performance of Licensor’s Obligations:

Licensee understands and agrees that Licensor, in its sole discretion, may perform any or all of its obligations under this License directly or through Licensor’s parents, affiliates, subsidiaries or other designees.

8

5.	APPEALS, CHANGES IN THE MANUAL:

A.	Appeals:

Decisions, other than termination notices or decisions of Licensor’s Franchise Committee, made on behalf of Licensor specifically with reference to the Hotel may be appealed to Licensor’s Franchise Committee if done promptly after Licensee has diligently sought relief through Licensor’s normal channels of authority. With the approval in writing of any member of the Franchise Committee, the decision may be further appealed to the Executive Committee of Licensor’s Board of Directors.

B.	Changes in the Manual:

Each change in the Manual shall be communicated in writing to Licensee at least 30 days before it goes into effect (which communication may be in hard paper copy or, at Licensor’s option, in digital, electronic or computerized form, and if such communication is in digital, electronic or computerized form, Licensee must pay any costs to retrieve, review, use or access same). Licensor’s Franchise Committee or its equivalent, or designee subcommittee, must approve any such change and must determine that the change was formulated in good faith in the best interests of the System, after seeking the advice and counsel of the Rules of Operation Committee of the IAHI.

C.	Decisions on Appeal:

Licensor shall have the right to decide appeals under this paragraph 5, solely on the basis of written submissions. No appeal will suspend a decision or change, until and unless the appeal is successful. Any action taken by Licensor in the enforcement of this License that is shown to be arbitrary or capricious will be rescinded by Licensor to the extent feasible, but wide discretion and latitude will be allowed to the judgment of Licensor in the discharge of its overriding responsibility to maintain and improve the standards, performance and facilities of the hotels using the Holiday Inn, Holiday Inn Hotel & Suites, Crowne Plaza, Holiday Inn Express, Holiday Inn Express Hotel & Suites, Holiday Inn Garden Court, Holiday Inn SunSpree Resort, Holiday Inn Resort, Holiday Inn Family Suites Resort, Crowne Plaza Resort, Crowne Plaza Suites, Holiday Inn Select, Staybridge Suites, or any other Holiday Inn or Crowne Plaza hotel brand or Holiday Inn or Crowne Plaza name. Licensor will conscientiously seek to maintain high standards of quality, cleanliness, appearance and service at all hotels using the System so as to promote, protect and enhance the public image and reputation of all Holiday Inn and Crowne Plaza hotel brand names or any other Holiday Inn or Crowne Plaza name, and to increase the demand for services offered by the System. The Manual will apply to all hotels operated under the System by Licensor and its licensees. Limited exceptions from compliance may be made based on local conditions or special circumstances.

D.	Limitation on Appeal Rights:

Licensee will not be arbitrary, capricious or unreasonable in exercising its appeal (or any other) rights under this License, and will use them only for the purpose for which intended.

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6.	IAHI:

A.	Membership:

Licensee, other licensees of the System, and Licensor are eligible for membership in the IAHI and are entitled to vote at its meetings on the basis of one hotel, one vote, provided that Licensee or Licensor, as the case may be, has paid all its dues and fees owing to the IAHI. The purposes of the IAHI will be to consider and discuss, and make recommendations on common problems relating to the operation of System hotels. Licensor will seek the advice and counsel of the IAHI Board of Directors and its Rules of Operation, Advertising and Reservation Committees, or their successor committees.

B.	Function of Committees:

IAHI committees, their functions and their members will be subject to approval in writing by Licensor, which approval will not be unreasonably withheld. Recognizing that the IAHI must function in a manner consistent with the best interests of all persons using the System, the Licensee and Licensor will use their best efforts to cause the governing rules of the IAHI to be consistent with this License.

7.	PROPRIETARY RIGHTS:

A.	Ownership of System:

The Licensee acknowledges and will not contest, either directly or indirectly, Licensor’s unrestricted and exclusive ownership of the System and any element(s) or component(s) thereof, or that Licensor has the sole right to grant licenses to use all or any element(s) or component(s) of the System. Licensee specifically agrees and acknowledges that Licensor is the owner of all right, title and interest in and to the marks Holiday Inn, Holiday Inn Hotel & Suites, Crowne Plaza, Holiday Inn Express, Holiday Inn Express Hotel & Suites, Holiday Inn SunSpree Resort, Holiday Inn Resort, Holiday Inn Family Suites Resort, Crowne Plaza Suites, Crowne Plaza Resort, Holiday Inn Select, Staybridge Suites, Candlewood Suites, Hotel Indigo and Intercontinental Hotels and Resorts and all other marks, names or other elements associated with the System, as defined in Section 1(B) of this License, or derived therefrom (including but not limited to domain names or other identifications or elements used in electronic commerce), together with the goodwill symbolized thereby, and that Licensee will not contest directly or indirectly the validity or ownership of the marks either during the term of this License or after its termination. All improvements and additions whenever made to or associated with the System by the parties hereto or anyone else, and all service marks, trademarks, copyrights, and service mark, trademark, domain name or similar registrations at any time used, applied for or granted in connection with the System, and all goodwill arising from Licensee’s use of Licensor’s marks shall inure to the benefit of and become the property of Licensor. Upon expiration or termination of this License, no monetary amount shall be assigned as attributable to any goodwill associated with Licensee’s use of the System or any element(s) or component(s) of the System including any trademarks or service marks licensed hereunder.

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B.	Trademark Disputes:

The “Marks” means the names and marks Crowne Plaza, Crowne Plaza Suites, Crowne Plaza Resort, Holidex, and their distinguishing characteristics and the other service marks, trademarks, tradenames, slogans, commercial symbols, logos, trade dress, copyrighted material and intellectual property associated with the System, including (without limitation) those which Licensor may designate in the future for use and those which Licensor does not designate as withdrawn from use. Licensor will have the sole right and responsibility to handle disputes with third parties concerning use of all or any part of the Marks or System, and Licensee will, at its reasonable expense, extend its full cooperation to Licensor in all such matters. All recoveries made as a result of disputes with third parties regarding use of the Marks or System or any part thereof shall be for the account of Licensor. Licensor need not initiate suit against alleged imitators or infringers, and may settle any dispute by grant of a license or otherwise. Licensee will not initiate any suit or proceeding against alleged imitators or infringers or any other suit or proceeding to enforce or protect the Marks or System.

C.	Protection of Name and Marks:

Both parties will make every effort consistent with the foregoing to protect and maintain the Marks. Licensee agrees to execute any documents deemed necessary by Licensor or its counsel to obtain protection for the Marks or to maintain their continued validity and enforceability. Licensee agrees to use the Marks associated with the System only in the manner authorized by Licensor and acknowledges that any unauthorized use thereof shall constitute infringement of Licensor’s rights.

D.	Modification or Discontinuation of Marks:

If Licensor modifies or discontinues use of any of the Marks licensed under this License as a result of any proceeding or settlement, then Licensee agrees to comply with Licensor’s instructions in order to implement such modification or discontinuation. Licensee further agrees that it will have no right to any compensation or other remedies from Licensor or any of its subsidiaries, affiliates or parents as a consequence of any such modification or discontinuation.

8.	RECORDS AND AUDITS:

A.	Monthly Statements:

At least monthly, Licensee shall prepare a statement which will include all information concerning Gross Rooms Revenue, other revenues generated at the Hotel, room occupancy rates, reservation data and other information required by Licensor that may be useful (in Licensor’s sole business judgment) in connection with marketing and other functions of Licensor, its parents, subsidiaries, divisions or affiliates (the “Data”). The Data shall be the property of Licensor; however, nothing herein shall prevent the reasonable use of the Data by Licensee during the License Term and, with respect to financial Data, for up to three (3) years after expiration of the License Term. The Data will be permanently recorded and retained by Licensee as may be reasonably required by Licensor. By the third of each month, Licensee will submit to Licensor a statement setting forth the Data and reflecting the computation of the

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amounts then due under paragraph 3.C. The statement will be in such form (including but not limited to electronic transmission or automatic capture) and detail as Licensor may reasonably request from time to time, and may be used by Licensor for its reasonable purposes.

B.	Preparation and Maintenance of Records:

Licensee will, in a manner and form satisfactory to Licensor and utilizing accounting and reporting standards as reasonably required by Licensor, prepare on a current basis (and preserve for no less than 4 years or Licensor’s record retention requirements, whichever is longer), complete and accurate records concerning Gross Rooms Revenue and all financial, operating, marketing and other aspects of the Hotel, and maintain an accounting system which fully and accurately reflects all financial aspects of the Hotel and its business. Such records shall include but not be limited to books of account, tax returns, governmental reports, register tapes, daily reports, and complete quarterly and annual financial statements (profit and loss statements, balance sheets and cash flow statements).

C.	Audit:

Licensor may require Licensee to have Licensee’s Gross Rooms Revenue and/or monies due hereunder computed and certified as accurate by a certified public accountant. During the License Term and for two years afterward, Licensor and its authorized agents will have the right to verify information required under this License by requesting, receiving, inspecting and auditing, at all reasonable times, any and all records referred to above wherever they may be located (or elsewhere if reasonably requested by Licensor). If any such inspection or audit discloses a deficiency in any payments due hereunder, and the deficiency in any payment is not offset by overpayment, Licensee shall immediately pay to Licensor the deficiency and interest thereon as provided in paragraph 3.C(5). Licensee shall also immediately pay to Licensor an audit fee of $3,000. If the audit does not result in a deficiency being assessed, then no audit fee will be assessed. If the audit discloses an overpayment, Licensor will immediately refund it to Licensee.

D.	Annual Financial Statements:

Licensee will submit to Licensor as soon as available but not later than 90 days after the end of Licensee’s fiscal year, and in a format as reasonably required by Licensor, complete financial statements for such year. Licensee will certify them to be true and correct and to have been prepared in accordance with generally accepted accounting principles consistently applied, and any false certification will be a breach of this License.

9.	INDEMNITY AND INSURANCE:

A.	Indemnity:

Licensee will indemnify Licensor, its parents, and its subsidiaries and affiliates and their officers, directors, employees, agents, successors and assigns against, hold them harmless from, and promptly reimburse them for all payments of money (fines, damages, legal fees, expenses, etc.) by reason of any claim, demand, tax, penalty, or judicial or administrative investigation or proceeding whenever asserted or filed (even where negligence of Licensor

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and/or its parents, subsidiaries and affiliates is alleged) arising from any claimed occurrence at the Hotel or any act, omission or obligation of Licensee or anyone associated or affiliated with Licensee or the Hotel. At the election of Licensor, Licensee will also defend Licensor and/or its parents, subsidiaries and affiliates and their officers, directors, employees, agents, successors and assigns against same. In any event, Licensor will have the right, through counsel of its choice, to control any matter to the extent it could directly or indirectly affect Licensor and/or its parents, subsidiaries or affiliates or their officers, directors, employees, agents, successors or assigns. Licensee agrees to pay Licensor all expenses including attorney’s fees and court costs, incurred by Licensor, its parents, subsidiaries or affiliates, and their successors and assigns to remedy any defaults of or enforce any rights under the License, effect termination of the License or collect any amounts due under the License.

B.	Insurance:

During the License Term, Licensee will comply with all insurance requirements of any lease or mortgage covering the Hotel, and Licensor’s specifications for insurance as to the amount and type of coverage as may be reasonably specified by Licensor from time to time in writing, and will in any event maintain on the Hotel as a minimum, the following insurance underwritten by an insurer approved by Licensor:

(1)	employer’s liability with minimum limits of $10,000,000 per occurrence; and

(2)	worker’s compensation insurance; and

(3)	employment practices liability insurance (including coverage for harassment, discrimination and wrongful termination, and covering defense and indemnity costs) with a limit of $1,000,000 per loss; and

(4)	the holder of the liquor license will maintain liquor liability insurance with single limit coverage for personal and bodily injury and property damage of at least $10,000,000 for each occurrence naming Licensor and its parents, subsidiaries and affiliates, (and Licensee if applicable) as additional insureds; and

(5)	commercial general liability insurance, (including coverage for product liability, completed operations, contractual liability, host liquor liability and fire legal liability) and comprehensive automobile liability insurance (including hired and non-owned liability) with single-limit coverage for personal and bodily injury and property damage of at least $10,000,000 per occurrence, naming Licensor and its parents, subsidiaries and affiliates as additional insureds. In connection with all construction at the Hotel during the License Term, Licensee will cause the general contractor to maintain comprehensive general liability insurance (including coverage for product liability, completed operations and contractual liability) and comprehensive automobile liability insurance (including hired and non-owned liability) with limits of at least $10,000,000 per occurrence for personal and bodily injury and property damage underwritten with insurers approved by Licensor. Licensor and its parents, subsidiaries and affiliates will be named as additional insureds.

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(6)	If multiple locations are insured on policies containing an aggregate limit, then the aggregate limit must apply on a per location aggregate basis.

All policies must be written on a fully insured basis. Deductibles or self-insured retentions are subject to approval on an individual basis.

C.	Evidence of Insurance:

At all times during the License Term, Licensee will furnish to Licensor certificates of insurance evidencing the term and limits of coverage in force, names of applicable insurers and persons insured, and a statement that coverage may not be canceled, altered or permitted to lapse or expire without 30 days’ advance written notice to Licensor. Revised certificates of insurance shall be forwarded to Licensor each time a change in coverage or insurance carrier is made by Licensee, and/or upon renewal of expired coverages. At Licensor’s option, Licensee may be required to provide certified insurance policy copies.

10.	TRANSFER:

A.	Transfer by Licensor:

Licensor shall have the right to transfer or assign this License or any of Licensor’s rights or obligations hereunder to any person or legal entity.

B.	Transfer by Licensee:

Licensee understands and acknowledges that the rights and duties set forth in this License are personal to Licensee, and that Licensor has granted this License in reliance on the business skill, financial status, and personal character of Licensee (if Licensee is an individual), and upon the owners, members, partners or stockholders of Licensee (if Licensee is an entity, such as a partnership, company or corporation (“Entity”)). Accordingly, neither Licensee nor any immediate or remote successor to any part of Licensee’s interest in the License, nor any individual or entity which directly or indirectly owns an Equity Interest (as that term is defined herein) in Licensee or the License, shall sell, assign, transfer, convey, pledge, mortgage, encumber, or give away, any direct or indirect interest in the License or Equity Interest in Licensee, except as provided in this License. Any purported sale, assignment, transfer, conveyance, pledge, mortgage, or encumbrance by operation of law or otherwise, of any interest in the License or any Equity Interest in Licensee not in accordance with the provisions of this License, shall be null and void and shall constitute a material breach of this License, for which Licensor may terminate without opportunity to cure pursuant to paragraph 12.D of this License.

(1)

For the purposes of this paragraph 10, the term “Equity Interests” shall mean any ownership, membership, stock or partnership interests in Licensee and the interests of any partner, whether general or limited, in any partnership, with respect to such partnership, and of any stockholder, member or owner of any corporation or company with respect to such corporation or company, which partnership, corporation or company is the Licensee hereunder or which partnership, corporation or company owns a direct or indirect beneficial interest in Licensee. References in this

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License to “publicly-traded Equity Interests” shall mean any Equity Interests which are traded on any securities exchange or are quoted in any publication or electronic reporting service maintained by the National Association of Securities Dealers, Inc. or any of its successors.

(2)	If Licensee is an Entity, Licensee represents that the Equity Interests in Licensee are directly and (if applicable) indirectly owned, as shown in Attachment “A.”

(3)	In computing changes of Equity Interest, limited partners will not be distinguished from general partners, and Licensor’s judgment will be final if there is any question as to the definition of Equity Interest or as to the computation of relative Equity Interests, including transfers of Equity Interests, the principal considerations being:

(a)	direct and indirect power to exercise control over the affairs of the Licensee;

(b)	direct and indirect right to share in Licensee’s profits; and

(c)	amounts directly or indirectly exposed at risk in the Licensee’s business.

C.	Transfer of Equity Interests That Are Not Publicly Traded:

(1)	Except where otherwise provided in this License, Equity Interests in the Licensee that are not publicly-traded may be transferred, issued, or eliminated with Licensor’s prior written consent, which will not be unreasonably withheld, provided that after the transaction:

(a)	50% or less of all Equity Interests in Licensee will have changed hands since Licensee first became a party to this License, or

(b)	80% or less of all Equity Interests in Licensee will have changed hands since Licensee first became a party to this License, and no Equity Interest(s) will be held by other than those who held them when Licensee first became a party to this License.

(2)	In computing the percentages referred to in paragraph 10.C(1) above, limited partners will not be distinguished from general partners, and Licensor’s judgment will be final if there is any question as to the definition of “Equity Interests” or as to the computation of relative Equity Interests, the principal considerations being:

(a)	direct and indirect power to exercise control over the affairs of

(b)	Licensee;

(c)	direct and indirect right to share in Licensee’s profits; and

(d)	amounts directly or indirectly exposed at risk in the Licensee’s business.

D.	Transfers of Publicly-Traded Equity Interests:

(1)	Except as otherwise provided in this License, publicly-traded Equity Interests in the Licensee may be transferred without Licensor’s consent but only if:

(a)	immediately before the proposed transfer, the transferor owns less than 25% of the Equity Interest of Licensee; and

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(b)	immediately after the transfer, the transferee will own less than 25% of the Equity Interest of Licensee; and

(c)	the transfer is exempt from registration under federal securities law.

(2)	Publicly-traded Equity Interests may be transferred with Licensor’s written consent, which may not be unreasonably withheld, if the transfer is exempt from registration under federal securities law.

(3)	The chief financial officer of Licensee shall certify annually to Licensor that Licensee is in compliance with the provisions of this paragraph 10.D. Such certification shall be delivered to Licensor with the Annual Financial Statements referred to in paragraph 8.D.

E.	Transfer of the License:

(1)	Licensee, if a natural person, may with Licensor’s consent, which will not be unreasonably withheld, transfer the License to Licensee’s spouse, parent, sibling, niece, nephew, descendant, or spouse’s descendant, provided that:

(a)	adequate provision is made for the management of the Hotel; and

(b)	the transferee executes a new license agreement for the unexpired term of this License, on the standard form then being used to license new Hotels under the System, except the fees charged thereunder shall be the same as those contained herein including any adjustments to such fees as may have been implemented from time to time in accordance with the terms of this License; and

(c)	Licensee guarantees, in Licensor’s usual form, the performance of the transferee’s obligations under the newly executed license agreement.

(2)	If Licensee is a natural person, he may, without the consent of Licensor, upon 30 days’ prior written notice to Licensor, transfer the License to a corporation entirely owned by him, provided that:

(a)	adequate provision is made for the management of the Hotel; and

(b)	the transferee executes a new license agreement for the unexpired term of this License on the standard form then being used to license new Hotels under the System, except the fees charged then shall be the same as those contained herein including any adjustments to such fees as may have been implemented from time to time in accordance with the terms of this License; and

(c)	the Licensee guarantees, in Licensor’s usual form, the performance of the new licensee’s obligations under the newly executed license agreement.

(3)	If Licensee is a natural person, upon Licensee’s death, the License will pass in accordance with Licensee’s will, or, if Licensee dies intestate, in accordance with the laws of intestacy governing the distribution of Licensee’s estate, provided that:

(a)	adequate provision has been made for management of the Hotel; and

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(b)	Licensor gives written consent, which consent will not be unreasonably withheld; and

(c)	the transferee is one or more of the decedent’s spouse, parents, siblings, nieces, nephews, descendants, or spouse’s descendants and;

(d)	Licensee’s heirs or legatees promptly advise Licensor and the transferee promptly executes a new license agreement for the unexpired term of this License, on the standard form then being used to license new Hotels under the System, except the fees charged thereunder shall be the same as contained herein including any adjustments to such fees as may have been implemented from time to time in accordance with the terms of this License.

F.	Transfers of Equity Interest in the License Upon Death or To Family Members:

(1)	If an Equity Interest is owned by a natural person, the Equity Interest will pass upon such person’s death, in accordance with such person’s will or, if such person dies intestate, in accordance with the laws of intestacy governing the distribution of such person’s estate, provided that:

(a)	adequate provision is made for management of the Hotel; and

(b)	Licensor gives written consent, which consent will not be unreasonably withheld; and

(c)	the transferee is one or more of the decedent’s spouse, parents, siblings, nieces, nephews, descendants, or spouse’s descendants and;

(d)	transferee assumes, in writing, on a continuing basis, the decedent’s guarantee, if any, of the Licensee’s obligations hereunder.

G.	Registration of a Proposed Transfer of Equity Interests:

(1)	If a proposed transfer of an Equity Interest in the Licensee requires registration under any federal or state securities law and reference to this License, Licensor or its affiliates or the Marks or any other trademarks, service marks or other intellectual property owned or licensed by Licensor or any of its affiliates is included in the prospectus forming part of such registration statement, Licensee shall:

(a)	Request Licensor’s consent at least 45 days before the proposed effective date of the registration; and

(b)	Accompany such request with one payment of a non-refundable fee of $25,000.

(2)

Licensee hereby agrees to fully indemnify Licensor in connection with any registration made under any federal or state securities law; to furnish the Licensor all information requested by Licensor; to avoid any implication

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of Licensor’s participation in, or endorsing the offering; and to use Licensor’s service marks and trademarks only as authorized by Licensor.

H.	Change of Ownership:

(1)	This License is not transferable. If Licensee (i) receives an offer to purchase or lease the Hotel or any portion thereof, (ii) desires to sell or lease the Hotel or any portion thereof, (iii) wishes to convey the Hotel, Hotel site, or any Equity Interest in the Hotel, Licensee shall give prompt written notice thereof to Licensor, stating the identity of the prospective transferee, purchaser or lessee and the terms and conditions of the conveyance, including a copy of any proposed agreement and all other information with respect thereto, which Licensor may reasonably require.

(2)	Under the provisions of this License, (i) any Transfer of Equity Interests (other than a permitted Transfer) or (ii) Transfer of all or a substantial part of the Hotel or Hotel site (if the Hotel or Hotel site is owned directly or indirectly by Licensee or by an individual or Entity that owns any Equity Interest in Licensee), to a new owner who desires to continue to operate the Hotel as a Holiday Inn or Crowne Plaza hotel brand, shall constitute a change of ownership requiring submittal of an application for a new license.

(3)	Licensor shall process such change of ownership application in accordance with Licensor’s then current procedures, criteria and requirements regarding fees, upgrading of the Hotel, credit, operational abilities and capabilities, prior business dealings, market feasibility and other factors deemed relevant by Licensor. If such change of ownership application is approved, Licensor and the new owner shall, upon surrender of the License, enter into a new license agreement. The new license agreement shall be on Licensor’s then current form and contain Licensor’s then current terms (except for duration), and if applicable, the new license agreement will contain specified upgrading and other requirements.

(4)	If a change of ownership application for the proposed new owner is not approved by Licensor and the conveyance of the Hotel, Hotel site, or any Equity Interest in the Hotel or Licensee to the proposed new owner occurs, then this License shall terminate pursuant to paragraph 12.D hereof and Licensor shall be entitled to all of its remedies.

I.	Transfer of Real Estate:

If the real property used in the operation of the Hotel is owned directly or indirectly by Licensee or by an individual or Entity that owns any Equity Interest in Licensee and Licensee, or that individual or Entity proposes to transfer all or a substantial part of such property to a third party, such transfer shall constitute a transfer under the provisions of this License requiring an application for a new license agreement, unless Licensee receives Licensor’s prior written consent for the transaction.

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J.	Management of the Hotel:

Licensee must at all times retain and exercise direct management control over the Hotel’s business. Licensee shall not enter into any lease, management agreement, or other similar arrangement for the operation of the Hotel or any part thereof (including without limitation, food and/or beverage service facilities) with any individual or Entity other than Licensee, without the prior written consent of Licensor.

11.	CONDEMNATION AND CASUALTY:

A.	Condemnation:

Licensee shall, at the earliest possible time, give Licensor full notice of any proposed taking by eminent domain. If Licensor acknowledges that the Hotel or a substantial part thereof is to be taken, Licensor will give due and prompt consideration, without any obligation, to transferring the License to a nearby location selected by Licensee and approved by Licensor as promptly as reasonably possible and in any event within four months of the taking, provided that Licensee has promptly filed an application to transfer the License to such new location. If the new location is approved by Licensor, and the transfer authorized by Licensor, and if Licensee opens a new hotel at the new location in accordance with Licensor’s specifications within two years of the closing of the Hotel, the new hotel will thenceforth be deemed to be the Hotel licensed under this License. If a condemnation takes place and a new hotel does not, for whatever reason, become the Hotel under this License in strict accordance with this paragraph (or if it is reasonably evident to Licensor that such will be the case), the License will terminate forthwith upon notice thereof by Licensor to Licensee.

B.	Casualty:

If the Hotel is damaged by fire or other casualty, Licensee will expeditiously repair the damage. If the damage or repair requires closing the Hotel, Licensee will immediately notify Licensor; will repair or rebuild the Hotel in accordance with Licensor’s standards; will commence reconstruction within four months after closing; will expeditiously continue on an uninterrupted basis with such reconstruction and will reopen the Hotel for continuous business operations as soon as practicable (but in any event within 24 months after closing of the Hotel), giving Licensor ample advance notice of the date of reopening. If the Hotel is not reopened in accordance with this paragraph, the License will forthwith terminate upon notice thereof by Licensor to Licensee. Notwithstanding anything else herein to the contrary, during the time the Hotel is closed, Licensee shall pay Licensor a monthly royalty of 2% of Gross Rooms Revenue based on the average monthly Gross Rooms Revenue for the preceding 12 months prior to the date of closing or if the Hotel has not been in the System for 12 months, based on the average monthly Gross Rooms Revenue for the period during which the Hotel has been in operation in the System. Said payment shall be in lieu of all other System fees under paragraph 3.C of this License, but shall only be payable if Licensee receives insurance proceeds for such business interruption, which coverage Licensee agrees to obtain.

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The License may be replaced by a new license agreement as provided in paragraph 10 and the License may terminate as provided in this paragraph 11 without liquidated damages.

C.	No Extensions of Term:

Nothing in this paragraph 11 will extend the License Term but Licensee shall not be required to make any payments pursuant to paragraphs 3.C(1) and (3), except as provided in paragraph 11.B above, for periods during which the Hotel is closed by reason of condemnation or casualty.

12.	TERMINATION:

A.	Expiration of Term:

This License will expire without notice ten (10) years from the date of the opening of the Hotel, subject to earlier termination as set forth herein. This License is not renewable, and Licensee acknowledges and agrees that this License confers upon Licensee absolutely no rights of license renewal following the expiration of the License Term. The parties recognize the difficulty of ascertaining damages to Licensor resulting from premature termination of the License, and have provided for liquidated damages which represent their best estimate as to the damages arising from the circumstances in which they are provided.

B.	Termination by Licensee on Advance Notice:

Licensee may terminate the License as provided in paragraph 3.B, by giving at least 12 but less than 15 months’ advance notice to Licensor accompanied by a lump sum payment as an early termination fee, and not as a penalty or in lieu of any other payments required under this License, equal to the total of all amounts required under paragraph 3.C for the 12 calendar months of operation preceding the notice or if the Hotel has been in operation in the System for less than 12 months, the greater of (i) 12 times the monthly average of such amounts for the period during which the Hotel has been in operation in the System, or (ii) 12 times such amounts as are due for the one month preceding the termination.

C.	Termination by Licensor on Advance Notice:

(1)	In accordance with notice from Licensor to Licensee, this License will terminate (without any further notice unless required by law), provided that:

(a)	the notice is mailed at least 30 days (or longer, if required by law) in advance of the termination date; and

(b)	the notice reasonably identifies one or more breaches of the Licensee’s obligations; and

(c)	the breach(es) are not fully remedied within the time period specified in the notice.

(2)

If Licensee shall have engaged in a violation of this License, for which a notice of termination was given and termination failed to take effect because the default was remedied during the then preceding 12 months,

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the period given to remedy defaults will, if and to the extent permitted by applicable law, thereafter be 10 days instead of 30 (provided, however, if there have been two or more violations of the License in the preceding twelve months for which notices of termination were given, upon the next violation, if and to the extent permitted by applicable law, the License may be terminated by Licensor immediately upon notice).

(3)	In any judicial proceeding in which the validity of termination is at issue, Licensor will not be limited to the reasons set forth in any notice sent under this paragraph.

(4)	Licensor’s notice of termination or suspension of services shall not relieve Licensee of its obligations under this License.

D.	Immediate Termination by Licensor:

This License may be terminated by Licensor immediately (or at the earliest time permitted by applicable law) if:

(1) (a)	Licensee or any guarantor of Licensee’s obligations hereunder shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or

(b)	Licensee or any such guarantor shall commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(c)	Licensee or any such guarantor shall take any corporate or other action to authorize any of the actions set forth above in paragraphs (a) or (b); or

(d)	any case, proceeding or other action against Licensee or any such guarantor shall be commenced seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action: (i) results in the entry of any order for relief against it which is not fully stayed within seven business days after the entry thereof, or (ii) remains undismissed for a period of 45 days; or

(e)	an attachment remains on all or a substantial part of the Hotel or of Licensee’s or any such guarantor’s assets for 30 days; or

(f)	Licensee or any such guarantor fails, within 60 days of the entry of a final judgment against Licensee in any amount exceeding $50,000, to discharge, vacate or reverse the judgment, or to stay

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execution of it, or if appealed, to discharge the judgment within 30 days after a final adverse decision in the appeal; or

(2)	Licensee voluntarily or involuntarily loses possession or the right to possession of all or a significant part of the Hotel, except as otherwise provided in paragraph 11; or

(3)	Licensee, or any entity or individual having a direct or indirect ownership interest in it, contests in any court or proceeding Licensor’s ownership of the System or any part of it, or the validity of the Marks or other service marks or trademarks or intellectual property associated with any of Licensor’s businesses; or

(4)	A breach of paragraph 9B or paragraph 10 occurs; or

(5)	Licensee fails to continue to identify the Hotel to the public as a System hotel, engages in any action that violates Licensor’s proprietary rights under paragraph 7 or ceases to operate the Hotel as a System hotel; or

(6)	Any action is taken toward dissolving or liquidating Licensee or any guarantor hereunder, if it is an Entity, except for any such actions resulting from the death of a partner; or

(7)	Licensee (or any principal stockholder, owner, member or partner of Licensee as the case may be) is, or is discovered to have been, convicted of a felony (or any other offense if it is likely to adversely reflect upon or affect the Hotel, the System or Licensor in any way); or

(8)	Licensee maintains false books and records of account or submits false reports or information to Licensor; or

(9)	Licensee knowingly fails to comply with the requirements of the License and/or the Manual on safety, security, or privacy for its guests at the Hotel, or on the reputation of the management, employees or operation of the Hotel, and such failure may significantly adversely reflect upon or affect the Hotel, the System or Licensor, its parents, subsidiaries and affiliates in any way; or

(10)	A breach of paragraph 14.M occurs.

E.	De-Identification of Hotel Upon Termination:

Licensee will take whatever action is necessary to assure that no use is made of any part of the System at or in connection with the Hotel after the License Term ends. This will involve, among other things, returning to Licensor the Manual and all other materials proprietary to Licensor, ceasing the use of any of Licensor’s trademarks or service marks, physical changes of distinctive System features of the Hotel, including removal of the primary freestanding sign down to the structural steel, and all other actions required to preclude any possibility of confusion on the part of the public and to ensure that the Hotel is no longer using all or any part of the System or otherwise holding itself out to the public as a Crowne Plaza hotel. Anything not done by Licensee in this regard within 30 days after termination, may be done at Licensee’s expense by Licensor or its agents who may enter upon the premises of the Hotel for that purpose.

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F.	Payment of Liquidated Damages:

If the License terminates pursuant to paragraph 12.C or 12.D above, Licensee will promptly pay Licensor (as liquidated damages for the premature termination only, and not as a penalty nor as damages for breaching the License nor in lieu of any other payment) a lump sum equal to the total amounts required under paragraphs 3.C(1), (3) and (4) during the 36 calendar months of operation preceding the termination or such shorter period as equals the unexpired License Term at the time of termination; or if the Hotel has not been in operation in the System for 36 months, the greater of:

(1)	36 times the monthly average of such amounts for the period during which the Hotel has been in operation in the System, or

(2)	36 times such amounts as are due for the one month preceding such termination.

13.	RELATIONSHIP OF PARTIES:

A.	No Agency Relationship:

Licensee is an independent contractor. Neither party is the legal representative nor agent of, or has the power to obligate (or has the right to direct or supervise the daily affairs of) the other for any purpose whatsoever. Licensor and Licensee expressly acknowledge that the relationship intended by them is a business relationship based entirely on and circumscribed by the express provisions of this License and that no partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this License.

B.	Licensee’s Notices to Public Concerning Independent Status:

Licensee will take such steps as are necessary and such steps as Licensor may from time to time reasonably request to minimize the chance of a claim being made against Licensor for anything that occurs at the Hotel or for acts, omissions or obligations of Licensee or anyone associated or affiliated with Licensee or the Hotel. Such steps may, for example, include giving notice in guest rooms, public rooms and advertisements and on business forms and stationery, etc., making clear to the public that Licensor is not the owner or operator of the Hotel and is not accountable for what happens at the Hotel. Unless required by law, Licensee will not use Licensor’s name, the Marks or any other trademarks, service marks or other intellectual property owned or licensed by Licensor or any of its affiliates, or any similar word in its corporate, partnership or trade name, nor authorize or permit such use by anyone else. Licensee will not use Licensor’s name, the Marks or any other trademarks, service marks or other intellectual property owned or licensed by Licensor or any of its affiliates, to incur any obligation or indebtedness on behalf of Licensor.

Licensee shall not register Licensor’s name, the Marks or any other trademarks, service marks or other intellectual property owned or licensed by Licensor or any of its affiliates, as part of any internet domain name or Uniform Resource Locator (URL), and may not display or use any of the Marks or other intellectual property rights related to the System in connection with any web site and may not promote, maintain, implement or be responsible for any web site in connection with the licensed Hotel without the prior written approval of Licensor, and if

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approved by Licensor, any such web site shall comply with all of Licensor’s web site requirements as set forth in the Manual or otherwise.

14.	MISCELLANEOUS:

A.	Severability and Interpretation:

The remedies provided in this License are not exclusive. In the event any provision of this License is held to be unenforceable, void or voidable as being contrary to the law or public policy of the United States or any other jurisdiction entitled to exercise authority hereunder, all remaining provisions shall nevertheless continue in full force and effect, unless deletion of the provision(s) deemed unenforceable, void or voidable impairs the consideration for this License in a manner which frustrates the purpose of the parties or makes performance commercially impracticable. In the event any provision of this License requires interpretation, such interpretation shall be based on the reasonable intention of the parties in the context of this transaction without interpreting any provision in favor of, or against, any party hereto by reason of the draftsmanship of the party or its position relative to the other party.

B.	Binding Effect:

This License shall become valid when executed and accepted by Licensor at Atlanta, Georgia. It shall be deemed made and entered into in the State of Georgia, and shall be governed and construed under, and in accordance with, the laws and decisions (except any conflicts of law provisions) of the State of Georgia. In entering into this License, Licensee acknowledges that it has sought, voluntarily accepted and become associated with Licensor who is headquartered in Atlanta, Georgia. The choice of law designation permits, but does not require, that all suits concerning this License may be filed in the State of Georgia.

C.	Exclusive Benefit:

This License is exclusively for the benefit of the parties hereto, and it may not give rise to liability to a third party. No agreement between Licensor and anyone else is for the benefit of Licensee.

D.	Entire Agreement:

This is the entire agreement between the parties pertaining to the licensing of the Hotel and supersedes all previous negotiations and agreements between the parties pertaining to the licensing of the Hotel as a Crowne Plaza brand hotel. That certain “Addendum to Holiday Hospitality Franchising, Inc. License Agreement for a Condominium Hotel” executed by and between Licensor and Licensee (the “Addendum”) is deemed part of the License and is hereby incorporated by this reference. No change in this License will be valid unless in writing signed by both parties. No failure to require strict performance or to exercise any right or remedy hereunder will preclude requiring strict performance or exercising any right or remedy in the future.

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E.	Licensor Withholding Consent:

Licensor’s consent, whenever required, may be withheld if any breach by Licensee exists under this License. Approvals and consents by Licensor will not be effective unless evidenced by a writing duly executed on behalf of Licensor.

F.	Notices:

Notices will be effective hereunder when and only when they are reduced to writing and delivered personally or mailed by Federal Express or comparable overnight or express delivery service, by documented facsimile transmission or by certified mail to the appropriate party at its address, hereinafter set forth, or to such person and at such address as may subsequently be designated by one party to the other.

Licensor:	Holiday Hospitality Franchising, Inc.
Three Ravinia Drive, Suite 100
Atlanta, Georgia 30346

Attn:	Vice President, Franchise Administration

Licensee:	MHI Hospitality TRS, LLC
c/o: Andrew M. Sims
4801 Courthouse Street, Suite 201
Williamsburg, VA 21388

G.	Authority:

Licensee represents and warrants to Licensor that the entities and persons signing this License on behalf of Licensee are duly authorized to do so and to bind Licensee to enter into and perform this License. Licensee further represents and warrants to Licensor that Licensee and the entities and persons signing this License on behalf of Licensee have obtained all necessary approvals and that their execution, delivery and performance of this License will not violate, create a default under or breach any charter, bylaws, agreement or other contract, license, permit, order or decree to which they are a party or to which they are subject or to which the Hotel is subject. If Licensee has not already done so prior to the execution of this License, Licensee agrees to submit to Licensor by the date specified by Licensor all of the documents and information that Licensor required or requested in the license application and in connection with the licensing process. Licensee acknowledges that its breach of the representations and warranties in this paragraph, its failure to comply with Licensor’s requirements for the submission of information and documents, or any omission or misrepresentation of any material fact in the information or documents submitted to Licensor in connection with the license application and/or the licensing process will constitute a material breach of Licensee’s obligations under this License.

H.	General Release and Covenant Not to Sue:

Licensee and its respective heirs, representatives, successors and assigns, hereby release, remise and forever discharge Licensor and its parents, subsidiaries and affiliates and their directors, employees, agents, successors and assigns from any and all claims, whether

25

known or unknown, of any kind or nature, absolute or contingent, if any there be, at law or in equity, from the beginning of time to and including, the date of Licensor’s execution of this License, and Licensee and its respective heirs, representatives, successors and assigns do hereby covenant and agree that they will not institute any suit or action at law or otherwise against Licensor, directly or indirectly relating to any claim released hereby by Licensee. This release and covenant not to sue shall survive the termination of this License. Licensee shall take whatever steps are necessary or appropriate to carry out the terms of this release and covenant not to sue upon Licensor’s request.

I.	Performance of the Work:

Licensee agrees to perform the construction and renovation work including, without limitation, the purchase of furniture, fixtures and equipment set forth on Attachment B attached hereto and incorporated herein by reference (“the Work”). Licensee acknowledges that its agreement to perform the Work is an essential element of the consideration relied upon by Licensor in entering into the License and agrees that, Licensee may be authorized, in Licensor’s sole discretion, to use the System at the Hotel prior to completion of the Work, but only during such time as Licensee is actively meeting its performance obligations in full compliance with the requirements of Attachment “B”. Licensee’s failure to perform the Work in accordance with Licensor’s requirements and specifications (including the progress, milestone, completion and other dates specified in Attachment “B”) shall constitute a material breach of Licensee’s obligations under the License.

In the event Licensor terminates this License due to Licensee’s breach of any of its obligations under the License prior to the time that Licensee is authorized to use the System at the Hotel or all conditions set forth in Paragraph 24 of the Addendum are not fulfilled by the dates set forth therein (other than by reason of a default of the seller under the Purchase Agreement (as defined in the Addendum), Licensee shall pay the Licensor (as liquidated damages for the premature termination only, and not as a penalty nor as damages for breaching the license or in lieu of any other payment), a lump sum equal to 2 1/2 times the full amount of application fees that would be due and owing for the Hotel, based upon the proposed number of rooms for the Hotel or the minimum Application Fee required (whichever is applicable), as disclosed in Item 5 of the Crowne Plaza UFOC, and irrespective of whether any application fees have been paid or assessed for the Hotel.

J.	Reimbursement of Expenses:

Licensee agrees to pay Licensor all expenses, including reasonable attorney’s fees and court costs, incurred by Licensor, its parents, subsidiaries, affiliates, and their successors and assigns, to remedy any defaults of or enforce any rights under the License, effect termination of the License or collect any amounts due under the License.

K.	Descriptive Headings:

The descriptive headings in this License are for convenience only and shall not control or affect the meaning or construction of any provision in this License.

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L.	Capital Reserve:

Licensor may establish capital reserve requirements on Licensee (“Reserve”) in an amount not in excess of 4% of Gross Rooms Revenue annually (inclusive of lender and unit owner reserves) to be used for capital expenditures and upgrading of the Hotel including renovation of guest rooms, guest room corridors and other public spaces and replacement of furniture, fixtures and equipment. Licensor shall give Licensee no less than ninety (90) days notice of any such Reserve requirements as the same may be established or changed by Licensor from time to time, and in such event, Licensee shall establish an escrow reserve account funded monthly in a bank selected by Licensee. Licensee shall make expenditures from such account for the purposes hereinbefore specified in accordance with Licensor’s requirements. Licensee acknowledges that the Reserve may not be sufficient to maintain the Hotel as a first class facility in accordance with Licensor’s standards and Licensee shall promptly provide any necessary additional funds to meet Licensor’s product quality and consumer quality requirements.

M.	Terrorism:

Licensee represents, warrants and covenants that neither it nor any entity or individual having a direct or indirect ownership interest in it nor any of Licensee’s affiliates nor any officer, director, employee, member, partner or shareholder (provided that this representation shall not apply to any holder of publicly-traded shares of Licensee or its affiliates purchased through a stock exchange transaction) of any of the foregoing, has, does or will (i) support or supported terrorism; (ii) provide or provided money or financial services to terrorists; (iii) engage or engaged in terrorism; (iv) appear or appeared on the United States government list of organizations that support terrorism; and (v) engage or engaged in or be or been convicted of fraud, corruption, bribery, money laundering, narcotics trafficking or other crimes. Licensee further warrants and represents that all of the foregoing individuals are eligible under applicable United States immigration laws to travel to the United States for training or any other purpose.

N.	Business Judgment:

Licensor and Licensee recognize and agree, and any mediator or judge is affirmatively advised, that certain provisions of this License describe the right of Licensor (or one of its committees) to take (or refrain from taking) certain actions in the exercise of its business judgment as to the long-term overall interests of the System, and/or upon its determination that the change was adopted in good faith and is consistent with the long-term overall interests of the System. Where such judgment has been exercised by Licensor (or one of its committees), neither a mediator, nor a judge, nor any trier of fact, shall substitute his, her or their judgment for the judgment so exercised by Licensor.

O.	Right of First Refusal:

(this paragraph intentionally deleted)

(Signatures on the following page)

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IN WITNESS WHEREOF, the parties have executed this License, as of the date first stated above.

Licensee:

MHI HOSPITALITY TRS, LLC

By:
Andrew M. Sims

Title:

Witness:

Licensor:

HOLIDAY HOSPITALITY FRANCHISING, INC.

By:
Jenny Tidwell Vice President
Franchise Administration

Attest:
Assistant Secretary

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ATTACHMENT “A”

Facilities and Services (paragraph 1):

Site-area and general description:	Ten story, interior corridor

Fee owner (name and address):	MHI Hollywood, LLC
4801 Courthouse Street, Suite 201
Williamsburg, VA 21388

Fee lessee (Licensee):	MHI Hospitality TRS, LLC
4801 Courthouse Street, Suite 201
Williamsburg, VA 21388

Separate parcels for signs:	N/A

Number of guest rooms (including suites):	Up to 309 guest rooms, subject to them being Participating Units (as defined in the Condominium Hotel Addendum), plus 2 ADA Residential Units (as defined in the Condominium Hotel Addendum)

Restaurants and lounges (number, seating capacity, names and description):	Minimum of 1 restaurant and 1 lounge, with seating capacity, name and description to be approved by Licensor

Holidome indoor recreation center:	N/A

Gift shop:	1 gift shop

Other concessions and shops:	Licensee to operate pool deck and pool bar concession

Parking facilities:	Sufficient valet parking spaces to support the room count, but in no event less than one space (unstacked) per Participating Unit or such greater number as is required by applicable zoning or parking laws

Swimming pool:	Outdoor pool

Other facilities and services:	At the date of opening, a fitness center and a minimum of 9,000 sq. ft. of dedicated meeting space within the Hotel Unit (as defined in the

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Condominium Hotel Addendum) and 4,000 sq. ft. of tented leased function space, plus, if Phase III is completed as commercial space and not as townhouses, at least 4,000 sq. ft. of additional dedicated meeting space within the improvements constructed as part of Phase III, which will replace the tented leased function space.

Ownership of Licensee (paragraph 10):	As set forth on attached Exhibit A

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Exhibit A

Ownership of MHI Hospitality TRS, LLC

MHI Hospitality TRS, LLC			100%
MHI Hospitality TRS Holding, Inc., sole member		100%
MHI Hospitality, L.P., sole shareholder			100%
General Partner
MHI Hospitality Corporation publicly traded		1.0%
Limited Partners
MHI Hospitality Corporation publicly traded		62.2%
AMS Family Partnership, R.L.L.L.P.		5.9%
General Partner and Limited Partner
Andrew M. Sims	100%
KES Family Partnership. R.L.L.L.P.		5.9%
General Partner and Limited Partner
Kim E. Sims	100%
CLS Family Partnership, R.L.L.L.P.		5.9%
General Partner and Limited Partner
Christopher L. Sims	100%
Steven McDonnell Smith Family Partnership,		2.7%
R.L.L.L.P.
General Partner and Limited Partner
Steven McDonnell Smith	100%
Triplezzz, R.L.L.P.		2.0%
General Partner and Limited Partner
William Zaiser	100%
Edgar Sims Jr. Irrevocable Family Trust		0.7%
FBO Edgar Sims, Jr.
Wilmington Hotel Associates Corp.		3.6%
Jeanette Sims, sole shareholder	100%
Celia K. Krichman Charitable Trust		3.1%
FBO Celia K. Krichman
IPAX Corporation		0.1%
Supreme Corp., shareholder	100%
Shareholders
Cheong Kee Cheok	20%
Cheong Kee Fong	20%
Cheong Kee Laie	20%
Cheong Kee Seong	20%
Cheong Kee Soon	20%
Khersonese Investment (USA) Inc.		2.9%
Shareholders
Cheong Kee Cheok	16%
Cheong Kee Fong	16%

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Cheong Kee Laie	16%
Cheong Kee Seong	16%
Cheong Kee Soon	16%
Kwok Yuet Ling	8%
Cheong Mooi Suet	6%
Cheong Tho Yuen	6%
Supreme Corp.		3.5%
Shareholders
Cheong Kee Cheok	20%
Cheong Kee Fong	20%
Cheong Kee Laie	20%
Cheong Kee Seong	20%
Cheong Kee Soon	20%
Phileo Land Corporation		0.5%
Shareholders
Cheong Kee Cheok	20%
Cheong Kee Fong	20%
Cheong Kee Laie	20%
Cheong Kee Seong	20%
Cheong Kee Soon	20%
MAVAS, LLC		0.0%
Mark V. Smith, member	100%

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ATTACHMENT “B”

THE WORK

[Conversion License]

Licensee acknowledges that its agreement to perform and complete the construction, upgrading and renovation work and other items described in the attached Property Improvement Plan (the “Work”) is an essential element of the consideration relied upon by Licensor in entering into the License.

Licensee shall not commence its operation of the System at the Hotel unless and until it receives Licensor’s written authorization to do so.

Licensor may authorize Licensee to open and operate the Hotel as a Crowne Plaza branded hotel even though Licensee has not fully complied with the terms of the License, provided Licensee fulfills all remaining terms of this License, including completion of the Work, on or before an outside date designated by Licensor. Notwithstanding any consent by Licensor to the authorized conditional opening of the Hotel as a Crowne Plaza branded hotel, the Work described below in this Attachment “B” must be completed and the Hotel must otherwise be in compliance with the License and open as a Crowne Plaza branded hotel by no later than June 30, 2007.

In the event Licensor terminates this License due to Licensee’s breach of any of its obligations under the License prior to the time that Licensee is authorized to use the System at the Hotel, Licensee shall pay to Licensor (as liquidated damages for the premature termination only, and not as a penalty nor as damages for breaching the License nor in lieu of any other payment), a lump sum equal to 2-1/2 times the full (undiscounted) amount of the application fee ($500 per guest room) for the Hotel, as disclosed in Item 5 of the UFOC, based on 309 guest rooms, irrespective of whether, in fact, any application fees have been paid or assessed for the Hotel.

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Property Improvement Plan

Proposed Conversion of the Ambassador Resort & Conference Center to a

Crowne Plaza Resort

Hollywood, FL

December 12, 2002

PROPERTY IMPROVEMENT PLAN

Proposed Conversion of the Ambassador Resort & Corporate Center

to a Crowne Plaza Resort

Hollywood, FL

December 12, 2002

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Table of Contents:

PROPERTY INFORMATION	1

STANDARDS (BRAND / LIFE SAFETY / ADA)	3

PIP ISSUES	4

Property Information

Address:	4000 South Ocean Drive
Hollywood, FL 33019
954.458.1900
954.455.9829
www.ambassadorresort.com

General Description

•	This ten-story, interior corridor hotel was originally constructed in 1987 and is of the Miami Beach architectural flavor. U-shaped commercial spaces are located on the first floor with smaller meeting rooms and a few guestrooms on the second floor. The guest tower is centrally located above with primarily north and south views. All guestrooms (floors 3-10) have their own balconies. The back of the hotel faces the Intracoastal Waterway and has an expansive pool deck and landscaped courtyards as well as a small pier on the water.

•	The exterior finishes consist of decoratively painted concrete with natural coral rock accents on the commercial space facade.

•	The following Guestrooms were inspected in preparation of this report: #929 (std. double), #936 (king), #937 (suite), #1027 (std. king), #1022 suite), #1035 (king corner). All standard rooms are identical, each floor has corner guestrooms suites on SE and NW of tower.

•	The hotel is convenient to the beach and area shopping and dining.

•	This hotel’s primary customer base is 20% business & 80% leisure.

•	Market competitors include The Diplomat.

•	The property will require renovation to update its appearance and meet current Brand Standards. Specific renovation requirements are described in the body of the following report.

•	All areas of the hotel must meet current Brand Standards, including all Life Safety Standards.

Professional Architectural, Interior Design and Landscape Design assistance is required during the renovation process of a Six Continents Hotels Brand Hotel.

Please submit all plans (drawings), specifications and color boards to Six Continents Hotels, Property Improvement Department for review and approval prior to purchasing or renovation. Any items not formally submitted for approval may require replacement or modification if they do not meet Design Standards.

The Licensee is to ensure all areas of the hotel are in complete compliance with local codes and Americans with Disabilities Act (ADA). Owner is required to address federal and local building codes as related to the presence and removal of any asbestos. Owner is required to repair or replace all items and finishes in the hotel that may be damaged during the course of the renovation. Ensure all areas of the hotel are in new condition upon completion of the PIP.

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Hotel Specifics

Year Built:	1987	Highest Story:	10	Year(s) Renovated:	1999, 2001
Parking Spaces: -	650 +/-	Swimming Pool Dimensions:	40 x 80	Maximum Depth:	8’

Guestrooms:	No. of Rooms
Original # of Rooms	307
Total Rooms	307

Food Service Facility	Palm Court	# of seats	75
Food Service Facility	Pizza/Cafe	# of seats	25
Food Service Facility	Tiki Hut	# of seats	100+
Lounge	Finnegan’s	# of seats	50

Meeting / Banquet Room	Florida Ballroom	# of seats	950 banquet

Meeting / Banquet Room	Regency	# of seats	100 banquet

Meeting / Banquet Room	Hallandale	# of seats	20 banquet

Meeting / Banquet Room	Hollywood Breakout Rooms	# of seats	60 banquet

Meeting / Banquet Room	Dania Beach Breakout Room	# of seats	30 banquet

Meeting / Banquet Room	Salon 1	# of seats	20 banquet

Meeting / Banquet Room	Salon 2	# of seats	30 banquet

Meeting / Banquet Room	Salon 3	# of seats	270 banquet

Meeting / Banquet Room	Salon 4	# of seats	220 banquet

Meeting / Banquet Room	Salon 5	# of seats	60 banquet

Meeting / Banquet Room	Salon 6	# of seats	100 banquet

Meeting / Banquet Room	Salon 7	# of seats	100 banquet

Fitness Room	yes	X	no
Guest Laundry	yes	X	no
Gift Shop	yes		no	X

HVAC Systems:
Commercial Area	Roof Top
Guestroom Building	PTAC

Fire Safety Systems:

Hardwire Smoke	Commercial Area	yes	X	no

	Guestrooms	yes	X	no

	Guestroom Corridors	yes	X	no

Sprinkler System	Commercial Area	yes	X	no

	Guestrooms	yes	X	no

	Guestroom Corridors	yes	X	no

This Product Improvement Plan was developed from an on-site review of the subject hotel on December 12, 2002, by Kathreen F. Walton and Terry Logsdon, Six Continents Hotels, accompanied by Barry Gilliland, Managing Director, Ambassador Hotel.

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Standards (Brand / Life Safety / ADA)

Brand Standard	THE LICENSEE MUST ENSURE THAT THE PROPERTY COMPLIES WITH ALL BRAND STANDARDS AS NOTED IN THE CURRENT BRAND STANDARDS MANUAL.

Upon completion of the required Property Improvement Plan (PIP) work, the Licensee is responsible for ensuring that the building and building site comply with all applicable building codes, Life Safety codes, Fire Safety requirements, the Americans with Disabilities Act (ADA) and any other applicable codes and ordinances.

Life Safety	PRIOR TO ISSUANCE OF THE LICENSE, WRITTEN DOCUMENTATION MUST BE SUBMITTED CERTIFYING THAT THE FIRE SAFETY SYSTEM MEETS OR EXCEEDS BRAND STANDARDS AND THAT THE SYSTEM IF FULLY OPERATIONAL AS OF THAT DATE.

•      Please note that in some cases the Six Continents Hotels Life Safety Standards are more stringent than local building and /or fire code requirements. Six Continents Hotels, including Life Safety Standards, shall be fully enforced.

ADA (Americans with Disabilities Act)	Upon completion of the required Property Improvement Plan (PIP) work, the Licensee is responsible for ensuring that the building and building site comply with the Federal Americans with Disabilities Act (ADA), brand Standards and any other applicable codes and ordinances.

• Canadian properties must ensure all areas of the hotel are in complete compliance with local, federal and provincial Canadian handicap accessibility codes and brand Standards.

3

This hotel requires major renovation that affects all areas of the hotel. Exterior façades and architectural detail must be upgraded with full replacement required for windows, doors, railings, etc.

All public and guestroom areas of the hotel require a complete renovation to include new FF&E throughout and modifications to the existing layout.

A comprehensive design package must be submitted to Six Continents Hotels for review and approval. All replacement materials and structural modifications must be clearly identified and addressed.

Professional Architectural, Interior Design and Landscape Design assistance is required during the renovation process of a Six Continents Hotels Brand Hotel.

Please submit all plans (drawings), Color boards and specifications for review and approval prior to purchasing or renovation to:

Six Continents Hotels

Property Improvement Department

Three Ravinia Drive, Suite 2900

Atlanta, GA 30346-2149

Any items not formally submitted for approval may require replacement or modification if they do not meet design approval or Brand Standards.

PIP Issues

Exterior

(The exterior requires a complete renovation, work must include but is not limited to the following.)

1.	Provide a new upscale porte cochere structure at the main entrance to signify brand change and a heightened sense of arrival. Provide an upgrade texture, pavers or other architectural feature to the drive surface in conjunction with the new entrance refurbishment. Modify curbs and ramps to ensure building is ADA accessible.

2.	Repair all structural deficiencies where existing (e.g., cracking concrete, roof leaks, exposed block, mildewed stone, etc.) and provide a new exterior façade and architectural detail to both the commercial and guestroom buildings. Enhance the roofline detail to compliment the overall aesthetic improvements and to conceal rooftop equipment where existing.

3.	Replace all entrance doors with new units that meet current standards. Repair or replace all exterior service doors and coordinate color with new exterior improvements. Auxiliary entrance doors that allow access to guestroom corridors must be controlled by electronic locks.

4.	Replace all spandrel sections and sliding doors as noted at guestroom balconies.

5.	Replace all exterior railing with new railing that meets current code requirements and Six Continents Hotels standards.

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6.	Repair and refinish all sidewalks and steps surrounding building. Ensure primary entrance areas are ADA acceptable.

7.	Weed, prune and trim all existing landscape features and fill in where needed to eliminate sparse areas. Remove dead or under-grown foliage and replace with mature foliage. Expand scope of landscape package to address entire site.

8.	Level and re-surface and stripe the entire parking lot. Provide ADA spaces as required by Six Continents Hotels and Federal Guidelines. In conjunction with the new parking surface, provide a continuous concrete curb around the property. Ensure illumination meets Six Continents Hotels requirements and that landscape lighting and parking area fixtures are upgraded and upscale in appearance.

9.	Provide architectural or landscape screens for all ground level equipment, dumpster enclosures and service areas.

10.	Entire pool area must be renovated to meet Crowne Plaza brand and life safety standards. Renovation must include a new 48” pool fence with self-closing/latching gate to restrict access to pool area. Pool area furnishings must be upscale in style and design. (Refer to standards for pool requirements.)

11.	Recreational facilities including the courtyard, pool and shuffleboard must be repaired and restored to like new condition; or, eliminated as a feature at the property.

12.	The pool side lounge must be fully renovated in conjunction with the pool area refurbishment.

13.	All existing signage (identity signage and directional signage) must be removed and all scars repaired from its removal. New primary and directional signage that meets Crowne Plaza requirements must be provided.

Lobby / Entrance/ Front Desk

(This area requires a complete renovation, work must include but is not limited to the following.)

1.	Replace and upgrade the vestibule, lobby and lobby corridor floor finishes with new large-scale ceramic or natural stone and CYP carpeting (or better) that meets current Crowne Plaza requirements.

2.	Replace and upgrade the overall directional signage package with a package that meets current Crowne Plaza standards.

3.	Replace the lighting package throughout with new recessed (i.e., can) ambient fixtures and decorative pieces (e.g., chandeliers, pendants, sconces, etc.) where appropriate.

4.	Replace and upgrade the ceiling finish with a new drywall ceiling or a combination of drywall and 2x2 acoustical tile with a tegular edge. A multi-plane ceiling, where possible, is required.

5.	Replace all wall finishes with new Type II wall vinyl enhanced by a new architectural millwork package.

6.	Replace all lobby area doors with new doors and upscale hardware.

7.	Replace and upgrade the lobby seating package to include new sofas, loveseats, lounge chairs, occasional and console tables, etc. with new furnishings in a blend

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of upholstery fabrics and finishes that compliments the overall design direction of the newly renovated hotel. Seating groupings that encourage guests interaction and that break up the lobby are recommended.

8.	Provide a new décor package throughout to include such elements as professionally framed artwork, themed pieces, live plants, architectural millwork, decorative lighting, etc.

9.	Replace and upgrade the lobby and lobby corridor public telephone area.

10.	Provide an upgraded Bell Man Station and Concierge Desk per requirements.

11.	Modify the existing front desk as need to coordinate with the overall improvements; or, replace.

12.	Eliminate the use of store fronts in public areas in conjunction with this renovation.

13.	Provide a Gift Shop and Business Center per Crowne Plaza standards.

14.	Renovate the administrative areas providing new wall and floorcovering and furnishings throughout. In general, these areas must be presentable for guests.

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Public Restrooms

(All three sets of public restrooms require complete renovation, work must include but is not limited to the following.)

1.	Modify at least one set of public restrooms to meet full ADA clearance and facility requirements.

2.	Replace and upgrade entrance doors and hardware.

3.	Repair ceilings as needed and provide either new drywall ceilings or 2x2 architectural ceiling tile per standards.

4.	Replace all public restroom wall finishes with new finishes that meet Crowne Plaza standards. A tile or stone wainscot must be provided on all fixture walls.

5.	Provide a new lighting package.

6.	Replace and upgrade the vanity with a new natural stone or solid surface vanity and skirt. Provide under-mounted china sinks and new ADA compliant hardware in an upscale design. Provide upgraded vanity lighting and decoratively framed mirrors for the vanity area.

7.	Provide a new amenity package for public restrooms - ensure recessed or semi-recessed towel/waste units, feminine products dispensers, and soap dispensers are provided in each restroom.

8.	Repair or replace damaged toilets and provide new seats.

9.	Renovate the break-out meeting room restrooms to meet the standards and requirements of a public restroom.

10.	Provide a baby changing station in at least one set of public restrooms.

11.	Lighting in public restrooms must be continuous; and, emergency lighting is required in all public restrooms.

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Food Service

(The restaurant requires complete renovation, work must include but is not limited to the following.)

1.	Provide a new professionally designed entrance to the restaurant.

2.	Provide a new multi-plane drywall ceiling; or, incorporate a blend of drywall and 2x2 ceiling tiles.

3.	Replace and upgrade wall finishes with new Type II wall vinyl supplemented by a suitable millwork package.

4.	Replace floor finishes with new CYP carpet, large-scale stone, commercial quality wood, or a combination flooring package.

5.	Provide décor appropriate to the new restaurant theme and overall design including upscale elements and features.

6.	Replace and upgrade the overall lighting package with dimmer capable fixtures.

7.	Replace and upgrade all tables and bases.

8.	Replace and upgrade all chairs.

9.	Provide a structural screen to shield wait stations and equipment.

10.	Provide a music system.

11.	Clean or replace HVAC grilles.

12.	Modify the concept of the Pizza Café with a new facility that provides an upscale image. This area must be completely refurbished to include an all-new FF&E package.

13.	Modify sunken areas as needed to ensure restaurant is fully ADA compliant.

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Lounge

(The Lounge requires a complete renovation, work must include but is not limited to the following.)

1.	Replace and upgrade lounge entrance doors with new upgraded doors and hardware.

2.	Repair and paint the lounge ceiling, clean and restore grilles in conjunction with this work.

3.	Replace and upgrade wall finishes (see restaurant requirements).

4.	Replace and upgrade floor finishes (see restaurant requirements).

5.	Replace and upgrade the overall lighting package with dimmer capable fixtures.

6.	Provide a décor package appropriate to the design and theme.

7.	Replace and upgrade all tables and bases.

8.	Replace and upgrade all chairs and bar stools.

9.	Provide structural screens to shield wait stations and work areas.

10.	Replace and upgrade bar top and façade with new stone top and millwork, metal or stone façade. Repair or replace back bar equipment and finishes where damage or wear is evident.

11.	Provide armoires or custom cabinets for all televisions.

12.	Relocate vending machines to an appropriate vending alcove.

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Meeting / Banquet Rooms / Pre-Function

(All meeting spaces require a complete renovation, work must include but is not limited to the following.)

1.	Replace all doors and hardware in Pre-Function Area and Meeting Rooms. Ensure meeting rooms doors have viewers.

2.	Replace and upgrade signage to coordinate with the new overall directional signage package.

3.	Wherever possible in pre-function areas and meeting rooms, provide a multi-plane drywall ceiling. When ceiling tile is installed (i.e., in meeting rooms), provide 2x2 architectural ceiling tile per standards. Existing drywall ceilings must be repaired and restore to like new condition.

4.	Replace and upgrade the Pre-Function Area lighting package.

5.	Provide new furniture and appointments appropriate to the pre-function area.

6.	Replace and upgrade all wall covering with new Type II wall vinyl and appropriate trim. Reupholster partition walls in meeting rooms. Renovate columns in meeting rooms in conjunction with wall refurbishment.

7.	Provide alcoves for folding partitions.

8.	Replace and upgrade carpet in Pre-Function and Meeting Rooms with new CYP carpet (or better) per standards.

9.	Replace damaged banquet tables.

10.	Replace and upgrade stack chairs.

11.	Replace and upgrade the meeting room lighting package.

12.	Provide new drapery treatments that provide full black-out capability.

13.	Provide an executive upscale Boardroom per standards.

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Fitness Room

(The Fitness Room requires a complete renovation, work must include but is not limited to the following.)

1.	Ensure electronic lock meets standards. Provide a view window into room per standards.

2.	Repair ceiling and paint. Restore HVAC grilles in this process. Upgrade lighting in this room.

3.	Replace wall finish with new wall vinyl. One full wall (floor to ceiling) must be fully mirrored.

4.	Replace and upgrade carpet.

5.	Provide exercise equipment that meets Crowne Plaza Standards. Ten pieces of equipment are required - refer to current standards for full requirements.

6.	Provide a house phone that rings to the front desk.

7.	Provide a water fountain per standards.

8.	Provide upscale towels, hamper and cabinets per standards.

9.	Provide an electric clock.

10.	Provide a wall-mounted television per standards.

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Kitchen

The kitchen requires renovation address conditional and life safety issues. All back-of-the-house work and service areas must be in good working order, clean and provide a safe, upbeat working environment.

Renovation to this area must include refurbishing and restoring all employee areas and modifying the existing life safety equipment as needed to meet Six Continents Hotels requirements. Employee restrooms and break area must be included with this renovation.

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Interior Guestroom Corridors

(Guestroom corridors require a complete renovation, work must include but is not limited to the following.)

1.	Provide either lever-style or panic hardware for all doors leading to a stairwell.

2.	Restrict access on the exterior elevator so that non-registered guests do not have easy access to guestroom floors via an electronic lock.

3.	Replace and upgrade the ceiling in the exterior elevator; and, replace ceiling in main cabs.

4.	Upgrade and enhance elevator lighting.

5.	Replace and upgrade all elevator cab walls.

6.	Provide new floor finishes within elevators.

7.	Repair doors and restore to like new condition on all cabs.

8.	Ensure elevator(s) control panels meet ADA requirements.

9.	Upgrade the ceiling at the main bank of elevators to signify access to elevators. Repair and refinish corridor ceiling to coordinate with improvements.

10.	Replace and upgrade carpet in corridors and at elevator landings.

11.	Upgrade corridor lighting package - sconces are recommended.

12.	Conceal all exposed conduit and wiring within architectural or design features.

13.	Replace and upgrade signage.

14.	Per Six Continents Hotels requirements, provide smoke detectors along corridors no further apart than every 40’ O.C.

15.	Provide appropriate window treatments for corridor windows.

16.	Repair and refinish guestroom entrance doors and frames.

17.	Replace padlocks with keyed locks and repair all scars and damage on service doors and frames. Paint to coordinate with overall improvements.

18.	Clean and paint (or replace) all utility grilles.

19.	Provide upgraded décor and finishes to the Club Level Floor and Corridor to differentiate this floor from others. Access to the club floor must be controlled by electronic access.

20.	If a Club Floor is provided, a Club Lounge must be included. Refer to standards for specific FF&E requirements.

21.	Renovate vending alcoves to coordinate with corridors.

22.	Clean and restore vending area flooring.

23.	Replace ill-functioning vending equipment as needed. Ensure all equipment has GFI back-up.

24.	Provide continuous lighting in the vending alcoves.

25.	A Guest Laundry is not required for a Crowne Plaza Hotel and was not inspected. If provided, this area must be renovated to Crowne Plaza standards with upgraded finishes and new equipment. Guest laundries, when provided, cannot have exposed wire mold, conduit or pipes.

26.	Clean and paint stairwell ceilings and walls.

27.	Replace handrails with new code compliant handrails.

28.	Provide lenses for all light fixtures.

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29.	Provide emergency lighting within the stairwells and 6” reflective floor numbers on each floor. Signage must be visible when the stairwell doors is open.

Guestrooms

(Model guestrooms and baths are well-designed and acceptable aesthetically; however, specifications must be provided to ensure Crowne Plaza performance standards are met. Guestrooms require a complete renovation, work must include but is not limited to the following.)

1.	As previously noted, repair, sand and paint guestroom doors and frames. Provide a new ADA compliant signage package in conjunction with this refurbishment. And, replace door hardware where corroded or damaged.

2.	Repair and paint connecting doors as needed and ensure connecting door hardware meets standards.

3.	Provide closet doors for all guestrooms. Upgrade shelving and rods.

4.	Repair guestroom ceilings where damaged and paint.

5.	Replace and upgrade all carpet.

6.	Replace and upgrade all window treatments.

7.	Replace and upgrade all bedcovering with new coverlets or duvets with dusters.

8.	Replace and upgrade linens and pillows.

9.	Replace and upgrade all guestroom and suite wall finishes with new Type I vinyl or acrylic based texture. A supplementary millwork package is strongly encouraged.

10.	Replace and upgrade all guestroom and suite lighting including all entrance lighting, desk lamps, occasional lamps, floor lamps, wall-mounted lamps and table lamps.

11.	Replace and upgrade the guestroom seating package in all rooms and suites including new lounge chairs and ottomans, executive style ergonomic desk chairs, sofas, occasional seating, side chairs, dining chairs, etc.

12.	Replace and upgrade all guestroom and suite casegoods including all armoires, dressers, nightstands, occasional tables, activity tables, desks, etc. Refer to standards for specific requirements.

13.	Provide wall-mounted thermostats for the HVAC units. A new 4-pipe system is recommended for the guestroom areas of the hotel.

14.	Ensure all televisions are in good working order and are 25” minimum.

15.	Provide 2-touch tone telephones in every room per standards.

16.	Provide upscale finishes for mini-bars (i.e., cabinetry, stone counters, etc.) and ensure equipment is in good working order.

17.	Replace and upgrade all bedsets to meet Crowne Plaza standards.

18.	Club Level Guestrooms, if provided, must feature upgraded finishes and amenities to differentiate them from typical guestrooms.

19.	Provide natural stone or solid surface counters for all counters and cabinet tops. Provide upgraded faucetry at wet bars and sinks.

20.	Renovate all parlors with new upscale furnishings and finishes.

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21.	ADA guideline and Six Continents Hotels requires 12 accessible guestrooms for a hotel with 307 room (8 standard accessible rooms plus 4 with roll-in shower units). Rooms must be distributed among the various available room types. An additional 8 standard rooms (i.e., non-ADA) must be equipped for guests with hearing disabilities.

Guest Bathrooms

Guestrooms require a complete renovation, work must include but is not limited to the following.)

1.	Repair and paint doors and frames to coordinate with overall improvements. Replace hardware where damaged or corroded. Provide upscale double robe hooks per standards.

2.	Repair ceilings where damaged and paint to provide a consistent finish.

3.	Replace and upgrade floor tile with new ceramic tile and base.

4.	Replace and upgrade all finishes with new wall vinyl.

5.	Replace general lighting with new recessed lighting.

6.	Repair or replace toilets as needed. Provide new seats and lids.

7.	Replace tissue dispensers with new dual role units.

8.	Repair exhaust systems and clean and paint grilles.

9.	Replace and upgrade vanities with new stone or solid surface counters and skirts with under-mounted china sinks and upgraded faucetry sets.

10.	Replace and upgrade vanity lighting with decorative sconces or other upscale fixture.

11.	Provide either a towel bar/shelf unit or towel cubbies recessed in the vanity skirts.

12.	Recondition tubs, replacing any severely worn or chipped units.

13.	Replace and upgrade tub enclosures with new 6x6 or larger tile, or new 3-panel solid surface or stone walls.

14.	Replace and upgrade tub hardware with new upscale central-mixer sets.

15.	Provide new recessed soap dishes.

16.	Provide grab bars at the entrance side of the tub.

17.	Replace and upgrade the shower curtain and rod. The new bowed rod with the ‘peek-a-boo’ curtain is recommended.

Back of House

The back of house areas must be renovated to address conditional and life safety requirements. Work spaces must be clean and provide adequate storage to keep them clutter free.

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ADDENDUM TO

HOLIDAY HOSPITALITY FRANCHISING, INC.

LICENSE AGREEMENT FOR A CONDOMINIUM HOTEL

THIS ADDENDUM is made on September         , 2006 between Holiday Hospitality Franchising, Inc., a Delaware corporation (“Licensor”), and MHI Hospitality TRS, LLC, a Delaware limited liability company (“Licensee”). This Addendum is attached to, and intended to be a part of, the License executed by and between Licensor and Licensee concurrently herewith (the “License”), for the operation of a Crowne Plaza® Resort hotel in Hollywood, Florida pursuant to the terms of the License. In the event of any conflict between the terms of this Addendum and the terms of the License, the terms of this Addendum shall control. All capitalized terms not defined in this Addendum have the respective meanings set forth in the License. All references to the License or License Agreement shall include this Addendum (and all other addenda to the License).

1. Background. Licensee hereby represents to Licensor the matters set forth in this paragraph. The Hotel (as hereinafter defined) will be part of a condominium hotel that is being developed by MCZ/Centrum Florida XIX, L.L.C., a Delaware limited liability company (“Developer”). The condominium hotel is a conversion of an existing building located at 4000 South Ocean Drive, Hollywood, Florida. The land and the airspace occupied by the condominium hotel improvements has been or will be submitted to the condominium form of ownership. The Condominium Documents have “carved” or will “carve” the real property into one commercial condominium unit (the “Hotel Unit”) and 309 residential condominium units (each a “Residential Condominium Unit” and, collectively, the “Residential Condominium Units”). The Hotel Unit includes or will include within its boundaries the entire building comprising the Condominium (the “Hotel Building”), except for the Residential Condominium Units and the common elements of the Condominium Association, if any, within the Hotel Building. The Hotel Unit and Residential Condominium Units are more specifically described and graphically depicted in the exhibits to the declaration of condominium. The Hotel Unit will include the structure, roof, balconies, public areas, common systems, the ADA Residential Units (as hereinafter defined), at least 9,000 square feet of function space, and other physical facilities located within the Hotel Building. An Affiliate of Licensee, MHI Hollywood LLC, a Delaware limited liability company (“Purchaser”), has entered into a purchase agreement dated as of September, 2005 between MCZ/Centrum Florida VI Owner, L.L.C., an Illinois limited liability company, as seller, and Purchaser, as purchaser, to purchase the Hotel Unit, which purchase agreement was assigned by MCZ/Centrum Florida VI Owner, L.L.C. to Developer and amended by amendment dated November 16, 2005, amendment dated February         , 2006 and an amendment dated September         , 2006 (as amended from time to time, the “Purchase Agreement”). Upon acquiring title, Purchaser will simultaneously lease the Hotel Unit to Licensee on a long-term basis (“Hotel Unit Lease”), which shall in any event not expire prior to the expiration of the License. MHI Hotels Services LLC (“Management Company”), an affiliate of Purchaser and Licensee, will, pursuant to a management agreement with Licensee (“Management Agreement”), operate the Hotel Unit and the Participating Units (hereafter defined) that will serve as Hotel guest rooms and the Leased Function Space (as hereinafter defined). A swimming pool and certain other amenities that are not part of the Condominium will be managed by Licensee (and sub-managed by the Management Company) pursuant to a management agreement with the Master Association or a sub-management agreement with a management company retained by the Master Association. Purchaser will offer owners of the Residential Condominium Units (“Residential Unit Owners”) the option of participating in a voluntary rental management program to be operated as part of the Hotel (the “Rental Management Program”). Each Residential Unit Owner that elects to participate will enter into a rental agreement in the form attached hereto as Exhibit D (“Rental Agreement”) engaging Purchaser to act as the Residential Unit Owner’s exclusive agent for the purpose of renting, operating and managing its Residential Condominium Unit (thereby making the Residential Condominium Unit one of the “Participating Units” and making the Residential Unit Owner a “Participating Unit Owner,” as those terms are hereinafter defined). The Participating Units will be rented on a transient basis to guests of the Hotel as part of the Hotel operation. The Hotel, including the Participating Units, will be operated by Licensee as a Crowne Plaza® Resort hotel in accordance with the System and the License. Notwithstanding anything herein to the contrary, if Developer submits any Residential Condominium Unit that it owns to the Rental Management Program, the terms and conditions governing its participation in the Rental Management Program (which terms and conditions shall be as set forth in the Purchase Agreement) shall be deemed for purposes hereof a “Rental Agreement,” the applicable unit (after Licensor has delivered written confirmation as required by the Purchase Agreement confirming that the unit meets Licensor’s brand standards) shall be deemed a “Participating Unit” and Developer shall be deemed a “Participating Unit Owner” with respect to that unit notwithstanding the fact that Developer did not execute a Rental Agreement.

2. Definitions. The following terms when used in the License (including this Addendum) shall have the meanings indicated below. To the extent any term defined below is defined differently in the original License, such definition in the original License shall be deleted in its entirety and replaced with the definition below.

“ADA Residential Units” has the meaning set forth in Section 21 of this Addendum.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For all purposes hereof, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, or in each case, the power to veto major policy decisions of any Person, in each case whether through the ownership of voting securities or by contract or other legally binding obligation. For purposes of Licensee, the term “Affiliate” shall include, without limitation, the Management Company and the Purchaser. In no event shall Licensor or Licensee be deemed Affiliates of one another.

“Common Properties” means the portions of the Community that are designated as “Common Properties” in the Master Declaration. Licensee hereby represents that owners of real property within the Community and their authorized agents, guests and invitees have an easement to use the Common Properties subject to the terms and conditions of the Master Declaration. Licensee further represents that certain Common Properties located west of South Ocean Drive will be operated by Licensee as part of the Hotel Operation, including the Resort Pool and all other amenities and properties necessary to conduct operations of the Hotel in accordance with the License, the Manual and all other System requirements.

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“Community” has the meaning set forth in Section 12 of this Addendum.

“Condominium” means Sian Resort Residences I Condominium, a condominium formed or to be formed under the laws of the State of Florida pursuant to the declaration of condominium thereof, filed or to be filed in the public records of Broward County, Florida.

“Condominium Association” means Sian Resort Residences I Condominium Association, Inc., a Florida corporation not for profit.

“Condominium Documents” means the documents offering, creating and evidencing the Condominium regime including, without limitation, condominium prospectus, declaration of condominium, and Condominium Association articles, bylaws and rules and regulations.

“Condominium Units” means, collectively, the Hotel Unit and each of the Residential Condominium Units.

“Developer” means MCZ/Centrum Florida XIX, L.L.C., a Delaware limited liability company.

“FF&E” means all furniture, fixtures and equipment located at or used in connection with any portion of the Hotel, including (as applicable and without limitation): (i) all furniture, furnishings, built-in furniture, carpeting, draperies, decorative millwork, decorative lighting, doors, cabinets, hardware, partitions (but not permanent walls), televisions and other electronic equipment, interior plantings, interior water features, artifacts and artwork, and interior and exterior graphics; (ii) communications equipment; (iii) all fixtures and specialized hotel equipment used in the operation of kitchens, laundries, dry cleaning facilities, bars and restaurants; (iv) telephone and call accounting systems; (v) rooms management systems, point-of-sale accounting equipment, front and back office accounting, computer, duplicating systems and office equipment; (vi) cleaning and engineering equipment and tools; (vii) recreational equipment; and (viii) all other similar items which are used in the operation of the Hotel, excluding, however, any personal property owned by Non-Participating Unit Owners and guests and excluding any personal property owned by Participating Unit Owners that is stored or not made available for use in connection with the operation of the Hotel.

“Hotel” means (and Paragraph l.A of the original License is hereby deleted and replaced with the following definition) the Participating Units (at any given time), the Hotel Unit, the Hotel Operated Common Properties, the Leased Function Space and all other improvements, structures, facilities, appurtenances, amenities, easements, entry and exit rights, parking rights, and other rights and property owned by or leased to Licensee or its Affiliates or managed by Licensee or its Affiliates and used in connection with the Hotel operation, including, without limitation, (i) the freehold title of Licensee or its Affiliates to the Hotel Unit, and (ii) all FF&E and other fixed assets installed in, or located at, the foregoing improvements, structures and facilities. The Hotel shall not include the Non-Participating Units. Licensee hereby represents that, as of the Opening Date, the facilities listed on Attachment “A” to the License will be available for use by guests of the Hotel (exclusive of Non-Participating Units). Licensee agrees that no change in the number of Residential Condominium Units or the number of potential “keys” represented by the Residential Condominium Units and no other significant change in the

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Hotel or in the manner in which the Hotel rooms and services are offered to the public (including timesharing of existing Condominium Units or any part thereof or changes to the legal or governance structure established by the Condominium Documents and/or Master Declaration if the proposed changes could adversely affect the Hotel or Licensee’s ability to comply with the terms, conditions and payment obligations of the License) may be made without Licensor’s prior written approval. Throughout the License, the words “room” and “guest room” are intended to mean the Participating Units and ADA Residential Units (and include the word “suites” unless otherwise indicated).

“Hotel Building” has the meaning set forth above in Section 1.

“Hotel Operated Common Properties” means those portions of the Common Properties located West of South Ocean Drive including the Resort Pool and outdoor function areas which are located on Common Properties and which could be perceived by guests of the Hotel to be part of the Hotel.

“Hotel Unit” has the meaning set forth above in Section 1, and includes, without limitation, the ADA Residential Units and at least 9,000 square feet of function space.

“Hotel Unit Lease” has the meaning set forth above in Section 1.

“Inventory Default” has the meaning set forth in Section 3.

“Leased Function Space” has the meaning set forth in Section 12(f).

“Management Agreement” has the meaning set forth above in Section 1.

“Master Association” has the meaning set forth in Section 12(a).

“Master Declaration” means that certain Declaration of Covenants, Conditions, Restrictions and Easements for Sian Ocean Residences & Resort Master Association filed August, 2006 in Official Records Book 41532, Page 1989, of the Public Records of Broward County, Florida, as same may be amended from time to time.

“Minimum Fee” shall have the meaning set forth in Section 4.

“Non-Participating Units” means, at any given time, all Residential Condominium Units that are not then Participating Units (i.e., are not subject to a Rental Agreement and do not participate in the Rental Management Program).

“Non-Participating Unit Owner” means the owner of a Non-Participating Unit.

“Opening Date” means the date the Hotel or any part thereof opens for business to the public as a Crowne Plaza® Resort hotel pursuant to the normal opening procedures established by Licensor, which, pursuant to Paragraph 5 below, must occur by no later than June 30, 2007.

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“Participating Units” means and includes from time to time all Residential Condominium Units which Licensee has a right to rent as a Hotel room to the general public pursuant to a Rental Agreement or other arrangement satisfactory to Licensor.

“Participating Unit Owner” shall mean the owner of a Participating Unit.

“Person” means (i) an individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, estate, trust, unincorporated association or other entity, (ii) any governmental authority, and (iii) a fiduciary acting in such capacity on behalf of any of the foregoing.

“Phase II” has the meaning set forth in Section 12(c).

“Phase III” has the meaning set forth in Section 12(c).

“PIP” means the Property Improvement Plan (including all supplemental amendments thereto by Licensor) attached as Attachment “B” to the License.

“Rental Agreement” has the meaning set forth above in Section 1.

“Rental Management Program” shall have the meaning set forth above in Section 1.

“Residential Condominium Units” has the meaning set forth above in Section 1.

“Residential Unit Owners” shall have the meaning set forth above in Section 1.

“Resort Pool” has the meaning set forth in Section 9(b).

“Rolling 12-Month Period” shall mean each period of twelve (12) full consecutive calendar months during the License Term, commencing on or after July 1, 2007.

“Territory” means a 2.5 mile radius extending outwards in all directions from the Hotel Building.

3. Grant of License; Area of Protection; Termination Right. The first two sentences of Paragraph 2 of the original License are hereby deleted and replaced with the following (except as expressly modified by this provision, all other portions of Paragraph 2 remain in full force and effect):

“Licensor hereby grants to Licensee, upon and subject to the terms and conditions contained in this License, including all addenda, a non-exclusive license to use the System only at the Hotel Building, and only during the “License Term,” beginning with the Term Commencement Date and terminating as provided under Paragraph 12 hereof. This License applies to the Hotel and to no other location.

As long as (a) the Hotel remains a Crowne Plaza® Resort hotel, (b) Licensee is not in default under this License, and (c) Licensee maintains, as Participating Units, an average of not less than two hundred (200) daily room nights available for rental to Hotel

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guests per calendar month, calculated on the basis of a Rolling 12-Month Period throughout the License Term, then during the License Term, Licensor will not open a Crowne Plaza®-branded hotel (including, without limitation, Crowne Plaza® Suites and Crowne Plaza® Resort hotels) within the Territory, provided that this restriction does not apply to any such hotel open or licensed in the Territory as of the Term Commencement Date. Licensee acknowledges and agrees that, notwithstanding anything else herein to the contrary, this prohibition does not include any other of Licensor’s or its Affiliates’ existing or future brands, including, without limitation, Intercontinental® Hotels and Resorts, Holiday Inn®, Holiday Inn Express®, Staybridge Suites®, Candlewood Suites®, or Hotel Indigo™, or any brand extensions of any of the same.

Notwithstanding anything else herein to the contrary, Licensee’s rights to protection in the Territory under this Paragraph 2 shall (a) automatically and immediately terminate (i) if the Hotel fails during any Rolling 12-Month Period to achieve and maintain the level determined by Licensor to be the System average for such period under Licensor’s then current program(s) for measuring and assessing quality, service, cleanliness, condition, brand standards and/or customer satisfaction for the System, and such failure is not cured by achieving the System average within 120 days after notice from Licensor specifying such failure; (ii) if Licensor sends to Licensee a notice of default and termination; or (iii) if this License expires or terminates for any reason or the Hotel ceases for any reason to be a Crowne Plaza® Resort hotel; and (b) immediately terminate, at Licensor’s discretion, upon written notice from Licensor to Licensee, if Licensee fails to maintain, as Participating Units, during any Rolling 12-Month Period, an average of not less than two hundred (200) daily room nights available for rental to Hotel guests per calendar month (an “Inventory Default”); provided that Licensor’s right to terminate such Territory protection as a result of an Inventory Default shall lapse with respect to such Inventory Default if not exercised within ninety (90) days of such default, but Licensor shall continue to have the right during the License Term to terminate the Territory protection within ninety (90) days of any other occurrence of an Inventory Default. Notwithstanding anything else herein to the contrary, Licensor shall have the right to develop, own, operate, manage and/or grant a license to a Crowne Plaza®-branded hotel (including, without limitation, Crowne Plaza® Suites and Crowne Plaza® Resort hotels) within the Territory to serve as a replacement for any Crowne Plaza®-branded hotel operating within the Territory as of the Term Commencement Date or licensed but not yet open or operating as of the Term Commencement Date.”

4.	Fees; Minimum Fees.

(a) Per-Room Fees. The parties acknowledge that the number of Participating Units can vary from day to day in a hotel condominium and therefore agree that, notwithstanding anything to the contrary set forth in Paragraphs 3.C(l)(c) and (f) of the original License, the monthly fees payable under Paragraphs 3.C(l)(c) and (f) of the License (Technology Fees and Hotel Marketing Association fees, respectively) and any other monthly fees based on a per room basis shall be based on the average number of Participating Units participating in the Rental Management Program during the subject month, subject to the Minimum Fee described below.

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(b) Minimum Fees. The following language is added after Paragraph 3.C(1)(f) of the License:

“Notwithstanding anything to the contrary set forth in Paragraphs 3.C(1)(a), (b), (c) and (f) above, commencing on April 1, 2007, in no event shall the fees owed by Licensee to Licensor under any one of Paragraphs 3.C(1)(a), (b), (c) or (f) in any month be less than the applicable Minimum Fee (hereinafter defined). The “Minimum Fee” shall be as follows: (i) with respect to the Technology Fee and Hotel Marketing Association fee (which are calculated on a “per guest room” basis), the Minimum Fee for any given month shall be the greater of: (x) the amount due for the subject month pursuant to the License based on the average number of Participating Units that actually participated in the Rental Management Program during the subject month, and (y) the amount that would have been due for the subject fee for the subject month pursuant to the License if the number of Participating Units each day that entire month was two hundred (200), and (ii) with respect to the royalty fee and Services Contribution fee (which are calculated based on a percentage of Gross Rooms Revenue), the Minimum Fee for any given month shall be the greater of: (x) the amount due for the subject month pursuant to the License based on the actual Gross Rooms Revenue attributable to or payable for rental of guest rooms (i.e., Participating Units) at the Hotel during the subject month multiplied by the applicable percentage set forth in the License, and (y) the amount that would have been due for the subject fee for the subject month pursuant to the License if there had been two hundred (200) Participating Units available for rental to Hotel guests each night that entire month, with a sixty percent (60%) occupancy rate and an average daily room rate of One Hundred and Twenty Dollars ($120.00) per night (i.e. $14,400 in Gross Rooms Revenue per night). These amounts set forth in both items (y) above have been negotiated by the parties to establish minimum fees given the lack of assurance of room inventory by Licensee and is not, and is in no way intended to be, a representation or estimate by either party of the average inventory, average daily room rate or occupancy rate expected for the Hotel.”

5. Conversion; Upgrading. Licensee may not commence to operate the Hotel, or permit any agent or Affiliate to commence to operate the Hotel, as a Crowne Plaza® Resort hotel without Licensor’s written authorization. Upon Licensee’s written request, Licensor will issue such written authorization upon (and only upon) completion of all pre-opening requirements provided for in the PIP and all other requirements set forth in the License. Licensor may, however, in its sole discretion, authorize Licensee to conditionally open and operate the Hotel as a Crowne Plaza® Resort hotel even though Licensee has not fully complied with the terms of the License or has not fully performed the Work described in the PIP (other than the pre-opening Work), provided Licensee fulfills all remaining terms of the License and PIP on or before the date designated by Licensor. Notwithstanding any consent by Licensor to the authorized conditional operation of the Hotel as a Crowne Plaza® Resort hotel, the Work more fully described in Paragraph 14.1 of the License and the PIP shall be completed and the Hotel shall otherwise be in compliance with the License and shall open as a Crowne Plaza® Resort hotel by no later than June 30, 2007. Licensee’s failure to perform the Work in accordance Licensor’s requirements and specifications (including the completion and other dates specified in the PIP or

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the outside date specified above in this provision) shall constitute a material breach of Licensee’s obligations under the License.

6. Condominium Documents. Licensee shall deliver to Licensor a true and complete copy of the Condominium Documents filed with the Division of Florida Land Sales, Condominiums and Mobile Homes, including all previous and subsequent amendments thereto. It is understood and agreed, however, that Licensor’s review of the Condominium Documents will not be deemed an approval of the legal sufficiency, marketability or other effects or characteristics thereof. Until control of the Condominium Association is transferred to the Residential Unit Owners, Licensee will ensure that the Condominium Documents will not be amended without Licensor’s prior written consent if the proposed amendment could adversely affect in any material respect the Hotel or Licensee’s ability to comply with the terms, conditions and payment obligations of the License, which consent will not be unreasonably withheld. In addition, until transfer of control of the Condominium Association to the Residential Unit Owners, Licensee will ensure that the Board of Directors of the Condominium Association does not take any action that adversely affects in any material respect the Hotel or Licensee’s ability to comply with the terms, conditions and payment obligations of the License and does not deny approval of reasonable requests made by Licensee relating to the operation of the Hotel.

7. Sale of Condominium Units.

(a) No Use of Crowne Plaza® Marks in Sales. Subject to the terms and conditions of the License (including, without limitation, the provisions of Section 20 of this Addendum), Developer shall have the right to sell Condominium Units within the Condominium at any time and from time to time in accordance with the Condominium Documents and in compliance with all applicable federal, state and local laws. However, notwithstanding any other term or provision of this License or other document or communication, neither Developer nor Licensee, nor any of their respective Affiliates, agents, employees or other Persons involved in the solicitation, promotion, marketing, sales or rental of Condominium Units or the Rental Management Program shall have the right or license at any time to use the “Crowne Plaza®” name and marks (or any other names and marks owned by Licensor or its Affiliates) regarding or in connection with any solicitation, promotion or marketing relating to the offer and/or sale of the Condominium Units or the Rental Management Program or in any materials relating to the offer or sale of any Condominium Unit or the Rental Management Program; except that Licensee may use the “Crowne Plaza®” name and marks in connection with the promotion and marketing of the Hotel to prospective guests of the Hotel and in connection with the operation of the Rental Management Program at the Hotel in accordance with and subject to the License. No such materials shall state or suggest in any way that they have been approved by Licensor, that Licensor has participated or will participate in the development, construction, operation, marketing and/or sale of any of the Condominium Units or the Rental Management Program or that Licensor assumes, guarantees or is otherwise responsible in any way for any of the obligations, acts or omissions of the Developer, Licensee or any Affiliate, manager or agent of either or of any other Person in connection with the Condominium Units or the Rental Management Program. Licensee expressly acknowledges and agrees that Licensor has in fact had no involvement whatsoever in the development, construction, operation, marketing and/or sale of any of the Condominium Units or the Rental Management Program. Licensee shall ensure that it and Developer and its and Developer’s Affiliates’ marketing staff and agents do not

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make any written or oral representations that suggest that Licensor has participated or will participate in the development, construction, operation, marketing and/or sale of any of the Condominium Units or Rental Management Program or that Licensor assumes, guarantees, or is otherwise responsible in any way for, any of the obligations, acts or omissions of the Developer, Licensee or any Affiliate, manager or agent of either or of any other Person in connection with the Condominium Units or Rental Management Program.

(b) Special Authorization; Disclaimers. Notwithstanding the foregoing, if, in connection with any on-going sales of Condominium Units or resales or the Rental Management Program, Licensor, in its sole discretion, expressly permits in writing the use of the Crowne Plaza® name and mark (or any other names and marks owned by Licensor or its Affiliates), any sales or marketing materials for the Condominium Units or Rental Management Program shall contain the disclaimers and waivers and other provisions set forth in Exhibit A attached to this Addendum.

(c) Conduct of Sales Professionals. Licensee shall further ensure that it, Developer and their respective Affiliates’ marketing staff and agents conduct all sales and marketing activities for the offer and sale of Condominium Units and the Rental Management Program in a professional, lawful and ethical manner and refrain from disturbing guests at the Hotel. Licensor’s failure to object to any sales or marketing activities shall not constitute any judgment or determination by Licensor that all or any part of such activities are in compliance with applicable laws or other requirements.

(d) Review of Sales and Marketing Materials. Licensor shall have the right (but not the obligation), upon request, to review all Condominium Unit and Rental Management Program sales and marketing materials or similar or related documents to confirm they comply with the License. Licensor’s review of any such materials shall not constitute any judgment or determination by Licensor that such materials are in compliance with applicable laws or other requirements.

(e) Purchaser Certificates. Licensee shall cause Developer to request each purchaser of a Condominium Unit that signs a sales contract to purchase the Condominium Unit, following the Term Commencement Date, to execute a Certificate in favor of Licensor in the form attached hereto as Exhibit B-1, in which the purchaser acknowledges and agrees to the contents of the Certificate. If the purchaser refuses to sign the Certificate, Licensee shall cause Developer to use commercially reasonable efforts to obtain an alternate Certificate from the purchaser in the form attached hereto as Exhibit B-2. in which the purchaser acknowledges receipt of the disclosures and disclaimers but does not expressly agree to them. With respect to purchasers who signed a sales contract for a Condominium Unit prior to the Term Commencement Date, Licensee shall cause Developer to use commercially reasonable efforts to obtain from each such purchaser at closing an executed Certificate in favor of Licensor in the same form as attached hereto as Exhibit B-1; however, if the purchaser refuses to sign the Certificate at closing, Licensee shall cause Developer to use commercially reasonable efforts to obtain the alternate Certificate from the purchaser in the form attached hereto as Exhibit B-2. Licensee shall be required to cause Developer to use commercially reasonable efforts, but shall not be required to cause Developer to force or require, a purchaser or prospective purchaser to sign a Certificate. No modification shall be made to any Certificate that would cause it to differ

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from the applicable attached form, without the prior written consent of Licensor (other than insertion of the name of the purchaser(s), the unit number and the date of execution). Licensee shall cause Developer to deliver each original, signed Certificate to Licensee promptly after it is executed by the purchaser(s) and Licensee shall promptly forward all original, signed Certificates to Licensor. These Certificates are in addition to, and not in lieu of, any certificate for the benefit of Licensor required to be signed by owners of Condominium Units electing to become Participating Unit Owners.

(f) FF&E Package. All Residential Condominium Units that are eligible to be a Participating Unit must be sold or furnished with a standard package of FF&E approved by Licensor for the Hotel.

(g) Notification. Licensee shall notify Licensor immediately upon its receipt of notice or knowledge of any action by Developer or any of its Affiliates that is reasonably likely to materially impair the ability of Licensee to comply with the provisions of the License.

8. Rental Management Program: Operation of Hotel.

(a) Rental Agreements. Before a Residential Condominium Unit (other than those owned by Licensee or Developer) may be included in the Hotel as a Participating Unit, Licensee shall cause Purchaser to enter into a Rental Agreement with the Residential Unit Owner of such Residential Condominium Unit, pursuant to which the Residential Unit Owner shall grant Purchaser the exclusive authority to manage the Residential Condominium Unit and to rent the Residential Condominium Unit to the general public as part of the Hotel as a guest room pursuant to the requirements of the System. In its operation of the Rental Management Program, Licensee shall cause Purchaser to use the attached form of Rental Agreement and no material changes shall be made to the form without the prior written consent of Licensor. Licensor shall have the right to specify provisions that must be included in any agreement between a Non-Participating Unit Owner or the Condominium Association and the Licensee, Purchaser or Management Company. Licensor shall also have the right to require modifications to the Rental Agreement as may be reasonably necessary to cause such agreement to comply with applicable laws or the License. Licensee acknowledges and agrees that, during the License Term, Licensee will be the lessee of the Hotel Unit under the Hotel Unit Lease and will acquire from Purchaser, pursuant to the Hotel Unit Lease, the exclusive authority to manage and rent all of the Participating Units in accordance with the Rental Agreements. Further, Licensee will enter into the Management Agreement with the Management Company to operate the Hotel Unit and perform the obligations of Licensee under the Hotel Unit Lease with respect to the Rental Agreements. Licensee agrees not to assign (or permit an assignment of) or materially amend the Hotel Unit Lease or the Management Agreement without the prior written consent of Licensor. Notwithstanding Licensor’s acknowledgement of Licensee as the lessee of the Hotel Unit and of Management Company as the sub-manager of the Hotel Unit, and notwithstanding Licensor’s review of the Hotel Unit Lease and Management Agreement, Licensee and all guarantors shall remain fully liable to Licensor under the terms of the License and the guarantees and Licensor need look only to Licensee and the guarantors with respect to any matter arising under the License.

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(b) Participating Units’ Compliance With Brand Standards. No Residential Condominium Unit (including any Residential Condominium Unit previously withdrawn from the Hotel as a Participating Unit as permitted under the Rental Agreement) shall become a Participating Unit that may be rented to a guest as part of the Hotel until such Residential Condominium Unit meets all System brand standards for Crowne Plaza® Resort hotel properties and Licensee has certified in writing to Licensor that it meets all such standards. Licensor reserves the right to inspect each Participating Unit for compliance with the terms of the License and may suspend or revoke the approval of any Residential Condominium Unit that fails to meet such standards as a Participating Unit. Licensee shall maintain or cause to be maintained each Participating Unit in good repair and condition and in full compliance with the System. Licensee, its agents and Affiliates, shall not rent or offer to rent any Residential Condominium Unit as a Participating Unit that (i) has not been certified in writing by Licensee to Licensor as complying with the System, (ii) does not actually comply with the System, or (iii) has been rejected by Licensor. Licensee, its agents and Affiliates, shall prohibit Participating Unit Owners from personalizing their Residential Condominium Units (including anything in the Condominium Unit other than the standard FF&E package) and further shall require any such Residential Unit Owners to maintain their Residential Condominium Unit in accordance with the System’s brand standards for Crowne Plaza® Resort hotel properties.

(c) Other Areas Compliance with Brand Standards. Licensee shall ensure that any and all common elements of the Condominium that are or may be accessible to guests of the Hotel, all Hotel Operated Common Properties and the Leased Function Space also are maintained in accordance with all System brand standards for Crowne Plaza® Resort hotel properties.

(d) No Nuisance. Licensee shall ensure that all Participating Unit Owners and, to the extent within Licensee’s control, all Non-Participating Unit Owners and their respective families, tenants and guests are prohibited from using Residential Condominium Units in any way that would interfere with or be inconsistent with the use of one or more of the Residential Condominium Units as part of the Hotel, including, but not limited to, a prohibition on conducting illegal, offensive or commercial activities of any kind in or from a Residential Condominium Unit or exceeding maximum occupancy rates per Residential Condominium Unit or creating excessive or unreasonable noise or odors.

(e) Front Desk. Licensee shall at all times maintain or cause to be maintained a reservations desk and equipment for the Hotel in the lobby of the Hotel for purposes of check-in/check-out and related services for guests of the Hotel and for key pick-up and drop-off for Participating Unit Owners and shall comply or cause compliance with all standards of the System related to reservations.

(f) Insurance. The commercial general liability insurance and business automobile liability insurance single-limit coverage required to be carried by Licensee under Paragraph 9.B of the License for personal and bodily injury and property damage is hereby amended to be not less than Fifteen Million Dollars ($15,000,000) per occurrence (all other portions of Paragraph 9.B remain in effect and unchanged). In addition to the liability and other insurance required to be carried by Licensee under Paragraph 9.B. of the License, at all times during the License Term, Licensee shall be required to carry “All Risk” (or its equivalent)

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property damage insurance for the Hotel Unit and shall cause each Participating Unit Owner to carry, at all times that they are participating in the Rental Management Program, “All Risk” (or its equivalent) property damage insurance for the FF&E in their Participating Unit in the amount and upon the terms and conditions set forth in the form Rental Agreement. In addition, Licensee shall carry “All Risk” (or its equivalent) property damage insurance for the FF&E in any Condominium Unit owned by Licensee or its Affiliates and shall cause Developer to carry “All Risk” (or its equivalent) property damage insurance for the FF&E in any Condominium Unit owned by Developer or its Affiliates, protecting Licensee and Licensor and their respective Affiliates, as their interests may appear, with replacement cost valuation in an amount not less than the replacement value thereof. In addition, Licensee shall carry for any Condominium Unit that it or its Affiliate owns, and shall cause Participating Unit Owners to carry for their Participating Units and Developer to carry for its Participating Units, commercial general liability insurance and all other insurance required to be carried by Participating Unit Owners pursuant to the terms and provisions set forth in the form Rental Agreement.

9. Licensee Representations. Acknowledging that Licensor is relying on the representations, warranties, covenants, and other agreements contained in this Addendum, Licensee, after adequate inquiry and investigation, expressly represents and warrants:

(a) Management of Condominium Association. That Licensee or an Affiliate of Licensee has entered (or will prior to the Opening Date enter) into a valid, enforceable management agreement with the Condominium Association in which the Condominium Association retains Licensee or its Affiliate to manage all of the common elements of the Condominium during the License Term in accordance with the System standards, and has delivered (or will prior to the Opening Date deliver) an accurate and complete copy of such agreement to Licensor. For so long as Licensee or its Affiliate shall manage the Condominium Association, Licensee shall manage same, or shall cause such management to be, in accordance with the License and the System standards.

(b) Possession of Hotel; Management of Hotel Operated Common Properties. That Licensee is entitled to possession of the Hotel during the entire License Term without restrictions that would interfere with anything contemplated in the License. That Licensee or an Affiliate of Licensee has entered into a valid, enforceable management agreement with the Master Association giving Licensee or its Affiliate the exclusive right to manage the portions of Common Properties located west of South Ocean Drive, including the resort pool located adjacent to the intracoastal waterway (the “Resort Pool”) and the outdoor function areas which are located on Common Properties and which could be perceived by guests of the Hotel to be part of the Hotel, during the License Term and to impose rules and regulations restricting and regulating usage of same, all in accordance with the License, the System standards and the Master Declaration. That Licensee shall manage the Resort Pool and Hotel Operated Common Properties, or shall cause such management to be performed, in accordance with the License and the System standards. That the Resort Pool and all walkways and facilities necessary to access the Resort Pool from the Hotel will be available for use and enjoyment by Licensee, all Residential Unit Owners and their respective authorized agents, guests and invitees by the Opening Date and throughout the License Term in accordance with the System standards.

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(c) Beach Access. That Purchaser, Licensee and all Residential Unit Owners and their respective authorized agents, guests and invitees have been granted an easement which gives them perpetual access at all times over Common Properties to the beach, which access has been granted by easement and can not be unreasonably restricted or blocked. That all Common Properties necessary to access the beach from the Hotel will be available for use and enjoyment by Purchaser, Licensee, all Residential Unit Owners and their respective authorized agents, guests and invitees by the Opening Date and throughout the License Term in accordance with the System standards. Notwithstanding the foregoing, the walkway to the beach shall not be required to be beautified to System standards until completion of Phase V of the Project.

(d) Rental Agreements. That Purchaser has entered into (or will enter into before the Opening Date) Rental Agreements with Participating Unit Owners of at least one hundred (100) Participating Units. That, on or before June 30, 2007, Purchaser will have entered into Rental Agreements with Participating Unit Owners of at least two hundred (200) Participating Units. That, pursuant to the Hotel Unit Lease, Purchaser has delegated (or will delegate prior to the Opening Date) to Licensee Purchaser’s exclusive authority to manage and rent the Participating Units in accordance with the Rental Agreements.

(e) Condominium Filing. That it, Developer or the appropriate Affiliates of each, have properly prepared and filed the Condominium Documents with the Division of Florida Land Sales, Condominiums and Mobile Homes and have properly addressed any deficiencies cited by the Division and that the “Shared Costs” budget attached as an exhibit to the Condominium Documents is adequate to enable Licensee to operate the Hotel in conformance with the System and the License. Licensee hereby represents that, as of the date of this License, Developer has binding sales contracts for one hundred and ninety three (193) of the Residential Condominium Units and one (1) signed Reservation Agreement.

(f) Securities Laws. That there have been no violations by any Person of any federal or state securities laws or regulations or any other laws (including, without limitation, the Interstate Land Sales Act) or regulations applicable to the offering for sale or the sale of any of the Condominium Units and/or participation in the Rental Management Program.

(g) Delivery of Documents. That it has delivered to Licensor true and correct copies of all agreements and documents referenced in Sections 9(a), (b) and (e), as well as true and correct copies of the Hotel Unit Lease Agreement and the Management Agreement and all other agreements or documents reasonably requested by Licensor.

(h) Ability to Perform. If Licensee cannot directly accomplish all of the requirements set forth in the License (including this Addendum), Licensee covenants, represents and warrants that (i) Licensee or Purchaser has enforceable agreements with Developer providing Licensee or Purchaser with rights to require Developer to act in accordance with the requirements of the License, and Licensee agrees to take all action as may be necessary to enforce such rights whether held by Licensee or Purchaser, (ii) Licensee will cause Purchaser and Management Company to act in accordance with the requirements of the License, and (iii) Licensee will cause Participating Unit Owners to act in accordance with the requirements of the License. Accordingly, Licensee acknowledges that it shall not be relieved from timely and

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complete performance of any obligation hereunder on the basis that the failure to perform was outside of its control or authority.

10. Non-Participating Units. Licensee understands and agrees that the Non-Participating Units are not part of the Hotel and that Licensee has no license from Licensor to operate the Non-Participating Units as part of a Crowne Plaza® Resort hotel. Therefore, with respect to any Non-Participating Units:

(i) Licensee shall not, and shall use its best efforts to ensure that all Non-Participating Unit Owners do not, rent, lease or otherwise make such Non-Participating Units available to the general public through the Crowne Plaza® reservation system required by Licensor for the Hotel, nor shall it or they use any part of the System in any other manner in connection with the Non-Participating Units. No reservations for Non-Participating Units may be made through the reservations phone line or website used by the Hotel for rental of Participating Units.

(ii) Licensee shall ensure that the registration signed by all guests using Non-Participating Units shall include the following language: “The unit being rented is not affiliated in any manner with the Crowne Plaza® system of hotels or resorts or the franchisor or owner thereof and that those guests using Non-Participating Units are informed at the time of reservation and check-in and at all other appropriate times that the Non-Participating Units are not affiliated with the Hotel, the System, Licensor or its Affiliates.

(iii) Licensee and its Affiliates will not use the words “Crowne Plaza®” or any other mark or name associated with the System, or any variation of such marks or names, with respect to the Non-Participating Units. Such names or marks shall not appear on any items or products in the Non-Participating Units. Licensee and its Affiliates will not, and will ensure that Developer and its Affiliates do not, and Licensee and its Affiliates will use their best efforts to ensure that all Non-Participating Unit Owners do not, identify any Non-Participating Units with any other hotel brand.

(iv) Licensee will take such other and further steps as Licensor may reasonably require from time to time and as may be permitted under applicable law and the Condominium Documents to disassociate the Non-Participating Units from the System and to minimize the chance of a claim being made against Licensor or its Affiliates for anything relating to the Non-Participating Units.

(v) Notwithstanding the fact that the Non-Participating Units are not part of the Hotel, Licensee expressly agrees that all indemnity, hold harmless, defense and release provisions of the License (including this Addendum) shall apply to any matter, occurrence, act or omission arising from or in connection with the Non-Participating Units or any of them (even where the negligence of Licensor and/or its Affiliates is alleged).

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11. Responsibility for and Assurance of Product Quality. Licensee understands and agrees that among the most significant purposes of the License is the requirement of Licensee to comply with the brand standards of the System at the Hotel and to timely complete the PIP. Licensee represents to Licensor that Licensee has the ability to comply, and to secure compliance with, all System brand standards at the Hotel (including the Participating Units, Hotel Managed Common Properties and Leased Function Space) and to timely complete the PIP. Accordingly, should any of the terms and conditions of the License not be satisfied, Licensor shall have the right to terminate the License and to collect liquidated damages pursuant to Paragraph 12.F of the License. Licensee acknowledges such default and termination risks may be increased due to the operation of the Hotel as a condominium hotel. Licensee further acknowledges that all portions of the Hotel other than the Non-Participating Units must satisfy and be subject to the Licensor’s regular product quality and service requirements as provided in the License and the brand standards of the System and that all such portions of the Hotel must be available for Licensor’s inspection as required in the License.

12. Planned Community; Master Association; Future Development.

(a) Master Association. Licensee hereby represents to Licensor that prior to the Opening Date, the Condominium will be a part of a master planned community (the “Community”) that will include the Condominium, the Common Properties and the Sian Ocean Residences Condominium Property (a residential condominium tower located at 4001 South Ocean Drive) and that every owner of real property within the Community will be a member of the master homeowners’ association known as the Sian Ocean Residences Resort Master Association (the “Master Association”). Licensee further represents that the Master Association has responsibility for maintaining the Common Properties of the Community, which include, or will include, prior to the Opening Date, the internal roadways (excluding the public road identified as A1A or South Ocean Drive, which is a main thoroughfare that traverses the Community), beach and beach access areas, parking facilities, and the Resort Pool (which Resort Pool will be part of the Hotel Operated Common Properties). Licensee agrees to secure, at the time of, and as a condition to, the opening of the Hotel and otherwise upon Licensor’s request from time to time, a duly-executed estoppel certificate from the Master Association certifying that the Condominium is in compliance with the requirements of the Master Association. Licensee further agrees to obtain an undertaking from the Master Association to provide Licensor with written notice of any failure by the Condominium to comply with the requirements of the Master Association.

(b) Hotel and Common Properties Plans and PIP. Licensee shall cause a provision to be included in the Purchase Agreement that requires Developer to construct the Hotel and Hotel Operated Common Properties in accordance with the plans and specifications previously submitted to Licensor for review and the PIP, and that prohibits material changes from being made to such plans and specifications without the prior written consent of Licensor and that names Licensor as a third party beneficiary of such provision. Licensee further agrees to cause a provision to be included in the Purchase Agreement requiring Developer and Licensee to submit to Licensor for prior review and approval the specifications for the interior design and finishes for all parts of the Hotel, as well as any proposed material changes to such specifications and that names Licensor as a third party beneficiary of such provision.

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(c) Future Development Parcels. Licensee has informed Licensor that there are two future development parcels on the west side of South Ocean Drive that Developer may submit to the Master Declaration and make part of the Community. Developer has informed Licensee that it currently intends to develop the one that is to the south of the Condominium (“Phase II”) as a hotel or hotel condominium and the one that is to the north of the Condominium (“Phase III”) as commercial space or town homes. Licensee shall cause the current site plan for Phase II and Phase III previously submitted to Licensor for review to be attached as an exhibit to the Purchase Agreement and shall cause the Purchase Agreement to be amended to provide that if Developer constructs Phase II and/or Phase III, it will be constructed substantially in accordance with said site plan and no material changes will be made to the site plan without Licensor’s prior written consent and Licensor shall be a named third party beneficiary to said provision of the Purchase Agreement.

(d) Covenant Running With Land – Phases I, II and III. Licensee shall cause Developer or its Affiliate to record in the public records, concurrently with Purchaser’s acquisition of the Hotel Unit (and prior to the filing of any mortgage, ground lease or other encumbrance against the land included in Phase II or III), the deed restriction attached hereto as Exhibit C, which shall be binding upon all of the real property included in Phases I, II and III and shall require the exterior appearance and quality of all improvements, facilities and landscaping constructed or placed within Phases II and III to be equal to or better (at the time of such completion, renovation or replacement) than the exterior appearance and quality of the Hotel Building on the date the Hotel opened for business, and require the interior finishes of all improvements within Phases II and III to be of a complementary quality or better quality than the finishes of the Hotel Building on the date the Hotel opened for business. The deed restriction shall also require all commercial uses in Phases II and III to be upscale uses and shall expressly prohibit uses that would detract from the operation of the Hotel including, without limitation, flea markets, dollar stores, adult entertainment, pawn shops and adult-themed restaurants and establishments (it being agreed that competition from a second hotel shall not be deemed a detraction). Licensee agrees to enforce Licensee’s rights under the restrictive covenant and enforce the provisions thereof, including upon Licensor’s request.

(e) Review of Phases II and III Plans. Licensor shall have the right, but not the obligation, to review and comment upon the plans and specifications for the improvements to be constructed upon Phases II and III, and to review and comment upon any subsequent material changes to such plans and specifications, but only to confirm that the exterior appearance of all improvements, facilities and landscaping within Phases II and III, and the interior finishes of all improvements within Phases II and III, will conform to the standards imposed by the deed restriction described in the preceding paragraph and to comment upon the configuration and finishes of the replacement Leased Function Space described in subsection (f) below, which Leased Function Space must meet all System standards.

(f) Leased Function Space. In addition to the function space in the Hotel Building, Licensee represents to Licensor that Licensee has (or will have prior to the Opening Date) the exclusive right, throughout the License Term, by written lease or other binding agreement, to use and occupy approximately 4,000 square feet of space in a semi-permanent tent or similar structure acceptable to Licensor which shall be constructed west of South Ocean Drive by the Opening Date, as Hotel function space for meetings, events, conferences, catered parties

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and similar activities, upon terms and conditions acceptable to Licensee and Licensor (the “Leased Function Space”). Licensee further represents that, if Phase III is developed with commercial or mixed use improvements (as opposed to town homes), the improvements will include at least 4,000 square feet of Hotel function space and Licensee will have the exclusive right, throughout the remaining License Term, by written lease or other binding agreement, to use at least 4,000 square feet of permanent space within the Phase III improvements as the Leased Function Space for meetings, events, conferences, catered parties and similar activities, upon terms and conditions acceptable to Licensee and Licensor, in lieu of the semi-permanent tent.

13. Monthly Statements. In addition to the statements and information required under Paragraph 8.A of the License, Licensee shall provide a written report to Licensor by the third (3rd) day of each month, stating the average daily number of Participating Units during the immediately preceding calendar month and including all documents and information required by Licensor to substantiate Licensee’s calculations pursuant to Sections 3, 4 and 14(ii) of this Addendum. The written report will be in such form (including but not limited to electronic transmission or automatic capture) and detail as Licensor may request from time to time.

14. Termination by Licensor. In addition to, but not in lieu of, Licensor’s termination rights under the original License (including Paragraph 12 thereof), Licensor shall have the right to terminate the License immediately upon delivery of written notice to Licensee and, with respect to Subsection 14(iii)(B) and (C) only, the expiration of the cure period set forth in Paragraph 12.C of the original License:

(i) If Licensee’s right to (A) possess or manage any part of the Hotel is terminated, surrendered or lost for any reason (provided that (1) the termination of one or more Rental Agreements shall not give rise to a termination right unless it meets the termination criteria of Section 14(ii) below, and (2) the termination of the Condominium Association management agreement referred to in Section 9(a) hereof shall not give rise to a termination right), or (B) participate as part of the Master Association with at least the level of voting rights and voting power that it is entitled to have as of the Term Commencement Date; or

(ii) If an Inventory Default occurs (i.e., during any Rolling 12-Month Period, an average of less than two hundred (200) daily room nights are available for rental to Hotel guests per calendar month); provided Licensor exercises its termination right and delivers written notice of same to Licensee within one hundred and eighty (180) days after the last day of the last month of the subject Rolling 12-Month Period in which the Inventory Default occurs; or

(iii) If (A) there has been a material misrepresentation or material breach of any warranty on the part of the Licensee in the representations and warranties contained in this Addendum, (B) Licensee has breached any covenant or agreement contained in this Addendum or otherwise failed to comply with or fulfill any of its obligations hereunder, (C) Licensor reasonably determines that the operation of the Hotel is derogating, injuring or impairing the reputation, standards and/or trademark rights of the System, Licensor or its Affiliates, (D)

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Licensor reasonably determines that the solicitation, promotion, marketing or sale of Condominium Units is derogating, injuring or impairing the reputation, standards and/or trademark rights of the System, Licensor or its Affiliates, or (E) Licensor determines that the filing (or imminent filing) of lawsuit(s) by Residential Unit Owners alleging violation by any Person of any federal or state securities laws or regulations or any other laws (including, without limitation, the Interstate Land Sales Act) or regulations applicable to the offering for sale or the sale of any of the Condominium Units and/or the offering of participation in the Rental Management Program, is derogating, injuring or impairing the reputation, standards and/or trademark rights of the System, Licensor or its Affiliates; or

(iv) If the Master Declaration or Condominium Documents are amended in a manner that Licensor reasonably determines has an adverse effect upon the reputation, standards and/or trademark rights of the System, Licensor or its Affiliates or Licensor’s fees; or

(v) If the Master Association or Condominium Association takes any action (or fails to take any action or grant any reasonable request or approval) and Licensor reasonably determines that such act or inaction has an adverse effect upon the reputation, standards and/or trademark rights of the System, Licensor or its Affiliates or Licensor’s fees or leads to unacceptable risks of liability; or

(vi) If the Purchase Agreement is terminated or materially modified without Licensor’s consent; or

(vii) Non-Participating Unit Owners identify any Non-Participating Unit with any other hotel brand.

15. Liquidated Damages. Notwithstanding any other term or provision of this License or otherwise, Licensee acknowledges and agrees that the liquidated damages payment calculated pursuant to Paragraph 12.F of the original License, which provision is being amended as set forth below, shall also be payable (as liquidated damages for the premature termination only, i.e., loss of anticipated fees for the remainder of the term, and not as a penalty nor as damages for breaching the License nor in lieu of any other payment) in the event Licensor terminates the License pursuant to this Addendum, including, without limitation, pursuant to Section 14 hereof. Paragraph 12.F of the original License is hereby modified to provide that (except as expressly modified by this provision, all other portions of said Paragraph 12.F remain in full force and effect): (a) the amounts due as liquidated damages will be calculated based on the total amounts required under Paragraph 3.C(1), (3) and (4) of the original License as amended by Section 4 of this Addendum to include the Minimum Fee requirement in such calculations, and (b) after the fifth (5th) anniversary of the Opening Date, the amounts due as liquidated damages under Paragraph 12.F will be calculated on a twenty-four (24) month basis, rather than a thirty-six (36) month basis.

16. Guaranties and Indemnification Agreement. MHI Hospitality Corporation, a publicly traded corporation, Purchaser and Management Company each agrees to guarantee Licensee’s performance of all of Licensee’s obligations, covenants, indemnities and agreements

18

in the License by executing the form of Guaranty attached as Exhibit E hereto. In addition, Licensee shall cause Developer to execute and deliver to Licensor the Indemnification Agreement in favor of Licensor in the form of Exhibit F attached hereto concurrently with Licensee’s execution of the License and cause certain principals of Developer simultaneously to execute and deliver to Licensor the Guaranty in favor of Licensor in the form of Exhibit G attached hereto.

17. Prior Consent to Release of Information. Without Licensor’s prior written consent after adequate time for review (which shall in no event be less than ten (10) days), there shall be no publicity (regardless of format or forum or whether instigated or undertaken by Licensee or Developer or their respective Affiliates or any agents of any of same) which includes, but is not limited to, a statement, press release, interview, article, advertisement, commercial, or other release or dissemination of information intended to give dissemination of information to the public which identifies Licensor, its Affiliates, Crowne Plaza®, or the franchise arrangement established by the License in connection with the Condominium, the Hotel, the Licensee, the Developer, or any other Person having a role in the Condominium. Licensor understands Licensee’s desire to achieve an appropriate level of publicity, but Licensee acknowledges that Licensor has a substantial interest in the Crowne Plaza® name and reputation and therefore needs to be completely satisfied with the content and means of publication for all such publicity and accordingly can withhold its consent for any reason. Upon request of Licensee, Licensor will designate a person for Licensee to contact to process such review. Through such designated person, Licensor will use its best efforts to review and give its reactions to each item of publicity within ten (10) days after receipt of such submission. The foregoing shall not apply with respect to any filing or disclosure obligation of Licensee or its Affiliates under the federal securities laws or the listing requirements of any securities exchange or market on which its or its Affiliate’s securities are listed or quoted, provided, however, that such disclosures are true and correct.

18. Third Party Beneficiary Rights.

(a) No Third Party Beneficiaries of License. Except as otherwise specifically set forth in the License, no provision of the License (including this Addendum) is intended or shall be construed to provide or create any third party beneficiary right or interest or any other right or interest of any kind in any Residential Unit Owner, the Developer or any Affiliate of either or any other Person (including, without limitation, the Condominium Association, the Master Association or any lender), and all terms and provisions hereof shall be personal solely between the parties to the License and their proper successors and assigns.

(b) Third Party Beneficiary of Purchase Agreement. On or prior to the date of this License, Licensee shall cause Licensor to be made a third party beneficiary of the provisions in the Purchase Agreement that directly or indirectly benefit Licensor.

19. Indemnification. In addition to, but not in lieu of, Licensee’s obligations (and Licensor’s rights) under Paragraph 9.A of the original License and Section 10(v) of this Addendum and any other indemnity set forth in the License (including this Addendum), Licensee agrees to indemnify Licensor and its Affiliates and its and their respective members, managers, officers, directors, employees, agents, successors and assigns (collectively, the “Indemnified

19

Parties”) and hold each of them harmless against, and promptly reimburse each of them upon demand for, all costs, liabilities and payments of money (including, but not limited to, fines, damages, legal fees, expenses and court costs through all trial and appellate levels) incurred or suffered by the Indemnified Party (excluding consequential damages for the premature termination of the License, i.e., loss of anticipated fees for the remainder of the term, but not other consequential damages), by reason of any claim, demand, tax, penalty, or judicial or administrative investigation or proceeding whenever asserted or filed, including, but not limited to, claims brought by the Securities and Exchange Commission, the State of Florida securities regulators, the Division of Florida Land Sales, and any other regulatory authority (even where negligence of Licensor and/or its Affiliates is alleged), arising out of or related to:

(i) the development, construction, promotion, marketing, offer, sale, lease or transfer of any Condominium Unit or any other part of the Condominium or Community;

(ii) (a) the development, promotion, marketing, or offering of the Rental Management Program, or (b) any Rental Agreement;

(iii) any violation or alleged violation of the Securities Act of 1933, as amended, or any other applicable federal or state securities laws, rules or regulations, by Licensee, Developer, Purchaser, Management Company, or their respective Affiliates or the agents or contractors of any of same arising in connection with or relating to (i) any sales or offers of sales of any of the Condominium Units (or any other portion of the Community) or (ii) the Rental Management Program;

(iv) the inaccuracy or breach by Licensee of any representation, warranty, covenant or agreement made in the License (including this Addendum);

(v) any untrue statement or alleged untrue statement of material fact contained in any of the Condominium Documents, as the same may be amended or restated, or in any of the solicitation, promotion, sales, rental, marketing or other documents, materials, procedures or practices used by Licensee, Purchaser, Management Company, Developer or any Residential Unit Owner, or any of their respective Affiliates, or any agents, contractors, employees, or other Persons associated with any of them who are involved in the solicitation, promotion, sale, rental or marketing of any of the Condominium Units (or any other portion of the Community), or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading;

(vi) the failure of Licensee, Purchaser, Management Company, Developer or any Residential Unit Owner, or any of their respective Affiliates, or any agents, contractors, employees, or other Persons related to any of them, to comply with any obligations under any applicable law, regulation or other governmental or court requirement, whether federal, state or local;

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(vii) the use or occupancy of the Hotel, Condominium Units, Condominium, Common Properties or any other amenity, or any part of any of same, by any Person or any incident involving any Residential Unit Owner or guest of any Residential Condominium Unit (whether or not it is a Participating Unit) or any invitee of either (including, without any implied limitation, the disruption of Hotel guests and/or the Hotel’s orderly operations);

(viii) any other matter arising from the development, construction, sale or rental, offering for sale or rental, use, management, occupancy or operation of the Hotel, Condominium, Community, Common Properties or any part of any of same.

Licensee understands and agrees that the defense rights and obligations set forth in the second and third sentences of Paragraph 9.A of the original License shall apply to the indemnifications set forth in this Section 19. The indemnification obligations provided for in the License (including this Addendum), including, without limitation, Paragraph 9.A of the original License and in Section 10(v) and this Section 19 of this Addendum shall survive the expiration or termination of the License for whatever reason. In the event of a conflict between any provision of the original License and any provision of this Addendum relating to the indemnification and defense obligations of Licensee, the provision affording Licensor and other indemnified Persons the broadest rights to indemnification and defense shall control.

20. Compliance with Laws. Licensee agrees to comply with, and shall cause its Affiliates, Developer, Developer’s Affiliates and Participating Unit Owners to comply with, all laws, rules, and regulations applicable to the Hotel or Hotel operations, including, without limitation, the Americans With Disabilities Act and federal and state securities laws, rules and regulations. Licensee shall obtain (or cause to be obtained) in a timely manner all permits, certificates, and licenses necessary to the full and proper opening and operation of the Hotel (including those, if any, required to be obtained for each Participating Unit) and shall cause the Developer and Developer’s Affiliates to obtain in a timely manner all permits, certificates and licenses necessary for the offer and sale of any of the Condominium Units. Licensee agrees to forward to Licensor a copy of all inspection reports, warnings, certifications and ratings issued by any governmental entity during the License Term in connection with the Hotel or the offer and sale of any of the Condominium Units that indicates a failure to meet or maintain governmental standards or less than full compliance with any applicable law, rule, or regulation within five (5) days of receipt thereof by Licensee or its agent or Affiliate.

21. ADA-Compliant Units. Licensee agrees that it will cause Purchaser to purchase from Developer prior to the Opening Date at least two (2) guest rooms that are ADA-compliant (i.e., designed and constructed to comply with requirements of the Americans With Disabilities Act) as part of the Hotel Unit, to retain them as ADA-compliant guest rooms during the entire License Term and to lease such rooms to Licensee under the Hotel Unit Lease during the License Term for use in the Rental Management Program (the “ADA Residential Units”). In addition to the restrictions set forth in Paragraph 10 of the original License, Licensee agrees that it will not, and will cause its Affiliates not to, sell, assign, transfer, convey, pledge, mortgage, encumber or give away, directly or indirectly, any interest in such ADA Residential Units without the prior written consent of Licensor. It is understood and agreed by Licensee that these ADA Residential

21

Units are not adequate to meet all ADA requirements for the Hotel and that Licensee is obligated at all times to meet all requirements of the Americans With Disabilities Act. Licensee agrees that it shall at all times ensure that there are sufficient ADA-compliant Participating Units to meet all ADA requirements for the Hotel. For purposes of calculating fees and other amounts due to Licensor and the minimum number of guest rooms or Participating Units under the License, the ADA Residential Units shall be deemed guest rooms and Participating Units.

22. Waivers. Licensor’s failure to insist upon strict compliance by Licensee with any of the terms, covenants, or conditions of the License or to exercise any termination right shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right or power under the License at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

23. Management of the Hotel. The first sentence of Paragraph 10.J of the original License is hereby deleted and replaced with the following (except as expressly modified by this provision, all other portions of Paragraph 10.J remain in full force and effect):

“Licensor hereby acknowledges that the Management Company will be the manager of the Hotel pursuant to the Management Agreement between Licensee and the Management Company. Licensee shall cause the Management Company to accept, abide by and be subject to the License and all rules, regulations and requirements of Licensor. Upon termination or expiration of the License, Licensee shall cause the Management Company to cease operating the Hotel as a Crowne Plaza® hotel. In the event of any conflict between the terms of the Management Agreement between Licensee and the Management Company and the terms of the License, the terms of the License shall govern and control. Notwithstanding Licensor’s acknowledgement of the Management Company as the manager of the Hotel or Licensor’s review of the Management Agreement, Licensee and all guarantors shall remain liable to Licensor under the terms of the License and the guarantees. The Management Agreement between Licensee and the Management Company shall include provisions acceptable to Licensor by which the Management Company agrees to all of the foregoing.”

24. Site Control. The following is added as Paragraph 15.A of the License:

“Licensee expressly understands and agrees that control of the Hotel by Licensee is a condition precedent to the opening of the Hotel as a Crowne Plaza® hotel. Licensor agrees that, as of the Term Commencement Date, the Purchase Agreement is sufficient evidence of control of the Hotel for purposes of this Paragraph, provided that Licensor retains the right to terminate this License for lack of such control unless: (i) Purchaser acquires fee simple title to the Hotel Unit as evidenced by a recorded deed therefor prior to the Opening Date, (ii) Licensee enters into the Hotel Unit Lease with Purchaser prior to the Opening Date and such lease is acceptable to Licensor, (iii) Purchaser enters into Rental Agreements for at least one hundred (100) Participating Units with its respective Residential Condominium Unit Owners prior to the Opening Date, and (iv) the Purchase Agreement remains in full force and effect until the matters described in (i) and (ii) herein shall have occurred. Unless Licensor receives a copy of the documents described in (i) and (ii) herein by the Opening Date and Licensor receives satisfactory evidence that the events described in (iii) and (iv) herein have occurred by the Opening Date, Licensor shall have the right to terminate the License by written notice to Licensee. Such right

22

shall expire upon Licensor’s receipt and acceptance of a copy of the documents described in (i) and (ii) herein and Licensor’s receipt of evidence that the events described in (iii) and (iv) herein have occurred.”

(Signatures on following page)

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IN WITNESS WHEREOF, the parties have executed this Addendum to License as of the date first set forth above.

LICENSEE:

MHI HOSPITALITY TRS, LLC

By:
Name:
Title:

Attest:

LICENSOR:

HOLIDAY HOSPITALITY FRANCHISING, INC.

By:
Name:
Title:

Attest:

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EXHIBIT A

SALES MATERIAL DISCLAIMERS AND WAIVERS

FOR SALES IF USE OF CROWNE PLAZA NAME IS EXPRESSLY PERMITTED BY

LICENSOR

No material or publicity used in the solicitation, promotion, marketing, sale, offering, lease and conveyance of the Condominium Units (regardless of format or forum), including sales brochures, magazines, television or cable channels and programs, telephone calls or messages, model displays, signs, interviews, articles, advertisements, or contracts of sale (collectively, the “Sales Materials”) shall state or suggest in any way that they have been approved by Licensor or its Affiliates; that Licensor or its Affiliates has or will participate in the marketing and/or sale of the Condominium Units; or that Licensor or its Affiliates assumes, guarantees or is otherwise responsible in any way for any of the obligations, acts or omissions of the seller in connection with the Condominium Units.

All Sales Materials shall include the following statements:

(1) Owners of condominium units have no interest in the Crowne Plaza license granted to the hotel operator by Holiday Hospitality Franchising, Inc. (“Franchisor”).

(2) Owners of condominium units have no right of any kind to the use of the “Crowne Plaza®” name and marks or related names and marks licensed to the hotel operator by Franchisor.

(3) Franchisor and its affiliates have no obligation of any kind (including, but not limited to, any contractual or fiduciary duty or obligation express or implied) to Owners of condominium units or to any mortgagee of a condominium unit.

(4) Franchisor and its affiliates have not approved or endorsed, and are not responsible for these sales materials.

(5) Franchisor and its affiliates have not participated and will not participate in the marketing and/or sale of the condominium units.

(6) Franchisor and its affiliates do not assume, guarantee or have any responsibility in any way for any of the obligations, acts or omissions of the seller of the condominium units, the hotel operator or any of their respective affiliates, agents or contractors.

D-1

EXHIBIT B-1

FORM PURCHASER CERTIFICATE

(Disclosure, Acknowledgement and Agreement)

[see attached]

G-1

EXHIBIT B-2

FORM PURCHASER CERTIFICATE

(Disclosure and Acknowledgement)

[see attached]

EXHIBIT C

DEED RESTRICTION

[see attached]

EXHIBIT D

FORM RENTAL AGREEMENT

[see attached]

EXHIBIT E

GUARANTY

[see attached]

EXHIBIT F

INDEMNIFICATION AGREEMENT

[see attached]

EXHIBIT G

GUARANTY (OF INDEMNIFICATION OBLIGATIONS)

[see attached]

EXHIBIT B

Design Criteria

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Property Improvement Plan

Proposed Conversion of the Ambassador Resort & Conference Center to a

Crowne Plaza Resort

Hollywood, FL

December 12, 2002

PROPERTY IMPROVEMENT PLAN

Proposed Conversion of the Ambassador Resort & Corporate Center

to a Crowne Plaza Resort

Hollywood, FL

December 12, 2002

34

Table of Contents:

PROPERTY INFORMATION	1

STANDARDS (BRAND / LIFE SAFETY / ADA)	3

PIP ISSUES	4

Property Information

Address:	4000 South Ocean Drive
Hollywood, FL 33019
954.458.1900
954.455.9829
www.ambassadorresort.com

General Description

•	This ten-story, interior corridor hotel was originally constructed in 1987 and is of the Miami Beach architectural flavor. U-shaped commercial spaces are located on the first floor with smaller meeting rooms and a few guestrooms on the second floor. The guest tower is centrally located above with primarily north and south views. All guestrooms (floors 3-10) have their own balconies. The back of the hotel faces the Intracoastal Waterway and has an expansive pool deck and landscaped courtyards as well as a small pier on the water.

•	The exterior finishes consist of decoratively painted concrete with natural coral rock accents on the commercial space facade.

•	The following Guestrooms were inspected in preparation of this report: #929 (std. double), #936 (king), #937 (suite), #1027 (std. king), #1022 suite), #1035 (king corner). All standard rooms are identical, each floor has corner guestrooms suites on SE and NW of tower.

•	The hotel is convenient to the beach and area shopping and dining.

•	This hotel’s primary customer base is 20% business & 80% leisure.

•	Market competitors include The Diplomat.

•	The property will require renovation to update its appearance and meet current Brand Standards. Specific renovation requirements are described in the body of the following report.

•	All areas of the hotel must meet current Brand Standards, including all Life Safety Standards.

Professional Architectural, Interior Design and Landscape Design assistance is required during the renovation process of a Six Continents Hotels Brand Hotel.

Please submit all plans (drawings), specifications and color boards to Six Continents Hotels, Property Improvement Department for review and approval prior to purchasing or renovation. Any items not formally submitted for approval may require replacement or modification if they do not meet Design Standards.

The Licensee is to ensure all areas of the hotel are in complete compliance with local codes and Americans with Disabilities Act (ADA). Owner is required to address federal and local building codes as related to the presence and removal of any asbestos. Owner is required to repair or replace all items and finishes in the hotel that may be damaged during the course of the renovation. Ensure all areas of the hotel are in new condition upon completion of the PIP.

Hotel Specifics

Year Built:	1987
Highest Story:	10
Year(s) Renovated:	1999, 2001

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Parking Spaces:	650 +/-	Swimming Pool Dimensions:	40 x 80	Maximum Depth:	8’

Guestrooms:	No. of Rooms
Original # of Rooms	307
Total Rooms	307

Food Service Facility	Palm Court	# of seats	75
Food Service Facility	Pizza/Cafe	# of seats	25
Food Service Facility	Tiki Hut	# of seats	100+
Lounge	Finnegan’s	# of seats	50

Meeting / Banquet Room	Florida Ballroom	# of seats	950 banquet
Meeting / Banquet Room	Regency	# of seats	100 banquet
Meeting / Banquet Room	Hallandale	# of seats	20 banquet
Meeting / Banquet Room	Hollywood Breakout Rooms	# of seats	60 banquet
Meeting / Banquet Room	Dania Beach Breakout Room	# of seats	30 banquet
Meeting / Banquet Room	Salon 1	# of seats	20 banquet
Meeting / Banquet Room	Salon 2	# of seats	30 banquet
Meeting / Banquet Room	Salon 3	# of seats	270 banquet
Meeting / Banquet Room	Salon 4	# of seats	220 banquet
Meeting / Banquet Room	Salon 5	# of seats	60 banquet
Meeting / Banquet Room	Salon 6	# of seats	100 banquet
Meeting / Banquet Room	Salon 7	# of seats	100 banquet

Fitness Room	yes	X	no
Guest Laundry	yes	X	no
Gift Shop	yes		no	X

HVAC Systems:
Commercial Area	Roof Top
Guestroom Building	PTAC

Fire Safety Systems:
Hardwire Smoke	Commercial Area	yes	X	no
	Guestrooms	yes	X	no
	Guestroom Corridors	yes	X	no
Sprinkler System	Commercial Area	yes	X	no
	Guestrooms	yes	X	no
	Guestroom Corridors	yes	X	no

This Product Improvement Plan was developed from an on-site review of the subject hotel on December 12, 2002, by Kathreen F. Walton and Terry Logsdon, Six Continents Hotels, accompanied by Barry Gilliland, Managing Director, Ambassador Hotel.

2

Standards (Brand / Life Safety / ADA)

Brand Standard	THE LICENSEE MUST ENSURE THAT THE PROPERTY COMPLIES WITH ALL BRAND STANDARDS AS NOTED IN THE CURRENT BRAND STANDARDS MANUAL.

Upon completion of the required Property Improvement Plan (PIP) work, the Licensee is responsible for ensuring that the building and building site comply with all applicable building codes, Life Safety codes, Fire Safety requirements, the Americans with Disabilities Act (ADA) and any other applicable codes and ordinances.

Life Safety	PRIOR TO ISSUANCE OF THE LICENSE, WRITTEN DOCUMENTATION MUST BE SUBMITTED CERTIFYING THAT THE FIRE SAFETY SYSTEM MEETS OR EXCEEDS BRAND STANDARDS AND THAT THE SYSTEM IF FULLY OPERATIONAL AS OF THAT DATE.

=>     Please note that in some cases the Six Continents Hotels Life Safety Standards are more stringent than local building and /or fire code requirements. Six Continents Hotels, including Life Safety Standards, shall be fully enforced.

ADA (Americans with Disabilities Act)	Upon completion of the required Property Improvement Plan (PIP) work, the Licensee is responsible for ensuring that the building and building site comply with the Federal Americans with Disabilities Act (ADA), brand Standards and any other applicable codes and ordinances.

=> Canadian properties must ensure all areas of the hotel are in complete compliance with local, federal and provincial Canadian handicap accessibility codes and brand Standards.

3

This hotel requires major renovation that affects all areas of the hotel. Exterior façades and architectural detail must be upgraded with full replacement required for windows, doors, railings, etc.

All public and guestroom areas of the hotel require a complete renovation to include new FF&E throughout and modifications to the existing layout.

A comprehensive design package must be submitted to Six Continents Hotels for review and approval. All replacement materials and structural modifications must be clearly identified and addressed.

Professional Architectural, Interior Design and Landscape Design assistance is required during the renovation process of a Six Continents Hotels Brand Hotel.

Please submit all plans (drawings), Color boards and specifications for review and approval prior to purchasing or renovation to:

Six Continents Hotels

Property Improvement Department

Three Ravinia Drive, Suite 2900

Atlanta, GA 30346-2149

Any items not formally submitted for approval may require replacement or modification if they do not meet design approval or Brand Standards.

PIP Issues

Exterior

(The exterior requires a complete renovation, work must include but is not limited to the following.)

1.	Provide a new upscale porte cochere structure at the main entrance to signify brand change and a heightened sense of arrival. Provide an upgrade texture, pavers or other architectural feature to the drive surface in conjunction with the new entrance refurbishment. Modify curbs and ramps to ensure building is ADA accessible.

2.	Repair all structural deficiencies where existing (e.g., cracking concrete, roof leaks, exposed block, mildewed stone, etc.) and provide a new exterior façade and architectural detail to both the commercial and guestroom buildings. Enhance the roofline detail to compliment the overall aesthetic improvements and to conceal rooftop equipment where existing.

3.	Replace all entrance doors with new units that meet current standards. Repair or replace all exterior service doors and coordinate color with new exterior improvements. Auxiliary entrance doors that allow access to guestroom corridors must be controlled by electronic locks.

4.	Replace all spandrel sections and sliding doors as noted at guestroom balconies.

5.	Replace all exterior railing with new railing that meets current code requirements and Six Continents Hotels standards.

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6.	Repair and refinish all sidewalks and steps surrounding building. Ensure primary entrance areas are ADA acceptable.

7.	Weed, prune and trim all existing landscape features and fill in where needed to eliminate sparse areas. Remove dead or under-grown foliage and replace with mature foliage. Expand scope of landscape package to address entire site.

8.	Level and re-surface and stripe the entire parking lot. Provide ADA spaces as required by Six Continents Hotels and Federal Guidelines. In conjunction with the new parking surface, provide a continuous concrete curb around the property. Ensure illumination meets Six Continents Hotels requirements and that landscape lighting and parking area fixtures are upgraded and upscale in appearance.

9.	Provide architectural or landscape screens for all ground level equipment, dumpster enclosures and service areas.

10.	Entire pool area must be renovated to meet Crowne Plaza brand and life safety standards. Renovation must include a new 48” pool fence with self-closing/latching gate to restrict access to pool area. Pool area furnishings must be upscale in style and design. (Refer to standards for pool requirements.)

11.	Recreational facilities including the courtyard, pool and shuffleboard must be repaired and restored to like new condition; or, eliminated as a feature at the property.

12.	The pool side lounge must be fully renovated in conjunction with the pool area refurbishment.

13.	All existing signage (identity signage and directional signage) must be removed and all scars repaired from its removal. New primary and directional signage that meets Crowne Plaza requirements must be provided.

Lobby / Entrance / Front Desk

(This area requires a complete renovation, work must include but is not limited to the following.)

1.	Replace and upgrade the vestibule, lobby and lobby corridor floor finishes with new large-scale ceramic or natural stone and CYP carpeting (or better) that meets current Crowne Plaza requirements.

2.	Replace and upgrade the overall directional signage package with a package that meets current Crowne Plaza standards.

3.	Replace the lighting package throughout with new recessed (i.e., can) ambient fixtures and decorative pieces (e.g., chandeliers, pendants, sconces, etc.) where appropriate.

4.	Replace and upgrade the ceiling finish with a new drywall ceiling or a combination of drywall and 2x2 acoustical tile with a tegular edge. A multi-plane ceiling, where possible, is required.

5.	Replace all wall finishes with new Type II wall vinyl enhanced by a new architectural millwork package.

6.	Replace all lobby area doors with new doors and upscale hardware.

7.	Replace and upgrade the lobby seating package to include new sofas, loveseats, lounge chairs, occasional and console tables, etc. with new furnishings in a blend

5

of upholstery fabrics and finishes that compliments the overall design direction of the newly renovated hotel. Seating groupings that encourage guests interaction and that break up the lobby are recommended.

8.	Provide a new décor package throughout to include such elements as professionally framed artwork, themed pieces, live plants, architectural millwork, decorative lighting, etc.

9.	Replace and upgrade the lobby and lobby corridor public telephone area.

10.	Provide an upgraded Bell Man Station and Concierge Desk per requirements.

11.	Modify the existing front desk as need to coordinate with the overall improvements; or, replace.

12.	Eliminate the use of store fronts in public areas in conjunction with this renovation.

13.	Provide a Gift Shop and Business Center per Crowne Plaza standards.

14.	Renovate the administrative areas providing new wall and floorcovering and furnishings throughout. In general, these areas must be presentable for guests.

6

Public Restrooms

(All three sets of public restrooms require complete renovation, work must include but is not limited to the following.)

1.	Modify at least one set of public restrooms to meet full ADA clearance and facility requirements.

2.	Replace and upgrade entrance doors and hardware.

3.	Repair ceilings as needed and provide either new drywall ceilings or 2x2 architectural ceiling tile per standards.

4.	Replace all public restroom wall finishes with new finishes that meet Crowne Plaza standards. A tile or stone wainscot must be provided on all fixture walls.

5.	Provide a new lighting package.

6.	Replace and upgrade the vanity with a new natural stone or solid surface vanity and skirt. Provide under-mounted china sinks and new ADA compliant hardware in an upscale design. Provide upgraded vanity lighting and decoratively framed mirrors for the vanity area.

7.	Provide a new amenity package for public restrooms - ensure recessed or semi-recessed towel/waste units, feminine products dispensers, and soap dispensers are provided in each restroom.

8.	Repair or replace damaged toilets and provide new seats.

9.	Renovate the break-out meeting room restrooms to meet the standards and requirements of a public restroom.

10.	Provide a baby changing station in at least one set of public restrooms.

11.	Lighting in public restrooms must be continuous; and, emergency lighting is required in all public restrooms.

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Food Service

(The restaurant requires complete renovation, work must include but is not limited to the following.)

1.	Provide a new professionally designed entrance to the restaurant.

2.	Provide a new multi-plane drywall ceiling; or, incorporate a blend of drywall and 2x2 ceiling tiles.

3.	Replace and upgrade wall finishes with new Type II wall vinyl supplemented by a suitable millwork package.

4.	Replace floor finishes with new CYP carpet, large-scale stone, commercial quality wood, or a combination flooring package.

5.	Provide decor appropriate to the new restaurant theme and overall design including upscale elements and features.

6.	Replace and upgrade the overall lighting package with dimmer capable fixtures.

7.	Replace and upgrade all tables and bases.

8.	Replace and upgrade all chairs.

9.	Provide a structural screen to shield wait stations and equipment.

10.	Provide a music system.

11.	Clean or replace HVAC grilles.

12.	Modify the concept of the Pizza Café with a new facility that provides an upscale image. This area must be completely refurbished to include an all-new FF&E package.

13.	Modify sunken areas as needed to ensure restaurant is fully ADA compliant.

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Lounge

(The Lounge requires a complete renovation, work must include but is not limited to the following.)

1.	Replace and upgrade lounge entrance doors with new upgraded doors and hardware.

2.	Repair and paint the lounge ceiling, clean and restore grilles in conjunction with this work.

3.	Replace and upgrade wall finishes (see restaurant requirements).

4.	Replace and upgrade floor finishes (see restaurant requirements).

5.	Replace and upgrade the overall lighting package with dimmer capable fixtures.

6.	Provide a décor package appropriate to the design and theme.

7.	Replace and upgrade all tables and bases.

8.	Replace and upgrade all chairs and bar stools.

9.	Provide structural screens to shield wait stations and work areas.

10.	Replace and upgrade bar top and façade with new stone top and millwork, metal or stone façade. Repair or replace back bar equipment and finishes where damage or wear is evident.

11.	Provide armoires or custom cabinets for all televisions.

12.	Relocate vending machines to an appropriate vending alcove.

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Meeting / Banquet Rooms /Pre-Function

(All meeting spaces require a complete renovation, work must include but is not limited to the following.)

1.	Replace all doors and hardware in Pre-Function Area and Meeting Rooms. Ensure meeting rooms doors have viewers.

2.	Replace and upgrade signage to coordinate with the new overall directional signage package.

3.	Wherever possible in pre-function areas and meeting rooms, provide a multi-plane drywall ceiling. When ceiling tile is installed (i.e., in meeting rooms), provide 2x2 architectural ceiling tile per standards. Existing drywall ceilings must be repaired and restore to like new condition.

4.	Replace and upgrade the Pre-Function Area lighting package.

5.	Provide new furniture and appointments appropriate to the pre-function area.

6.	Replace and upgrade all wall covering with new Type II wall vinyl and appropriate trim. Reupholster partition walls in meeting rooms. Renovate columns in meeting rooms in conjunction with wall refurbishment.

7.	Provide alcoves for folding partitions.

8.	Replace and upgrade carpet in Pre-Function and Meeting Rooms with new CYP carpet (or better) per standards.

9.	Replace damaged banquet tables.

10.	Replace and upgrade stack chairs.

11.	Replace and upgrade the meeting room lighting package.

12.	Provide new drapery treatments that provide full black-out capability.

13.	Provide an executive upscale Boardroom per standards.

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Fitness Room

(The Fitness Room requires a complete renovation, work must include but is not limited to the following.)

1.	Ensure electronic lock meets standards. Provide a view window into room per standards.

2.	Repair ceiling and paint. Restore HVAC grilles in this process. Upgrade lighting in this room.

3.	Replace wall finish with new wall vinyl. One full wall (floor to ceiling) must be fully mirrored.

4.	Replace and upgrade carpet.

5.	Provide exercise equipment that meets Crowne Plaza Standards. Ten pieces of equipment are required - refer to current standards for full requirements.

6.	Provide a house phone that rings to the front desk.

7.	Provide a water fountain per standards.

8.	Provide upscale towels, hamper and cabinets per standards.

9.	Provide an electric clock.

10.	Provide a wall-mounted television per standards.

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Kitchen

The kitchen requires renovation address conditional and life safety issues. All back-of-the-house work and service areas must be in good working order, clean and provide a safe, upbeat working environment.

Renovation to this area must include refurbishing and restoring all employee areas and modifying the existing life safety equipment as needed to meet Six Continents Hotels requirements. Employee restrooms and break area must be included with this renovation.

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Interior Guestroom Corridors

(Guestroom corridors require a complete renovation, work must include but is not limited to the following.)

1.	Provide either lever-style or panic hardware for all doors leading to a stairwell.

2.	Restrict access on the exterior elevator so that non-registered guests do not have easy access to guestroom floors via an electronic lock.

3.	Replace and upgrade the ceiling in the exterior elevator; and, replace ceiling in main cabs.

4.	Upgrade and enhance elevator lighting.

5.	Replace and upgrade all elevator cab walls.

6.	Provide new floor finishes within elevators.

7.	Repair doors and restore to like new condition on all cabs.

8.	Ensure elevator(s) control panels meet ADA requirements.

9.	Upgrade the ceiling at the main bank of elevators to signify access to elevators. Repair and refinish corridor ceiling to coordinate with improvements.

10.	Replace and upgrade carpet in corridors and at elevator landings.

11.	Upgrade corridor lighting package - sconces are recommended.

12.	Conceal all exposed conduit and wiring within architectural or design features.

13.	Replace and upgrade signage.

14.	Per Six Continents Hotels requirements, provide smoke detectors along corridors no further apart than every 40’ O.C.

15.	Provide appropriate window treatments for corridor windows.

16.	Repair and refinish guestroom entrance doors and frames.

17.	Replace padlocks with keyed locks and repair all scars and damage on service doors and frames. Paint to coordinate with overall improvements.

18.	Clean and paint (or replace) all utility grilles.

19.	Provide upgraded décor and finishes to the Club Level Floor and Corridor to differentiate this floor from others. Access to the club floor must be controlled by electronic access.

20.	If a Club Floor is provided, a Club Lounge must be included. Refer to standards for specific FF&E requirements.

21.	Renovate vending alcoves to coordinate with corridors.

22.	Clean and restore vending area flooring.

23.	Replace ill-functioning vending equipment as needed. Ensure all equipment has GFI back-up.

24.	Provide continuous lighting in the vending alcoves.

25.	A Guest Laundry is not required for a Crowne Plaza Hotel and was not inspected. If provided, this area must be renovated to Crowne Plaza standards with upgraded finishes and new equipment. Guest laundries, when provided, cannot have exposed wire mold, conduit or pipes.

26.	Clean and paint stairwell ceilings and walls.

27.	Replace handrails with new code compliant handrails.

28.	Provide lenses for all light fixtures.

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29.	Provide emergency lighting within the stairwells and 6” reflective floor numbers on each floor. Signage must be visible when the stairwell doors is open.

Guestrooms

(Model guestrooms and baths are well-designed and acceptable aesthetically; however, specifications must be provided to ensure Crowne Plaza performance standards are met. Guestrooms require a complete renovation, work must include but is not limited to the following.)

1.	As previously noted, repair, sand and paint guestroom doors and frames. Provide a new ADA compliant signage package in conjunction with this refurbishment. And, replace door hardware where corroded or damaged.

2.	Repair and paint connecting doors as needed and ensure connecting door hardware meets standards.

3.	Provide closet doors for all guestrooms. Upgrade shelving and rods.

4.	Repair guestroom ceilings where damaged and paint.

5.	Replace and upgrade all carpet.

6.	Replace and upgrade all window treatments.

7.	Replace and upgrade all bedcovering with new coverlets or duvets with dusters.

8.	Replace and upgrade linens and pillows.

9.	Replace and upgrade all guestroom and suite wall finishes with new Type I vinyl or acrylic based texture. A supplementary millwork package is strongly encouraged.

10.	Replace and upgrade all guestroom and suite lighting including all entrance lighting, desk lamps, occasional lamps, floor lamps, wall-mounted lamps and table lamps.

11.	Replace and upgrade the guestroom seating package in all rooms and suites including new lounge chairs and ottomans, executive style ergonomic desk chairs, sofas, occasional seating, side chairs, dining chairs, etc.

12.	Replace and upgrade all guestroom and suite casegoods including all armoires, dressers, nightstands, occasional tables, activity tables, desks, etc. Refer to standards for specific requirements.

13.	Provide wall-mounted thermostats for the HVAC units. A new 4-pipe system is recommended for the guestroom areas of the hotel.

14.	Ensure all televisions are in good working order and are 25” minimum.

15.	Provide 2-touch tone telephones in every room per standards.

16.	Provide upscale finishes for mini-bars (i.e., cabinetry, stone counters, etc.) and ensure equipment is in good working order.

17.	Replace and upgrade all bedsets to meet Crowne Plaza standards.

18.	Club Level Guestrooms, if provided, must feature upgraded finishes and amenities to differentiate them from typical guestrooms.

19.	Provide natural stone or solid surface counters for all counters and cabinet tops. Provide upgraded faucetry at wet bars and sinks.

20.	Renovate all parlors with new upscale furnishings and finishes.

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21.	ADA guideline and Six Continents Hotels requires 12 accessible guestrooms for a hotel with 307 room (8 standard accessible rooms plus 4 with roll-in shower units). Rooms must be distributed among the various available room types. An additional 8 standard rooms (i.e., non-ADA) must be equipped for guests with hearing disabilities.

Guest Bathrooms

Guestrooms require a complete renovation, work must include but is not limited to the following.)

1.	Repair and paint doors and frames to coordinate with overall improvements. Replace hardware where damaged or corroded. Provide upscale double robe hooks per standards.

2.	Repair ceilings where damaged and paint to provide a consistent finish.

3.	Replace and upgrade floor tile with new ceramic tile and base.

4.	Replace and upgrade all finishes with new wall vinyl.

5.	Replace general lighting with new recessed lighting.

6.	Repair or replace toilets as needed. Provide new seats and lids.

7.	Replace tissue dispensers with new dual role units.

8.	Repair exhaust systems and clean and paint grilles.

9.	Replace and upgrade vanities with new stone or solid surface counters and skirts with under-mounted china sinks and upgraded faucetry sets.

10.	Replace and upgrade vanity lighting with decorative sconces or other upscale fixture.

11.	Provide either a towel bar/shelf unit or towel cubbies recessed in the vanity skirts.

12.	Recondition tubs, replacing any severely worn or chipped units.

13.	Replace and upgrade tub enclosures with new 6x6 or larger tile, or new 3-panel solid surface or stone walls.

14.	Replace and upgrade tub hardware with new upscale central-mixer sets.

15.	Provide new recessed soap dishes.

16.	Provide grab bars at the entrance side of the tub.

17.	Replace and upgrade the shower curtain and rod. The new bowed rod with the ‘peek-a-boo’ curtain is recommended.

Back of House

The back of house areas must be renovated to address conditional and life safety requirements. Work spaces must be clean and provide adequate storage to keep them clutter free.

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EXHIBIT C

List of Acceptable Franchisors

Any franchise that is categorized as upper scale or luxury by Smith Travel Research.

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EXHIBIT D

Hotel Signage

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(LAYOUT @ EAST ELEVATION)

CROWNE PLAZA
145.56 SQ.FT.
LOGO LAYOUT
TOTAL SQ.FT. = 145.56 SQ.FT.
END VIEW	150.0 SQ.FT. MAX PER CODE

WEEDED OUT. FLAG & RING TO HAVE #3630-131 METALLIC GOLD VINYL APPLIED TO 1st SURFACE.

•	INTERNALLY-ILLUMINATED w/ HIGH-OUTPUT FLUORESCENT LAMPS.

•	LOGO TO BE CLIP-MOUNTED TO BUILDING WALL.

LETTERS:

•	ALUMINUM RETURNS PAINTED AKZO SIGN7988 GOLD, HIGH-GLOSS FINISH.

•	RETAINERS PAINTED AKZO SIGN7988 GOLD, HIGH-GLOSS FINISH.

•	CLEAR LEXAN FACES w/ #3630-53 CARDINAL RED VINYL APPLIED TO 1st SURFACE.

•	RED L.E.D. ILLUMINATION.

•	REMOTE POWER SUPPLIES.

•	LETTERS TO BE CLIP-MOUNTED TO BUILDING WALL.

LAYOUT @ SOUTH ELEVATION

CROWNE PLAZA®
145.56 SQ.FT.
LOGO LAYOUT
TOTAL SQ.FT. = 145.56 SQ.FT.
END VIEW	150.0 SQ.FT. MAX PER CODE

LAYOUT @ NORTH ELEVATION

•	WEEDED OUT FLAG & RING TO HAVE #3630-131 METALLIC GOLD VINYL APPLIED TO 1st SURFACE.

•	INTERNALLY-ILLUMINATED w/ HIGH-OUTPUT FLUORESCENT LAMPS.

•	LOGO TO BE CLIP-MOUNTED TO BUILDING WALL.

LETTERS:

•	ALUMINUM RETURNS PAINTED AKZO SIGN7988 GOLD, HIGH-GLOSS FINISH.

•	RETAINERS PAINTED AKZO SIGN7988 GOLD, HIGH-GLOSS FINISH.

•	CLEAR LEXAN FACES w/ #3630-53 CARDINAL RED VINYL APPLIED TO 1st SURFACE.

•	RED L.E.D. ILLUMINATION.

•	REMOTE POWER SUPPLIES.

•	LETTERS TO BE CLIP-MOUNTED TO BUILDING WALL.

LAYOUT @ WEST ELEVATION

15.52 SQ.FT.

CROWNE PLAZA®

59.54 SQ.FT.

SIGN SPECIFICATIONS:

LOGO:

•	ALUMINUM CABINET & RETAINERS PAINTED AKZO SIGN7988 GOLD, HIGH-GLOSS FINISH.

•	WHITE PANAFLEX BLEED FACE w/ SCOTCHCAL VTV-12371 RED OPAQUE VINYL BACKGROUND APPLIED TO 1st SURFACE. FLAG & RING TO BE WEEDED OUT. FLAG & RING TO HAVE #3630-131 METALLIC GOLD VINYL APPLIED TO 1st SURFACE.

•	INTERNALLY-ILLUMINATED w/ HIGH-OUTPUT FLUORESCENT LAMPS.

•	LOGO TO BE CLIP-MOUNTED TO BUILDING WALL.

LETTERS:

•	ALUMINUM RETURNS PAINTED AKZO SIGN7988 GOLD, HIGH-GLOSS FINISH.

•	RETAINERS PAINTED AKZO SIGN7988 GOLD, HIGH-GLOSS FINISH.

•	CLEAR LEXAN FACES w/ #3630-53 CARDINAL RED VINYL APPLIED TO 1st SURFACE.

•	RED L.E.D. ILLUMINATION.

•	REMOTE POWER SUPPLIES.

•	LETTERS TO BE CLIP-MOUNTED TO BUILDING WALL.

EXHIBIT E

Franchisor Indemnity Agreement

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INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made this __ day of _____________, 2006, by and between MCZ/Centrum Florida XIX, L.L.C., a Delaware limited liability company (“Indemnitor”), and Holiday Hospitality Franchising, Inc., a Delaware corporation (“Licensor”).

W I T N E S S E T H :

WHEREAS, as an inducement for Licensor to execute concurrently herewith that certain License Agreement between Licensor and MHI Hospitality TRS, LLC, a Delaware limited liability company (“Licensee”), granting Licensee the right to operate a hotel to be located at 4000 South Ocean Drive, Hollywood, Florida as a Crowne Plaza® branded hotel (as it may be amended from time to time, the “License Agreement”), Licensor required the execution and delivery of (a) this Agreement, and (b) a guaranty by Arthur Slaven, Michael Lerner, and John McLinden (“Guarantors”), principals of Indemnitor, in favor of the Indemnified Parties (as defined below), guarantying the payment and performance by Indemnitor of all of its obligations set forth in this Agreement (the “Guaranty”);

WHEREAS, Indemnitor has agreed to indemnify and hold harmless Licensor and its Affiliates and its and their respective members, managers, officers, directors, employees, agents, successors and assigns (each, including Licensor, an “Indemnified Party” and collectively the “Indemnified Parties”) with respect to the matters and subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Indemnitors and Licensor agree as follows (capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the License Agreement):

1. Recitals. The foregoing recitals are true and correct and incorporated by this reference.

2. Representations. Acknowledging that the Indemnified Parties are relying on the representations, warranties, covenants, and other agreements contained in this Agreement, Indemnitor represents, warrants and covenants as follows:

(a) Management of Condominium Association. Indemnitor will cause the Condominium Association to enter into, prior to the Opening Date, a valid, enforceable management agreement with Licensee in which the Condominium Association retains Licensee to manage all of the common elements of the Condominium during the License Term in accordance with the System standards, subject to the termination rights provided under applicable laws, which Management Agreement shall be in the form of Exhibit “A” attached hereto.

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(b) Management of Common Properties. Indemnitor will cause the Master Association to enter into a valid, enforceable management agreement with Licensee giving Licensee the exclusive right to manage the pool adjacent to the Condominium (the “Pool”), the walkway between the Pool and Sian Resort Residence I Condominium (the “Hotel Condominium”), the service road leading to South Ocean Drive and the Hotel Condominium and the turn around to be located at the end of the service road (the “Service Road”), the parking facility on the West side of the South Ocean Drive and the related landscaping along the Service Road and such walkway during the License Term, in the form of Exhibit “B” attached hereto.

(c) Beach Access. Subject to the terms and provisions of the Master Declaration, all members of the Master Association and their guests and invitees have access over the Common Properties to the beach and the Pool, and the right to utilize same as provided in the Master Declaration. Indemnitor has caused an easement to be recorded in the Public Records of Broward County, Florida in the form of Exhibit “C” attached hereto (the “Easement Agreement”).

(d) Condominium Filing. Indemnitor has prepared and filed the Condominium Documents with the Division of Florida Land Sales, Condominiums and Mobile Homes (the “Division”) and has addressed any deficiencies cited by the Division in a manner satisfactory to the Division.

(e) To the best of its Knowledge, the Indemnitor and its parent company, subsidiaries, affiliates, managers, members, officers, directors, employees, agents and contractors, including brokers and sales agents, and MCZ/Centrum Florida VI Owner, L.L.C., an Illinois limited liability company (“MCZ/Centrum VI”) and its parent company, subsidiaries, affiliates, managers, members, officers, directors, employees, agents and contractors, including brokers and sales agents, have complied with all federal securities laws including, without limitation, the Securities Act of 1933, as amended, as such laws have been interpreted by the Securities and Exchange Commission (“SEC”) “no action” letters, and all state securities laws (collectively the federal and state securities laws shall be referred to as the “Securities Laws”) applicable to the promoting, marketing, offering for sale, lease or transfer of the Condominium Units, the Condominium, the Community and/or any rental management program with respect to the Condominium Units.

(f) To the best of its Knowledge, Indemnitor and its parent company, subsidiaries, affiliates, managers, members, officers, directors, employees, agents and contractors, including brokers and sales agents, and MCZ/Centrum VI and its parent company, subsidiaries, affiliates, managers, members, officers, directors, employees, agents and contractors, including brokers and sales agents, have complied with all laws applicable to the promoting, marketing, offering for sale, lease or transfer of the Condominium Units, including, without limitation, in accordance with Section 718 of the Florida Statutes (Florida Condominium Act) and the federal Interstate Land Sales Act.

(g) Indemnitor has no Knowledge of any violation by any Person of the Securities Laws or other laws applicable to the promoting, marketing, offering for sale, lease or transfer of the Condominium Units, Condominium, Community and/or any rental management program with respect to the Condominium Units.

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For purposes of this Agreement, the term “Knowledge” shall mean the actual current knowledge of Arthur Slaven, Michael Lerner, John McLinden and Brian Niven, or any of them.

3. Indemnity. Indemnitor hereby agrees to indemnify each of the Indemnified Parties and hold each of them harmless against, and promptly reimburse each of them upon demand for, all costs, liabilities and payments of money (including, but not limited to, fines, damages, legal fees, expenses and court costs through all trial and appellate levels) incurred or suffered by the Indemnified Party, excluding consequential damages and lost profits of any such Indemnified Party, by reason of any claim, demand, tax, penalty or judicial or administrative investigation or proceeding, whenever asserted or filed, including, but not limited to, claims brought by the SEC, the State of Florida securities regulators, the Division of Florida Land Sales, and any other regulatory authority (even where negligence of any Indemnified Party is alleged) arising out of or related to:

(a) the development, construction, promotion, marketing, offer, sale, lease or transfer of any Condominium Unit or any other part of the Condominium or Community; and/or

(b) the development, promotion, marketing, or offering of the (i) Rental Management Program or (ii) any Rental Agreement; and/or

(c) any violation or alleged violation of any of the Securities Laws by an Indemnitor or any of its Affiliates or the agent or contractor of any of same arising in connection with or relating to (i) any sales or offers of sales of any of the Condominium Units (or any other portion of the Community), or (ii) the Rental Management Program; and/or

(d) the inaccuracy or breach by an Indemnitor of any representation, warranty, covenant or agreement made in this Agreement; and/or

(e) any untrue statement or alleged untrue statement of material fact contained in any of the Condominium Documents, as the same may be amended or restated, or in any of the solicitation, promotion, sales, rental, marketing or other documents, materials, procedures or practices used by Indemnitor or any of its Affiliates, or any agents, contractors, employees, or other Persons associated with Indemnitor who are involved in the solicitation, promotion, sale, rental or marketing of any of the Condominium Units (or any other portion of the Community), or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

These indemnification and hold harmless provisions shall survive the termination of the License Agreement, shall be continuing and irrevocable and shall continue in full force until any and all such claims, losses, actions, demands and liabilities against the Indemnified Parties have been satisfied in full.

4. Guaranty. Indemnitor shall cause the Guarantors to execute and deliver the Guaranty simultaneously with execution of this Agreement.

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5. Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by all parties to this Agreement and making specific reference to this Agreement.

6. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors and permitted assigns.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

8. Entire Agreement. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and supersedes all other negotiations, understandings and representations (if any), whether oral or written, made by and between such parties regarding the subject matter of this Agreement.

9. Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Georgia without regard to principles of conflicts of laws.

10. Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations and anticipated performance of this Agreement occurred or shall occur in DeKalb County, Georgia. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record (federal, superior, or state) situated in the County of DeKalb, State of Georgia. Each party consents to the jurisdiction of such Georgia court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Georgia court. Service of any court paper may be effected on any party in any manner permitted under applicable laws, rules of procedure or local rules.

11. Severability. If any provision of this Agreement is held to be unenforceable, void or voidable as being contrary to the law or public policy of the United States or any other jurisdiction entitled to exercise authority hereunder, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

12. Waivers. The failure or delay of any Indemnified Party at any time to require performance by the Indemnitor of any provision of this Agreement, even if known, shall not affect the right of such Indemnified Party or any other Indemnified Party to require performance of that provision or to exercise any right, power or remedy under this Agreement. Any waiver by any Indemnified Party of any breach of any provision of this Agreement should not be

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construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on Indemnitor in any circumstance shall, of itself, entitle the Indemnitor to any other or further notice or demand in similar or other circumstances.

13. General Representations. Indemnitor represents and warrants to the Indemnified Parties that: (a) there are no agreements to which Indemnitor is a party or binding on Indemnitor that are in conflict with this Agreement, (b) there are no actions or proceedings pending or, to Indemnitor’s Knowledge, threatened, against Indemnitor that challenge or impair Indemnitor’s ability to execute or perform its obligations under this Agreement, and (c) Indemnitor and the person signing this Agreement on behalf of Indemnitor has obtained all necessary approvals and the execution, delivery and performance of this Agreement will not violate, create a default under or breach any charter, bylaws, agreement or other contract, license, permit, order or decree to which Indemnitor is a party or to which it is subject or to which the Hotel is subject.

I Notices. Notices will be effective hereunder when and only when they are reduced to writing and delivered personally or mailed by Federal Express or comparable overnight or express delivery service, by documented facsimile transmission or by certified mail to the appropriate party at its address, hereinafter set forth, or to such person and at such address as may subsequently be designated by one party to the other.

Indemnitor:	MCZ/Centrum Florida XIX, L.L.C.
c/o MCZ Development, Inc.
1555 N. Sheffield Avenue
Chicago, Illinois 60622
Attn: Brian Niven and Michael Lerner
Telephone: 312-573-1122
Fax: 312-573-1028

Licensor:	Holiday Hospitality Franchising, Inc.
Three Ravinia Drive, Suite 100
Atlanta, Georgia 30346
Attn: Vice President, Franchise Administration
Telephone: 770-604-2135
Fax: 770-604-8895

Licensee:	MHI Hospitality TRS, LLC
c/o: Andrew M. Sims
4801 Courthouse Street, Suite 201
Williamsburg, VA 23188
Attn: Andrew M. Sims
Telephone: 757-564-5684
Fax: 757-564-8801

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of this      day of                         , 2006.

Indemnitors	Licensor

MCZ/Centrum Florida XIX, L.L.C., a Delaware limited liability company	Holiday Hospitality Franchising, Inc., a Delaware corporation

By:	By:

Name:	Name:

Title:	Title:

Witness:	Attest:

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EXHIBIT F

Franchise Indemnity Guaranty

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GUARANTY

THIS GUARANTY (this “Guaranty”) is made and given as of                         , 2006 by Michael Lerner, Arthur Slaven, and John McLinden (each a “Guarantor”; and collectively, the “Guarantors”) for the benefit of Holiday Hospitality Franchising, Inc., a Delaware corporation (“Licensor”), and its parent company, and each of their respective affiliates, managers, members, officers, directors, employees, agents, successors and assigns (each, including Licensor, an “Indemnified Party”; and collectively, the “Indemnified Parties”).

W I T N E S S E T H :

WHEREAS, as an inducement for Licensor to execute concurrently herewith that certain License Agreement between MHI Hospitality TRS, LLC (“Licensee”) and Licensor for the Crowne Plaza® branded hotel (the “Hotel”) to be located at 4000 South Ocean Drive, Hollywood, Florida (the “License Agreement”), Licensor required the execution of (a) that certain Indemnification Agreement dated concurrently herewith between MCZ/Centrum Florida XIX, L.L.C., a Delaware limited liability company (the “Indemnitor”) and the Licensor (the “Indemnification Agreement”), and (b) this Guaranty;

WHEREAS, pursuant to the Indemnification Agreement, the Indemnitor has agreed to indemnify and hold harmless each of the Indemnified Parties with respect to the matters and subject to the terms and conditions set forth in the Indemnification Agreement; and

WHEREAS, pursuant to this Guaranty, the Guarantors (jointly and severally) guaranty Indemnitor’s obligations with respect to the Indemnification Agreement subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Guarantors (jointly and severally) agree as follows:

1. Recitals. The foregoing recitals are true and correct and incorporated by this reference.

2. Guaranty.

2.1 Subject to the limitation set forth in Section 2.2 below, the Guarantors, jointly and severally, hereby irrevocably and unconditionally (a) guarantee, warrant and represent to each of the Indemnified Parties that all of the Indemnitor’s warranties and representations in the Indemnification Agreement are true, complete and correct in all material respects, and (b) guarantee that all of the obligations, covenants, agreements and indemnities of Indemnitor under the Indemnification Agreement will be punctually and fully paid and performed in strict accordance with the terms and conditions of the Indemnification Agreement and this Guaranty (a and b are collectively the “Guaranteed Obligations”).

2.2 Notwithstanding any provision of this Guaranty to the contrary, the liability of Guarantors under this Guaranty and under the joinder executed by Guarantors to that Third Amendment dated as of August 1, 2006 by and between Indemnitor and MHI Hollywood, LLC, a Delaware limited liability company shall not exceed an aggregate amount of Five Million Dollars ($5,000,000).

2.3 This Guaranty shall be continuing, irrevocable and remain in full force and effect from the date of execution of this Guaranty, until any and all statutes of limitation for any cause of actions, claims or other legal or administrative proceedings with respect to any matter giving rise to a Guaranteed Obligation shall have expired, and thereafter for a sufficient period of time as is necessary or appropriate (as determined by Licensor in its sole and absolute discretion) to finally resolve and satisfy any claims, actions, demands, proceedings and liabilities against the Indemnified Parties brought during such period and to satisfy all of the Guaranteed Obligations.

2.4 Upon the failure of Indemnitor to punctually and fully pay and/or perform any of the obligations, covenants, agreements and/or indemnities of Indemnitor arising under the Indemnification Agreement, and upon delivery of written notice from Licensor, the Guarantors will immediately perform the Guaranteed Obligations. Without affecting the obligations of the Guarantors under this Guaranty, Licensor may without notice to the Guarantors extend, modify or release any indebtedness or obligation of Indemnitor or any of the Guarantors, or settle, adjust or compromise any claims against the Indemnitor or any of the Guarantors. The Guarantors waive notice of amendment of the Indemnification Agreement and notice of presentment and demand for payment and/or performance under the Indemnity Agreement.

2.5 This Guaranty constitutes a guaranty of payment and performance and not of collection, and each of the Guarantors specifically waives any obligation of the Indemnified Parties to proceed against Indemnitor for any money or property held by Indemnitor or by any other person or entity as collateral security, by way of set off or otherwise. The Guarantors further agree that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by any of the Indemnified Parties upon the insolvency, bankruptcy or reorganization of any of the Guarantors, all as though such payment had not been made.

2.6 The obligations of Guarantors hereunder shall be absolute and primary and in no way contingent, and shall be complete and binding as to Guarantors upon the execution of this Guaranty, and shall be subject to no conditions precedent.

3. Representations. Each Guarantor represents and warrants to each of the Indemnified Parties that: (a) there are no agreements to which he is a party or binding on him that are in conflict with this Guaranty, (b) there are no actions or proceedings pending or, to such Guarantor’s knowledge, threatened, against such Guarantor that challenge or impair his ability to execute or perform his obligations under this Guaranty, and (c) Guarantor’s execution, delivery and performance of this Guaranty will not violate, create a default under or breach any agreement or other contract, license, permit, order or decree to which he is a party or to which he is subject or to which the Hotel is subject.

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4. Continuing Guaranty; Transfer. This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and their respective heirs, administrators, executors, successors and assigns, who shall be jointly and severally liable hereunder in accordance with the terms hereof; provided, however, Guarantors may not assign any of their rights and obligations hereunder without the prior written consent of Licensor. Notwithstanding the foregoing, upon the death of an individual Guarantor, the estate of such Guarantor will be bound by this Guaranty, and the obligations of the other Guarantors will continue in full force and effect. This Guaranty shall inure to the benefit of and be enforceable by each of the Indemnified Parties and their respective heirs, administrators, executors, successors and assigns.

5. Reimbursement, Subrogation, Etc. The Guarantors each covenant and agree that they will not enforce or otherwise exercise any rights of reimbursement, subrogation, contribution or other similar rights against the Indemnitor with respect to the Guaranteed Obligations prior to termination or expiration of, and payment in full of all amounts then due and owing under the Indemnification Agreement.

6. Notices. Notices will be effective hereunder when and only when they are reduced to writing and delivered personally or mailed by Federal Express or comparable overnight or express delivery service, by documented facsimile transmission or by certified mail to the appropriate party at its address, hereinafter set forth, or to such person and at such address as may subsequently be designated by one party to the other.

To Licensor and Indemnified Parties:

Holiday Hospitality Franchising, Inc.

Three Ravinia Drive, Suite 100

Atlanta, Georgia 30346

Attn: Vice President, Franchise Administration

Phone: 770-604-2135

Fax:

To Guarantors:

Michael Lerner

c/o MCZ Development

1555 North Sheffield

Chicago, IL   60622

Phone: (312) 573-1122

Fax: (312) 573-1028

John McLinden

c/o Centrum Properties, Inc.

225 W. Hubard Street

4th Floor

Chicago, IL   60610

Phone: (312) 832-2500

Fax: 312-832-2525

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Arthur Slaven

c/o Centrum Properties, Inc.

225 W. Hubard Street

4th Floor

Chicago, IL 60610

Phone: (312) 832-2500

Fax: 312-832-2525

7. Governing Law. This Guaranty and the obligations provided for hereunder shall be governed and construed in all respects by the internal laws and decisions (except any conflicts of law provisions) of the State of Georgia, including all matters of construction, validity, enforceability and performance.

8. Venue and Jurisdiction. To the extent permitted by law, the Guarantors each (i) consent and submit, at Licensor’s election and without limiting the Indemnified Parties’ rights to commence an action in any other jurisdiction, to the personal jurisdiction and venue of any courts of record (federal, superior, or state) situated in the County of DeKalb, State of Georgia. Each party consents to the jurisdiction of such Georgia court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Georgia court. Service of any court paper may be effected on any party in any manner permitted under applicable laws, rules of procedure or local rules.

9. Severability. If any provision of this Agreement is held to be unenforceable, void or voidable as being contrary to the law or public policy of the United States or any other jurisdiction entitled to exercise authority hereunder, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

10. Remedies; Costs of Enforcement. Upon any breach or default with respect to any of Guarantors’ obligations, covenants, agreements, warranties or representations under this Guaranty, each of the Indemnified Parties shall be entitled to any and all remedies available at law or in equity subject to the limitation of liability set forth in Section 2.2 above. In addition to all other remedies available, the Guarantors each agree to pay the Indemnified Parties, subject to the limitations contained in Section 2.2, all expenses (including, without limitation, all attorneys’ fees, court costs, and all fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post judgment proceedings), incurred by any of the Indemnified Parties, to remedy any defaults of or enforce any rights under this Guaranty or the Indemnification Agreement, or to collect any amounts due under this Guaranty or the Indemnification Agreement. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts). No remedy herein conferred upon the Indemnified Parties is intended to be exclusive of any other

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remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

11. Entire Agreement. This Guaranty represents the entire understanding and agreement between the parties with respect to the subject matter of this Guaranty, and supersedes all other negotiations, understandings and representations (if any), whether oral or written, made by and between such parties regarding the subject matter of this Guaranty.

12. Waivers. The failure or delay of any Indemnified Party at any time to require performance by any of the Guarantors of any provision of this Guaranty, even if known, shall not affect the right of such Indemnified Party to require performance of that provision or to exercise any right, power or remedy under this Guaranty. Any waiver by any Indemnified Party of any breach of any provision of this Guaranty should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Guaranty. No notice to or demand on any Guarantor in any circumstance shall, of itself, entitle any Guarantor to any other or further notice or demand in similar or other circumstances.

13. Counterparts. This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

14. Amendments. The provisions of this Guaranty may not be amended, supplemented, waived or changed orally, but only by a writing signed by the Guarantors and Licensor making specific reference to this Guaranty.

15. Headings. The headings in this Guaranty are for convenience only and shall not control or affect the meaning or construction of any provision in this Guaranty.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Guaranty as of the day first set forth above.

Guarantors:	Witnesses:

Michael Lerner	Print Name:

Print Name:

Arthur Slaven	Print Name:

Print Name:

John McLinden	Print Name:

Print Name:

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EXHIBIT G

Contribution Agreement

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CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of the      day of September     , 2006 (the “Effective Date”) by and among MCZ/Centrum Florida XIX, L.L.C., a Delaware limited liability company (“MCZ”), and MHI Hollywood LLC, a Delaware limited liability company (“Hollywood”). The signatories hereto are hereinafter collectively referred to as the “Parties”. Capitalized terms sued herein but not defined shall, unless otherwise specified herein, have the meaning ascribed to such terms in the Franchise Agreement (as defined below).

WITNESSETH

WHEREAS, MCZ and Hollywood have entered into that Third Amendment dated the Effective Date (the “Amendment”) amending that certain agreement dated September 7, 2005 between Hollywood and MCZ/Centrum Florida VI Owner, L.L.C., an Illinois limited liability company (“MCZ/Centrum”), regarding the purchase and sale of a hotel condominium unit located in Hollywood, Florida which agreement was subsequently amended on November 16, 2005 and February     , 2006 and MCZ/Centrum’s rights assigned to MCZ (as so amended, the “Purchase Agreement”);

WHEREAS, MCZ has agreed to indemnify Holiday Hospitality Franchising, Inc., a Delaware Corporation (“Franchisor”) and its Affiliates and its and their respective members, managers, officers, directors, employees, agents, successors and assigns (each, including Franchisor, an “Indemnified Party” and collectively, the “Indemnified Parties”), pursuant to an Indemnification Agreement dated the Effective Date (the “Indemnification Agreement”);

WHEREAS, the Guarantors (as defined in the Indemnification Agreement) have agreed, subject to certain limitations, to guaranty the obligation of MCZ pursuant to such Indemnification Agreement (the “IHG Guaranty”);

WHEREAS, Franchisor and MHI Hospitality TRS LLC (“MHI TRS”) have entered into a Franchise Agreement and related Addendum dated the Effective Date (collectively, the “Franchise Agreement”) pursuant to which MHI TRS has agreed to indemnify the Indemnified Parties respect to certain matters set forth in Section 19 of the Addendum to the Franchise Agreement (the “Franchise Indemnity”) and Hollywood and MHI Hospitality Corporation, a Delaware corporation (“MHI”), have executed a guaranty in favor of Franchisor with respect to the Franchise Agreement, including the Franchise Indemnity;

WHEREAS, pursuant to the Amendment and the Purchase Agreement, MCZ and Hollywood have each agreed to indemnify the other with respect to certain matters; and

WHEREAS, the Parties wish to agree upon their respective responsibilities, one to another, in the event of a claim against an Indemnified Party or a Party or an affiliate of a Party that results in a claim for indemnification under the Indemnification Agreement, the Amendment or the Franchise Indemnity.

NOW, THEREFORE, for and in consideration of the foregoing and the execution of the Amendment, the Franchise Agreement and the Indemnification Agreement and other consideration the mutual receipt and legal sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Section 1. Claims by an Indemnified Party Against MCZ. In the event any Indemnified Party seeks indemnification from MCZ under the Indemnification Agreement arising out or relating to any of the following matters (each an “MHI Matter”): (i) the development, promotion, marketing, or offering of the Rental Management Program or the Rental Agreements by Hollywood, MHI TRS and their parent companies, subsidiaries, Affiliates, managers, members, officers, directors, employees, agents and contractors, including brokers and sales agents (collectively a “Hollywood Party”); (ii) any violation or alleged violation of any Securities Laws, as defined in the Indemnification Agreement, by a Hollywood Party based solely on activities by a Hollywood Party relating to the Rental Management Program and/or the Rental Agreement; (iii) a claim based solely on an untrue statement or alleged untrue statement of material fact contained in any solicitation, promotion, rental, marketing or other documents, materials, procedures or practices by a Hollywood Party related to the Rental Management Program and/or the Rental Agreement; and/or (iv) a claim relating to the solicitation, promotion or marketing by a Hollywood Party of the Rental Management Program and/or a Rental Agreement based solely upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, Hollywood shall bear the costs of the defense of any Indemnified Party and shall promptly reimburse any Indemnified Party for the losses arising from such claim or, if such losses have been paid by MCZ and/or the Guarantors, reimburse MCZ and/or the Guarantors for the amount of such losses paid by MCZ and/or the Guarantors to any Indemnified Party in respect of such claim.

Section 2. Claims by Indemnified Party Against MHI TRS. In the event any Indemnified Party seeks indemnification from MHI TRS under the Franchise Indemnity arising out of or relating to any of the following matters (each an “MCZ Matter”): (i) the development, construction, marketing, offer, sale, lease or transfer of any Condominium Units or any part of the Condominium or Community by MCZ and its parent company, subsidiaries, Affiliates, managers, members, officers, directors, employees, agents and contractors, including brokers and sales agents (collectively a “MCZ Party”); (ii) any violation or alleged violation of the Securities Act of 1933, as amended, or any other applicable state securities laws, rules or regulations based solely on activities by an MCZ Party, arising in connection with or relating to any sales or offers of sales of any of the Condominium Units (or any other portion of the Community); (iii) any untrue statement or alleged untrue statement of material fact contained in any of the Condominium Documents, as the same may be amended or restated, or in any of the solicitation, promotion, sales, marketing or other documents, materials, procedures or practices used by a MCZ Party who is involved in the solicitation, promotion, sale or marketing of any of the Condominium Units (or any other portion of the Community), or arising out of or based solely upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading by a MCZ Party; (iv) the failure of a MCZ Party to comply with any obligations under any applicable law, regulation or other governmental or court requirement, whether federal, state or local; and/or (v) any other matter arising from the development, construction, sale or offering for sale of the Hotel Condominium, Community, Common Properties or any part of same by a MCZ Party, MCZ shall bear the costs

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of the defense of any Indemnified Party and shall promptly reimburse any Indemnified Party for the losses arising from such MCZ Matter or, if such losses have been paid by MHI TRS, Hollywood or MHI, reimburse MHI TRS for the amount of such losses paid by MHI TRS, Hollywood and/or MHI to any Indemnified Party in respect of such MCZ Matter.

Section 3. Securities Law Claim Against MHI TRS and MCZ. In the event (i) any Indemnified Party seeks indemnification by either or both of MHI TRS and MCZ with respect to a claim alleging a violation of any securities laws and asserting that the sale of Units and the offering of the Rental Program allegedly constituted the offering of a security (a “Securities Law Claim”); (ii) any Indemnified Party seeks indemnification by either or both of MHI TRS and MCZ with respect to a claim alleging an untrue statement or alleged untrue statement of a material fact or the omission or alleged omission of a material fact necessary to make the statements therein not misleading in connection with (a) the solicitation, promotion, sales, marketing or other documents, materials, procedures or practices relating to the Rental Management and/or the Rental Agreement and (b) the solicitation, promotion, sale or marketing of any of the Condominium Units (or any other portion of the Community) (an “Omissions Claim”) or (iii) a third party other than an Indemnified Party initiates a Securities Law Claim and/or an Omissions Claim against MHI, MHI TRS or Hollywood (each an “MHI Party”) as well as MCZ or an Affiliate (a “MCZ/Centrum Party”), Hollywood and MCZ shall equally share the costs of the defense relating to the Securities Law Claim and/or an Omissions Claim during the pendency of such claim and MCZ and Hollywood shall each bear that portion of the losses (including, without limitation, the costs of defense) that the relative fault of such Hollywood Party and such MCZ/Centrum Party bears to the relative fault of the other with respect to such claim. It is agreed that the relative fault of a Hollywood Party versus a MCZ Party, with respect to a Securities Law Claim and/or an Omissions Claim shall be determined by reference to, among other things, whether a Party breached a representation or warranty in the Purchase Agreement regarding the manner in which the Rental Program or the Units should be offered. In the event that losses relating to a Securities Law Claim and/or an Omissions Claim arise from a final adjudication of such claim and the adjudication makes a determination as to the relative fault of the Hollywood Party and the MCZ Party, such determination shall be binding upon the Parties for purposes of allocating the losses between the Parties pursuant to this Section 3. Absent such a determination, the Parties shall meet and confer for purposes of allocating losses between the Parties on such basis. If the Parties are unable to agree upon an allocation within ten (10) days of a request by either Party to meet and confer, the matter may be submitted by either Party to binding arbitration pursuant to Section 5 below.

Section 4. Multiple Claims by Indemnified Party Against MHI TRS and MCZ. In the event (i) any Indemnified Party seeks indemnification from both MHI TRS and MCZ with respect to claims that include a Securities Law Claim and/or an Omissions Claim along with additional causes of action (“Multiple Claims”) for which any Indemnified Party seeks or may seek indemnification from MHI TRS and/or MCZ; or (ii) a third party other than any Indemnified Party initiates Multiple Claims against a MCZ/Centrum Party and a MHI Party, the Parties shall share the costs of defense with respect to the Multiple Claims in the proportion that the damages sought in such actions in respect of causes of action arising from an MHI Matter, in the case of Hollywood, and causes of action arising from MCZ Matters, in the case of MCZ, bear to the aggregate damages sought with respect to the Multiple Claims and the Parties shall each bear that portion of the aggregate losses (including, without limitation, costs of defense) arising

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from such claims determined in accordance with the following: (i) that portion of the losses reasonably allocated to a Securities Law Claim and/or an Omissions Claim shall be borne by the Parties in accordance with Section 3 above; (ii) that portion of the losses reasonably allocated to MHI Matters shall be borne by Hollywood and (ii) that portion of the losses reasonably allocated to MCZ Matters shall be borne by MCZ. In the event that any such losses arise from a final adjudication of such Multiple Claims and the adjudicator makes a determination as to an allocation of losses among the Multiple Claims, such allocation shall be binding on the Parties. Absent such an allocation, the Parties shall meet and confer to establish an allocation of the losses. If the Parties are unable to agree upon an allocation within ten (10) days of a written request by either Party to so confer, the matter may be submitted by either Party to binding arbitration pursuant to Section 5 below.

Section 5. Arbitration. Any controversy, dispute or claim of any nature arising out of, in connection with or in relation to the interpretation, performance, enforcement or breach of this Agreement shall be resolved by binding arbitration under the commercial rules of arbitration of the American Arbitration Association (“AAA”). Such arbitration may be initiated by either Party with written notice to the other Party. The arbitration shall be held in Miami, Florida and shall be conducted by a single arbitrator to be selected by the Parties from a list of AAA arbitrators. If the Parties are unable to agree on an arbitrator, the AAA will select the arbitrator. The decision of the arbitrator shall be final and binding on the Parties and the Parties shall share equally in the cost of the arbitrator. Each shall bear their own legal fees and other costs.

Section 6. MCZ Guaranty. MCZ shall cause the Guarantors to execute and deliver the guaranty attached hereto as Exhibit “A” (the “MCZ Guaranty”) simultaneously with the execution of this Agreement. The MCZ Guaranty shall oblige the Guarantors to guaranty the obligations of MCZ hereunder provided that the aggregate obligation of the Guarantors under the MCZ Guaranty, the Amendment and the IHG Guaranty shall not in any event exceed $5 million.

Section 7. MHI Guaranty. Hollywood shall cause MHI to execute and deliver the guaranty attached hereto as Exhibit “B” (the “MHI Guaranty”) simultaneously with the execution of this Agreement. The MHI Guaranty shall oblige MHI to guaranty the obligations of Hollywood hereunder provided that the aggregate obligation of MHI under the MHI Guaranty shall not in any event exceed $5 million.

Section 8. Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by all Parties to this Agreement and making specific reference to this Agreement.

Section 9. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective legal representatives, successors and permitted assigns.

Section 10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

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Section 11. Entire Agreement. This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement, and supersedes all other negotiations, understandings and representations (if any), whether oral or written, made by and between such Parties regarding the subject matter of this Agreement.

Section 12. Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without regard to principles of conflicts of laws.

Section 13. Jurisdiction and Venue. The Parties acknowledge that a substantial portion of the negotiations and anticipated performance of this Agreement occurred or shall occur in Broward County, Florida. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record (federal, superior, or state) situated in the County of Broward, State of Florida. Each Party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida court. Service of any court paper may be effected on such Party in such manner as may be provided under applicable laws, rules of procedure or local rules.

Section 14. Severability. If any provision of this Agreement is held to be unenforceable, void or voidable as being contrary to the law or public policy of the United States or any other jurisdiction entitled to exercise authority hereunder, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

Section 15. Waivers. The failure or delay of any Party at any time to require performance by the other Party of any provision of this Agreement, even if known, shall not affect the right of such Indemnified Party or any other Indemnified Party to require performance of that provision or to exercise any right, power or remedy under this Agreement. Any waiver by any Indemnified Party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on Indemnitor in any circumstance shall, of itself, entitle the Indemnitor to any other or further notice or demand in similar or other circumstances.

Section 16. General Representations. Each party represents and warrants to the that: (a) there are no agreements to which the Party is a party or binding on such Party that are in conflict with this Agreement, (b) there are no actions or proceedings pending or, to the Party’s Knowledge, threatened, against any such Party that challenge or impair any the Party’s ability to execute or perform its obligations under this Agreement, and (c) the Party and the person signing this Agreement on behalf of such Party has obtained all necessary approvals and the execution, delivery and performance of this Agreement will not violate, create a default under or breach any

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charter, bylaws, agreement or other contract, license, permit, order or decree to which such Party is a party or to which it is subject or to which the Hotel is subject.

Section 17. Notices. Notices will be effective hereunder when and only when they are reduced to writing and delivered personally or mailed by Federal Express or comparable overnight or express delivery service, by documented facsimile transmission or by certified mail to the appropriate party at its address, hereinafter set forth, or to such person and at such address as may subsequently be designated by one Party to the other.

Indemnitor:	MCZ/Centrum Florida XIX, L.L.C.
c/o MCZ Development, Inc.
1555 N. Sheffield Avenue
Chicago, Illinois 60622
Attn: Michael Lerner/Brian Nivan
Telephone: 312-573-1122
Fax: 312-573-1028

MHI Hollywood LLC
c/o: Andrew M. Sims
4801 Courthouse Street
Suite 201
Williamsburg, VA 23188
Attn: Andrew M. Sims
Telephone: 757-564-5684
Fax: 757-564-8801

Section 18. WAIVER OF JURY TRIAL. THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY ANY PARTY, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MHI Hollywood LLC, a Delaware limited liability company

By:

Name:

Title:

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MCZ/Centrum Florida XIX, L.L.C., a Delaware limited liability company

By:

Name:

Title:

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EXHIBIT “A”

GUARANTY

THIS GUARANTY (this “Guaranty”) is made and given as of                         , 2006 by Michael Lerner, Arthur Slaven, and John McLinden (each a “Guarantor”; and collectively, the “Guarantors”) for the benefit of MHI Hollywood, LLC, a Delaware limited liability company (“Hollywood”).

WITNESSETH:

WHEREAS, MCZ/Centrum Florida XIX, L.L.C., a Delaware limited liability company (“MCZ”) and Hollywood have executed that certain Contribution Agreement concurrently herewith (the “Contribution Agreement”).

WHEREAS, pursuant to the Contribution Agreement, MCZ has agreed to reimburse Hollywood and bear certain costs with respect to certain matters set forth in the Contribution Agreement subject to the terms and conditions set forth in such agreement; and

WHEREAS, pursuant to this Guaranty, the Guarantors (jointly and severally) guaranty MCZ’s obligations with respect to the Contribution Agreement subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Guarantors (jointly and severally) agree as follows:

1. Recitals. The foregoing recitals are true and correct and incorporated by this reference.

2. Guaranty.

2.1 Subject to the limitation set forth in Section 2.2 below, the Guarantors, jointly and severally, hereby irrevocably and unconditionally guarantee that all of the obligations, covenants, agreements and indemnities of MCZ under the Contribution Agreement will be punctually and fully paid and performed in strict accordance with the terms and conditions of the Contribution Agreement and this Guaranty (collectively, the “Guaranteed Obligations”).

2.2 Notwithstanding any provision of this Guaranty to the contrary, the liability of Guarantors under (i) this Guaranty, (ii) the joinder to the Third Amendment between Hollywood and MCZ executed concurrently herewith and (iii) the guaranty in favor of Holiday Hospitality Franchising, Inc., a Delaware corporation executed concurrently herewith shall not exceed an aggregate amount of Five Million Dollars ($5,000,000).

2.3 This Guaranty shall be continuing, irrevocable and remain in full force and effect from the date of execution of this Guaranty, until any and all statutes of limitation for any cause of action, claim or other legal or administrative proceeding with respect to any matter giving rise to a Guaranteed Obligation shall have expired, and thereafter for a sufficient period of time as is necessary or appropriate (as determined by Hollywood in its sole and absolute discretion) to finally resolve and satisfy any claim, action, demand, proceeding and liability against any MHI Party, as defined in the Contribution Agreement, or any claim, action, proceeding and liability with respect to which any MHI Party may have an obligation to indemnify an Indemnified Party pursuant to the Franchise Indemnity (as such terms are defined in the Contribution Agreement) brought during such period and to satisfy all of the Guaranteed Obligations.

2.4 Upon the failure of MCZ to punctually and fully pay and/or perform any of the obligations, covenants, agreements and/or indemnities of MCZ arising under the Contribution Agreement, and upon delivery of written notice from Hollywood, the Guarantors will immediately perform the Guaranteed Obligations. Without affecting the obligations of the Guarantors under this Guaranty, Hollywood may without notice to the Guarantors extend, modify or release any indebtedness or obligation of MCZ or any of the Guarantors, or settle, adjust or compromise any claims against the MCZ or any of the Guarantors. The Guarantors waive notice of amendment of the Contribution Agreement and notice of presentment and demand for payment and/or performance under the Contribution Agreement.

2.5 This Guaranty constitutes a guaranty of payment and performance and not of collection, and each of the Guarantors specifically waives any obligation of Hollywood to proceed against MCZ for any money or property held by MCZ or by any other person or entity as collateral security, by way of set off or otherwise. The Guarantors further agree that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by any MHI Party upon the insolvency, bankruptcy or reorganization of any of the Guarantors, all as though such payment had not been made.

2.6 The obligations of Guarantors hereunder shall be absolute and primary and in no way contingent, and shall be complete and binding as to Guarantors upon the execution of this Guaranty, and shall be subject to no conditions precedent.

3. Representations. Each Guarantor represents and warrants to Hollywood that: (a) there are no agreements to which he is a party or binding on him that are in conflict with this Guaranty, (b) there are no actions or proceedings pending or, to such Guarantor’s knowledge, threatened, against such Guarantor that challenge or impair his ability to execute or perform his obligations under this Guaranty, and (c) Guarantor’s execution, delivery and performance of this Guaranty will not violate, create a default under or breach any agreement or other contract, license, permit, order or decree to which he is a party or to which he is subject.

4. Continuing Guaranty; Transfer. This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and their respective heirs, administrators, executors, successors and assigns, who shall be jointly and severally liable hereunder in accordance with the terms hereof; provided, however, Guarantors may not assign any of their rights and obligations

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hereunder without the prior written consent of Hollywood. Notwithstanding the foregoing, upon the death of an individual Guarantor, the estate of such Guarantor will be bound by this Guaranty, and the obligations of the other Guarantors will continue in full force and effect. This Guaranty shall inure to the benefit of and be enforceable by Hollywood and its heirs, administrators, executors, successors and assigns.

5. Reimbursement, Subrogation, Etc. The Guarantors each covenant and agree that they will not enforce or otherwise exercise any rights of reimbursement, subrogation, contribution or other similar rights against MCZ with respect to the Guaranteed Obligations prior to termination or expiration of, and payment in full of all amounts then due and owing under the Contribution Agreement.

6. Notices. Notices will be effective hereunder when and only when they are reduced to writing and delivered personally or mailed by Federal Express or comparable overnight or express delivery service, by documented facsimile transmission or by certified mail to the appropriate party at its address, hereinafter set forth, or to such person and at such address as may subsequently be designated by one party to the other.

To Hollywood:

MHI Hollywood LLC

c/o Andrew M. Sims

4801 Courthouse Street

Suite 201

Williamsburg, VA 23188

Telephone: 757-564-5684

Fax: 757-564-8801

To Guarantors:

Michael Lerner

c/o MCZ Development

1555 North Sheffield

Chicago, IL 60622

Phone: (312) 573-1122

Fax:     (312) 573-1028

John McLinden

c/o Centrum Properties, Inc.

225 W. Hubard Street

4th Floor

Chicago, IL 60610

Phone: (312) 832-2500

Fax:    312-832-2525

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Arthur Slaven

c/o Centrum Properties, Inc.

225 W. Hubard Street

4th Floor

Chicago, IL 60610

Phone: (312) 832-2500

Fax:    312-832-2525

7. Governing Law. This Guaranty and the obligations provided for hereunder shall be governed and construed in all respects by the internal laws and decisions (except any conflicts of law provisions) of the State of Florida, including all matters of construction, validity, enforceability and performance.

8. Venue and Jurisdiction. To the extent permitted by law, the Guarantors each (i) consent and submit, at Hollywood’s election and without limiting Hollywood’s rights to commence an action in any other jurisdiction, to the personal jurisdiction and venue of any courts of record (federal, superior, or state) situated in the County of Broward, State of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida court. Service of any court paper may be effected on such party by in such manner as may be provided under applicable laws, rules of procedure or local rules.

9. Severability. If any provision of this Agreement is held to be unenforceable, void or voidable as being contrary to the law or public policy of the United States or any other jurisdiction entitled to exercise authority hereunder, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

10. Remedies; Costs of Enforcement. Upon any breach or default with respect to any of Guarantors’ obligations, covenants, agreements, warranties or representations under this Guaranty, Hollywood shall be entitled to any and all remedies available at law or in equity subject to the limitation of liability set forth in Section 2.2 above. In addition to all other remedies available, the Guarantors each agree to pay the Hollywood, subject to the limitations contained in Section 2.2, all expenses (including, without limitation, all attorneys’ fees, court costs, and all fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post judgment proceedings), incurred by Hollywood, to remedy any defaults of or enforce any rights under this Guaranty or the Contribution Agreement, or to collect any amounts due under this Guaranty or the Contribution Agreement. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts). No remedy herein conferred upon Hollywood is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

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11. Entire Agreement. This Guaranty represents the entire understanding and agreement between the parties with respect to the subject matter of this Guaranty, and supersedes all other negotiations, understandings and representations (if any), whether oral or written, made by and between such parties regarding the subject matter of this Guaranty.

12. Waivers. The failure or delay of Hollywood at any time to require performance by any of the Guarantors of any provision of this Guaranty, even if known, shall not affect the right of Hollywood to require performance of that provision or to exercise any right, power or remedy under this Guaranty. Any waiver by any Hollywood of any breach of any provision of this Guaranty should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Guaranty. No notice to or demand on any Guarantor in any circumstance shall, of itself, entitle any Guarantor to any other or further notice or demand in similar or other circumstances.

13. Counterparts. This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

14. Amendments. The provisions of this Guaranty may not be amended, supplemented, waived or changed orally, but only by a writing signed by the Guarantors and Hollywood making specific reference to this Guaranty.

15. Headings. The headings in this Guaranty are for convenience only and shall not control or affect the meaning or construction of any provision in this Guaranty.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Guaranty as of the day first set forth above.

Guarantors:	Witnesses:

Michael Lerner	Print Name:

Print Name:

Arthur Slaven	Print Name:

Print Name:

John McLinden	Print Name:

Print Name:

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EXHIBIT “B”

GUARANTY

THIS GUARANTY (this “Guaranty”) is made and given as of                         , 2006 by MHI HOSPITALITY CORPORATION, a Delaware corporation (the “Guarantor”) for the benefit of MCZ/CENTRUM FLORIDA XIX, L.L.C., a Delaware limited liability company (“MCZ”).

W I T N E S S E T H :

WHEREAS, MCZ and Hollywood have executed that certain Contribution Agreement concurrently herewith (the “Contribution Agreement”).

WHEREAS, pursuant to the Contribution Agreement, Hollywood has agreed to reimburse MCZ and bear certain costs with respect to certain matters set forth in the Contribution Agreement subject to the terms and conditions set forth in such agreement; and

WHEREAS, pursuant to this Guaranty, the Guarantor guaranties Hollywood’s obligations with respect to the Contribution Agreement subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:

1. Recitals. The foregoing recitals are true and correct and incorporated by this reference.

2. Guaranty.

2.1 Subject to the limitation set forth in Section 2.2 below, the Guarantor hereby irrevocably and unconditionally guarantee that all of the obligations, covenants, agreements and indemnities of Hollywood under the Contribution Agreement will be punctually and fully paid and performed in strict accordance with the terms and conditions of the Contribution Agreement and this Guaranty (collectively, the “Guaranteed Obligations”).

2.2 Notwithstanding any provision of this Guaranty to the contrary, the liability of Guarantor under (i) this Guaranty, (ii) the joinder to the Third Amendment between Hollywood and MCZ executed concurrently herewith and (iii) the guaranty in favor of Holiday Hospitality Franchising, Inc., a Delaware corporation executed concurrently herewith shall not exceed an aggregate amount of Five Million Dollars ($5,000,000).

2.3 This Guaranty shall be continuing, irrevocable and remain in full force and effect from the date of execution of this Guaranty, until any and all statutes of limitation for any cause of action, claim or other legal or administrative proceeding with respect to any matter giving rise to a Guaranteed Obligation shall have expired, and thereafter for a sufficient period of time as is necessary or appropriate (as determined by MCZ in its sole and absolute discretion) to finally resolve and satisfy any claim, action, demand, proceeding and liability against any MCZ Party, as defined in the Contribution Agreement, or any claim, action, proceeding and liability with respect to which any MCZ Party may have an obligation to indemnify an Indemnified Party pursuant to the Franchise Indemnity (as such terms are defined in the Contribution Agreement) brought during such period and to satisfy all of the Guaranteed Obligations.

2.4 Upon the failure of Hollywood to punctually and fully pay and/or perform any of the obligations, covenants, agreements and/or indemnities of Hollywood arising under the Contribution Agreement, and upon delivery of written notice from MCZ, the Guarantor will immediately perform the Guaranteed Obligations. Without affecting the obligations of the Guarantor under this Guaranty, MCZ may without notice to the Guarantor extend, modify or release any indebtedness or obligation of Hollywood, or settle, adjust or compromise any claims against the Hollywood. The Guarantor waives notice of amendment of the Contribution Agreement and notice of presentment and demand for payment and/or performance under the Contribution Agreement.

2.5 This Guaranty constitutes a guaranty of payment and performance and not of collection, and the Guarantor specifically waives any obligation of MCZ to proceed against Hollywood for any money or property held by Hollywood or by any other person or entity as collateral security, by way of set off or otherwise. Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by any MCZ Party upon the insolvency, bankruptcy or reorganization of the Guarantor, all as though such payment had not been made.

2.6 The obligations of Guarantor hereunder shall be absolute and primary and in no way contingent, and shall be complete and binding as to Guarantor upon the execution of this Guaranty, and shall be subject to no conditions precedent.

3. Representations. Guarantor represents and warrants to MCZ that: (a) there are no agreements to which it is a party or binding on it that are in conflict with this Guaranty, (b) there are no actions or proceedings pending or, to Guarantor’s knowledge, threatened, against Guarantor that challenge or impair his ability to execute or perform his obligations under this Guaranty, and (c) Guarantor’s execution, delivery and performance of this Guaranty will not violate, create a default under or breach any agreement or other contract, license, permit, order or decree to which it is a party or to which it is subject.

4. Continuing Guaranty; Transfer. This Guaranty is a continuing guaranty and shall be binding upon Guarantor and its respective heirs, administrators, executors, successors and assigns, who shall be jointly and severally liable hereunder in accordance with the terms hereof; provided, however, Guarantor may not assign any of his rights and obligations hereunder without the prior written consent of MCZ. Notwithstanding the foregoing, upon the death of an individual Guarantor, the estate of such Guarantor will be bound by this Guaranty, and the obligations of the Guarantor will continue in full force and effect. This Guaranty shall inure to the benefit of and be enforceable by MCZ and its heirs, administrators, executors, successors and assigns.

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5. Reimbursement, Subrogation, Etc. Guarantor covenants and agrees that it will not enforce or otherwise exercise any rights of reimbursement, subrogation, contribution or other similar rights against Hollywood with respect to the Guaranteed Obligations prior to termination or expiration of, and payment in full of all amounts then due and owing under the Contribution Agreement.

6. Notices. Notices will be effective hereunder when and only when they are reduced to writing and delivered personally or mailed by Federal Express or comparable overnight or express delivery service, by documented facsimile transmission or by certified mail to the appropriate party at its address, hereinafter set forth, or to such person and at such address as may subsequently be designated by one party to the other.

To Guarantor:

MHI Hospitality Corporation

c/o Andrew M. Sims

4801 Courthouse Street

Suite 201

Williamsburg, VA 23188

Telephone: 757-564-5684

Fax: 757-564-8801

To MCZ:

MCZ/Centrum Florida XIX, L.L.C.

c/o MCZ Development

1555 North Sheffield

Chicago, IL 60622

Phone: (312) 573-1122

Fax:    (312)573-1028

Attn: Brian Niven/Michael Lerner

7. Governing Law. This Guaranty and the obligations provided for hereunder shall be governed and construed in all respects by the internal laws and decisions (except any conflicts of law provisions) of the State of Florida, including all matters of construction, validity, enforceability and performance.

8. Venue and Jurisdiction. To the extent permitted by law, Guarantor (i) consents and submits, at MCZ’s election and without limiting MCZ’s rights to commence an action in any other jurisdiction, to the personal jurisdiction and venue of any courts of record (federal, superior, or state) situated in the County of Broward, State of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida court. Service of any court paper may be effected on such party by in such manner as may be provided under applicable laws, rules of procedure or local rules.

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9. Severability. If any provision of this Agreement is held to be unenforceable, void or voidable as being contrary to the law or public policy of the United States or any other jurisdiction entitled to exercise authority hereunder, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

10. Remedies; Costs of Enforcement. Upon any breach or default with respect to any of Guarantor’s obligations, covenants, agreements, warranties or representations under this Guaranty, MCZ shall be entitled to any and all remedies available at law or in equity subject to the limitation of liability set forth in Section 2.2 above. In addition to all other remedies available, Guarantor agrees to pay MCZ, subject to the limitations contained in Section 2.2, all expenses (including, without limitation, all attorneys’ fees, court costs, and all fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post judgment proceedings), incurred by MCZ, to remedy any defaults of or enforce any rights under this Guaranty or the Contribution Agreement, or to collect any amounts due under this Guaranty or the Contribution Agreement. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts). No remedy herein conferred upon MCZ is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

11. Entire Agreement. This Guaranty represents the entire understanding and agreement between the parties with respect to the subject matter of this Guaranty, and supersedes all other negotiations, understandings and representations (if any), whether oral or written, made by and between such parties regarding the subject matter of this Guaranty.

12. Waivers. The failure or delay of MCZ at any time to require performance by Guarantor of any provision of this Guaranty, even if known, shall not affect the right of MCZ to require performance of that provision or to exercise any right, power or remedy under this Guaranty. Any waiver by any MCZ of any breach of any provision of this Guaranty should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Guaranty. No notice to or demand on Guarantor in any circumstance shall, of itself, entitle Guarantor to any other or further notice or demand in similar or other circumstances.

13. Counterparts. This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

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14. Amendments. The provisions of this Guaranty may not be amended, supplemented, waived or changed orally, but only by a writing signed by the Guarantor and MCZ making specific reference to this Guaranty.

15. Headings. The headings in this Guaranty are for convenience only and shall not control or affect the meaning or construction of any provision in this Guaranty.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Guaranty as of the day first set forth above.

Guarantor:	Witnesses:

MHI HOSPITALITY CORPORATION,
a Delaware corporation	Print Name:

By:	Print Name:
Andrew M. Sims, President

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EXHIBIT H

Rental Agreement

25

UNIT RENTAL MANAGEMENT AGREEMENT

This Agreement is entered into effect as of                         , between MHI Hollywood, LLC, a Delaware Limited Liability Company (“Manager”), and the persons named on Schedule 1 (“Owner”).

WITNESSETH:

WHEREAS, Owner is the owner of or has contracted to purchase condominium unit Number                          of Sian Resort Residences I Condominium (hereinafter referred to as the “Condominium”) according to the Declaration of Condominium thereof recorded in Official Records Book                     , Pages                      through                     , of the Public Records of Broward County, Florida; (filing information to be completed by Manager upon filing of the Declaration of Condominium).

WHEREAS, if and when title to the Unit is transferred to Owner, Owner desires to have Manager manage and market the rental of the Unit on an exclusive basis during the term of this Agreement, and Manager desires to manage the rental of the Unit on an exclusive basis through its rental management program (the “Rental Management Program”);

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

1. Exclusive Management of Unit; Manager Responsibilities. This Agreement shall be effective and enforceable as of the Effective Date (as defined in Section 17(k)). Commencing on the Effective Date, Owner agrees to make the Unit available for rental or lease by Manager on an exclusive basis, and Manager agrees to offer the Unit for rental on a daily or weekly basis (as determined by Manager). Manager will have the exclusive right and authority to manage the rental of the Unit to third parties (“Rental Guests”) during the term of this Agreement. For purposes of the preceding sentence, any person or entity other than Owner or a guest of Owner who uses the Unit on a complimentary basis will be deemed to be a “third party.” All decisions concerning the operation of the Rental Management Program and the rental of the Unit during the term hereof will be made by Manager in its sole discretion.

Manager shall manage in a commercially reasonable manner the Unit and the other Units at the Condominium which are part of the Rental Management Program as a hotel. Manager shall market and maintain the Unit in the manner described herein.

2. Occupancy of Unit. Owner agrees that, in order to assist in the promotion and rental of the Unit through the Rental Management Program, the use of the Unit by Owner and Owner’s guests will be subject to the limitations described on Exhibit A to this Agreement.

3. Establishment of Rental Rates; Collection of Rent. During the term of this Agreement, Manager will have the sole right to establish rental rates for the Unit and to modify such rental rates from time to time as Manager, in its reasonable discretion, may deem appropriate. Owner acknowledges and agrees that the rental rates will be established based on a variety of factors, including, without limitation, through negotiations with a prospective renter, with consideration given to competition, location, time of year, length of stay, and the number of persons occupying the subject Unit. No Rental Guest of the Unit will be charged any rate other than the rate determined by Manager. Manager will establish a system which attempts to equitably allocate rental requests among comparable units which are participating in the Rental Management Program after considering any specific requests of prospective renters or other factors deemed relevant by Manager. Manager is not required to adhere to a strict rotation system and may vary the rental of the Unit in its reasonable discretion including, but not limited to: (a) preferences for a particular size, feature, location or type of unit expressed by potential Rental Guests; (b) prior reservations or other occurrences making a Unit unavailable for the duration of occupancy desired by potential Rental Guests; (c) needed or ongoing repair or replacement operations or unsuitability of the Unit for rental; (d) the effect of nearby construction activity on the use of, and guest experience with respect to particular Units; (e) personal usage of the Unit by Owner; (f) the rental rate commanded by the Unit; and (g) the length of an Owner’s participation in the Rental Management Program. Manager will, at Manager’s expense, use commercially reasonable efforts to collect all rent payable by Rental Guests who rent the Unit during the term of this Agreement.

4. Contiguous Construction. For some time in the future, Owners, their guests, tenants and invitees, may be disturbed by the noise, commotion, and other unpleasant effects of nearby construction activity and as a result, Owner and its guests, tenants, and invitees may be impeded in using portions of the Condominium by that activity. Because the Condominium is located in an urban area, demolition or construction of buildings and other structures within the immediate area, or with view lines of any particular Unit or other part of the Condominium (“Views”) may block, obstruct, shadow or otherwise affect the Views. Manager has no control of and is not responsible for such nearby construction activity and the Owner agrees to release, indemnify and hold harmless Manager and its affiliates from and against any and all claims, demands, costs, expenses (including without limitation attorneys’ fees) and damages incurred by Manager or any of its affiliates which occur or exist at any time during the term of this Agreement resulting from inconvenience, loss of rental income, or any other loss whatsoever in connection with such construction activity. Owner’s indemnification obligations hereunder will survive the termination of this Agreement and will be binding on the successors, heirs and permitted assigns of Owner.

5. Standards. Owner acknowledges that by entering the Unit into the Rental Management Program, Owner’s Unit must conform to the standards and requirements referenced in the Declaration of Condominium or those established by the Manager from time to time, whichever are higher (the “Standards”), which Standards will be consistent with other high-end, first class hotels and resorts.

6. Maintenance of Units. During the term of this Agreement, the Unit will be maintained in accordance with the terms set forth on Exhibit B to this Agreement.

7. Marketing of Unit. Manager will provide marketing services for the rental of the Unit in accordance with the Standards and as may be required by a Franchise System (as hereinafter defined), if any, together with such additional marking as it deems appropriate in its sole discretion. Without limiting the generality of the foregoing, Manager may, in its sole discretion, affiliate the Unit with other condominium units or hotels under a hotel branding, franchise, license or similar agreement or arrangement, or enter into any other similar arrangements with respect to the Unit or terminate any such branding, franchise or license or similar agreement or arrangement. Owner will not engage in any marketing efforts for the rental of the Unit during the term of this Agreement, provided that Owner may solicit Rental Guests so long as such guests make their reservations through Manager. Owner will not accept any remuneration from any party other than Manager for rental of the Unit. Owner authorizes Manager to make the Unit available to third parties on a complimentary basis for up to 5 nights per calendar year for promotional or administrative purposes.

8. Utilities and Services. Utilities and certain other services for the Unit will be provided in accordance with the terms set forth on Exhibit C to this Agreement.

9. Insurance. Owner will obtain the insurance coverage with respect to the Unit and will take certain related actions as set forth on Exhibit D to this Agreement.

10. Rental Management Program Base Fee. Exhibit E to this Agreement sets forth the Manager’s Base Fee (as defined in Exhibit E) relating to Owner’s participation in the Rental Management Program.

11. Indemnification. Owner will indemnify and hold harmless Manager and its affiliates from and against any and all claims, demands, costs, expenses (including without limitation attorneys’ fees) and damages incurred by Manager or any of its affiliates arising out of any incident, action, omission, fact or circumstance relating to the Unit which occurs or exists at any time during the term of this Agreement, including without limitation injury to any person or property in, on, or about the Unit, any action or omission on the part of Manager or its affiliates in performing its obligations under this Agreement or other management agreements, any neglect or misconduct by Owner or Owner’s guests or any Rental Guests, except to the extent caused by the gross negligence or willful misconduct by Manager. Owner’s indemnification obligations hereunder will survive the termination of this Agreement and will be binding on the successors, heirs and permitted assigns of Owner.

12. Assignment. The Owner shall not have the right to assign its rights and obligations under this Agreement without the express written consent of the Manager and any such attempted assignment or delegation without such consent will be null and void. This Agreement shall terminate upon the transfer of title to the Unit to an unaffiliated party pursuant to a bona fide sale provided, however, that this Agreement shall survive such transfer of title for so long as necessary for Manager to honor all confirmed reservations for occupancy of the Unit in place on the date of the closing and the purchaser of the Unit shall purchase the Unit subject to all such confirmed reservations and this Agreement until such reservations have been satisfied provided, however, that Manager may elect in its sole discretion to transfer such reservations to other Units in the Rental Management Program and terminate this Agreement effective on such closing date. Any transfer of title to a Unit to an institutional lender through foreclosure or other transfer in lieu of foreclosure shall operate to terminate this Agreement, subject to all confirmed reservations for occupancy of the Units in place as of the date of title transfer; provided, however, that Manager may elect in its sole discretion to transfer such reservations to other Units in the Rental Management Program. Manager (and its successors and assigns) will have the right to assign Manager’s rights and obligations under this Agreement without Owner’s consent to (i) any lender of Manager or any of its affiliates or (ii) any person or entity which directly or indirectly controls or is controlled by Manager or is under common control with Manager or (iii) any other person or entity which agrees, in writing, to assume and perform the obligations of Manager hereunder. Upon any such assignment of Manager’s rights and obligations under this Agreement, Manager will be deemed to have been released from all of its obligations hereunder. Manager shall have the right to contract with third parties and affiliates to carry out all or any part of its responsibilities under this Agreement. MHI Hotels Services, LLC will manage the Hotel Unit (as defined in the Declaration of Condominium) and the units in the Condominium participating in the Rental Management Program (collectively, the “Hotel”), and MHI Hospitality TRS, LLC will have a leasehold interest in the Hotel Unit subject to this Agreement. As currently contemplated, this Agreement would not be assigned to MHI Hospitality TRS, LLC.

13. Term and Termination of Agreement. This Agreement shall be enforceable as of the Effective Date and will have the term and will be subject to termination by Owner and Manager in accordance with the provisions set forth on Exhibit F to this Agreement and those set forth above in Paragraph 12.

14. Other Covenants of Owner.

(a) Rules and Procedures. Owner agrees to comply with all rules, regulations, procedures and requirements established by Manager relating to the operation of the Rental Management Program and the occupancy and maintenance of the Unit.

(b) Condominium Documents. During the term of this Agreement, Owner will not vote to amend or otherwise alter the condominium association documents or the Master Association (as defined in the Declaration of Condominium) documents governing the Unit or any similar documents relating to the Unit that would adversely affect, prevent or restrict (i) the rental of the Unit by the Manager through the Rental Management Program, or (ii) the management or operation of the Condominium, the Hotel Unit, the Hotel or the Property (as defined in the Master Association documents) to the Standards and in accordance with this Agreement or any applicable franchise or license agreement, or to support any action by the Condominium association for the Unit that would prevent or restrict the rental of the Unit by the Manager through the Rental Management Program. If any such documents are amended or actions taken that in any way prevent or restrict Manager’s rental of the Unit through the Rental Management Program (whether Owner votes for such amendment or action or not), such amendment or action shall be deemed a breach of this Agreement and Manager may seek any remedies available to it at law or in equity and, Manager may, at its option, terminate this Agreement.

(c) Taxes and Assessments. Owner agrees to pay promptly, and before delinquency, all taxes, insurance premiums, condominium maintenance and other fees, charges and assessments (including without limitation any special Condominium association and Master Association assessments) levied on or with respect to the Unit, including, without limitation, Owner’s share of Shared Costs (as defined in the Declaration of Condominium). Owner will provide Manager proof of payment of any such Taxes and Assessments (as defined in Exhibit E) upon request therefor. If Owner fails to pay any such amounts, Manager may (but will not be required to) pay any such amounts and bill

Owner therefor or deduct the cost thereof from the Gross Owner’s Revenue (as defined in Exhibit E). In addition, a ten percent (10%) service charge per occurrence shall be charged to Owner by Manager for any recurring expenses paid by Manager on behalf of Owner.

(d) Expenses and Charges. Manager will deduct from Gross Owner’s Revenue (as defined in Exhibit E) certain expenses incurred in connection with the participation of the Unit in the Rental Management Program including Commissions and Hotel Expenses (as such terms are defined in Exhibit E) allocable to the Unit and the Base Fee. Manager may, in its discretion, also deduct from the Gross Owner’s Revenue, the Refurbishment Reserve, Taxes and Assessments and Unit Owner Expenses (as defined in Exhibit E) payable by Owner pursuant to this Agreement (“Expenses and Charges”), to the extent such expenses are not paid directly by Owner. In the alternative, Manager may elect to bill Owner for such Expenses and Charges. Owner will be required to pay increases in the Expenses and Charges for those services provided by Manager, as the Expenses and Charges may be modified from time to time by Manager. Owner agrees to accept all modifications to such Expenses and Charges; provided, however, that the Expenses and Charges for services provided by Manager may not be increased by Manager in any year by an amount in excess of the greater of (x) the percentage increase in the Consumer Price Index or such other nationally recognized price index as may be selected by Manager in its sole discretion or (y) any increase in Manager’s actual costs and expenses of providing the applicable service(s). Manager shall not have the right to revise the percentage split of Net Rental Income as the basis for the Manager’s Base Fee during the term of this Agreement without the written consent of Owner

(e) Refund. Manager may offer a refund of the rent paid to any Rental Guest due to adverse weather conditions, failures of heating, air conditioning or other systems, major appliance failures, or other problems or circumstances affecting the Rental Guest’s stay or use and enjoyment of the Unit or related facilities and amenities, if Manager deems this action necessary to promote Rental Guest satisfaction. Rental Guest transfers, or refunds, as a result of the dissatisfaction of the Rental Guest, are to be made at the sole discretion of Manager and shall be considered as a deduction from Gross Rental Revenue.

(f) Forfeiture of Reservation Deposits. All forfeited reservation deposits and all other related cancellation charges pursuant to the cancellation policy adopted by Manager, in its sole discretion, shall be applied first to pay Manager the full amount of the Base Fee that Manager would have earned if the reservation had not been cancelled. Any remaining forfeited deposit shall be credited to Owner.

(g) Further Assurances. Upon the request of Manager, Owner will promptly execute any additional documents and take any additional action necessary or advisable to give effect to the terms hereof, including without limitation the execution and filing of a Declaration or other document in the Public Records of Broward County, Florida with respect hereto.

(h) Risk of Loss. Owner assumes all risk for the loss of personal property kept in the Unit. Manager shall not incur liability for the loss or damage of any such personal property. In addition, Manager shall not be liable or responsible for, or in any manner a guarantor or insurer of, the health, safety or welfare of any Rental Guest, Owner and/or any occupant or user of any portion of the Unit, including, without limitation, Owner and Owner’s guests, invitees, agents, servants, contractors or subcontractors or for any property of any such persons.

15. Representations and Warranties of Owner.

(a) Understanding and Professional Review of Agreement. OWNER HAS READ AND UNDERSTANDS THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ALL OF THE EXHIBITS A, B, C, D, E, F, G AND H HERETO, EACH OF WHICH CONSTITUTES AN INTEGRAL PART OF THIS AGREEMENT. OWNER ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO REVIEW THIS AGREEMENT WITH HIS LEGAL COUNSEL, FINANCIAL AND TAX ADVISERS, AND OTHER PROFESSIONAL ADVISERS.

(b) Use and Occupancy of Unit. OWNER UNDERSTANDS THAT HE IS NOT REQUIRED TO ENTER INTO THIS AGREEMENT OR TO MAKE THE UNIT AVAILABLE FOR RENTAL THROUGH THE RENTAL MANAGEMENT PROGRAM. OWNER UNDERSTANDS THAT BY ENTERING INTO THIS AGREEMENT HE WILL GRANT MANAGER THE EXCLUSIVE RIGHT TO RENT THE UNIT TO RENTAL GUESTS.

(c) Other Available Methods of Rental. OWNER ACKNOWLEDGES THAT HE HAS BEEN INFORMED THAT THERE ARE OTHER AVAILABLE METHODS FOR THE RENTAL OF THE UNIT, INCLUDING WITHOUT LIMITATION LOCAL RENTAL AGENTS.

(d) No Pooling of Rental Amounts. OWNER UNDERSTANDS THAT ANY NET MONTHLY PAYMENT (AS DEFINED ON EXHIBIT E HERETO) PAID TO HIM THROUGH HIS PARTICIPATION IN THE RENTAL MANAGEMENT PROGRAM WILL BE BASED SOLELY ON THE ACTUAL RENTAL OF HIS UNIT RATHER THAN ANY POOLING OF RENTAL AMOUNTS FROM UNITS PARTICIPATING IN THE RENTAL MANAGEMENT PROGRAM.

(e) No Representations, Estimates or Guarantees. OWNER ACKNOWLEDGES THAT NEITHER MANAGER, NOR DEVELOPER, NOR ANY OF MANAGER’S OR DEVELOPER’S EMPLOYEES, AGENTS OR REPRESENTATIVES, NOR ANY OTHER PERSON OR ENTITY, HAS MADE ANY REPRESENTATIONS, SUGGESTIONS, IMPLICATIONS, STATEMENTS OR ESTIMATES AS TO ANY REQUIREMENT THAT OWNER PARTICIPATE IN THE RENTAL MANAGEMENT PROGRAM, OR THE NUMBER OF TIMES THE UNIT WILL BE RENTED OR THE RENTAL INCOME, IF ANY, OWNER MIGHT RECEIVE THROUGH HIS PARTICIPATION IN THE RENTAL MANAGEMENT PROGRAM, OR THE PARTICIPATION OF THE HOTEL AS PART OF ANY FRANCHISE SYSTEM.

OWNER ACKNOWLEDGES THAT HE HAS NOT IN ANY MANNER BEEN INDUCED TO PURCHASE THE UNIT BY REASON OF THE RENTAL MANAGEMENT PROGRAM, OR ANY EXPECTED OR ANTICIPATED RENTAL INCOME TO BE DERIVED FROM HIS PARTICIPATION IN SUCH PROGRAM, OR THE ASSURANCE, STATEMENT OR REPRESENTATION OF PARTICIPATION OF THE HOTEL AS PART OF ANY FRANCHISE SYSTEM. OWNER ACKNOWLEDGES THAT HIS PARTICIPATION IN THE RENTAL MANAGEMENT PROGRAM MAY IN FACT RESULT IN A NET LOSS TO OWNER. OWNER ACKNOWLEDGES THAT NEITHER MANAGER, NOR DEVELOPER, NOR ANY OF MANAGER’S OR DEVELOPER’S EMPLOYEES, AGENTS OR REPRESENTATIVES, NOR ANY OTHER PERSON OR ENTITY, OTHER THAN OWNER’S TAX ADVISOR (IF AT ALL), HAS GIVEN OWNER ANY ADVICE WITH RESPECT TO ANY TAX STRUCTURES OR TAX IMPLICATIONS.

(f) Waiver Of Jury Trial. BY ACCEPTANCE AND EXECUTION HEREOF THE PARTIES AGREE, THAT NEITHER PARTY, NOR ANY ASSIGNEE, SUCCESSOR, HEIR, OR LEGAL REPRESENTATIVE OF EITHER OF THEM (ALL OF WHOM ARE HEREINAFTER REFERRED TO AS THE “PARTIES”) SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER INSTRUMENT EVIDENCING, SECURING OR RELATING TO THIS AGREEMENT, OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG THE PARTIES, OR ANY OF THEM. NONE OF THE PARTIES WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY NEGOTIATED BY THE PARTIES, ARE A MATERIAL INDUCEMENT FOR THIS AGREEMENT, AND SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. THE VENUE OF ANY ACTION SHALL BE IN THE COUNTY AND STATE OF THE LOCATION OF THE UNIT UNLESS THE PARTIES AGREE TO SOME OTHER LOCATION.

(g) Franchise And Certification. THE HOTEL IS NOT CURRENTLY OPERATED (AND MAY NOT BE OPERATED) AS A FRANCHISE UNDER A NATIONAL HOTEL BRAND. HOWEVER, IF AT ANY TIME DURING THE TERM OF THIS AGREEMENT, THE HOTEL IS OPERATED AS PART OF A FRANCHISE SYSTEM OF A NATIONAL HOTEL BRAND (A “FRANCHISE SYSTEM”), WHICH SHALL BE AT THE SOLE DISCRETION OF MANAGER, THE PROVISIONS SET FORTH IN EXHIBIT H TO THIS AGREEMENT WILL APPLY AUTOMATICALLY, WITHOUT REQUIREMENT OF NOTICE TO OR CONSENT OF OWNER, AND OWNER EXPRESSLY ACKNOWLEDGES AND AGREES TO ALL OF THE TERMS AND PROVISIONS OF SUCH EXHIBIT H AND AGREES TO EXECUTE ANY DOCUMENTATION THAT MAY BE REQUESTED BY ANY FRANCHISOR TO CONFIRM SUCH ACKNOWLEDGEMENTS AND AGREEMENTS (ALTHOUGH

OWNER EXPRESSLY RECOGNIZES THAT NO SUCH CONFIRMATION IS NECESSARY FOR THE TERMS AND PROVISIONS OF EXHIBIT H TO BE BINDING ON OWNER).

OWNER ACKNOWLEDGES THAT ON THE EXECUTION DATE OF THIS AGREEMENT AND AT SUCH OTHER TIME AS REQUESTED BY MANAGER, OWNER SHALL BE OBLIGATED TO EXECUTE ACKNOWLEDGEMENT CERTIFICATES IN FAVOR OF MANAGER AND ANY FRANCHISOR IN THE FORM OF EXHIBIT G.

OWNER UNDERSTANDS AND AGREES THAT, IN EXECUTING ANY FRANCHISE OR LICENSE AGREEMENT WITH MANAGER, A FRANCHISOR WILL BE RELYING ON THE ACKNOWLEDGEMENTS AND AGREEMENTS OF OWNER SET FORTH IN THIS AGREEMENT AND THE ACKNOWLEDGEMENT CERTIFICATES.

16. Agreement As Easement And Covenant Running With The Unit. THIS AGREEMENT, INCLUDING ALL EXHIBITS HERETO, WILL CONSTITUTE AN EASEMENT DURING THE TERM OR EXTENSION HEREOF WITH RESPECT TO THE UNIT, AND THE TERMS OF THIS AGREEMENT WILL CONSTITUTE A COVENANT RUNNING WITH THE UNIT. THIS AGREEMENT WILL BE BINDING UPON AND WILL INURE TO THE BENEFIT OF THE PARTIES HERETO AND ALL SUBSEQUENT OWNERS OF THE UNIT TO THE EXTENT PROVIDED IN PARAGRAPH 12 OR EXHIBIT F TO THIS AGREEMENT. OWNER UNDERSTANDS AND AGREES THAT THIS AGREEMENT OR A DECLARATION OR OTHER INSTRUMENT WITH RESPECT HERETO MAY BE RECORDED BY MANAGER IN THE PUBLIC RECORDS OF BROWARD COUNTY, FLORIDA. UPON THE REQUEST OF MANAGER, OWNER WILL PROMPTLY EXECUTE AND DELIVER TO MANAGER ALL SUCH DOCUMENTS, AND WILL TAKE ALL SUCH ACTION, AS MANAGER MAY DEEM NECESSARY OR APPROPRIATE TO EFFECT SUCH RECORDING AND/OR TO CONFIRM THAT THE RESTRICTIONS CONTAINED HEREIN CONSTITUTE AN EASEMENT WITH RESPECT TO THE UNIT AND A COVENANT RUNNING WITH THE UNIT.

17. Miscellaneous.

(a) Notices. All notices, demands or other writings contemplated by this Agreement will be in writing and will be deemed given if delivered by hand or three days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed to the parties as follows:

If to Owner, to the mailing address for Owner set forth on the signature page hereto.

If to Manager, to:	MHI Hollywood, LLC

814 Capitol Landing Road
Williamsburg, VA 23690
Telephone 757-229-5648
Attention: Chief Executive Officer

With a copy to:	MHI Hollywood, LLC

6411 Ivy Lane, Suite 510
Greenbelt, MD 20770
Telephone 301-220-5400
Attention: Chief Financial Officer

Owner understands that he cannot rely on verbal or telephonic instructions or notifications to Manager regarding reservations, maintenance or any other matter whatsoever unless confirmed in writing.

(b) No Joint Venture. Nothing in this Agreement will constitute or be construed to create a partnership or joint venture between Manager and Owner.

(c) Entire Agreement; Amendments. This Agreement (including without limitation the Exhibits hereto) contains the entire agreement of the parties with respect to the subject matter hereof, and there are no other agreements or understandings, oral or written, between the parties with respect to the subject matter hereof. This Agreement may be amended, modified or supplemented only by a writing signed by both parties. Notwithstanding the foregoing or any other term or provision of this Agreement to the contrary, Manager shall have the right to unilaterally amend this Agreement to the extent of any inconsistency or conflict between this Agreement and any license or franchise agreement that may be executed by Manager in the future with respect to the Hotel in order to comply with the terms of any such franchise. The foregoing includes, without limitation, any necessary changes to the insurance requirements, amount, types and additional insureds.

(d) Binding Effect. All of the terms and conditions of this Agreement (including, without limitation, the Exhibits hereto) will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

(e) Headings. The headings contained in this Agreement are for convenience of reference only, and will not limit or otherwise affect in any way the meaning or interpretation hereof.

(f) Severability. If any part of this Agreement (including, without limitation, any part of any Exhibit hereto) is deemed invalid under any applicable laws, such provision will be inapplicable and will be deemed omitted to the extent of such invalidity, but the remainder of this Agreement will not be invalidated thereby and will be given full force and effect.

(g) Waivers. The failure or delay of any party at any time to require performance by the other party of any provision of this Agreement, even if known, will not affect the right of such party to require performance of that provision or to exercise any rights, powers or remedies hereunder, and any waiver by any party of any breach of any provision of this Agreement will not be construed as a waiver of any continuing or succeeding breach of such provision or any other provision of this Agreement or as a waiver of any rights, powers or remedies hereunder. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

(h) Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the applicable laws of the State of Florida without regard to principles of conflicts of laws, but this Agreement will not be governed by the provisions of Chapter 718 of the Florida Statutes (the Florida Condominium Act).

(i) Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute one and the same document.

(j) Attorneys’ Fees and Venue. If any action at law or in equity will be brought to enforce any provision of this Agreement, the prevailing party will be entitled to recover from the other party, as part of the prevailing party’s costs, reasonable attorneys’ fees, the amount of which will be fixed by the court and will be made a part of any judgment or decree rendered, in addition to any damages or other relief awarded by the court. Both parties agree that venue for any such action will be Broward County, Florida and that the laws of the State of Florida will apply, without giving effect to the conflicts of laws principles thereof.

(k) Effective Date. If Owner has not closed on title to the Unit at the time Owner executes this Agreement, then the “Effective Date” shall be the date Owner closes on title to the Unit. If Owner has closed on title to the Unit at the time Owner executes this Agreement, then the “Effective Date” shall be the date that Manager executes this Agreement.

(l) Gender, Singular and Plural. In this Agreement, the use of any gender shall be deemed to include all genders, and the use of the singular shall include the plural and vice versa, wherever it appears appropriate from the context.

COUNTERPART SIGNATURE PAGE TO BE EXECUTED BY MANAGER

IN WITNESS WHEREOF, MANAGER HAS SIGNED THIS AGREEMENT AS OF THE DATE SET FORTH BELOW.

MHI HOLLYWOOD, LLC
(“Manager”)

Date:	, 2005	By:
Title:

COUNTERPART SIGNATURE PAGE TO BE EXECUTED BY OWNER(S)

IN WITNESS WHEREOF, OWNER(S) HAVE SIGNED THIS AGREEMENT AS OF THE DATE SET FORTH BELOW.

NAME(S) AND MAILING ADDRESS OF OWNER(S): [CONTACT PERSON]:

Date:	, 2005
SIGNATURE(S) OF OWNER(S)

NAME(S) AND MAILING ADDRESS OF OWNER(S):

Date:	, 2005
SIGNATURE(S) OF OWNER(S)

MAILING ADDRESS

Exhibit A

Limitations on Occupancy of Unit

1. Limited Occupancy of Unit. Owner and his guests may use the Unit for the maximum number of nights reserved by Owner, which use may be further limited during the period between December 15 and May 1, as set forth in Exhibit E to this Agreement. In addition, Owner may request additional occupancy of the Unit for Owner’s own personal use on an “as available” basis (as determined by Manager) subject to certain limitations imposed by Manager. Notwithstanding anything to the contrary herein, Owner’s use of the Unit shall in all cases comply with all zoning ordinances which may effect or apply to the Unit.

Owner recognizes and understands that personal use will reduce the availability of the Unit and negatively affect potential rentals and the Owner’s remuneration from rental of the Unit. This is especially true on weekends and holidays throughout the year. Owner and his personal guests shall: (a) comply with any applicable arrival / departure requirements established by Manager for use of the Unit during holidays, special events, and peak occupancy periods; (b) comply with any established check-in and check-out procedures and times; and (c) pay for daily linen and housekeeping service fee of $30.00 (subject to change by Manager from time to time), if such service is requested. In the event the daily cleaning service is not requested, a $30.00 departure cleaning charge will be charged per visit (subject to change by Manager from time to time).

Owner recognizes and understands that Manager is not affiliated in any way with the developer/seller of the Condominium or the Units. Manager has not made, and makes, no promises or representations as to future income from the Unit and has provided no projections or estimates regarding financial performance or the tax effect of participating in the Rental Management Program. The Manager will retain the services of an experienced manager of hotel properties and agrees to use reasonable efforts consistent with the efforts of managers of similar properties to market and promote the Hotel operation.

Owner agrees to abide by the standard check-in and check-out times established by Manager during periods of occupancy of the Unit by Owner or his guests. At other times, Owner will not enter the Unit or permit any other person (including any family member, repairman or guest) to enter the Unit without prior notification to, approval of, and coordination by, Manager. Manager approval shall be granted to permit Owner to perform periodic inspections of the Unit so long as Owner requests approval more than 24 hours in advance, such inspections do not unduly interfere with the operation of the resort, or the rental of the Unit and the Unit is unoccupied at the time of inspection. During the term of the Unit Rental Management Agreement, Owner may have access to the Unit only through a key card maintained by Manager.

2. Reservation of Unit by Owner. To assist Owner in making timely reservations and to minimize reservation conflicts, Manager will contact Owner, at least once per year, requesting Owner to specify, as far in advance as possible, the dates during which Owner desires that the Unit be available for him or his guests (the “Reserved Owner Occupancy”). Subject to any limitations on use by Owner as provided in Exhibit E, Manager will accommodate Owner’s Reserved Owner Occupancy requested occupancy dates provided Manager receives such written notice at least 360 days prior to the requested periods of occupancy; provided, however, in the event Owner’s Unit is out of order or if Manager is precluded by law from allowing Owner occupancy of the Unit, then Owner shall not be entitled to occupy the Unit, and Manager shall use reasonable efforts to accommodate Owner in comparable accommodations.

Owner agrees that, other than (i) during periods of occupancy of the Unit by Owner or his guests and (ii) in Owner’s storage areas designated by Manager, Owner will not store any personal belongings in the Unit (other than the standard furnishings and the standard housewares contained in the Unit as provided in this Agreement). Owner understands that any personal property or possessions stored in or left in the Unit should not be left unsecured and Manager assumes no liability for the loss or damage thereto.

Exhibit B

Maintenance and Cleaning of Units; Administration of Units

1. Unit and Contents. Manager intends to market the rental of the Unit as part of a consistent, top quality resort experience and in accordance with the Standards. Owner acknowledges that uniformity in the appearance and contents of the condominium units participating in the Rental Management Program, including, without limitation, the Unit and its contents, is absolutely essential to the successful marketing and rental of the Unit by Manager. Owner, therefore, agrees not to modify in any way the design, appearance, furnishings, standard housewares or other contents of the Unit from the design, appearance, furnishings and other contents specified or established by Manager from time to time in its sole discretion or to remove or alter any equipment in the Unit without notifying and receiving the prior written approval of the Manager.

2. Standard Unit Appearance; Standard Furnishings. Owner will (i) maintain at Owner’s expense the standard furnishings for the Unit as determined by Manager from time to time for purposes of complying with the Standards (as the same may be required and modified from time to time by Manager in its sole discretion) (the “Furnishings Standard”), and (ii) be responsible for all costs and expenses associated with the periodic refurbishment of the Unit which refurbishment will occur in such manner and at such times as Manager may determine from time to time in its sole discretion. It is anticipated that the Unit will be completely refurbished approximately once every 7 years, but this is an estimate only, and such refurbishment may occur more frequently if any inspection of the Unit reveals that the painting, carpeting, furnishings, appliances, electronic equipment or other contents are inadequate, excessively worn or damaged. Manager will make reasonable efforts to notify Owner at least 90 days prior to the commencement of any required refurbishment which exceeds the funds available in the Refurbishment Reserve. The list of initial standard furnishings for a Unit are set forth on Attachment 1 hereto.

3. Refurbishment Reserve. The term “Refurbishment Reserve” will mean any reserve account established by Manager and funded by Owner either directly or through deductions by Manager from the Gross Owner’s Revenue (as defined on Exhibit E) for the periodic refurbishment of the Unit. Unless otherwise determined by Manager, Manager shall, immediately following the date on which Owner takes title to the Unit, deduct from the Gross Owner’s Revenue a Refurbishment Reserve payment equal to 5% of Gross Owner’s Revenue. Manager may, in its reasonable discretion, from time to time withdraw funds from the Refurbishment Reserve to pay for the refurbishment of the Unit or for the cost of bringing the Unit into conformity with the Furnishings Standard (“Refurbishment Costs”), but Owner will remain liable for any refurbishment costs and expenses in excess of the funds withdrawn from the Refurbishment Reserve. Such excess costs may be charged, at Manager’s discretion, as a Unit Owner’s Expense for purposes of Exhibit E, to the extent not paid directly by Owner.

4. Repairs and Replacements. Manager will at Owner’s expense make or contract for such repairs and replacements to the Unit, to the furnishings, appliances, electronic equipment or other contents of the Unit, as Manager deems appropriate in its reasonable discretion. Manager may maintain an inventory of, and restock expendables in the Unit to ensure a complete inventory for all Rental Guests. Owner will pay Manager the following amounts for replacement:

•	Housewares and Expendables Replacement - Invoice plus 10%

•	Linen Replacement (sheets, towels and pillow cases only) - Paid by Manager

•	Bedspreads and other durable bed elements - Replaced every two years at Owner expense. If damaged prior to the end of two (2) years - Invoice plus 10%

•	Softgoods: Cost plus 10% (blankets, pillows, etc.)

•	Small appliances: Cost plus10%

If the cost of any individual repair or replacement is expected to exceed $500, Manager will use commercially reasonable efforts to advise Owner in advance, except that under emergency conditions, as determined by Manager, such repairs and replacements will be performed without prior notice to Owner. The cost of such repairs and replacements (“Repair and Replacement Charges”) shall be Unit Owner Expenses for purposes of Exhibit E.

5. Cleaning. Manager shall perform or contract for the deep cleaning of the Unit on an annual or more frequent basis as Manager may require. Owner will pay Manager $175.00 per deep cleaning (subject to adjustment by Manager from time to time) if performed by Manager, which charge does not include charges for services performed by outside vendors. If the Owner elects to have his/her Unit cleaned daily while occupying his/her own Unit, a daily cleaning charge of $30.00 (subject to adjustment by Manager from time to time) may be assessed. After Owner has occupied his/her Unit, the Owner may be assessed a departure charge of $30.00 (subject to adjustment by Manager from time to time) for the expense of cleaning the Unit upon departure. The deep cleaning, daily cleaning and departure cleaning charges are subject to change at the discretion of the Manager, subject to the restrictions set forth herein. Such cleaning expenses (“Cleaning Charges”) shall be Unit Owner Expenses for purposes of Exhibit E.

6. Standard Housewares. Owner agrees to maintain in the Unit, at Owner’s expense, the standard housewares required pursuant to the Standards, as such housewares package may be modified by Manager from time to time in its sole discretion. Such expenses shall be Unit Owner Expenses for purposes of Exhibit E. The initial list of standard housewares for a Unit is set forth on Attachment 2 hereto.

7. Removal of Unit from Rental Management Program. Manager reserves the right to remove the Unit from the Rental Management Program upon written notice to Owner if Manager deems the Unit or the contents thereof to be unsatisfactory, and, upon written notification by Manager, Owner fails to cure or authorize the cure of such defects within 30 days thereof, in which event Owner will be deemed to have breached this Agreement, and Manager will be entitled to terminate this Agreement or to exercise any and all rights and remedies available to Manager at law or in equity. Any decision to remove the Unit from the Rental Management Program will be at the sole discretion of Manager. Manager reserves the right to cure the subject defects, enter the Unit back into the Rental Management Program, and bill the Owner at cost plus a 15% service charge via a deduction to the Owner’s Net Monthly Payment. Notwithstanding the foregoing, if the cost of such repairs and replacements is expected to exceed $500, Manager will use commercially reasonable efforts to advise Owner in advance, except that under emergency conditions, as determined by Manager, such repairs and replacements will be performed without prior notice to Owner. Upon rectification of all defects by Owner to the satisfaction of Manager, the Unit may be returned to the Rental Management Program at the option of Manager.

8. General Maintenance Services. Manager will provide the minor maintenance services for the Unit described on Attachment 3 to this Exhibit B for which Owner will be charged the annual fee specified in Attachment 3. In addition, Manager will provide for the investigation or repair of minor problems other than “Minor Maintenance,” for which the Owner will be charged at the standard rate established by Manager for the personnel involved, which charge does not include the cost of parts or other out-of-pocket expenses such as labor charges by independent contractors. This charge will be incurred even if Manager does not perform any work beyond an investigation of the problem. Such charges (the “Maintenance Charges”) shall be Unit Owner Expenses for purposes of Exhibit E.

9. Administration. Owner shall pay Manager an annual administrative charge of $500.00 (the “Annual Administration Charge”) for computerized reservation services, accounting services, and property management inspections, State of Florida Licensing fees and telephone connection to the switchboard used by the general public to make reservations at the resort. Such charge shall be Unit Owner Expenses for purposes of Exhibit E.

Attachment 1 to Exhibit B

Standard Furnishings

KING/DOUBLE UNIT

BEDROOM AREA	KITCHEN AREA

1 King or 2 Double Beds w/ Headboards	1 Cabinet w/bar sink & granite counter top
2 Standard or	1 Microwave
1 Large Nightstand	1 Refrigerator
1 Dresser	1 Coffee Maker
1 Desk	2 Coffee Mugs
1 Ergonomic Desk Chair
1 Lounge Chair
1 Floor Lamp
2 Single or
1 Double Nightstand Lamp
1 Desk Lamp	BATH AREA
1 Television
1 Telephone on Nightstand	1 Granite vanity w/ under mount bowl and cabinet
1 Telephone w/ Speaker on Desk	1 Framed mirror
1 Drapery w/ blackout & sheers 2/3 Framed Artwork	2 Towel holders
1 Framed Full Length Mirror	2 Wall sconces
1 Closet rack	1 Shower w/ glass doors OR Bathtub (Both in suites)
1 Luggage Rack	1 Toilet
1 CD Player/Alarm Clock/Radio	2 Toilet paper holders
1 Ironing Board	1 Framed Artwork
1 Iron
5 Skirt Hangers
5 Standard Hangers

BALCONY	LIVING ROOM (IN SUITE UNITS ONLY)

1 Cocktail Table	1 Sofa
2 Chairs	2 Lounge Chairs
1 Safety Glass Ashtray	1 Coffee Table
1 Console Table
2 Side Tables
2 Table Lamps
1 Telephone
1 Dining Table
4 Dining Chairs
1 Floor Lamp

*	All listed items must meet or exceed Standards.

Attachment 2 to Exhibit B

Standard Housewares

LINENS (PER BED)
4 Standard Pillows w/ pillowcase
2 Euro Pillows w/ Sham
1 Decorative Pillow
1 Blanket
1 Fitted Sheet
2 Flat Sheets
1 Duvet Comforter
1 Mattress Pad
1 Bed Skirt

TERRY (PER UNIT)

3	Bath Towels
3	Hand Towels
3	Wash Cloths
1	Bath Mat
2	Dish Towels
2	Dish Cloths

HOUSEWARES (PER UNIT)

2	Trash Cans
1	Corkscrew/Bottle Opener
1	Cutting Board
1	Paring Knife
1	Ice Bucket w/ Tray
4	Glass Tumblers

*	All listed items must meet or exceed Standards.

Attachment 3 to Exhibit B

Minor Maintenance Services

For purposes hereof, the term “Minor Maintenance” will mean any of the following maintenance tasks, which will be performed by Manager on an “as needed” basis:

•	Replacement of light bulbs.

•	Flushing or plunging of toilets.

•	Quick examination of air conditioning unit prior to calling contractor.

•	Unlocking interior doors.

•	Guest service calls (e.g., to assist with TV’s or VCR’s).

•	Resetting or turning on circuit breakers.

•	Resetting button on garbage disposal.

•	Examination of air conditioner thermostats.

•	Instruction of guests on operation of equipment and appliances.

•	Adjustment of sliding doors or screen doors.

•	Inspection of the Unit.

•	Lubrication of door locks or other mechanisms.

•	Replacement of drapery hooks and glides.

In addition. Manager will provide the following parts and supplies at no additional cost to Owner as part of Manager’s Minor Maintenance services:

•	Air conditioner filters.

•	Light bulbs other than fluorescent tubes.

•	Standard curtain hooks, pins and glides.

•	Toilet seats.

•	Moen cartridges.

•	Sliding glass door handle.

•	Standard light switch.

•	Electrical wall plate covers.

•	Batteries for TV remote control.

•	Minor lock adjustments and lubrication.

•	Door stop.

•	Fluid master valve.

•	Tile grout/tub caulking.

Any items of maintenance, repair or replacement which are not specifically listed above will not be covered by the Minor Maintenance charge. Without limiting the generality of the foregoing, the following items will not be covered by the Minor Maintenance charge:

•	Television(s), clock radio(s) or other electronic devices.

•	Dishwasher or other appliances.

•	Ceiling fan(s).

•	Hot water heaters.

•	Wall coverings, floor coverings and furnishings.

•	Ceilings and interior walls.

•	Window glass, screens and framing.

•	Air conditioner air handler and condensing units.

•	Electrical or plumbing system repair.

•	Door glass, screens or roller replacement.

•	Damages resulting from excessive wear and tear of furnishings.

•	Interior spot painting.

•	Third party charges (including plumbing or electrician fees or expenses).

Owner shall pay Manager an annual charge of $300 in consideration of Manager’s agreement to perform the Minor Maintenance set forth on this Attachment 3.

Exhibit C

Utilities and Services

1. In General. Owner will promptly pay all other costs and expenses of any kind whatsoever relating to the use, operation and maintenance of the Unit during the term of the Agreement (other than any such costs and expenses paid for by the condominium association for the Unit and any services which Manager expressly agrees to provide without cost to Owner in the Agreement) including electricity, telephone, cable television, internet access and other utilities and services of every kind furnished to the Unit. Manager may pay delinquent bills for the Unit to avoid the interruption of any utilities or other services to the Unit, in which event Manager may bill Owner for such charges plus a $25.00 surcharge. Expenses described in this Exhibit C are referred to as “Utility and Services Expenses.”

Manager reserves the right to contract for, or to otherwise provide or obtain for the Unit, utilities or other services and to re-sell such utilities or other services to Owner, Owner’s guests or renters of the Unit for a profit so long as the terms and rates charged Owner for such utilities or other services do not exceed the prevailing rates generally charged individual consumers of such utilities or services.

2. Telephone Service. Manager will maintain a telephone switchboard and related facilities for telephone service to the Unit, and Owner will not install or permit any other telephone lines in the Unit during the term of the Agreement. Owner will install and maintain in the Unit, two (2) telephones (of the type specified by Manager) connected to Manager’s telephone switchboard. All long distance and local telephone calls will be charged to the registered occupant of the Unit at the rates determined by Manager in its sole discretion, and will be collected at check-out. Free local calls will be provided to the Unit Owner while Owner is occupying the Unit. All interior wiring and cabling shall be the responsibility of Owner.

3. Television Service. Owner agrees that the television(s) in the Unit will be connected to a cable and on-demand movie system operated by Manager or by the condominium association for the Unit. Manager may repair or modify such television(s), at Owner’s expense, if deemed appropriate by Manager.

4. Utility and Management Systems. Manager may, at Owner’s expense, install, replace or modify various utility or management systems for the Unit, including without limitation security and energy management systems, if deemed appropriate by Manager and approved by a majority of the Units in the Rental Management Program.

5. Internet Service. Owner agrees that the Unit will be connected to a wired or wireless internet access service via an internet service provider (ISP) to be selected by Manager or by the condominium association. Manager may repair or modify such at Owner’s expense, if deemed appropriate by Manager.

C-1

Exhibit D

Insurance Requirements

1. Required Insurance Coverages. Owner shall, at Owner’s expense, acquire and maintain in effect throughout the term of this agreement, bodily injury and property damage limited liability insurance with a combined single limit of not less than $1,000,000.00 per occurrence. Additionally, Owner will be solely responsible for acquiring and maintaining business interruption insurance for Owner’s portion of the Gross Income derived from this Agreement. All such policies and coverages shall be underwritten by an insurance company reasonably acceptable to Manager. Manager shall notify Owner immediately of any incident that might give rise to a liability claim,

Owner is solely responsible for acquiring insurance covering the contents of the Unit. Manager shall not be liable for any damage to or destruction of Owner’s property, including but not limited to damage to furniture, equipment, appliances or any other property used or retained by Owner in the Unit.

2. Certificates of Insurance. Owner will deliver to Manager certificates of insurance certifying that (i) the above-described insurance coverages are in full force and effect, (ii) Manager and any franchisor will receive at least 30 days advance written notice before any such insurance policy is canceled for any reason, including without limitation any failure by Owner to pay any premium or to renew any insurance policy, and (iii) Manager, MHI Hotels Services, LLC, MHI Hospitality TRS, LLC, and their respective affiliates and the applicable franchisor (if any) will be named as additional insureds on such policies. Such certificates of insurance will be delivered to Manager within 10 days following the execution of the Agreement and on an annual basis thereafter. Failure to provide the required insurance coverages with an insurance company reasonably acceptable to Manager will be considered a material breach of the Agreement, and Manager may, at its option, obtain such insurance coverages at Owner’s expense, terminate the Agreement or exercise any other rights thereunder.

D-1

Exhibit E

Base Fee, Revenue Split

1. Owners Revenue Split. Owner will pay to Manager a base management fee (“Base Fee”) determined in the following manner:

Level	Description	Restrictions	Net Income	Rental	Manager’s Base Fee	Owner’s Commitment* (select one only)

#1	337 Day Commitment No more than 7 days use 12/15-5/1	None	50% to Owner		50% of Net Rental Income

No more than 21 days use between 5/2-12/14

#2	323 Day Commitment No more than 14 days use 12/15-5/1	None	45% to Owner		55% of Net Rental Income

No more than 28 days use between 5/2-12/14

*	Owner must initial next to the Commitment Level desired for Rental Management Program. If Owner fails to select one of the foregoing Commitment Levels, Commitment Level #1 will automatically be selected.

2. Definitions. The following terms will have the meanings set forth below:

(a) Gross Rental Income. The term “Gross Rental Income” means actual collections by Manager solely from the rental of the Unit through the Rental Management Program and the Unit’s portion of any forfeited reservation deposits (i.e. the amount remaining from any forfeited reservation deposit paid with respect to that Unit after the Manager is paid its Base Fee from the forfeited deposit amount) but shall not include revenues generated by Manager through the sale of food, beverages, telephone services or other goods or services.

(b) Commissions. The term “Commissions” means any commissions, fees, payments or other amounts paid to entities or individuals in connection with the generation or collection of rental income, including, without limitation, travel agent and intermediary commissions and fees, credit card commissions and fees and marketing costs incurred by Manager pursuant to the Standards or any applicable Franchise System. Marketing expenses incurred by Manager other than pursuant to the Standards or Franchise System will be borne by the Manager. Total Commissions incurred by Manager in the operation of the Rental Management Program shall be allocated to Owner based upon the ratio of the Unit’s Gross Rental Income before Commissions to the aggregate Gross Rental Income from the rental of all units and rooms at the Hotel, multiplied by the total Commissions paid from the rental of all units and rooms at the Hotel.

(c) Refurbishment Reserve. The term “Refurbishment Reserve” will mean any reserve account established by Manager and funded by Owner either directly or through deductions by Manager for the periodic refurbishment of the Unit as more particularly described in Section 3 of Exhibit B.

(d) Hotel Expenses. The term “Hotel Expenses” means any Hotel franchise fees and charges, and credit card fees and bank charges relating to the Rental Management Program. Hotel Expenses incurred by Manager in the operation of the Hotel shall be allocated to Owner based on the ratio of the Unit’s Gross Rental Income before Commissions to the aggregate Gross Rental Income from all Units in the Rental Management Program.

(e) Taxes and Assessments. All taxes, insurance premiums, condominium maintenance and other fees, charges and assessments (including without limitation any special Condominium association and Master Association assessments) levied on or with respect to the Unit including, without limitation, Shared Costs (as defined in the Declaration of Condominiums) unless paid directly by Owner. Manager shall be entitled to add a 10% service charge per occurrence for any taxes, premiums, maintenance or other charges or assessments paid by Manager on behalf of Owner.

(f) Unit Owner Expenses. Any and all expenses and charges payable by a particular Owner to Manager pursuant to this Agreement, including, without limitation, Utility and Services Expenses, Repair and Replacement Charges, Cleaning Charges, unpaid housekeeping services provided to the Unit, Annual Administration Charge, Maintenance Charges, any Refurbishment costs in excess of the Refurbishment Reserve and expenses incurred by Manager in maintaining the standard housewares for the Unit.

(g) Net Rental Income. Gross Rental Income less Commissions and Hotel Expenses allocated to the Unit.

(h) Gross Owner’s Revenue. Net Rental Income less the Manager’s Base Fee.

(i) Net Monthly Payment. The term “Net Monthly Payment” means the Gross Owners Revenue minus the Refurbishment Reserve, any unpaid Taxes and Assessments and Unit Owner Expenses.

3. Payment of Net Monthly Payment to Owner. By the 20th day of each month, commencing in the month immediately following the first month in which the Unit is rented to a third party through the Rental Management Program, Manager shall (i) provide an accounting of the Gross Owner’s Revenue and Net Monthly Payment showing the Gross Rental Income from the rental of the Unit during such prior month, the deductions payable by Owner to Manager with respect to such month hereunder, any additions to or withdrawals from the Refurbishment Reserve (if a Refurbishment Reserve has been established by Manager), and any other applicable charges or expenses payable by Owner, and (ii) pay the Net Monthly Payment to Owner. In the event that the Net Monthly Payment for any month is negative, Owner shall, no later than the first of the following month, pay to Manager an amount equal to such negative amount

4. Sale or Transfer. Upon the expiration or earlier termination of the Agreement and if Manager does not in its discretion transfer confirmed reservations to other units in the Rental Management Program, Owner will be required to reach an agreement in writing with the purchaser or other transferee of the Unit regarding the allocation of the Net Monthly Payment between such parties; provided, however, that in the absence of any such written agreement, the Net Monthly Payment will be allocated between Owner and such purchaser or transferee on a pro rata basis based on the date of actual transfer of possession of the Unit. Upon transfer, the Refurbishment Reserve shall remain with Manager for the benefit of the transferee if the transferee elects to participate in the Rental Management Program with Manager. Owner shall coordinate times to show the Unit for purposes of a sale of the Unit with Manager. Manager shall attempt to accommodate such showings in a manner that does not adversely affect Rental Guest use.

5. Overdue Amounts. Any fees, charges, expenses or amounts payable by Owner hereunder which are not paid when due shall, commencing thirty (30) days following the due date, accrue interest at the rate of one and one-half percent (l 1/2%) per month (or such lesser rate as may be the highest permissible rate under applicable law) until paid by Owner.

6. Failure of Owner to Maintain Commitment Level. In addition to all other remedies provided by this Agreement, if Owner fails to make the Unit available in accordance with the Commitment Level selected and initialed above by Owner, upon such occurrence, Owner’s percentage of Net Rental Income set forth above in the revenue split illustration shall automatically be reduced to thirty five percent (35%) for the remainder of the Term of this Agreement. Owner shall abide by its initial Commitment Level notwithstanding a reduction in Net Rental Income described herein.

Exhibit F

Term and Termination

1. Initial Term with Automatic Extensions. This Agreement will continue in full force and effect for a period of [Owner must initial one box]:

☐	six (6) years*

OR

☐	four (4) years

from the date upon which the Owner obtains title to the Unit.

*	As an incentive for selecting the six (6) year initial term, Owner will not be charged for minor maintenance services to the Unit for the first two (2) years of this Agreement.

IF NO BOX IS CHECKED, THE INITIAL TERM WILL BE FOR SIX (6) YEARS COMMENCING ON THE DATE UPON WHICH THE OWNER OBTAINS TITLE TO THE UNIT. NOTWITHSTANDING THE FOREGOING, ON AN ANNUAL BASIS, THE TERM OF THIS AGREEMENT AUTOMATICALLY WILL BE EXTENDED FOR ADDITIONAL ONE-YEAR PERIODS UNLESS EITHER PARTY NOTIFIES THE OTHER PARTY IN WRITING AT LEAST 30 DAYS PRIOR TO THE NEXT ANNIVERSARY OF THE DATE THE OWNER FIRST OBTAINS TITLE TO THE UNIT THAT IT DOES NOT WISH TO SO EXTEND THE TERM HEREOF. IN EFFECT, UNLESS EITHER PARTY NOTIFIES THE OTHER PARTY IN WRITING THAT IT DOES NOT WISH TO EXTEND THE TERM OF THIS AGREEMENT, THE TERM OF THIS AGREEMENT AUTOMATICALLY WILL BE EXTENDED SUCH THAT THE TERM REMAINS AT ALL TIMES A 6-YEAR TERM OR 4-YEAR TERM, AS THE CASE MAY BE. By way of example, if neither party notifies the other party at least 30 days prior to the end of the first anniversary of the date the Owner first obtains title to the Unit, then the 6-year initial term or 4-year initial term of this Agreement, as the case may be, automatically will be extended for an additional 1-year period, and the same automatic extension of the term will occur in subsequent years during the term of this Agreement (as the same may be extended from time to time). NOTWITHSTANDING THE FOREGOING, THIS AGREEMENT SHALL NOT COME INTO EFFECT AND SHALL EXPIRE IN THE EVENT THAT THE OWNER HAS NOT OBTAINED TITLE TO THE UNIT ON OR BEFORE DECEMBER 31, 2008.

2. Termination upon Breach by Manager. If for any reason Manager violates any of the material terms of this Agreement and fails to correct such violation within 30 days after written notice thereof (or, if such violation cannot reasonably be cured within 30 days, fails to commence efforts to correct such violation within such 30 day period), Owner will have the right to terminate this Agreement immediately, in which event Manager will be given an additional 30 days to remove any Manager-owned contents from the Unit. IF OWNER TERMINATES THIS AGREEMENT FOLLOWING ANY SUCH UNCURED BREACH BY MANAGER, THEN MANAGER WILL BE LIABLE TO OWNER FOR ANY AND ALL GROSS OWNER’S

REVENUE EARNED WITH RESPECT TO RENTAL OF THE UNIT THROUGH THE DATE OF TERMINATION AND OWNER SHALL HAVE ALL RIGHTS AND REMEDIES TO RECOVER SUCH INCOME.

3. Termination upon Breach by Owner. If for any reason Owner violates any of the terms of this Agreement and fails to correct such violation within 30 days after written notice thereof, Manager will have the right, but is not required, to terminate this Agreement immediately. IF MANAGER TERMINATES THIS AGREEMENT FOLLOWING ANY SUCH UNCURED BREACH BY OWNER, THEN OWNER WILL BE LIABLE TO MANAGER FOR ANY AND ALL DAMAGES RESULTING FROM SUCH BREACH AND MANAGER SHALL HAVE ALL RIGHTS AND REMEDIES TO RECOVER SUCH DAMAGES.

4. Termination by Manager Upon Amendment to Condominium Documents. As set forth above in Paragraph 14 of the Agreement, if any condominium association documents or documents relating to the Master Association governing the Unit or any similar documents relating to the Unit are amended or actions taken that would adversely affect, prevent or restrict (i) the rental of the Unit by the Manager through the Rental Management Program or (ii) the management or operation of the Condominium, the Hotel Unit, the Hotel or the Property to the Standards and in accordance with the Agreement or any applicable Franchise or License Agreement or if Unit Owner supports any action by the Condominium association that would prevent or restrict the rental of the Unit by the Manager through the Rental Management Program (whether Owner votes for such amendment or action or not), such amendment or action shall be deemed a breach of the Agreement and Manager may seek any remedies available to it at law or in equity and Manager may, at its option, terminate this Agreement.

5. Termination by Manager. Manager shall be entitled to terminate this Agreement upon sixty (60) days prior written notice at any time prior to December 31, 2008.

SCHEDULE 1

The Owners of the Condominium Unit are:

Owner:

Address:

Owner:

Address:

Owner:

Address:

Owner:

Address:

Owner:

Address:

The above named Owners hereby designate the person named below as the Primary Contact Person for Sian Resort Residences I Condominium (the “Condominium”), Unit Number:                     , to act as agent for the Owners, to make and receive all payments, and to make all elections and decisions of the Owners as authorized by this Agreement.

Owner:

Address:

Home                                          Phone:                                          (    )

Work                                          Phone:                                          (    )

E-mail	address:

Social Security or Taxpayer ID #:

Exhibit G

Unit Owner Certification and Acknowledgement

The undersigned, owner or contract purchaser of a condominium unit at the Sian Resort Residences I Condominium (“Owner”), hereby acknowledges, warrants, represents and agrees in connection with the execution of the Unit Rental Management Agreement (the “Agreement”) as follows:

(a) Understanding and Professional Review of Agreement. Owner has read and understands the Agreement, including, without limitation, all of the Exhibits thereto, each of which constitutes an integral part of the Agreement. Owner acknowledges that he has had the opportunity to review the Agreement with his legal counsel, financial and tax advisers, and other professional advisers.

(b) Use and Occupancy of Unit. Owner understands that he is not required to enter into the Agreement or to make the Unit (as that term is defined in the Agreement) available for rental through the Rental Management Program (as that term is defined in the Agreement). Owner understands that by entering into the Agreement he will grant manager the exclusive right to rent the Unit to Rental Guests (as that term is defined in the Agreement).

(c) Other Available Methods of Rental. Owner acknowledges that he has been informed that there are other available methods for the rental of the Unit, including without limitation local rental agents.

(d) No Pooling of Rental Amounts. Owner understands that any net monthly payment (as defined on Exhibit E to the Agreement) paid to him through his participation in the Rental Management Program will be based solely on the actual rental of his Unit rather than any pooling of rental amounts from units participating in the Rental Management Program.

(e) No Representations, Estimates or Guarantees. Owner acknowledges that none of Manager (as that term is defined in the Agreement), developer or seller of the Unit, any franchisor of the Hotel (as that term is defined in the Agreement), nor any of their respective employees, agents or representatives, nor any other person or entity, has made any representations, suggestions, implications, statements or estimates as to any requirement that Owner participate in the Rental Management Program, or the number of times the Unit will be rented or the rental income, if any, Owner might receive through his participation in the Rental Management Program, or the participation of the Hotel as part of any franchise system. Owner acknowledges that he has not in any manner been induced to purchase the Unit by reason of the Rental Management Program, or any expected or anticipated rental income to be derived from his participation in such program, or the assurance, statement or representation of participation of the Hotel as part of any hotel franchise system. Owner acknowledges that his participation in the Rental Management Program may in fact result in a net loss to Owner. Owner acknowledges that none of Manager, developer or seller of the Unit, any franchisor of the Hotel, nor any of their respective employees, agents or representatives, nor any other person or entity, other than Owner’s tax advisor (if at all), has given Owner any advice with respect to any tax structures or tax implications.

This certification is executed by the Owner for the benefit of Manager and any franchisor of the Hotel and may be relied upon by such. The delivery of this certification is a condition to Manager’s execution and performance of the Agreement and Manager has relied on the acknowledgments set forth above in executing such Agreement.

This certification will survive the termination or expiration of the Agreement and will be binding on the successors, heirs and assigns of Owner.

In Witness Whereof this certification and acknowledgement is executed and delivered by the undersigned this              day of                     , 2006.

OWNER

Exhibit H

The Owner hereby expressly understands, acknowledges, warrants, represents and agrees:

(1) Any franchise or license agreement with respect to the Hotel (the “Franchise”) is between the Manager, as Franchisee, and the named franchisor under such Franchise (the “Franchisor”) only.

(2) The Franchisor is not the owner, developer, operator, manager, seller, builder, broker, offer or, sponsor or lessor of the Unit, the Hotel, the Rental Management Program (as defined in the Agreement), the Condominium or the Property (as defined in the Agreement), and is not an affiliate of any of such persons or entities.

(3) Any right to use the Franchisor’s licensed trademarks, service marks, systems or other intellectual property (collectively “Trademarks”) in connection with the Hotel is a right of the Manager under the Franchise and is limited strictly by the Franchise. The Owner has no right, title or interest whatsoever in or to the Trademarks or any other rights that are licensed to the Manager and may not use in any manner any of such Trademarks, and the Manager’s rights to use the Trademarks is subject to the terms, provisions, limitations and obligations of the Franchise, which may be terminated or expire in accordance with its terms without notice or liability to, or consent of, the Owner. The Franchisor has no obligation to renew or extend the Franchise and the Owner has no right, title or interest whatsoever in or to the Franchise or any of the rights or licenses granted therein and is not a third party beneficiary thereof and shall not object to or defend or take any other action against, delaying or impeding in any way any termination, expiration, modification or non-renewal of the Franchise. In the event that there is a change in Franchisor or any of the Franchise standards, Owner’s Unit must at all times comply with the standards of the new franchisor or the revised standards, as the case may be.

(4) The Franchisor has no duty, obligation or responsibility of any kind (including, but not limited to, any contractual or fiduciary duty or obligation, express or implied) to the Owner or any mortgagee of a Unit under the Agreement, the Franchise, or otherwise. The Franchisor does not assume nor does it have any liability or responsibility for any financial statements, projections, or other financial information provided to an Owner by any person or entity. Owner agrees to look solely and exclusively to the Manager or developer with respect to any claims relating to the Hotel, Rental Management Program, the Agreement, Condominium, Property or their Unit.

(5) Any Franchise will provide that it may be amended and modified from time to time by the Franchisor and the Manager, and the Franchisor may from time to time modify or change the Franchise System and any standards and requirements of such Franchise System without requirement of any consent from or notice to the Owner.

(6) The Franchisor is making no representation, warranty or guaranty or providing any assurances or promises with respect to the Hotel, the Units, the Rental Management Program, the Agreement, the Condominium, the Property, the developer or the Manager or any aspect thereof (including without limitation the Condominium and Property governing and disclosure documents), and the Franchisor is not acting as a principal, guarantor or surety with respect to the design, development, construction, sales, maintenance, rental, operation or management of the Hotel, Condominium, Property, Rental Management Program, the Agreement or any Unit or any aspect thereof. The Franchisor is not a partner or joint venturer with Manager, any developer or the Owner.

(7) The Manager and any developer are not acting, nor do they have any authority to act, as an agent, representative or otherwise on behalf of the Franchisor with respect to the Hotel, the Condominium, the Rental Management Program, the Property, the Unit or the Trademarks or any aspect thereof. Nothing contained in this Agreement or otherwise shall modify the terms and conditions of the Franchise or any other agreement that is entered into between the Manager and a Franchisor.

(8) The rights of the Franchisor under any Franchise will be solely and exclusively for the benefit of the Franchisor and its affiliates and shall not be deemed to create any right in or obligation or liability to any other person, including, but not limited to, the Owner, any condominium or other association, any developer or any governmental authority. No approval or consent by the Franchisor pursuant to its rights will constitute any assurance or promise of any sort by the Franchisor that any actions of Manager, the developer or any other person are in compliance with any legal or contractual obligations.

(9) Pursuant to any Franchise, the Manager will require that the Owner maintain and authorize Manager to manage Owner’s Unit in accordance with the brand standards and requirements of the Franchise System, as such may be changed by the Franchisor from time to time. In addition to any rights of entry granted by Owner authorizing Manager to enter the Unit, Owner hereby grants to Franchisor and any independent contractors of Franchisor the right to enter into Owner’s Unit for the purpose of assessing compliance of the Unit with the brand standards and requirements of the Franchise System. The Owner shall cooperate and in no way interfere with or impede Manager in its operation and management of the Hotel and Rental Management Program in accordance with the Franchise and the Franchise System and any brand standards and requirements of such Franchise System.

(10) The Franchisor will have the right to cause Manager to terminate any Unit from the Rental Management Program which is not in compliance with the Franchise System and each standard and requirement of such Franchise System.

(11) Owner will indemnify and hold harmless Franchisor and its affiliates from and against any claims, demands, costs, expenses (including, without limitation,

attorneys’ fees) and damages incurred by Franchisor or any of its affiliates arising out of any incident, action, omission, fact or circumstance relating to the Unit, the Hotel, the Rental Management Program, the Condominium, the Property or the Agreement which occurs or exists at any time, whether during, before or after the term of the Agreement, including without limitation injury or death to any person or damage or destruction to property in, on or about the Unit, the Hotel, the Condominium or the Property, or otherwise related to or arising out of this Agreement, the Franchise, the Rental Management Program (as defined in the Agreement), the Unit, the Hotel, the Property or any aspect of any of same.

(12) Owner acknowledges and agrees that where there is a conflict between the terms of this Exhibit and the remainder of the Agreement, the terms of this Exhibit shall control.

(13) It is intended by Owner, and Owner agrees, that Franchisor, while not a party to this Agreement, is to be a third party beneficiary of the provisions of this Exhibit and Exhibit “G” and of Paragraph 15(g) and any other provisions of the Agreement inserted for the benefit of Franchisor and shall have the right to directly assert all available rights and remedies against Owner, including, without limitation, the enforcement of the indemnity and hold harmless provisions set forth above.

(14) The understandings, acknowledgements, representations, warranties, agreements and obligations of Owner set forth in this Exhibit H, including without limitation the indemnity and hold harmless obligations contained in Paragraph 11 above, will survive termination or expiration of the Agreement and will be binding on the successors, heirs and assigns of Owner.

EXHIBIT I

Site Plan

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EXHIBIT J

Master Association Amendment

The Master Association Documents shall be amended to incorporate the following changes:

1. Reflect that the Master Association assessments payable by the owner of a Hotel Unit, as defined in the Master Association Documents, will be twenty (20) times the assessment charged to the owner of a residential unit.

2. Revise the schedules to reflect Item 1 above.

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EXHIBIT K

Management Agreement

28

FACILITIES MANAGEMENT AGREEMENT

THIS FACILITIES MANAGEMENT AGREEMENT (the “Agreement”) is made as of the              day of             , 2006, by and between SIAN OCEAN RESIDENCES & RESORT MASTER ASSOCIATION, INC., a Florida not-for-profit corporation (hereinafter referred to as the “Association”), whose address is 4001 South Ocean Drive, Hollywood, Florida 33409 and MHI Hospitality TRS, L.L.C., a Delaware limited liability company (hereinafter referred to as “Manager”), having its principal office at 6411 Ivy Lane, Suite 510, Greenbelt, Maryland 20770.

RECITALS:

WHEREAS, the Association consists of the condominium units which are a part, and which may be made a part following the date hereof, of the Sian Ocean Residences & Resort, South Ocean Drive, Hollywood, Florida (the “Community”). The function of the Association is the operation and management of the Common Property of the Community and all such other duties as are set forth in the Declaration of Easements, Covenants, Conditions and Restrictions for Sian Ocean Residences and Resort Master Association, as amended from time to time (“Declaration”).

WHEREAS, the Association desires to employ Manager as the sole and exclusive operator and manager of the swimming pool to be located along the intracoastal waterway and identified as the Resort Pool on the site plan attached as Exhibit 1 (the “Site Plan”), the walkway between the Resort Pool and the Sian Resort Residences I Condominium (the “Condominium Hotel”), the service road leading from South Ocean Drive to the Condominium Hotel and the turnaround to be located at the end of such service road (the “Service Road”), the parking facility on the West Side of South Ocean Drive and the related landscaping along the Service Road and such walkway (collectively, the “Managed Elements”).

WHEREAS, Manager is the lessee of the commercial unit of the Condominium Hotel (the “Hotel Unit”) and has entered into a management agreement pursuant to which the Condominium Hotel will be operated as a hotel (the “Hotel”).

WHEREAS, the Managed Elements will be an integral part of the experience of the guests of the Condominium Hotel and the Association acknowledges and agrees that the Managed Elements will be managed and operated hereunder in a manner to facilitate their use by hotel guests as well as the members of the Association in accordance with the terms and provisions of the Declaration.

WHEREAS, in consideration of Manager’s agreement to provide the Management Services (as hereinafter defined) the Association has agreed to grant to Manager the sole and exclusive right to provide food and beverage and other services to patrons of the Resort Pool pursuant to the terms and conditions of a Concession Agreement dated the date hereof (the “Concession Agreement”).

1

WHEREAS, the Association has retained a third party to operate and manage the Common Property other than the Managed Elements (the “Coral Managed Property”) and Manager shall have no responsibilities or obligations with respect to the Coral Managed Property.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Management

Section 1.1 Sole Operator and Manager. The Association hereby appoints Manager as the sole and exclusive manager of the Managed Elements to supervise and direct the management, operation, maintenance and repair or replacement of the Managed Elements in the manner as set forth in the Declaration. All services and actions provided under this Agreement shall be performed on the Association’s behalf and at the Association’s expense, and Manager hereby accepts such position on the terms and conditions set forth herein. Subject to Section 1.10 and the requirements of the budget, the Manager shall have discretion and control in all matters relating to the management and operation of the Managed Elements, including, without limitation, hours and scope of operations, security, life and safety issues, procedures for access to the Resort Pool, employment policies, procurement of inventories, supplies and services and, generally, all activities necessary for the operation of the Managed Elements. The Manager shall not have any responsibility for the management or supervision of individual Units or the Coral Managed Property. The activities of Manager with respect to the operation of the Condominium Hotel shall not be considered to be a conflict of interest or otherwise obligate Manager to take any action. The Association represents and warrants that no person or entity other than Manager is presently under contract to manage or operate the Managed Elements. The Manager shall have the exclusive authority for keeping and maintaining the Managed Elements fully equipped and maintained in accordance with the Hotel Standards (as defined in the Declaration), subject to construction, fire and safety standards and any applicable budgets.

Section 1.2 Cost of Operations. The Association shall bear the entire cost and expense incurred by Manager in connection with the management, operation, maintenance and repair or replacement of the Managed Elements. The Association shall also bear the cost of acquiring and maintaining pool chairs and lounges and other inventory for the Resort Pool consistent with the Hotel Standards.

Section 1.3 Budgets and Reserves. In accordance with the Association Documents, the Manager shall prepare an annual budget for the management, operation and maintenance of the Managed Elements, including the amounts to be allocated for reserves for replacement, repair and upgrading of the Managed Elements as may be reasonably necessary to cause the Managed Elements to comply with Hotel Standards and the Declaration (“Reserve Amounts”). Such budgets and the Reserve Amounts shall include, without limitation, amounts necessary to maintain and replace, as reasonably determined by Manager, pool chairs and lounges, repair and replace pool and deck lighting, repair and resurface the pool and pool deck and repair and replace pool equipment including pumps, filters and the like regardless of whether such costs and

2

expenses are capital costs or operating costs. Such budgets and Reserve Amounts shall be submitted for approval by the Board of Directors of the Association (the “Board”) pursuant to the Declaration. The Manager will consult with the Association whenever there are deviations between actual and budget line items. The Association shall disburse funds to the Manager pursuant to the approved budgets as provided in such budgets. The Association also shall allocate from Annual Assessments (as defined in the Declaration) the Reserve Amounts approved by the Board and as necessary for purposes of maintaining the Managed Elements consistent with the Hotel Standards and the Declaration.

Section 1.4 Bookkeeping. Manager agrees to handle the bookkeeping for the Association with respect to the Managed Elements; said bookkeeping will include all monthly disbursements in connection with maintaining and operating of the Managed Elements. Not later than the twentieth (20th) day of each month, the Manager will render a detailed financial report to the Association’s Board.

Section 1.5 Books and Records. Manager agrees that all books and records will be available during normal business hours for the purpose of an audit of said books and records and shall assist the manager of the Coral Managed Property in the preparation of the annual audit in accordance with the provisions of Chapter 720 of the Florida Statutes, and any other applicable rules and regulations, at the Association’s expense.

Section 1.6 Repair and Maintenance. Manager is authorized at the expense of the Association to make, or cause to be made, such routine repair work or normal maintenance work to the Managed Elements as may be required for the operation or physical protection of the Managed Elements. The expenditures to be incurred for any one item or replacement shall be in accordance with the approved budget or the reserves set aside for such purpose, unless authorized specifically by the Association’s President or his duly authorized representative, which authorization shall not be unreasonably held or delayed and which authorizations shall be given if such expenditure or replacement is necessary to maintain compliance with Hotel Standards. Under such circumstances as Manager shall deem to be an emergency, the Manager will cause emergency repairs to be made for the following reasons: (i) to avert danger to life and/or property; (ii) when such repairs are necessary immediately for the preservation and safety of the property; (iii) for the safety of the members of the Association; or (iv) when such repairs are required to be made to avoid the suspension of any service to the Association. Such emergency repairs may be made by the Manager irrespective of the budget limitation imposed herein. Notwithstanding this authority as to emergency repairs, it is agreed that the Manager, if at all possible, will notify the President of the Association, or his designated representative, immediately concerning the ordered emergency repairs. Supervision of extraordinary repairs (such as fire, flood or windstorm) and significant capital improvements (such as building or roofing) will be billed at the rate of $50.00 per hour.

Section 1.7 Subcontractors. Subject to the approval of the Board and consistent with the approved budget, the Manager is hereby authorized to enter into contracts, equipment leases, agreements or arrangements pertaining to or otherwise reasonably necessary for the management, operation, maintenance, repair and or replacement of the Managed Elements on behalf of the Association with the prior approval of the Board. Such arrangements may relate to,

3

without limitation, re-surfacing the Resort Pool and surrounding deck, maintenance, repair and replacement of pool equipment and lighting, pool deck cleaning and maintenance, routine landscape maintenance, janitorial maintenance (where applicable), refuse collection, vermin exterminating and such other necessary service or services as the Board shall deem advisable. Such contracts will be signed by the Association’s President or his designated representative.

Section 1.8 Inspections. Manager will conduct regular inspections of the Managed Elements on a not less than weekly basis and will take action to correct any deficiencies of the service performed for the Association and report such irregularities to the Association’s President or his designated representative. Other management inspections will include overseeing and supervising duly authorized routine work being performed on the Managed Elements on behalf of the Association.

Section 1.9 Compliance. Manager will take such action as may be necessary to comply promptly with any and all orders or requirements affecting the Managed Elements placed thereon by any governmental authority having jurisdiction, and orders of the Board of Fire Underwriters, or other similar bodies subject to the same limitation. The Manager, however, shall not take any action under this paragraph so long as the Association is contesting or has affirmed its intention to contest any such order or requirement. The Manager shall promptly, and in no event later than seventy-two (72) hours from the time of their receipt, notify the Association in writing of all such orders and requirements.

Section 1.10 Rules and Regulations. Manager shall be entitled to establish and modify from time to time, with the prior approval of the Board, rules, regulations and notices with respect to the Managed Elements and ensure that all Members, Members Permittees (as defined in the Declaration) and guests using the Managed Elements (“Pool Patrons”) comply therewith. Such rules and regulations may relate to, among others, the hours and scope of operation of the Resort Pool, the use of the Resort Pool for private functions, the behavior of patrons of the Resort Pool and the use of the Resort Pool by Persons other than Pool Patrons provided that such rules, regulations and notices do not discriminate among members of the Association and are consistent with the Declaration. Manager shall propose to the Board, and recommend such modifications from time to time as it deems reasonable and appropriate, a fee schedule and reservation and use protocol for private use of the Resort Pool deck for private functions by Members, Members Permittees or guests. The Association hereby authorizes Manager to enforce any such rules and regulations so adopted by Manager as permitted by the Declaration.

Section 1.11 Required Filings. Manager will prepare for execution and filing by the Association’s Board of Directors any forms, reports and returns which may be required by law in connection with the operation of the Managed Elements.

Section 1.12 Posting of Rules. Manager shall see that all Members, Members Permittees (as defined in the Declaration) and guests are informed with respect to such rules, regulations and notices as may be promulgated by the Association from time to time and ensure that said Members, Member Permittees (as defined in the Declaration) and guests conform thereto.

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Section 1.13 Relationships with Members. Manager shall maintain business like relations with Members, whose service requests shall be received, considered and recorded in a systematic fashion in order to show the action taken with respect to each. Manager shall report complaints of a serious nature to the Board with appropriate recommendations.

Section 1.14 Association. All actions taken by Manager under the foregoing paragraphs (the “Management Services”) shall be done as the agent of the Association, and all obligations or expenses incurred thereunder shall be for the account, on behalf, and at the expense of the Association. Manager shall not be obliged to make any advance to or for the account of the Association or to pay any sum, except out of the funds held or provided as aforesaid, nor shall Manager be obliged to incur any liability or obligations for the account of the Association without the assurance that the necessary funds for the discharge thereof will be provided.

ARTICLE II

[Intentionally Omitted]

ARTICLE III

Term

Section 3.1 Term. The initial term of this Agreement shall be for a period of ten (10) years, commencing on the date first referenced above. The term shall automatically renew for successive additional five (5) year terms unless either party serves notice with cause at least ninety (90) days prior to the expiration of the applicable term of its intent not to renew.

Section 3.2 Insolvency. In the event a petition in bankruptcy is filed by or against the Manager or Association, or in the event that the Manager or Association shall make an assignment for the benefit of creditors, either party hereto may terminate this Agreement effective upon written notice to the other.

Section 3.3 Breach and Cure. In the event that Manager or the Association fails to perform its obligations under this Agreement or otherwise defaults hereunder, the non-defaulting party shall give the other party written notice specifying the default, and the defaulting party shall have thirty (30) days from the date of such notice to cure the default. If the defaulting party has not cured such default within thirty (30) days then the non-defaulting party may terminate this Agreement.

Section 3.4 Termination. Either party may terminate this Agreement on ninety (90) days prior written notice to the other in the event Manager is neither the licensee of a hotel franchise for the Condominium Hotel nor the owner or lessee of the Hotel Unit.

Section 3.5 Accounting Upon Termination. Upon termination, the parties shall account to each other with respect to all matters outstanding as of the date of termination, and the

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Association shall furnish the Manager security, satisfactory to the Manager, against any outstanding obligations or liabilities which the Manager may have incurred hereunder and all management fees through the date of termination shall be paid in full.

ARTICLE IV

Compensation

Section 4.1 Compensation of Manager. In consideration for the exclusive right to provide food and beverage and other services and amenities at the Resort Pool pursuant to the Concession Agreement, Manager’s compensation for services rendered and as described in this Agreement shall be ten dollars ($10.00) per month.

Section 4.2 Reimbursement by Association. It is specifically understood and agreed that Manager shall perform all of the Management Services hereunder at no cost and expense whatsoever to itself, but solely at the cost and expense of the Association. All of the Management Services shall be rendered on the basis of “out-of-pocket” costs and expenses, and the Association shall pay or reimburse Manager for all costs and expenses incurred by Manager in providing services, materials and supplies to the Association or otherwise under this Agreement, including specifically, but not limited to: the cost of all employees of Manager for the time spent upon performance of matters required by the terms of this Agreement. Without limiting the foregoing, the Association will pay or reimburse Manager separately for the following services or costs:

(a)	Postage, telephone calls, office supplies, and all costs necessary in the performance of obligations under this Agreement.

(b)	All costs expended by Manager for materials, supplies and services including the management and overhead expenses of Manager’s office operations, in addition to the employees that Manager may secure, for the performance of the maintenance, repair and operations, and expenses, such as mileage, tolls, air fare, and similar expenses.

(c)	All applicable sales taxes.

(d)	Any other amount expended by Manager at the direction and request of the Association, or for the benefit of the Association.

Section 4.3 Employees. Manager is authorized to subcontract such duties as it in its reasonable discretion deems to be efficient or necessary provided, however, that the salaries, wages and other compensation and fringe benefits, union dues, insurance, employer’s and employees’ taxes, and vacation (collective, “Wages”) of such employees and personnel shall be negotiated by Manager and subject to the Association’s approval (except in the event of an engagement where the total obligation of the Association is less than $500). Additionally, at the expense of Manager, executive personnel of Manager shall be charged with the performance of Manager’s obligations under this Agreement and with the general supervision, direction and control of on-site personnel performing services in respect of the Managed Elements. Employees of Manager who have signing authority in respect of any accounts shall be subject to

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the Association’s approval. All employees who are responsible for the handling of the Association’s money shall be bonded by a fidelity bond, at the expense of the Association. Notwithstanding anything to the contrary in this Section 4.3 or elsewhere in this Agreement, the Association acknowledges and agrees that Manager may subcontract with MHI Hotels Services LLC, the manager of the Hotel, to perform any or all of the Management Services.

ARTICLE V

Indemnity

Section 5.1 Indemnification by the Association. The Association shall indemnify Manager and save it harmless from and against all claims, damages, losses and liabilities, including all costs, fees and reasonable attorneys’ fees and expenses in connection therewith, arising out of acts or omissions of the Association, its officers and directors, including, without limitation any damage to property, or injury to, or death of persons (including the property and persons of the parties hereto, and their agents, subcontractors and employees) occasioned by or in connection with gross negligence and willful misconduct of the Association or Association’s agents (other than the Manager or the Manager’s agents).

Section 5.2 Indemnification by Manager. Manager shall indemnify Association and save it harmless from and against all claims, damages, losses, liabilities, including all costs, fees and reasonable attorneys’ fees and expenses in connection therewith, arising out of acts or omissions of the Manager or its employees or agents including without limitation any damage to property, injury to, or death of persons (including the property and persons of the parties hereto and their agents, subcontractors and employees) occasioned by or in connection with the gross negligence or willful misconduct of the Manager or the Manager’s agents or employees.

ARTICLE VI

Remedies

Section 6.1 Failure to Provide Funds. In the event Association (i) fails to disburse funds requested by Manager relating to the operation of the Managed Elements pursuant to the budget or in respect of Reserve Amounts (ii) fails to reimburse Manager for actual expenses incurred by Manager in connection with the Management Services or (iii) fails to adopt a budget at levels sufficient to permit Manager to maintain the Managed Elements in a manner consistent with the Hotel Standards and such breach is not cured within thirty (30) days after written notice from Manager to the Association, the Manager shall be entitled to either submit the dispute to arbitration in accordance with Section 6.3 below, pursue its remedies under Section 6.2 below or to expend its own funds for such purpose and seek reimbursement from the Association for such costs, together with interest thereon, from the date of demand for reimbursement on the Association until repayment at the interest rate published in the Wall Street Journal money rates section (eastern edition) from time to time as the prime rate plus two percent (2%). If the Wall Street Journal ceases to publish the prime rate, and such prime rates are no longer generally published or are in limited, regulated or administered by a governmental or quasi-governmental body, Manager, at its reasonable discretion, shall select a comparable interest rate index. In the event the Association fails to pay the reimbursement, together with interest thereon, within thirty (30) days of written demand, then Manager shall be entitled to recover reasonable attorney fees

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and costs of collection. Manager shall be entitled to pursue its equitable and legal remedies in state or federal court in the event the Association fails to pay the reimbursement and interest thereon as demanded by Manager and shall not be required to arbitrate such issue unless a Dispute (as hereinafter defined) is submitted by the Association to binding arbitration pursuant to Section 6.3 below within thirty (30) days of receipt by the Association of Manager’s demand for payment. If the Association or the Manager disputes the failure of the Association to comply with the requirements of Section 6.1(iii) (a “Dispute”), either party may submit the dispute to arbitration in accordance with Section 6.3 of this Agreement. If the Association fails to submit a Dispute to arbitration pursuant to Section 6.3 within the thirty (30) day period specified above, it shall be deemed to have irrevocably waived its right to arbitrate such Dispute. In the event the Association elects to submit the Dispute to arbitration in accordance with Section 6.3 of this Agreement, Manager may elect to expend funds in a manner consistent with Hotel Standards and the Association shall be required to reimburse Manager for such advances, together with interest thereon, unless the arbitrator determines that the expenditure of such funds was not required to maintain the Managed Elements in a manner consistent with the Hotel Standards.

Section 6.2 Equitable Remedies. The parties hereto recognize and agree that an award of damages may be insufficient to compensate Manager for a breach of this Agreement and, in particular, a breach arising from a failure by the Association to comply with its obligations under Article I hereof and the obligations of the Board to operate the Managed Property in accordance with the Hotel Standards as required by the Declaration. Accordingly, the parties agree that in the event of a breach by the Association, Manager shall be entitled to avail itself of any available equitable remedy including, without limitation, specific performance and injunctive relief.

Section 6.3 Arbitration. The Association may elect to pursue binding arbitration to resolve a Dispute provided such Dispute is submitted to arbitration within thirty (30) days of the Association’s receipt of written demand for payment from Manager. The Manager may elect to pursue binding arbitration at any time in the event of a dispute arising under 6.1 (iii). Any such arbitration shall be administered by the American Arbitration Association in accordance with the current Commercial Arbitration Rules of the American Arbitration Association. Any Dispute to be settled by arbitration shall be submitted to the American Arbitration Association in Broward County, Florida and may be initiated by means of written notice to the other party and the American Arbitration Association. The parties to the dispute shall attempt to designate one arbitrator from the American Arbitration Association who has not less than ten (10) years experience in the hospitality industry. If they are unable to do so within thirty (30) days after written demand thereof, the American Arbitration Association may designate an arbitrator who has not less than ten (10) years experience in the hospitality industry. The arbitration shall be final and binding and enforceable in any court of competent jurisdiction. In any such arbitration proceeding an inspection report from Holiday Hospitality Franchising, Inc. (the “Licensor”) regarding the Hotel indicating that any aspect of the Managed Elements are not in compliance with the Hotel Standards, shall be conclusive and irrebutable evidence of the failure of the Association to adopt a budget at levels sufficient to permit Manager to maintain the Managed Elements in a manner consistent with the Hotel Standards if the Manager has included such items in the proposed budget and such items were not included in the budget approved by the Board and the arbitrator shall render an award in favor of Manager and shall require the Association to reimburse Manager for any expenditures made in respect of the matter which is

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the subject of such Dispute, together with interest thereon and the costs of collection including all costs associated with the arbitration. The arbitrator shall award attorneys’ fees (including those for in-house counsel) and costs to the prevailing party.

ARTICLE VII

Miscellaneous Provisions

Section 7.1 Amendment and Modification. This Agreement cannot be amended or modified except in writing signed by both parties.

Section 7.2 Fees and Costs. In the event that either party brings a legal action to enforce its rights hereunder the prevailing party will be entitled to be reimbursed for attorneys fees and costs whether arising before or at trial, on appeal, in bankruptcy or in post judgment collection.

Section 7.3 Notices. All notices required hereunder shall be sent via first class mail or hand delivery to the addresses indicated on the first page of this Agreement or to such other address as directed by the parties from time to time.

The parties hereto have executed this Facilities Management Agreement on the day and year first above written.

SIAN OCEAN RESIDENCES & RESORT MASTER ASSOCIATION, INC.

By:
Name:
Title:

MHI HOSPITALITY TRS, L.L.C.

By:
Name:
Title:

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EXHIBIT L

Rental Program Fees for Use of Unsold Units and Other Terms

Purchaser shall pay to Seller a fee with respect to any Unit owned by Seller and which Seller makes available to Purchaser for use as a hotel room and which offer Purchaser accepts from Seller for such purpose provided such Unit meets Franchisor’s brand standards and Purchaser receives confirmation of such from Franchisor (each such Unit a “Seller Unit”) determined as follows:

60% of Net Rental Income received by Purchaser from the rental of such Seller Unit less any Unit Owner Expenses;

Net Rental Income shall equal Gross Rental Income of the Seller Unit less Commissions and Hotel Expenses;

Seller shall be responsible for all Taxes and Assessments;

Seller shall make Units that have not been conveyed to unaffiliated third parties available to Purchaser to comply with 200 minimum Unit threshold contained in License Agreement. Seller can withdraw such Seller Units at any time as they are sold and Seller can withdraw the units that have not been conveyed to unaffiliated third parties at any time provided a sufficient number of units are in the Rental Program to comply with 200 unit minimum. Once a Seller Unit is conveyed by Seller to an unaffiliated third party, such Seller Unit shall no longer be part of the Rental Program unless the purchaser of such unit elects, in its sole discretion, to execute a Rental Agreement; and

Terms used in this Exhibit and not defined herein or in the Agreement shall have the meaning ascribed to such terms in the form Rental Agreement attached hereto as Exhibit H. All other terms of the form Rental Agreement attached hereto as Exhibit H that are not inconsistent with the terms of this Exhibit L shall apply to the Seller Units, including, without limitation, the terms and provisions set forth in Exhibit H of the form Rental Agreement. Without limiting the foregoing, Seller agrees that as long as the License Agreement remains in effect, whether or not Seller physically signs a Rental Agreement for each participating Seller Unit, the provisions set forth in Exhibit H to the form Rental Agreement will apply automatically to each participating Seller Unit, without requirement of notice to or consent of Seller, and Seller expressly acknowledges and agrees to all of the terms and provisions of such Exhibit H to the Rental Agreement.

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EXHIBIT M

Declaration of Condominium

31

PROSPECTUS

FOR

SIAN RESORT RESIDENCES I CONDOMINIUM

THIS PROSPECTUS CONTAINS IMPORTANT MATTERS TO BE CONSIDERED IN ACQUIRING A CONDOMINIUM UNIT.

THE STATEMENTS CONTAINED HEREIN ARE ONLY SUMMARY IN NATURE. A PROSPECTIVE PURCHASER SHOULD REFER TO ALL REFERENCES, ALL EXHIBITS HERETO, THE CONTRACT DOCUMENTS, AND SALES MATERIALS.

ORAL REPRESENTATIONS CANNOT BE RELIED UPON AS CORRECTLY STATING THE REPRESENTATIONS OF THE DEVELOPER. REFER TO THIS PROSPECTUS AND ITS EXHIBITS FOR CORRECT REPRESENTATIONS.

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THIS CONDOMINIUM WILL BE CREATED AND UNITS WILL BE SOLD IN FEE SIMPLE INTERESTS.

See Section 1 of this Prospectus and Attachment “C” to this Prospectus (Purchase and Sale Agreement).

RECREATIONAL FACILITIES MAY BE EXPANDED OR ADDED WITHOUT CONSENT OF UNIT OWNERS OR THE CONDOMINIUM ASSOCIATION.

See Section 2 of this Prospectus and Section IX(C) of the Declaration of Condominium for Sian Resort Residences I Condominium (“Declaration”).

THE UNITS MAY BE TRANSFERRED SUBJECT TO A LEASE.

See Section 4 of this Prospectus and Section XVII(H) of the Declaration

THE DEVELOPER HAS THE RIGHT TO RETAIN CONTROL OF THE CONDOMINIUM ASSOCIATION AFTER A MAJORITY OF THE UNITS HAVE BEEN SOLD.

See Section 5 of this Prospectus, Section 718.301, Florida Statutes, and Section 4.15 of the Bylaws of the Association.

THERE WILL BE A CONTRACT FOR THE MANAGEMENT OF THE CONDOMINIUM PROPERTY.

See Section 4 of this Prospectus.

THE SALE, LEASE OR TRANSFER OF UNITS IS RESTRICTED OR CONTROLLED.

See Section 6 of this Prospectus and Section XVII(H) of the Declaration.

THE HOTEL OPERATOR HAS A LIEN RIGHT AGAINST EACH UNIT TO SECURE THE PAYMENT OF SHARED COSTS OR OTHER EXACTIONS COMING DUE FOR THE USE, MAINTENANCE, OPERATION, UPKEEP AND REPAIR OF THE SHARED COMPONENTS, ALL AS DEFINED IN THE DECLARATION OF CONDOMINIUM. THE FAILURE TO MAKE THESE PAYMENTS MAY RESULT IN FORECLOSURE OF THE LIEN ON THE INDIVIDUAL UNITS.

See Section 9 of this Prospectus and Article XIII of the Declaration attached hereto as Exhibit “A”.

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INDEX

SUMMARY OF CERTAIN ASPECTS OF THE OFFERING

Schedule “A” (Number of Bathrooms and Bedrooms in each Unit)

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EXHIBITS TO THE PROSPECTUS

A.	Declaration of Condominium

1.	Introduction and Submission

2.	Definitions

3.	Description of Condominium

4.	Restraint Upon Separation and Partition of Common Elements

5.	Ownership of Common Elements and Common Surplus and Share of Common Expenses; Voting Rights

6.	Easements

7.	Amendments

8.	Maintenance and Repairs

9.	Additions, Alterations or Improvements by Unit Owner

10.	Operation of the Condominium by the Association; Powers and Duties

11.	Determination of Common Expenses Fixing of Assessments Therefore

12.	Collection of Assessments

13.	Obligation for Expenses Relating to the Hotel Unit

14.	Insurance

15.	Reconstruction or Repair After Fire or Other Casualty

16.	Condemnation

17.	Use and Occupancy Restrictions and Hotel Disclosures

18.	Compliance, Enforcement and Default

19.	Termination of Condominium

20.	Additional Rights of Mortgagees and Others

21.	Covenant Running with the Land

22.	Disclosures

23.	Sian Ocean Residences & Resort Master Association

24.	Additional Provisions

Exhibit “1”	Legal Description

Exhibit “2”	Boundary Survey-Plot Plan

Exhibit “3”	Schedule of Percentage Shares of Ownership of Common Elements and Common Surplus and Responsibility for Common Expenses

Exhibit “4”	Bylaws of Condominium Association

Rules and Regulations – Schedule A to Bylaws

Exhibit “5”	Articles of Incorporation of Condominium Association

B.	Estimated Operating Budget

C.	Form of Purchase Agreement

D.	Evidence of Ownership

E.	Maintenance and Service Contracts

F.	Conversion Inspection Report

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G.	Certificates of Occupancy/Completion

H.	Termite Inspection Report

I.	Letter from Municipality

J.	Escrow Agreement

K.	Receipt for Condominium Documents

L.	Management Agreement

M.	Government Permits

N.	Sian Ocean Residences & Resort Master Association Documents

O.	Additional Restrictions and Easements

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SUMMARY OF CERTAIN ASPECTS OF THE OFFERING

1.	Description of Condominium

The name of the condominium is Sian Resort Residences I Condominium (the “Condominium”). The Condominium will contain one (1) building having a total of three hundred ten (310) Units, including three hundred nine (309) Residential Units and one (1) Hotel Unit, located at 4000 South Ocean Drive, Hollywood, Florida 33019. MCZ/Centrum Florida XIX, L.L.C., a Delaware limited liability company (the “Developer”), is the owner of the unsold Units in the Condominium which are being offered for sale pursuant to this Prospectus. The number of bedrooms and bathrooms in each Unit in the Condominium is set forth on Schedule “A” attached hereto.

The Condominium will consist of the Units described herein, the Common Elements described in the Declaration of Condominium attached hereto as Attachment “A”. As described in greater detail, many of the recreational and other commonly used facilities are not part of the Common Elements, but rather are part of the Shared Components (which are part of the Hotel Unit). Accordingly, control of those facilities is vested in the Hotel Operator, rather than the Association and the recreational facilities described in the section hereof entitled “Recreational and Certain Other Commonly Used Facilities Constructed Within the Condominium Property”.

The Condominium is being created by conversion of previously existing improvements which were completed approximately in 1973 as a residential apartment complex. All of the Improvements and Units have been previously occupied.

THE CONDOMINIUM WILL BE CREATED AND UNITS WILL BE SOLD IN FEE SIMPLE INTERESTS.

Title to the Units will be conveyed by Special Warranty Deed.

2.	Expansion of Recreational Facilities

RECREATIONAL FACILITIES MAY BE ADDED WITHOUT CONSENT OF UNIT OWNERS OR THE ASSOCIATION.

See Section IX(C) of the Declaration for further details.

The Developer reserves the right at any time to add recreational facilities to the Common Elements of the Condominium and the Hotel Operator reserves the right at any time to eliminate, provide, alter or expand recreational facilities of the Hotel Unit as the Hotel Operator deems appropriate. The consent of the Unit Owners or the Condominium Association shall not be required for any such construction, expansion or other determination. The cost of any such construction or expansion shall be borne exclusively by the Developer or the Hotel Operator, as applicable. The Developer and the Hotel Operator are not obligated, however, to so expand any facilities or provide additional facilities.

3.	Leasing of Developer-Owned Units

THE UNITS MAY BE TRANSFERRED SUBJECT TO A LEASE.

See Section XVII(H) of the Declaration for further details.

As it is intended that the Units may be used for transient and/or hotel rentals, the Developer reserves the right to rent or lease unsold Units upon such terms as Developer shall approve and as permitted by the Act and the rules promulgated thereunder. In the event any Unit is sold prior to the expiration of the term of a lease (which may occur during an indefinite period), title to such Unit (or Units) will be conveyed subject to the lease (or leases) and buyers will succeed to the interests of the applicable lessor. If any Unit is sold subject to a lease, a copy of the executed lease will be attached to the Purchase and Sale Agreement in accordance with the terms of Section 718.503(l)(a)(4) Florida Statutes. All Units have been previously occupied.

4.	Management of the Condominium Property

THERE WILL BE A CONTRACT FOR THE MANAGEMENT OF THE CONDOMINIUM PROPERTY.

At the time of this Prospectus, there is no contract for the management of the Condominium Association; however, the Condominium Association may enter into an agreement for such management at a later date.

Any fees which may be payable by the Association to the Manager shall be part of the Common Expenses of the Condominium that are included in the Assessments payable by Unit Owners.

The compensation the manager receives (in addition to reimbursements for certain expenses incurred) for the management of the Condominium is set forth in the estimated operating budget attached as Attachment “B” to this Prospectus.

Any such management agreement which will be entered into, in addition to the means of termination which may be provided in the agreement, may be canceled by unit owners pursuant to Section 718.302, Florida Statutes. Section 718.302(l)(a), Florida Statutes, provides in relevant part that:

If... unit owners other than the developer have assumed control of the association, or if unit owners other than the developer own not less than 75 percent of the units in the condominium, the cancellation shall be by concurrence of the owners of not less than 75 percent of the units other than the units owned by the developer. If a grant, reservation or contract is so canceled and the unit owners other than the developer have not assumed control of the association, the association shall make a new contractor otherwise provide for maintenance, management or operation in lieu of the canceled obligation, at the direction of the owners of not less than a majority of the units in the condominium other than the units owned by the developer.

Any fees which may be payable by the Association to the Manager shall be part of the Common Expenses of the Condominium that are included in the Assessments payable by Unit Owners.

Currently, except for the maintenance and/or service contracts attached hereto as composite Attachment “E”, there are no other maintenance or service contracts affecting the Condominium having a non-cancelable term in excess of one (1) year. The Association is empowered at any time and from time to time, to enter into a additional maintenance and/or service contracts for valuable consideration and upon such terms and conditions as the Board of Directors shall approve without the consent of Unit Owners. Any maintenance and/or service contracts may be subject to cancellation by the Association and by Unit Owners directly in accordance with the aforesaid Section 718.302, Florida Statutes. Similarly, the Hotel Operator is empowered at any time, and from time to time, to enter into maintenance and/or service contracts affecting the Shared Components for valuable

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consideration and upon such terms and conditions as the Hotel Operator shall approve without the consent of the Condominium Association or the Unit Owners.

5.	Transfer of Control of the Association

The initial officers and directors of the Condominium Association are or will all be designees of the Developer.

THE DEVELOPER HAS THE RIGHT TO RETAIN CONTROL OF THE CONDOMINIUM ASSOCIATION AFTER A MAJORITY OF THE UNITS HAVE BEEN SOLD.

See Section 718.301, Florida Statutes, and Section 4.15 of the Bylaws.

The Directors of the Condominium Association designated by the Developer will be replaced by Directors elected by Unit Owners other than the Developer in accordance with the applicable provisions of the Florida Condominium Act, Section 718.301, Florida Statutes, and Section 4.15 of the Bylaws.

6.	Restrictions on Use of Units and Common Elements and Alienability.

The following is a summary of certain of the restrictions which affect the Units. The Developer and certain other parties are exempt from many of the restrictions. See Article XVII of the Declaration and the Rules and Regulations attached hereto as Schedule “A” to the Bylaws for further restrictions and for detail regarding the applicability of these restrictions.

(A) Children. Children shall be permitted to be occupants of Units, but are restricted in certain activities.

(B) Pets. All pets are prohibited.

(C) Flags. Notwithstanding the provisions of Section IX(A) of the Declaration, any Unit Owner may display one (1) portable, removable United States flag in a respectful way, and, on Armed Forces Day, Memorial Day, Flag Day, Independence Day, September 11 and Veterans Day, may display in a respectful way portable, removable official flags, not larger than 4 1/2 feet by 6 feet, that represent the United States Army, Navy, Air Force, Marine Corps or Coast Guard.

(D) Window Coverings. Curtains, blinds, shutters, levelors, or draperies (or linings thereof) which face the exterior windows or glass doors of Units shall be white or off-white in color and shall be subject to disapproval by the Association, Master Association and Hotel Operator, in which case they shall be removed and replaced with acceptable items.

(E) Parking. Each Owner, by acceptance of a deed or other conveyance of a Unit, shall be deemed to understand and agree that there is no parking contained within the Condominium Property and that all parking shall be located within the common property of the Sian Ocean Residences & Resort Master Association (the “Master Association”) and shall be subject to such rules and regulations as are adopted by the Master Association from time to time. It is anticipated that all parking will be mandatory valet parking.

(F) Patios and/or Balconies Appurtenant to Units. Nothing shall overhang or be mounted to the balcony rail including flower boxes and decorative adornment. No Unit Owner shall be permitted to store any items or decorative adornments whatsoever on balconies, patios, or terraces, including, without limitation, bicycles, motor bikes, grills or any other open flame cooking device, or any other item that extends above the height of the balcony railing. The foregoing shall not prevent, however, placing and using patio-type furniture, planters and other items in such areas

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if same are normally and customarily used for a residential balcony or terrace area, but all such patio furniture planters and other items must be acceptable to the Hotel Operator. In the event of any doubt or dispute as to whether a particular item is permitted hereunder, the decision of the Hotel Operator shall be final dispositive. No gas or barbecue grills of any type are permitted on the balcony or in any other area of the Condominium Property.

No Unit Owner shall display, hang, or use any signs, clothing, sheets, blankets, laundry or other articles outside his or her Unit, or which may be visible from the outside of the Unit (other than draperies, curtains or shades of a customary nature and appearance in the light, neutral colors). Items which are not permitted to overhang windows, doors or balcony include, but are not limited to window sized air-conditioning units, linens, cloths, clothing, shoes, bathing suits or swimwear, curtains, rugs, mops or laundry of any kind, or any articles.

To the extent permitted by applicable law, no Owner may install any antenna, satellite dish or other transmitting or receiving apparatus in or upon his or her Unit (and/or areas appurtenant thereto), without the prior written consent of the Hotel Operator.

(G) Nuisances. No nuisances (as defined by the Association) shall be allowed on the Condominium, nor shall any use or practice be allowed which is a source of annoyance to occupants’ of Units or which interferes with the peaceful possession or proper use of the Condominium by its residents, occupants or members. No activity specifically permitted by this Declaration shall be deemed a nuisance, regardless of any noises and/or odors emanating therefrom (except, however, to the extent that such odors and/or noises exceed limits permitted by applicable law). No improper, offensive, hazardous or unlawful use shall be made of the Condominium or any part thereof, and all valid laws, zoning ordinances and regulations of all governmental bodies having jurisdiction thereover shall be observed. Violations of laws, orders, rules, regulations or requirements of any governmental agency having jurisdiction thereover, relating to any portion of the Condominium, shall be corrected by, and at the sole expense of, the party obligated to maintain or repair such portion of the Condominium Property, as elsewhere herein set forth. All portions of the Condominium shall be managed and maintained in accordance with the Hotel Standards. Notwithstanding the foregoing, rental and property management activities for the operation of the Hotel may be conducted at all times, twenty-four (24) hours a day, and such activity shall not be considered a nuisance.

(H) Leases.

THE SALE, LEASE, OR TRANSFER OF UNITS IS RESTRICTED OR CONTROLLED.

See Section XVII(H) of the Declaration for further details.

It is intended that the Residential Units may be used for rentals. As such, leasing of Residential Units shall not be subject to the approval of the Association and/or any other limitations, other than as expressly provided herein. No portion of a Residential Unit (other than an entire Residential Unit) may be rented. There shall be no minimum lease term for the rental of Residential Units, nor shall there a maximum number of times that a Residential Unit may be leased.

All leases are subject to local rules, regulations and ordinances. Every lease of a Residential Unit shall specifically provide (or, if it does not, shall be automatically deemed to provide) that a material condition of the lease shall be the tenant’s full compliance with the covenants, terms, conditions and restrictions of the Declaration (and all Exhibits hereto), the Master Association Declaration (and all Exhibits thereto) and with any and all rules and regulations adopted by the Hotel Operator and/or the Association from time to time (before or after the execution of the lease), including, without limitation, any and all regulations and/or procedures established by applicable Florida law and/or adopted by the Hotel Operator regarding mandatory check-in for

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Owners and residents, coordination of charging privileges and other matters reasonable necessary to allow Owners and hotel guests to be well integrated into a unified structure and operation. The Unit Owner will be jointly and severally liable with the tenant to the Association and/or the Hotel Operator for any amount which is required by the Association and/or the Hotel Operator to repair any damage to the Common Elements, the Hotel Unit and/or the Shared Components resulting from acts or omissions of tenants (as determined in the sole discretion of the Association and/or the Hotel Operator) and to pay any claim for injury or damage to property caused by the negligence of the tenant and Special Assessments may be levied against the Residential Unit therefore. All leases are hereby made subordinate to any lien filed by the Association, the Master Association or the Hotel Operator, whether prior or subsequent to such lease. When a Unit is leased, a tenant shall have all use rights in those Common Elements otherwise readily available for use generally by Unit Owners, and the Owner of the leased Unit shall not have such rights, except as a guest, unless such rights are waived in writing by the tenant.

The lease of a Residential Unit for a term of six (6) months or less is subject to a tourist development tax assessed pursuant to Section 125.0104, Florida Statutes. A Unit Owner leasing his or her Unit for a term of six (6) months or less agrees, and shall be deemed to have agreed, for such Owner, and his or her heirs, personal representatives, successors and assigns, as appropriate, to hold the Association, the Master Association, the Hotel Operator, the Developer and all other Unit Owners harmless from and to indemnify them for any and all costs, claims, damages, expenses or liabilities whatsoever, arising out of the failure of such Unit Owner to pay the tourist development tax and/or any other tax or surcharge imposed by the State of Florida with respect to rental payments or other charges under the lease, and such Unit Owner shall be solely responsible for and shall pay to the applicable taxing authority, prior to delinquency, the tourist development tax and/or any other tax or surcharge due with respect to rental payments or other charges under the lease.

The authorization of a Unit Owner (as set out in Section XVIII(H) of the Declaration) to lease its Unit shall refer solely to rentals to the public conducted by the Unit Owner directly or through rental agents and shall exclude the use or occupancy of Units under timeshare, fractional ownership or interval exchange programs (whether the exchange is based on direct exchange of occupancy rights, cash payments, reward programs or other point or accrual systems) or other membership plans or arrangements (collectively, “Occupancy Plans”) through which a participant in the plan or arrangement acquires an ownership interest in the Unit with attendant rights of periodic use and occupancy or acquires contract rights to such periodic use and occupancy of the Unit or a portfolio of accommodations including the Unit, and use of a Unit for or under any such Occupancy Plans is prohibited; provided, however, that the foregoing prohibition shall not apply, and use in connection with Occupancy Plans shall be permitted (i) for any Unit owned by Developer, Hotel Operator or their respective affiliates, so long as the Occupancy Plan is managed by Hotel Operator or its affiliates, or (ii) if the Occupancy Plan consists of an interval exchange program based on direct exchange of occupancy rights (that is, excluding interval exchange programs in which the Unit Owner receives any cash payments or consideration other than a right to periodic exchange of occupancy rights and related privileges) and such permitted interval exchange program is operated by the Hotel Operator or its affiliates or by the then-current management agent.

(I) Hotel Disclosures. It is intended that the Hotel Unit will be used and operated for purposes specifically required by the terms and conditions of a hotel franchise agreement wherein the Hotel Operator will own, occupy and/or operate all of the Hotel Unit to conduct Hotel operations within the Condominium project. There are no assurances that the Hotel will be operated under any other brand hotel “flag.” Any hotel license company, may change the Hotel Standards from time to time, and such changes may impact the financial obligations of the Association.

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Common Elements and Participating Residential Units will be operated, maintained and repaired in accordance with the Hotel Standards and the budget of the Association will include costs and expenses necessary to maintain the Condominium project in accordance with the Hotel Standards. If the Association fails to maintain the Condominium project in accordance with the Hotel Standards, pursuant to the terms of Section VIII(C) of the Declaration set forth herein, the Hotel Operator has the right to perform such maintenance obligations and to charge the Association for the expenses incurred in connection therewith.

No Unit Owner shall have any right, title or interest in the brand name of the Hotel or the Hotel Operator in any manner except as may be specifically set forth by separate agreement between the Hotel Operator and Owner.

No Unit may be identified or affiliated in any way with any hotel “flag” (that is, the brand name of any hotel management or franchise company, such as Crowne Plaza, Westin, Marriott, Hyatt or Hilton), other than the brand name (if any) by which the Hotel is identified; provided that the foregoing restriction shall not be construed to prevent the identification or affiliation of a Unit with a local, regional or national rental management company that is not a hotel “flag”.

(J) Weight. Sound and other Restrictions. No hard and/or heavy surface floor coverings, such as tile, marble, wood, terrazo and the like will be permitted unless (i) installed by, or at the direction of, the Developer, or (ii) first approved in writing by the Hotel Operator. Even once approved by the Hotel Operator, the installation of insulation materials shall be performed in a manner that provides proper mechanical isolation of the flooring materials from any rigid part of the building structure, whether of the concrete subfloor (vertical transmission) or adjacent walls and fittings (horizontal transmission). Additionally, the floor coverings (and insulation and adhesive material therefore) installed on any patio and/or balcony shall not exceed a thickness that will result in the finish level of the patios and/or balcony being above the bottom of the scuppers or diminish the required height of the rails (as established by the applicable building code). Also, the installation of any improvement or heavy object must be submitted to and approved by the Board of Directors and the Hotel Operator, and be compatible with the overall structural design of the building. All areas within a Unit other than foyers, kitchens and bathrooms, unless to receive floor covering approved by the Board of Directors and the Hotel Operator, are to receive sound absorbent, less dense floor coverings, such as carpeting or hard surface floor coverings meeting the specifications described above. The Board of Directors and the Hotel Operator will have the right to specify the exact material to be used on patios and/or balcony. Any use guidelines set forth by the Association shall be consistent with good design practices for the waterproofing and overall structural design of the Building. Owners will be held strictly liable for violations of these restrictions and for all damages resulting therefrom and the Association has the right to require immediate removal of violations. Applicable warranties of the Developer, if any, shall be voided by violations of these restrictions and requirements. Each Owner agrees that sound transmission in a multi-story building such as the Condominium is very difficult to control, and that noises from adjoining or nearby Units, the plumbing systems and/or mechanical equipment can often be heard in another Unit. The Developer does not make any representation or warranty as to the level of sound transmission which may be detectable in a particular Unit and in other portions of the Condominium Property, and each Owner shall be deemed to waive and expressly release any such warranty and claim for loss or damages resulting from sound transmission.

(K) Mitigation of Dampness and Humidity. No Unit Owner shall install, within his or her Unit, or upon the Common Elements, non-breathable wall-coverings or low-permeance paints. Additionally, any and all built-in casework, furniture, and or shelving in a Unit must be installed over floor coverings to allow air space and air movement and shall not be installed with backboards flush against any gypsum board, masonry block or concrete wall. Additionally, all Unit Owners,

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whether or not occupying the Unit, shall periodically run the air conditioning system to maintain the Unit temperature, whether or not occupied, at 78°F, and to keep the humidity in the Unit below sixty percent (60%). Leaks, leaving exterior doors or windows open, wet flooring and moisture will contribute to the growth of mold, mildew, fungus or spores. Each Unit Owner, by acceptance of a deed, or otherwise acquiring title to a Unit, shall be deemed to have agreed that neither the Developer nor the Hotel Operator is responsible, and each hereby disclaims any responsibility for any illness, personal injury, death or allergic reactions which may be experienced by the Unit Owner, its family members and/or its or their guests, tenants and invitees and/or the pets of all of the aforementioned persons, as a result of mold, mildew, fungus or spores. It is the Unit Owner’s responsibility to keep the Unit clean, dry, well-ventilated and free of contamination. While the foregoing are intended to minimize the potential development of molds, fungi, mildew and other mycotoxins, each Unit Owner understands and agrees that there is no method for completely eliminating the development of molds or mycotoxins. The Developer does not make any representations or warranties regarding the existence or development of molds or mycotoxins and each Unit Owner shall be deemed to waive and expressly release any such warranty and claim for loss or damages resulting from the existence and/or development of same. In furtherance of the rights of the Association, as set forth in the Declaration, in the event that the Association and/or Hotel Operator reasonably believes that these provisions are not being complied with, then, the Association and/or the Hotel Operator shall have the right (but not the obligation) to enter the Unit (without requiring the consent of the Unit Owner or any other party) to turn on the air conditioning in an effort to cause the temperature of the Unit to be maintained as required hereby (with all utility consumption, costs to be paid and assumed by the Unit Owner). To the extent that electric service is not then available to the Unit, the Association shall have the further right, but not the obligation (without requiring the consent of the Unit Owner or any other party) to connect electric service to the Unit (with the costs thereof to be borne by the Unit Owner, or if advanced by the Association, to be promptly reimbursed by the Unit Owner to the Association, with all such costs to be deemed charges hereunder). Each Unit Owner, by acceptance of a deed or other conveyance of a Unit, holds the Developer harmless and agrees to indemnify the Developer from and against any and all claims made by the Unit Owner and the Unit Owner’s guests, tenants and invitees on account of any illness, allergic reactions, personal injury and death to such persons and to any pets of such persons, including all expenses and costs associated with such claims including, without limitation, inconvenience, relocation and moving expenses, lost time, lost earning power, hotel and other accommodation expenses for room and board, all attorneys fees and other legal and associated expenses through and including all appellate proceedings with respect to all matters mentioned in this paragraph.

(L) Association Access to Units. No Unit Owner shall change the locks to his or her Unit (or otherwise preclude access to the Hotel Operator). The Hotel Operator shall have the right to adopt reasonable regulations from time to time regarding access control and check-in, check-out procedures which shall be applicable to both hotel guests and Unit Owners, which may include, without limitation, an obligation for each Owner, and each Owner’s guests, to register and/or pick up keys to the Owner’s Unit at the front desk each time the Owner or the Owner’s guests begin new occupancy of the Unit. Each Participating Residential Unit Owner understands and agrees that the Hotel Operator may, on a regular or periodic basis, deactivate keys to the Units to enforce the registration obligation set forth herein.

(M) Rules and Regulations. Rules and regulations concerning the use of the Condominium Property may be promulgated, modified, amended or terminated from time to time by the Board of Directors and/or the Hotel Operator, provided such rules and regulations do not conflict with the Hotel Standards. Copies of such rules and regulations and amendments thereto shall be furnished by the Association or Hotel Operator to all Unit Owners and residents of the Condominium upon request. The Association and/or Hotel Operator (as applicable) shall have the right to enforce all restrictions set forth in Article XVII of the Declaration and any rules and

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regulations, as established by the Board of Directors and/or the Hotel Operator, in any manner it deems necessary, including, without limitation, injunctions, suits for damages or fines.

(N) Exterior Storm Shutters. The Hotel Operator shall, from time to time, establish exterior storm shutter specifications which comply with the applicable building code, and establish permitted colors, styles and materials for exterior storm shutters. The Hotel Operator may install exterior storm shutters, and may maintain, repair or replace such approved shutters, whether on or within Shared Components or Units; provided, however, that if laminated glass or window film, in accordance with all applicable building codes and standards, architecturally designed to serve as hurricane protection, is installed with Hotel Operator consent, the Hotel Operator may not install exterior storm shutters in accordance with this provision. All shutters shall remain open unless and until a storm watch or storm warning is announced by the National Weather Center or other recognized weather forecaster. All shutters must be opened or removed within two (2) days after the storm has passed. Developer shall have no obligations with respect to the installation of the shutters, and/or for the repair, replacement and/or upgrade of the shutters.

7.	Utilities and Certain Services

Utilities and certain other services will be furnished to the Condominium as follows:

Electricity	Florida Power & Light Company

Telephone	BellSouth

Water	City of Hollywood Public Utility Company

Sanitary Sewage and Waste Disposal	Tropical Sanitation

Gas	TECO Peoples Gas

Solid Waste Removal	City of Hollywood Public Works

Storm Drainage	Private system of natural and artificial percolation and run-off

All telephone service within the Units is intended to operate through a central switchboard controlled by the Hotel Operator (and which shall be deemed part of the Shared Components). Each Unit Owner, in addition to payment of the allocable share of the Shared Costs, shall also be obligated for payment of such usage charges as may be established from time to time by the Hotel Operator in connection with usage of the switchboard, which may include, without limitation, long distance charges, long distance and local access surcharges and/or per call or per minute fees.

All other utilities are anticipated to be billed to the Association (as to the Common Elements) or the Hotel Unit Owner (as to the Shared Components) and shall be paid for through Assessments or the Shared Costs.

The Developer and/or Hotel Operator reserves the right to enter into a bulk service agreement for the provision of access control services, internet access service, cable and/or satellite television services. Buyer agrees to be bound by any such bulk service agreement and to sign an individual subscriber agreement to the extent required by the bulk agreement.

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8.	Apportionment of Common Expenses and Ownership of the Common Elements

The Owner(s) of each Unit will own an undivided interest in the Common Elements of the Condominium and Common Surplus of the Condominium Association and shall be obligated for a proportionate share of the Common Expenses. The proportionate share was determined by comparing the square footage of the Unit, to the aggregate square footage of all Units in the Condominium. Generally speaking, the Common Elements consist of all parts of the Condominium Property not included in the Units. The Common Expenses include all expenses and assessments properly incurred by the Association for the Common Elements, which are to be shared by the Unit Owners, including, without limitation, (a) all reserves required by the Act or otherwise established by the Association, regardless of when reserve funds are expended; (b) if applicable, insurance for directors and officers; (c) the real property taxes, Assessments and other maintenance expenses attributable to any Units acquired by the Association and/or rental or other expenses owed in connection with any Units leased by the Association; and (d) any unpaid share of Common Expenses or Assessments extinguished by foreclosure of a superior lien or by deed in lieu of foreclosure. Common Expenses shall not include any separate obligations of individual Unit Owners, including without limitation, any sums payable to the Hotel Operator (as hereinafter defined).

Each Unit’s percentage interest in the general Common Elements and Common Surplus and percentage share of the Common Expenses will be as set forth in Exhibit “3” to the Declaration, same having been computed based upon the total square footage of the Unit in uniform relationship to the total square footage of each other unit.

9.	Shared Costs

In addition to the Assessments payable to the Association, each Unit Owner shall be obligated for payment of sums to the Hotel Operator for use and enjoyment of the Shared Components. The Hotel Unit will grant to the Residential Unit Owners within the Condominium, an easement to use and enjoy all portions of the Condominium that are designated as Shared Components in the Declaration of Condominium, such as hallways, stairwells, elevators, building structure, roof, lobby area, etc. In consideration of the granting of this easement, each Residential Unit Owner will be obligated to pay to the Hotel Operator, the applicable unit’s pro-rata share of the costs relating to the operation, upkeep, maintenance, repair and replacement of the Shared Components. The Shared Components expenses are set forth in the Shared Costs budget.

THE HOTEL OPERATOR HAS A LIEN RIGHT AGAINST EACH UNIT TO SECURE THE PAYMENT OF SHARED COSTS OR OTHER EXACTIONS COMING DUE FOR THE MAINTENANCE, OPERATION, UPKEEP AND REPAIR OF THE SHARED COMPONENTS, ALL AS DEFINED IN THE DECLARATION OF CONDOMINIUM. THE FAILURE TO MAKE THESE PAYMENTS MAY RESULT IN FORECLOSURE OF THE LIEN ON THE INDIVIDUAL UNITS.

10.	Development Fee; The Agreement for Sale; Escrow Deposits

At the time of closing of title, the buyer will pay: (i) the costs of officially recording the deed in the Public Records of the County (presently, recording fees are $10.00 for the first page of an instrument and $8.50 for each additional page), (ii) the documentary stamp taxes payable in connection with the deed conveying the Unit to Buyer (presently, documentary stamp taxes are $.70 for each $100.00 of consideration), (iii) for the premium on the owner’s title insurance policy, at the minimum promulgated risk rates promulgated by the Florida Insurance Commissioner (taking into account applicable reissue rates and new home credits, if any), and (iv) a “development fee” equal to one and three quarters percent (1.75%) of the Purchase Price (and of any charges for options or extras now or hereafter contracted for which are not included in the Purchase Price). The “development fee” shall be retained by Developer as additional revenue and to offset certain of its

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conversion expenses, including without limitation, certain of Developer’s administration expenses and Developer’s attorneys’ fees in connection with conversion of the Condominium. Accordingly, buyer understands and agrees that the development fee is not for payment of closing costs or settlement services, but rather represents additional funds to Developer which are principally intended to provide additional revenue and to cover various out-of-pocket and internal costs and expenses of Developer associated with conversion of the Condominium.

At the time of closing of title, the buyer will also make a contribution to the funds of the Condominium Association in an amount equal to twice the monthly assessment amount in effect on the date of closing (which contribution is not to be credited against regular assessments). This sum shall be deposited in the Association’s account for the intended purpose of establishing initial operating funds and working capital and for initial, non-recurring expenses. Purchaser must also pay at the time of closing a working capital contribution in an amount equal to twice the monthly maintenance charge owed to the Master Association, which is payable directly to the Master Association to provide it with initial capital and shall not be credited against regular assessments. Contributions to the Master Association may be used by the Master Association for any purpose.

Buyers shall also be required to pay, at closing: (a) a reimbursement to Developer for any utility, cable or interactive communication deposits or hook-up fees which Developer may have advanced prior to closing for the Unit, (b) any charge for any options or upgrading of standard items included, or to be included, in the Unit, (c) a reimbursement for charges incurred in connection with coordinating closing with buyer or buyer’s lender, and (d) late charges, if applicable, all as provided in the Purchase Agreement.

Expenses relating to the buyer’s Unit (for example, taxes and governmental assessments and current maintenance assessments due the Condominium Association) will be apportioned between the Developer and the buyer as of closing. However, payments or credits for tax prorations will not be made until the actual tax bill is received by the buyer, and any proration based on an estimate of the current year’s taxes shall be subject to reproration upon request of either party, provided, however, that (i) the actual amount of taxes is at least 10% higher or lower than the estimate used for prorations, and (ii) any request for reproration is made within six (6) months following the issuance of the actual tax bill for the Unit (it being assumed, for purposes hereof, that tax bills are issued on November 1 of each tax year). No request for proration of amounts less than the threshold set forth above or made beyond the six (6) month period shall be valid or enforceable.

If the Developer permits a closing to be rescheduled from the originally scheduled closing date at the request of a buyer, such buyer shall pay to the Developer, at the time of rescheduling, a late funding charge as more particularly described in the Purchase Agreement. In addition, all closing prorations shall be made as of the originally scheduled closing date. Developer is not obligated to consent to any such delay.

All buyers obtaining a mortgage also will pay any loan fees, closing costs, escrows, appraisals, credit fees, lender’s title insurance premiums, prepayments and all other expenses charged by any lender giving the buyer a mortgage, if applicable. If the purchase of the Unit is a transaction without a mortgage, and buyer elects to use the title company designated by Developer (the “Designated Title Agent”), which may be a title company affiliated with Developer, as title agent, then Developer shall give buyer a credit at closing equal to the cost of the premium for the owner’s title insurance policy, the cost of the documentary stamp taxes on the deed, and the cost to record the deed. If buyer finances the purchase of the Unit and buyer elects to use both the Designated Title Agent and any mortgage broker or lender designated by Developer (the “Designated Mortgage Lender”), which may be an affiliate of Developer, as buyer’s lender, then Developer shall give buyer a credit at closing equal to the cost of the premium for the owner’s title insurance policy, the cost of the documentary stamp taxes on the deed and the cost to record the deed.

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Notwithstanding the foregoing, and regardless of whether Buyer elects to utilize the services of the Designated Mortgage Broker, nothing herein shall be deemed to qualify or otherwise condition buyer’s obligation to close “all cash” on the purchase of the Unit.

The form of Purchase Agreement set forth as Attachment “C” hereto may be modified in any manner in any particular case or cases without the consent of any other buyer or Unit Owner (provided, however, that no amendment may conflict with the provisions of Chapter 718, Florida Statutes). The modification of any such Purchase Agreement or Purchase Agreements shall not vest any buyer or Unit Owner whose Purchase Agreement was not so modified with any rights of any sort. Deposits under the Purchase Agreement will be held and disbursed in accordance with the Purchase Agreement.

11.	Sales Commissions

The Developer will pay the sales commissions, if any, of the Developer’s exclusive listing agent and/or Developer’s on-premises sales agents in connection with the sale of the Units. The buyer will be responsible for the commission of any other broker or salesperson with whom buyer may have dealt, unless Developer otherwise agrees in writing.

12.	Identity of Developer

MCZ/Centrum Florida XIX, L.L.C., a Delaware limited liability company, is the Developer of the Condominium. MCZ/Centrum Florida XIX, L.L.C. was created to acquire and develop this property and as such it has no prior experience in the area of condominium or other real estate development. Mr. Michael Lerner is affiliated with the developer as the principal directing the creation and sale of the Condominium and has approximately twenty five (25) years’ experience in real estate development and administration, including experience with the development of the Wave Condominium and The Tides on Hollywood Beach Condominium in Hollywood, Florida.

The information provided above as to Mr. Lerner is given solely for the purpose of complying with Section 718.504(22), Florida Statutes, and is not intended to create or suggest any personal liability on the part of Mr. Lerner.

13.	Contracts to be Assigned by Developer

Upon or before closing of title to the first Unit, Developer shall assign to the Association all of Developer’s right, title and interest in and to all contracts relating to the provision of insurance services to the Condominium, and from and after such date, all benefits and burdens thereunder shall accrue and apply to the Association.

14.	Estimated Operating Budget for Condominium Association

Attached hereto as Attachment “B” is the Estimated Operating Budget for the Condominium Association’s Common Expenses. Purchaser understands that the Estimated Operating Budget provides only an estimate of what it will cost to run the Association during the period of time stated in the Budget and the Budget is not guaranteed to accurately predict actual expenditures. Developer may make changes in the Budget at any time to cover increases or decreases in actual expenses or in estimates.

In accordance with Section 718.112(2)(f)(2), Florida Statutes, the budget includes reserve accounts for capital expenditures and deferred maintenance. It is intended that the Developer, as the sole Unit Owner upon the formation of the Condominium, will vote to waive reserves for the initial fiscal year of the Association. During the second fiscal year of the Association’s operation (and

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prior to turnover), it is intended that the Seller, as the developer the Condominium, will vote to waive or reduce funding of reserves for the second fiscal year of the Association. Thereafter, reserves may be waived or reduced only upon the voting majority of the non-developer unit owners of the Condominium, at a duly called meeting of the Condominium Association; provided however that if a meeting of the unit owners is called to determine whether to waive or reduce the funding of reserves, and no such result is achieved or a quorum is not attained, the reserves will go into effect. If an election is in fact made to waive reserves, the assessments per unit will be as set forth in the Estimated Operating Budget as “Assessments per Unit - Without Reserves”. If no such election is made, the assessments per Unit will be as set forth in the Estimated Operating Budget as “Assessments per Unit - With Reserves”.

The amount due to the Master Association for the fiscal year 2005 is set forth in the 2005 Master Association budget attached as Attachment “B” to this Prospectus.

15.	Easements Located or to be Located on the Condominium Property

In addition to the various easements to be provided for in the Declaration of Condominium attached hereto as Attachment “A”, the Condominium Property may be made subject to easements in favor of various public or private utilities. Any easement in favor of a public or private utility or similar company or authority may be granted by the Developer or the Association on a “blanket” basis or by use of a specific legal description. See the Section hereof entitled “Utilities and Certain Services” for the names of the suppliers of certain utilities to the Condominium.

For more details, refer to the Declaration of Condominium. The easements provided for in the Declaration of Condominium and the Florida Condominium Act are not summarized here.

16.	Disclosures

Under the laws of the State of Florida, each prospective buyer is hereby advised as follows:

•	RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department. The foregoing notice is provided in order to comply with state law and is for informational purposes only. Developer does not conduct radon testing with respect to the Condominium and specifically disclaims any and all representations or warranties as to the absence of radon gas or radon producing conditions in connection with the Condominium.

•	Notice Regarding Defective Construction Lawsuits: Chapter 558, Florida Statutes contains important requirements you must follow before you may bring any legal action for an alleged construction defect in your home. Sixty (60) days before you bring any legal action, you must deliver to the other party to this contract, a written notice referring to Chapter 558 of any construction conditions you allege are defective and provide such person the opportunity to inspect the alleged construction defects and to consider making an offer to repair or pay for the alleged construction defects. You are not obligated to accept any offer which may be made. There are strict deadlines and procedures under this Florida law which must be met and followed to protect your interests.

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•	PROPERTY TAX DISCLOSURE SUMMARY. In accordance with Section 689.261, Florida Statutes. Buyer should not rely on the seller’s current property taxes as the amount of property taxes that the Buyer may be obligated to pay in the year subsequent to purchase. A change of ownership or property improvements triggers reassessments of the property that could result in higher property taxes. If you have any questions concerning valuation, contact the county property appraiser’s office for information.

•	Given the climate and humid conditions in South Florida, molds, mildew, spores, fungi and/or other toxins may exist and/or develop within the Unit, Building and/or the Condominium Property. In April, 2004, a mold investigation was performed on the property by AirQuest Environmental Inc., which found widespread mold growth throughout the building caused by several sources of moisture intrusion into the building including water from asbestos abatement activities, inadequate or malfunctioning climate control and roof leaks. It is expected that the extensive renovations performed to convert the property to a condominium will resolve or repair the sources of moisture intrusion and that the Condominium Property will no longer have widespread mold growth throughout the building. Buyer is hereby advised that certain molds, mildew, spores, fungi and/or other toxins may be, or if allowed to remain for a sufficient period may become, toxic and potentially pose a health risk. By executing and delivering this Agreement and closing, Buyer shall be deemed to have assumed the risks associated with molds, mildew, spores, fungi and/or other toxins and to have released and indemnified Seller and Seller’s affiliates from and against any and all liability or claims resulting from same, including, without limitation, any liability for incidental or consequential damages (which may result from, without limitation, the inability to possess the Unit, inconvenience, moving costs, hotel costs, storage costs, loss of time, lost wages, lost opportunities and/or personal injury and death to or suffered by the Unit Owner, pets, its family members and/or its or their guests, tenants, invitees or any other person). Without limiting the generality of the foregoing, leaks, leaving exterior doors or windows open, wet flooring and moisture will contribute to the growth of mold, mildew, spores, fungi or other toxins. Buyer understands and agrees that Seller is not responsible for, and Seller hereby disclaims any responsibility for, any illness or allergic reactions, personal injury or death which may be experienced by Buyer, pets, its family members and/or its or their guests, tenants and invitees as a result of mold, mildew, spores, fungi or other toxins. It is solely the Buyer’s responsibility to keep the Unit clean, dry, well-ventilated and free of contamination. The thermostats in each Unit are an integral part of the Life Safety Systems and are intended to assist in monitoring the accumulation of moisture in the Units to prevent same from reaching levels which may accelerate the development of molds, spores or other natural growths which if allowed to accumulate may become toxic or otherwise create health risks. Each buyer understands and agrees that the thermostats may have recording and/or monitoring features which can report back to the Association the temperature settings and readings in the Units. The thermostats shall be operated and kept operable at all times and there shall be no alteration of or to the thermostats without the prior written approval of the Association. The Unit Owner’s failure to operate at all times any thermostats installed in the Unit will contribute to the development of molds, spores or other natural growths. It is solely the Unit Owner’s responsibility to keep any thermostats installed in the Unit operable at all times.

•

Each Unit Owner understands and agrees that for some time in the future, it, and its guests, tenants and invitees may be disturbed by the noise, commotion and other unpleasant effects of nearby construction activity and as a result Owner and its

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guests, tenants and invitees may be impeded in using portions of the Condominium Property by that activity. Because the Condominium is located in an urban area, demolition or construction of buildings and other structures within the immediate area or within the view lines of any particular Unit or of any part of the Condominium (the “Views”) may block, obstruct, shadow or otherwise affect Views, which may currently be visible from the Unit or from the Condominium. Therefore, each Owner, for itself, its successors and assigns, agrees to release Developer, its partners and its and their officers, members, directors and employees and every affiliate and person related or affiliated in any way with any of them (“Developer’s Affiliates”) from and against any and all losses, claims, demands, damages, costs and expenses of whatever nature or kind, including attorney’s fees and costs, including those incurred through all arbitration and appellate proceedings, related to or arising out of any claim against the Developer or Developer’s Affiliates related to Views or the disruption, noise, commotion, and other unpleasant effects of nearby development or construction. As a result of the foregoing, there is no guarantee of view, natural light, security, privacy, location, design, density or any other matter.

•	Each Unit Owner, by acceptance of a deed or other conveyance of a Unit, understands and agrees that there are various methods for calculating the square footage of a Unit, and that depending on the method of calculation, the quoted square footage of a Unit may vary by more than a nominal amount. Additionally, as a result of in the field construction, other permitted changes to the Unit, and settling and shifting of improvements, actual square footage of a Unit may also be affected. Accordingly, during the pre-closing inspection, each buyer should, among other things, review the size and dimensions of the Unit. By closing, each buyer shall be deemed to have conclusively agreed to accept the size and dimensions of the Unit, regardless of any variances in the square footage from that which may have been disclosed at any time prior to closing, whether included as part of Developer’s promotional materials or otherwise. Developer does not make any representation or warranty as to the actual size, dimensions or square footage of any Unit, and each Unit Owner shall be deemed to have fully waived and expressly released any such warranty and claim for losses or damages resulting from any variances between any represented or otherwise disclosed square footage and the actual square footage of the Unit.

•

Every buyer of any interest in residential real property on which a residential dwelling was built prior to 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems, and impaired memory. Lead poisoning also poses a particular risk to pregnant women. The seller of any interest in residential real property is required to provide the buyer with any information on lead-based paint hazards from risk assessments or inspections in the seller’s possession and notify the buyer of any known lead-based paint hazards. A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase. Developer has no knowledge of lead based paint or lead based paint hazards in the Unit or the Building. Developer has no reports or records pertaining to lead based paint or lead based paint hazards in the Unit or the Building. Buyer acknowledges having been advised of the foregoing information and acknowledges having received the pamphlet “Protect Your Family from Lead in your Home.” In as much as Buyer is provided with a fifteen (15) day rescission period pursuant to the Act, Buyer hereby waives the opportunity

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to conduct a risk assessment or inspection for the presence of lead based paint or lead based paint hazards.

•	Each Unit Owner understands and agrees that the Building and the Improvements constitute existing non-conforming uses, which could not necessarily be replicated in the event of a casualty or other circumstances requiring rebuilding. Accordingly, each Unit Owner agrees that there will be limitations on what may be reconstructed under such circumstances and on the number of units that may be reconstructed, and there is no assurance that the Building or Improvements may be restored. In the event the existing Improvements cannot be restored, the property insurance carried by the Association insures, subject to policy limitations and qualifications, the replacement cost of any new structure, or if a new structure is not built, the replacement cost less depreciation of the original Building. By executing and delivering a Purchase Agreement and closing, each Unit Owner, for itself, its successors and assigns shall be deemed to have assumed the risks that the Building and Improvements may not be fully restored and to have fully waived and released any claim against the Developer as a result of the limitation on reconstruction resulting from current regulations.

•	Each Unit Owner shall be deemed to understand and agree that the parking facilities within the Master Association common property may be located below the federal flood plain, and, accordingly, in the event of flooding, any automobiles and/or personal property stored therein is susceptible to water damage. Additionally, insurance premiums, both for the Master Association in insuring the parking, and for owners, may be higher than if the parking structure was above the federal flood plain. By acquiring title to, or taking possession of, a Unit, each Unit Owner shall be deemed to have agreed to assume any responsibility for loss, damage or liability resulting therefrom and waives any and all liability of Developer or Master Association.

•	Each Unit Owner acknowledges and agrees that the Units, the Building and other portions of the Condominium Property may be located in coastal areas partially or totally seaward of the coastal construction control line as defined in Section 161.053, Florida Statutes. Unit Owner is fully apprised of the character of the regulation of property in such coastal areas and thereby expressly waives and releases any claim against the Developer as a result of the limitation on improvements or reconstruction resulting from the regulation of property in such coastal areas.

•	An environmental investigation was performed on the Condominium Property prior to Developer’s purchase. The investigation discovered petroleum products in the groundwater above state cleanup target levels. The source of the petroleum products in the groundwater is believed to be either the former Hallandale Citgo gas station that was located partially on the Condominium Property years ago or the 7-Eleven adjacent to the Condominium Property. The investigation also identified soils which may have been impacted by the former Hallandale Citgo gas station. Cleanup of soil and groundwater has not been required by a government agency but may be required in the future. If conducted on the Condominium Property by the Maseter Association, the soil cleanup is estimated to cost approximately $250,000 and groundwater cleanup is estimated to cost approximately $500,000.

•

Purchaser understands and agrees that prior to conversion to a condominium, certain portions of the Condominium Property, including some, but not all, of the Units, contained fully encapsulated asbestos containing material (“ACM”). Prior to

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or during conversion of the condominium from an apartment complex, extensive renovations were undertaken. During those renovations, most, if not all, of the ACM was removed. To the extent that the completed renovations have not removed all of the ACM, and in order to minimize the impact of the ACM and the potential harm that may result therefrom, the Association shall adopt an operations and maintenance plan in accordance with the specifications set forth in an operation and maintenance plan (the “O&M Plan”) established by the Board, together with a licensed asbestos consulting firm, from time to time. The O&M Plan shall be held in the office of the Association and made available to Unit Owners in accordance with Section 17 of the Bylaws. Buyer further understands and agrees that, in accordance with the O&M Plan, absolutely no penetration or other invasive disturbance shall be made to any portions of the Condominium Property that may contain ACM, without the prior written consent of the Board of Directors and that any and all such penetration and/or other invasive disturbance, if first approved by the Board as set forth herein, shall be made in strict compliance with the O&M Plan requirements. Buyer shall be deemed to: (i) have assumed the risks associated with the ACM, and (ii) agrees that any use of the Unit in violation of the O&M Plan may increase the potential harm that may result from the ACM. Buyer releases the Developer, its partners, contractors, architects, engineers, and its and their officers, directors, shareholders, employees and agents, from and against any and all liability resulting from the (i) existence of the ACM, (ii) the failure to maintain the Unit and/or Common Elements in accordance with the O&M Plan, and/or (iii) any unauthorized or improper penetrations and/or other disturbances to the Unit.

17.	Sian Ocean Residences & Resort Master Association

The Condominium Property is subject to the terms and conditions of the Declaration of Covenants, Conditions and Easements for Sian Ocean Residences & Resort Master Association, to be recorded in the public records of Broward County, Florida (the “Master Association Declaration”). The Master Association Declaration provides that the Master Association is responsible for the operation, management, maintenance, repair, replacement of and taking title to the common property of the Master Association, including without limitation certain open areas, surface parking areas, parking garages, paved areas and pools and pool areas. The Master Association Declaration contains certain use restrictions, architectural review criteria and certain easements affecting all property subject to the Master Association Declaration. It is contemplated that all parking is within the Master Association common property, and is intended to be subject to mandatory valet parking. Each owner of a condominium unit is a member of the Master Association, and each member of the Master Association is obligated to pay an assessment fee to the Master Association. As an automatic member of the Master Association, each Unit Owner will have the right to use the common property of the Master Association. All Unit Owners will have rights of use and obligations to share in the cost of maintenance of these facilities in accordance with the Master Association Declaration.

18.	Evidence of Ownership

Developer is the owner of the property which is intended to be created as the Condominium. Attached as Attachment “D” to this Prospectus is evidence of the Developer’s ownership interest in the Condominium Property.

19.	Conversion

The Condominium has been created by converting a previously existing apartment complex, and, accordingly, the Improvements have been previously occupied. In connection with the conversion, please refer to and review the following:

(i) a copy of a conversion inspection report which discloses the condition of the condominium improvements, which report is attached hereto as Attachment “F”:

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(ii) a copy of the Certificates of Occupancy for the improvements on the Condominium Property, which are attached as part of Attachment “G”:

(iii) a copy of a termite inspection report prepared by a Florida licensed pest operator, which report is attached as part of Attachment “H”: and

(iv) a copy of a letter from the City of Hollywood Beach regarding the conversion, which is attached as part of Attachment “I”.

Notwithstanding that this Condominium is a conversion of previously occupied premises and was not constructed by Developer, Developer has elected to warrant the improvements solely to the extent provided in Section 718.618, Florida Statutes. Except only for those warranties provided in Section 718.618, Florida Statutes (and only to the extent applicable and not yet expired), to the maximum extent lawful Developer hereby disclaims any and all and each and every express or implied warranties, whether established by statutory, common, case law or otherwise, as to the design, construction, sound and/or odor transmission, existence and/or development of molds, mildew, toxins or fungi, furnishing and equipping of the Condominium Property, including, without limitation, any implied warranties of habitability, fitness for a particular purpose or merchantability, compliance with plans, all warranties imposed by statute (other than those imposed by Sections 718.618, Florida Statutes, and then only to the extent applicable and not yet expired) and all other express and implied warranties of any kind or character. Developer has not given and buyer has not relied on or bargained for any such warranties. Each buyer recognizes and agrees that the Unit and Condominium are not new construction. Each buyer shall be deemed to represent and warrant to Developer that in deciding to acquire the Unit, the Unit Owner relied solely on such Unit Owner’s independent inspection of the Unit and the Condominium as well as the conversion inspection reports included in the Prospectus. Buyer has not received nor relied on any warranties and/or representations from Developer of any kind, other than as expressly provided herein. As to any implied warranty which cannot be disclaimed entirely, all secondary, incidental and consequential damages are specifically excluded and disclaimed (claims for such secondary, incidental and consequential damages being clearly unavailable in the case of implied warranties which are disclaimed entirely above).

20.	General

The foregoing is not intended to present a complete summary of all of the provisions of the various documents referred to herein, but does contain a fair summary of certain provisions of said documents. Statements made as to the provisions of such documents are qualified in all respects by the content of such documents.

21.	Definitions

The definitions set forth in the Declaration of Condominium shall be applicable to this Prospectus, unless otherwise specifically stated or unless the context would prohibit.

22.	Effective Date

This Prospectus is effective September 2005.

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SCHEDULE “A”

Schedule of Bedrooms and Bathrooms

Unit Type	Bedrooms	Bathrooms
A	1	1
B	1	1
C	1	1
D	1	1
E (Suite)	1	1
F (Suite)	1	1
G (Suite)	1	1

For a description of Units by Unit Type, see Exhibit “2” to the Declaration.

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This instrument prepared by, or under the supervision of (and after recording, return to): Melissa S. Turra, Esq. Holland & Knight LLP 50 North Laura Street, Suite 3900 Jacksonville, Florida 32202	(Reserved for Clerk of Court)

DECLARATION

OF

SIAN RESORT RESIDENCES I CONDOMINIUM

i

DECLARATION

OF

SIAN RESORT RESIDENCES I CONDOMINIUM

MCZ/Centrum Florida XIX, L.L.C., a Delaware limited liability company, hereby declares:

I.	Introduction and Submission.

(A) The Land. The Developer (as hereinafter defined) is the owner of that certain land located in Broward County, Florida, as more particularly described in Exhibit “1” attached hereto (the ”Land”).

(B) Submission Statement. Except as set forth in this Section I(B), the Developer hereby submits the Land and all improvements erected or to be erected thereon and all other property, real, personal or mixed, now or hereafter situated on or within the Land—but excluding all public or private (e.g. cable television and/or other receiving or transmitting lines, fiber, antennae or equipment) utility installations therein or thereon and all leased property therein or thereon - and the rights granted to Developer, to the condominium form of ownership and use in the manner provided for in the Florida Condominium Act as it exists on the date hereof and as it may be hereafter renumbered. Without limiting any of the foregoing, no property, real, personal or mixed, not located within or upon the Land as aforesaid shall for any purposes be deemed part of the Condominium or be subject to the jurisdiction of the Association, the operation and effect of the Florida Condominium Act or any rules or regulations promulgated pursuant thereto, unless expressly provided.

(C) Name. The name by which this condominium is to be identified is SIAN RESORT RESIDENCES I CONDOMINIUM (hereinafter called the “Condominium”).

II.	Definitions.

The following terms when used in this Declaration and in its Exhibits, and as it and they may hereafter be amended, shall have the respective meanings ascribed to them in this Section, except where the context clearly indicates a different meaning:

(A) “Act” means the Florida Condominium Act (Chapter 718 of the Florida Statutes) as it exists on the date hereof and as it may be hereafter renumbered.

(B) “Articles” or “Articles of Incorporation” mean the Articles of Incorporation of the Association, as amended from time to time.

(C) “Assessment” means a share of the funds required for the payment of Common Expenses, which from time to time are assessed against the Unit Owner.

(D) “Association” or “Condominium Association” means SIAN RESORT RESIDENCES I CONDOMINIUM ASSOCIATION, INC., a Florida corporation not for profit, the sole entity responsible for the operation of the Condominium.

(E) “Board” or “Board of Directors” means the Board of Directors, from time to time, of the Association. Directors must be natural persons who are 18 years of age or older. Any person who has been convicted of any felony by any court of record in the United States and who has not had his or her right to vote restored pursuant to law in the jurisdiction of his or her residence is not eligible for Board of Directors membership (provided, however, that the validity of any Board of Directors action is not affected if it is later determined that a member of the Board of Directors is ineligible for Board of Directors membership due to having been convicted of a felony).

(F) “Building” means the structure(s) in which the Units and the Common Elements are located, regardless of the number of such structures, which are located on the Condominium Property.

(G) “Bylaws” mean the Bylaws of the Association, as amended from time to time.

(H) “Charge” shall mean and refer to the imposition of any financial obligation by the Association which is not an Assessment as defined by Section II(C) above. Accordingly, as to Charges, the Association will not have the enforcement remedies that the Act grants for the collection of Assessments.

(I) “Committee” means a group of Unit Owners appointed by the Board of Directors to make recommendations to the Board of Directors regarding the proposed annual budget or to take action on behalf of the Board of Directors.

(J) “Common Elements” mean and include:

(1) The portions of the Condominium Property which are not included within the Units.

(2) An easement of support in every portion of a Unit which contributes to the support of the Building.

(3) Any other parts of the Condominium Property designated as Common Elements in this Declaration.

The Condominium has been established in such a manner to minimize the Common Elements. Most components which are typically common elements of a Condominium have instead been designated herein as part of the Shared Components of the Hotel Unit, including, without limitation, all property and installations required for the furnishing of utilities and other services to more than one Unit or to the Common Elements, if any.

(K) “Common Expenses” mean all expenses incurred by the Association for the operation, maintenance, repair, replacement or protection of the Common Elements, the costs of carrying out the powers and duties of the Association, and any other expense, whether or not included in the foregoing, designated as a “Common Expense” by the Act, the Declaration, the Articles or the Bylaws. For all purposes of this Declaration, “Common Expenses” shall also include, without limitation, (a) all reserves required by the Act or otherwise established by the Association, regardless of when reserve funds are expended; (b) if applicable, insurance for directors and officers; (c) the real property taxes, Assessments and other maintenance expenses attributable to any Units acquired by the Association and/or rental or other expenses owed in connection with any Units leased by the Association; and (d) any unpaid share of Common Expenses or Assessments extinguished by foreclosure of a superior lien or by deed in lieu of foreclosure. Common Expenses shall not include any separate obligations of individual Unit Owners, including without limitation, any sums payable to the Hotel Operator (as hereinafter defined).

(L) “Common Surplus” means the amount of all receipts or revenues, including Assessments, rents or profits, collected by the Association which exceeds Common Expenses.

(M) “Condominium” shall have the meaning given to it in Section I(C) above.

(N) “Condominium Parcel” means a Unit together with the undivided share in the Common Elements which is appurtenant to said Unit.

(O) “Condominium Property” means the Land, Improvements and other property or property rights described in Section I(B) hereof, subject to the limitations thereof and exclusions therefrom.

(P) “County” means the County of Broward, State of Florida.

(Q) “Declaration” or “Declaration of Condominium” means this instrument and all Exhibits attached hereto, as same may be amended from time to time.

(R) “Developer” means MCZ/Centrum Florida XIX, L.L.C., a Delaware limited liability company, its successors and such of its assigns as to which the rights of Developer hereunder are specifically assigned. Developer may assign all or a portion of its rights hereunder, or all or a portion of such rights in connection with specific portions of the Condominium. In the event of any partial assignment, the assignee shall not be deemed the Developer, but may exercise such rights of Developer as are specifically assigned to it. Any such assignment may be made on a nonexclusive basis. Notwithstanding any assignment of the Developer’s rights hereunder (whether partially or in full), the assignee shall not be deemed to have assumed any of the obligations of the Developer unless, and only to the extent that, it expressly agrees to do so in writing. The rights of Developer under this Declaration are independent of the Developer’s rights to control the Board of Directors of the Association, and, accordingly, shall not be deemed waived, transferred or assigned to the Unit Owners, the Board of Directors or the Association upon the transfer of control of the Association. All rights which are specified in this Declaration to be rights of the Developer are mortgageable, pledgeable, assignable or transferable. Any successor to, or assignee of, the rights of the Developer hereunder (whether as the result of voluntary assignment, foreclosure, assignment in lieu of foreclosure or otherwise) shall hold or be entitled to exercise the rights of Developer hereunder as fully as if named as such party herein. No party exercising rights as Developer hereunder shall have or incur any liability for the acts of any other party which previously exercised or subsequently shall exercise such rights.

(S) “Dispute”, for purposes of Section XVIII(A), means any disagreement between two or more parties that involves: (a) the authority of the Board of Directors, under any law or under this Declaration, the Articles or Bylaws to: (1) require any Owner to take any action, or not to take any action, involving that Owner’s Unit or the appurtenances thereto; or (2) alter or add to a common area or Common Element; or (b) the failure of the Association, when required by law or this Declaration, the Articles or Bylaws to: (1) properly conduct elections; (2) give adequate notice of meetings or other actions; (3) properly conduct meetings; or (4) allow inspection of books and records. “Dispute” shall not include any disagreement that primarily involves title to any Unit or Common Element; the interpretation or enforcement of any warranty; or the levy of a fee or Assessment or the collection of an Assessment levied against a party.

(T) “Division” means the Division of Florida Land Sales, Condominiums and Mobile Homes of the Department of Business and Professional Regulation, State of Florida, or its successor.

(U) “First Mortgagee” shall have the meaning given to it in Section XII(F) below.

(V) “Hotel” means the portion of the Condominium Project operated as a hotel, including but not limited to, the Hotel Unit, the Shared Components and the Participating Residential Units.

(W) “Hotel Director” means the director on the Board of Directors elected by the Owner of the Hotel Unit.

(X) “Hotel Operator” means collectively, the Owner of the Hotel Unit, together with any tenant of the Hotel Unit, which individually or collectively are licensed or authorized by a franchise, license or other agreement with a hotel management or franchise company to operate the Hotel under a brand name or hotel “flag.”

(Y) “Hotel Standards” means the systems, standards and policies which apply to the Hotel and which the Hotel Operator is required to uphold and enforce in order to comply with its own or its licensor’s branding and operating standards, including, but not limited to, standards of upkeep and maintenance for all Common Elements and Shared Components. Provisions of this Declaration that impose or refer to the Hotel Standards may only be amended or modified with the prior, written consent of the Developer (for so long as the Developer is an Owner) and the Hotel Operator. Notwithstanding the foregoing, provisions of this Declaration that impose or refer to Hotel Standards may only be enforced by the Hotel Operator when operating pursuant to a franchise, license or other agreement with a hotel management or franchise company to operate the Hotel under a brand name or hotel “flag”. So long as the Hotel is in operation, a copy of the Hotel Standards will be maintained within the Hotel Unit.

(Z) “Hotel Unit” means and refers to the Hotel Unit as identified on Exhibit “2” attached hereto, which includes the Shared Components (as hereinafter defined). References herein to “Unit” shall include the Hotel Unit unless the context would prohibit or it is otherwise expressly provided.

(AA) “Improvements” mean all structures and artificial changes to the natural environment (exclusive of landscaping) located on the Condominium Property, including, but not limited to, the Building.

(BB) “Institutional First Mortgagee” means a bank, savings and loan association,, insurance company, mortgage company, real estate or mortgage investment trust, pension fund, government sponsored entity, an agency of the United States Government, mortgage banker, the Federal National Mortgage Association (“FNMA”), the Federal Home Loan Mortgage Corporation (“FHLMC”) or any other lender generally recognized as an institutional lender, or the Developer, holding a first mortgage on a Unit or Units. A “Majority of Institutional First Mortgagees” shall mean and refer to Institutional First Mortgagees of Units to which at least fifty one percent (51%) of the voting interests of Units subject to mortgages held by Institutional First Mortgagees are appurtenant.

(CC) “Land” shall have the meaning given to it in Section I(A) above.

(DD) “Life Safety Systems” mean and refer to any and all emergency lighting, emergency generators, audio and visual signals, safety systems, sprinklers and smoke detection systems, which are now or hereafter installed in the Building, whether or not within the Units. All such Life Safety Systems, together with all conduits, wiring, electrical connections and systems related thereto, regardless of where located, shall be deemed Shared Components. Without limiting the generality of the foregoing, when the context shall so allow, the Life Safety Systems shall also be deemed to include all means of emergency ingress and egress, which shall include all stairways and stair landings. Notwithstanding the breadth of the foregoing definition, nothing herein shall be deemed to suggest or imply that the Building or the Condominium contains all such Life Safety Systems. For purposes of this Declaration, the Life Safety Systems shall also include the thermostats installed in certain of the Units. The thermostats are an integral part of the Life Safety Systems and are intended to assist in monitoring the accumulation of moisture in the Units to prevent same from reaching levels which may accelerate the development of molds, spores or other natural growths which if allowed to accumulate may become toxic or otherwise create health risks. Each Owner, by acceptance of a deed or otherwise acquiring title to a Unit, shall be deemed to understand and agree that the thermostats may have recording and/or monitoring features which can report back to the

Hotel Operator the temperature settings and readings in the Units. Without limiting the generality of the other provisions of this Declaration, the thermostats shall be operated and kept operable at all times and there shall be no alteration of or to the thermostats without the prior written approval of the Hotel Operator.

(EE) “Master Association” means the Sian Ocean Residences & Resort Master Association, Inc.

(FF) “Master Association Declaration” means Declaration of Covenants, Conditions and Easements for Sian Ocean Residences & Resort Master Association.

(GG) “Material Amendment” shall have the meaning given to it in Section VII(B) below.

(HH) “Participating Residential Unit” means any Residential Unit managed and maintained by the Hotel Operator as a part of the Hotel.

(II) “Primary Institutional First Mortgagee” means the Institutional First Mortgagee which owns, at the relevant time, Unit mortgages securing a greater aggregate indebtedness than is owed to any other Institutional First Mortgagee.

(JJ) “Residential Director” means the director(s) on the Board of Directors elected by the Owner(s) of the Residential Units.

(KK) “Residential Unit” means all Units other than the Hotel Unit.

(LL) “Shared Components” means the improvements constituting the Common Elements, Residential Units and the Hotel Unit which have been, or shall be, constructed as a single structure and operated as an integrated project. Given the integration of the structure of those improvements, and notwithstanding anything to the contrary depicted on the survey/plot plan attached hereto as Exhibit “2”, the following components of the Improvements (the “Shared Components”) shall be deemed part of the Shared Components of the Hotel Unit, whether or not graphically depicted as such on said survey/plot plan: any and all structural components of the Improvements, including, without limitation, all exterior block walls and all finishes (glass, paint, stucco, etc.) and balconies, terraces and/or facades attached or affixed thereto; the roof; all roof trusses, roof support elements and roofing insulation; all utility, mechanical, electrical, telephonic, telecommunications, plumbing, telephone switchboard, Life Safety Systems and other systems, including, without limitation, all wires, conduits, pipes, ducts, transformers, cables and other apparatus used in the delivery of the utility, mechanical, telephonic, telecommunications, electrical, plumbing, Life Safety Systems and/or other systems; all heating, ventilating and air conditioning systems, including, without limitation, compressors, air handlers, ducts, chillers, water towers and other apparatus used in the delivery of HVAC services; all elevator shafts, elevator cabs, elevator cables and/or systems and/or equipment used in the operation of the elevators transversing the Condominium Property; and all trash rooms and any and all trash collection and/or disposal systems. In addition, the Shared Components include use rights in and to the following areas and/or facilities (together with a license for reasonable pedestrian access thereto, as determined by the Hotel Operator): the main hotel lobby and the fitness center, if any, which may be located from time to time within the Improvements constructed upon the Hotel Unit. Notwithstanding anything herein, or in any of the exhibits hereto, contained to the contrary, the Shared Components shall be deemed part of the Hotel Unit. The Hotel Operator shall have the right (but not the obligation), by Supplemental Declaration executed by the Hotel Operator alone, to designate additional portions of the Hotel Unit as Shared Components hereunder. Notwithstanding the designation of the Shared Components, the Hotel Operator shall have the right, from time to time, to expand, alter, relocate and or eliminate the portions of the Hotel Unit deemed Shared Components, without requiring the consent or approval of the Association or any Owner, provided that any portions withdrawn are not, in the reasonable opinion of the Hotel Operator essential to the structural integrity of the Residential Units, the provision of utilities and utility services to the Residential Units and/or the provision of pedestrian access to and from the Residential Units and the adjoining public street. In furtherance of the foregoing, the Hotel Operator also reserves the absolute right at any time, and from time to time, to construct additional facilities within the Hotel Unit and to determine whether same shall be deemed Shared Components. It is expressly contemplated that persons other than Unit Owners shall be granted use rights in and to certain of the facilities of the Hotel Unit (such determination to be made in the sole and absolute discretion of the Hotel Operator).

(MM) “Shared Components Records” shall have the meaning given in Section XIII(G) below.

(NN) “Shared Costs” shall have the meaning given in Section XIII below. The Shared Costs are not Common Expenses.

(OO) “Unit” means a part of the Condominium Property which is subject to exclusive ownership.

(PP) “Unit Owner” or “Owner of a Unit” or “Owner” means a record owner of legal title to a Condominium Parcel.

III.	Description of Condominium.

(A) Identification of Units. The Land has constructed thereon one (1) building containing three hundred ten (310) Units, including three hundred nine (309) Residential Units and one (1) Hotel Unit. Each such Unit is identified by a separate numerical or alpha-numerical designation. The designation of each of such Units is set forth on Exhibit “2” attached hereto. Exhibit “2” consists of a survey of the Land, a graphic description of the Improvements located thereon, including, but not limited to, the Building in which the Units are located, and a plot plan thereof. Said Exhibit “2”. together with this Declaration, is sufficient in detail to identify the Common Elements and each Unit and their relative locations and dimensions. There shall pass with a Unit as appurtenances thereto: (a) an undivided share in the Common Elements and Common Surplus; (b) the exclusive right to use such portion of the Common Elements as may be provided in this Declaration, including, without limitation, the right to transfer such right to other Units or Unit Owners; (c) an exclusive easement for the use of the airspace occupied by the Unit as it exists at any particular time and as the Unit may lawfully be altered or reconstructed from time to time, provided that an easement in airspace which is vacated shall be terminated automatically; (d) membership in the Association with the full voting rights appurtenant thereto; and (e) other appurtenances as may be provided by this Declaration.

(B) Resort Condominium. The Condominium is classified as a “resort condominium” under Section 509.242, Florida Statutes because the Owners of the Residential Units shall be permitted to lease their Units more than three (3) times in a calendar year for periods of less than thirty (30) days or one (1) calendar month, whichever is less.

(C) Unit Boundaries. Each Unit shall include that part of the Building containing the Unit that lies within the following boundaries:

(1) Upper and Lower Boundaries. The upper and lower boundaries of the Unit shall be the following boundaries extended to their planar intersections with the perimetrical boundaries:

(i) Upper Boundaries. The horizontal plane of the unfinished lower surface of the ceiling (which will be deemed to be the ceiling of the upper story if the Unit is a multi-story Unit, provided that in multi-story Units where the lower boundary extends beyond the upper boundary, the upper boundary shall include that portion of the ceiling of the lower floor for which there is no corresponding ceiling on the upper floor directly above such bottom floor ceiling).

(ii) Lower Boundaries. The horizontal plane of the unfinished upper surface of the floor of the Unit (which will be deemed to be the floor of the first story if the Unit is a, multi-story Unit, provided that in multi-story Units where the upper boundary extends beyond’ the lower boundary, the lower boundary shall include that portion of the floor of the upper floor for which there is no corresponding floor on the bottom floor directly, below the floor of such top floor).

(iii) Interior Divisions. Except as provided in Section III(C)(l)(i) and Section III(C)(l)(ii) above, no part of the floor of the top floor, ceiling of the bottom floor, stairwell adjoining the multi-floors, in all cases of a multi-story Unit, if any, or nonstructural interior walls shall be considered a boundary of the Unit.

(iv) Perimetrical Boundaries. The perimetrical boundaries of the Unit shall be the vertical planes of the unfinished interior surfaces of the walls bounding the Unit extended to their planar intersections with each other and with the upper and lower boundaries.

(2) Boundaries of the Hotel Unit. The Hotel Unit shall consist of all of the Condominium Property, including, without limitation, any and all improvements now and hereafter constructed thereon, less and except only the following: (i) the Residential Units and (ii) the portion of the Condominium Property located underneath the Building. Said portion of the Condominium Property located underneath the Building shall be deemed Common Elements hereunder.

(3) Apertures. Where there are apertures in any boundary, including, but not limited to, windows, doors, bay windows, skylights and sliding glass doors, such apertures shall not be included in the boundaries of the Unit and shall therefore be deemed part of the Shared Components, and as such, part of the Hotel Unit.

(4) Exceptions. In cases not specifically covered above, and/or in any case of conflict or ambiguity, the survey of the Units set forth as Exhibit “2” hereto shall control in determining the boundaries of a Unit, except that the provisions of Section III(C)(2) above shall control unless specifically depicted and labeled otherwise on such survey.

IV.	Restraint Upon Separation and Partition of Common Elements.

The undivided share in the Common Elements and Common Surplus which is appurtenant to a Unit, shall not be separated therefrom and shall pass with the title to the Unit, whether or not separately described. The appurtenant share in the Common Elements and Common Surplus, except as elsewhere herein provided to the contrary, cannot be conveyed or encumbered except together with the Unit. The respective shares in the Common Elements appurtenant to Units shall remain undivided, and no action for partition of the Common Elements, the Condominium Property, or any part thereof, shall lie, except as provided herein with respect to termination of the Condominium.

V.	Ownership of Common Elements and Common Surplus and Share of Common Expenses; Voting Rights.

(A) Percentage Ownership and Shares in Common Elements. The undivided percentage interest in the Common Elements and Common Surplus, and the percentage share of the Common Expenses, appurtenant to each Unit, is as set forth on Exhibit “3” attached hereto, same having been determined based upon the total square footage of the applicable Unit in uniform relationship to the total square footage of each other Unit.

(B) Voting. Each Unit shall be entitled to the number of votes set forth in Articles of Incorporation and the Bylaws of the Association. Each Unit Owner shall be a member of the Association.

VI.	Easements.

The following easements are hereby created (in addition to any easements created under the Act and any easements affecting the Condominium Property and recorded in the Public Records of the County:

(A) Support. Each Unit and any structure and/or improvement now or hereafter constructed adjacent thereto shall have an easement of support and of necessity and shall be subject to an easement of support and necessity in favor of all other Units and/or the Common Elements.

(B) Utility and Other Services: Drainage. Easements are reserved under, through and over the Condominium Property as may be required from time to time for utility, cable television, communications and monitoring systems, Life Safety Systems, digital and/or other satellite systems, broadband communications and other services and drainage in order to serve the Condominium and/or members of the Association. A Unit Owner shall do nothing within or outside his or her Unit that interferes with or impairs, or may interfere with or impair, the provision of such utility, cable television, communications, monitoring systems, Life Safety Systems, digital and/or other satellite systems, broadband communications or other service or drainage facilities or the use of these easements. The Association and Hotel Operator shall have an irrevocable right of access to each Unit to maintain, repair or replace the pipes, wires, ducts, vents, cables, conduits and other utility, cable television, communications, monitoring systems, Life Safety Systems, digital and/or other satellite systems, broadband communications and similar systems, hot water heaters, service and drainage facilities, Common Elements and Shared Components contained in the Unit or elsewhere in the Condominium Property; and to remove any Improvements interfering with or impairing such facilities or easements herein reserved; provided such right of access, except in the event of an emergency, shall not unreasonably interfere with the Unit Owner’s permitted use of the Unit, and except in the event of an emergency, entry shall be made on not less than one (1) days’ notice (which notice shall not, however, be required if the Unit Owner is absent when the giving of notice is attempted).

(C) Encroachments. If (i) any portion of the Common Elements and/or the Shared Components encroaches upon any Unit; (ii) any Unit encroaches upon any other Unit or upon any portion of the Common Elements and/or the Shared Components; or (iii) any encroachment shall hereafter occur as a result of (1) construction of the Improvements; (2) settling or shifting of the Improvements; (3) any alteration or repair to the Common Elements and/or the Shared Components made by or with the consent of the Association, Developer or Hotel Operator; as appropriate; or (4) any repair or restoration of the Improvements (or any portion thereof) or any Unit after damage by fire or other casualty or any taking by condemnation or eminent domain proceedings of all or any portion of any Unit or the Common Elements and/or the Shared Components, then, in any such event, a valid easement shall exist for such encroachment and for the maintenance of same so long as the Improvements shall stand.

(D) Ingress and Egress. A non-exclusive easement in favor of each Unit Owner and resident, their guests and invitees, and for each member of the Association shall exist for (i) pedestrian traffic over, through and across sidewalks, streets, paths, walks, and other portions of the Hotel Unit as are designated by the Hotel Operator from time to time and intended to provide direct pedestrian access to and from the applicable Residential Unit, (ii) use and enjoyment of the Shared Components, subject to regulations as may be established from time to time by the Hotel Operator and subject to the other provisions of this Declaration, and (iii) for vehicular and pedestrian traffic over, through and across, such portions of the Shared Components as from time to time may be paved and intended for such purposes. The provisions of this section may not be amended without an affirmative vote of not less than 4/5ths of all voting interests of all Unit Owners. None of the easements specified in this Section VI(D) shall be encumbered by any leasehold or lien other than those on the Condominium Parcels. Any such lien encumbering such easements (other than those on Condominium Parcels) automatically shall be subordinate to the rights of Unit Owners and the Association with respect to such easements.

(E) Development; Maintenance. The Developer (including its affiliates and its or their designees, contractors, successors and assigns) and the Hotel Operator shall have the right, in its (and their) sole discretion from time to time, to enter the Condominium Property and take all other action necessary or convenient for the purpose of undertaking and completing any renovations thereof and/or any Improvements or Units located or to be located thereon, and/or any improvements located or to be located adjacent thereto and for repair, replacement and maintenance or warranty purposes or where the Developer and/or the Hotel Operator, in its sole discretion, determines that it is required or desires to do so. The Hotel Operator (and its designees, contractors, subcontractors, employees) shall have the right to have access to each Unit from time to time during reasonable hours as may be necessary for pest control purposes and for the maintenance, repair or replacement of any Shared Components or any portion of a Unit, if any, to be maintained by the Hotel Operator, or at any time and by force, if necessary, to prevent damage to the Shared Components or to a Unit or Units, including, without limitation, (but without obligation or duty) to close exterior storm shutters (if any) in the event of the issuance of a storm watch or storm warning.

(F) Exterior Building and Roof Maintenance. An easement is hereby reserved on, through and across each Unit in order to afford access to the Hotel Operator (and its contractors) to perform roof repairs and/or replacements, repair, replace, maintain and/or alter rooftop mechanical equipment, to stage window washing equipment and to perform window washing and/or any other exterior maintenance and/or painting of the Building.

(G) Sales and Leasing Activity. Until such time as Developer (or any of its affiliates) no longer owns a Unit, the Developer, its designees, successors and assigns, hereby reserves and shall have the right to use any Units owned by Developer (or its affiliates) and all of the Common Elements or Shared Components for guest accommodations, model apartments and sales, leasing, management, administration and construction offices, to provide financial services, to show model Units and/or apartments and the Common Elements, Shared Components and/or any other portions of the Condominium Property or such neighboring property to prospective purchasers and tenants of Units and/or “units” or “apartments” constructed on any neighboring properties, and to erect on the Condominium Property signs, displays and other promotional material to advertise Units or other properties for sale or lease either in the Condominium or such neighboring properties (and an easement is hereby reserved for all such purposes and without the requirement that any consideration be paid by the Developer to the Association or to any Unit Owner).

(H) Public Easements. Fire, police, health and sanitation and other public service personnel and vehicles shall have a permanent and perpetual easement for ingress and egress over and across the Common Elements and Shared Components in the performance of their respective duties.

(I) Warranty. For as long as Developer remains liable under any warranty, whether statutory, express or implied, for acts or omissions of Developer in the development, construction, sale, resale, leasing, financing and marketing of the Condominium, then Developer and its contractors, agents and designees shall have the right, in Developer’s sole discretion and from time to time and without requiring prior approval of the Association and/or any Unit Owner and without requiring any consideration to be paid by the Developer to the Unit Owners and/or Condominium Association (provided, however, that absent an emergency situation, Developer shall provide reasonable advance notice), to enter the Condominium Property, including the Units, Common Elements, for the purpose of inspecting, testing and surveying same to determine the need for repairs, improvements and/or replacements, and effecting same, so that Developer can fulfill any of its warranty obligations. The failure of the Association or any Unit Owner to grant, or to interfere with, such access, shall alleviate the Developer from having to fulfill its warranty obligations and the costs, expenses, liabilities or damages arising out of any unfulfilled Developer warranty will be the sole obligation and liability of the person or entity who or which impedes the Developer in any way in Developer’s activities described in this Section VI(I). The easements reserved in this Section shall expressly survive the transfer of control of the Association to Unit Owners other than the Developer. Nothing herein shall be deemed or construed as the Developer making or offering any warranty, all of which are disclaimed (except to the extent same may not be or are expressly set forth herein) as set forth in Article XXII below.

(J) Additional Easements. The Association, through its Board of Directors, on the Association’s behalf and on behalf of all Unit Owners (each of whom hereby appoints the Association as its attorney in-fact for this purpose), shall have the right to grant such additional general (“blanket”) and specific electric, gas or other utility, cable television, security systems, communications or service easements (and appropriate bills of sale for equipment, conduits, pipes, lines and similar installations pertaining thereto), or modify or relocate any such existing easements or drainage facilities, in any portion of the Condominium, and to grant access easements or relocate any existing access easements in any portion of the Condominium, as the Board of Directors shall deem necessary or desirable for the proper operation and maintenance of the Improvements, or any portion thereof, or for the general health or welfare of the Unit Owners and/or members of the Association, or for the purpose of carrying out any provisions of this Declaration, provided that such easements or the relocation of existing easements will not prevent or unreasonably interfere with the reasonable use of the Units for dwelling purposes.

(K) Hotel. The Hotel Operator shall have a general easement over and across the Common Elements (i) to exercise any right or power held by the Hotel Operator under this Declaration; (ii) to monitor and assure maintenance by the Association of the Common Elements in good order and condition in accordance with the Hotel Standards and Section VIII(A)d) below and (iii) to the extent necessary, to perform such maintenance functions on behalf of the Association.

VII.	Amendments.

Except as elsewhere provided herein, amendments may be effected as follows:

(A) By The Association. Notice of the subject matter of a proposed amendment shall be included in the notice of any meeting at which a proposed amendment is to be considered. A resolution for the adoption of a proposed amendment may be proposed by a majority of the Board of Directors of the Association or by not less than one-third (1/3) of the Unit Owners. Except as elsewhere provided, approvals must be by an affirmative vote representing in excess of ninety percent (90%) of the voting interests of all Unit Owners. Directors and members not present in person or by proxy at the meeting considering the amendment may express their approval or disapproval in writing, provided that such approval is delivered to the secretary at or prior to the meeting; however, such approval or disapproval may not be used as a vote for or against the action taken and may not be used for the purpose of creating a quorum.

(B) Material Amendments. Unless otherwise provided specifically to the contrary in this Declaration, no amendment shall change the configuration or size of any Unit in any material fashion, materially alter or modify the appurtenances to any Unit, or change the percentage by which the Owner of a Unit shares the Common Expenses and owns the Common Elements and Common Surplus (any such change or alteration being a “Material Amendment”), unless the record Owner(s) thereof, and all record owners of mortgages or other liens thereon, shall join in the execution of the amendment and the amendment is otherwise approved by in excess of ninety percent (90%) of the voting interests of Unit Owners. The acquisition of property by the Association, material alterations or substantial additions to such property or the Common Elements by the Association and installation, replacement, operation, repair and maintenance of approved exterior storm shutters, if in accordance with the provisions of this Declaration, shall not be deemed to constitute a material alteration or modification of the appurtenances of the Units, and accordingly, shall not constitute a Material Amendment.

(C) Mortgagee’s Consent. No amendment may be adopted which would eliminate, modify, prejudice, abridge or otherwise adversely affect any rights, benefits, privileges or priorities granted or reserved to mortgagees of Units without the consent of said mortgagees in each instance; nor shall an amendment make any change in the Sections hereof entitled “Insurance”, “Reconstruction or Repair after Casualty”, or “Condemnation” unless the Primary Institutional First Mortgagee shall join in the amendment. Except as specifically provided herein or if required by FNMA or FHLMC, the consent and/or joinder of any lien or mortgage holder on a Unit shall not be required for the adoption of an amendment to this Declaration and, whenever the consent or joinder of a lien or mortgage holder is required, such consent or joinder shall not be unreasonably withheld.

(D) Water Management District. No amendment may be adopted which would affect the surface water management and/or drainage systems, including environmental conservation areas, without the consent of the applicable water management district (the “District”). The District shall determine whether the amendment necessitates a modification of the current surface water management permit. If a modification is necessary, the District will advise the Association.

(E) By or Affecting the Developer. Notwithstanding anything herein contained to the contrary, during the time the Developer has the right to elect a majority of the Board of Directors of the Association, the Declaration, the Articles of Incorporation or the Bylaws of the Association may be amended by the Developer alone, without requiring the consent of any other party, to effect any change whatsoever, except for an amendment: (i) to permit time-share estates (which must be approved, if at all, by all Unit Owners and mortgagees on Units); or (ii) to effect a Material Amendment which must be approved, if at all, in the manner set forth in Section VII(B) above. The unilateral amendment right set forth herein shall include, without limitation, the right to correct scrivener’s errors. No amendment may be adopted which would eliminate, modify, prejudice, abridge or otherwise adversely affect any rights, benefits, privileges or priorities granted or reserved to the Developer, without the prior written consent of the Developer in each instance.

(F) Affecting Hotel Unit. No amendment may be adopted which would eliminate, modify, prejudice, abridge or otherwise adversely affect any rights, benefits, privileges or priorities granted or reserved, from time to time, to the Hotel Operator, without the consent of the Hotel Operator. Notwithstanding anything to the contrary set forth herein, the provisions of this Declaration requiring maintenance of various portions of the Condominium Property in accordance with the Hotel Standards may not be amended without the prior written consent of the Hotel Operator and for so long as the Developer is an Owner, the Developer.

(G) Execution and Recording. An amendment, other than amendments made by the Developer alone pursuant to the Act or this Declaration, shall be evidenced by a certificate of the Association, executed either by the President of the Association or a majority of the members of the

Board of Directors which shall include recording data identifying the Declaration and shall be executed with the same formalities required for the execution of a deed. An amendment of the Declaration is effective when the applicable amendment is properly recorded in the public records of the County. No provision of this Declaration shall be revised or amended by reference to its title or number only. Proposals to amend existing provisions of this Declaration shall contain the full text of the provision to be amended; new words shall be inserted in the text underlined; and words to be deleted shall be lined through with hyphens. However, if the proposed change is so extensive that this procedure would hinder, rather than assist, the understanding of the proposed amendment, it is not necessary to use underlining and hyphens as indicators of words added or deleted, but, instead, a notation must be inserted immediately preceding the proposed amendment in substantially the following language: “Substantial rewording of Declaration. See provision . . . for present text.” Nonmaterial errors or omissions in the amendment process shall not invalidate an otherwise properly adopted amendment.

VIII. Maintenance and Repairs.

(A) Units. All maintenance, repairs and replacements of, in or to any Unit, whether structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen, including, without limitation, maintenance, repair and replacement of windows, window coverings, interior nonstructural walls, the interior side of any entrance door and all other doors within or affording access to a Unit, and the electrical (including wiring), plumbing (including fixtures and connections), heating and air-conditioning equipment, fixtures and outlets, appliances, carpets and other floor coverings, all interior surfaces and the entire interior of the Unit lying within the boundaries of the Unit or other property belonging to the Unit Owner, shall be performed by the Owner of such Unit at the Unit Owner’s sole cost and expense, except as otherwise expressly provided to the contrary herein. Notwithstanding anything herein to the contrary, to the extent that any of the foregoing items are part of the Shared Components, then the maintenance of same shall be the obligation of the Hotel Operator, with the costs thereof charged against the Unit Owners in accordance with the terms of Article XIII of this Declaration.

(1) With respect to any Participating Residential Unit, if, in the reasonable judgment of the Hotel Operator, an Owner fails to maintain the Participating Residential Unit or the improvements located thereon in good order and repair, and such failure remains uncured for more than thirty (30) days after the delivery of written notice thereof to such Owner by the Hotel Operator, the Hotel Operator may enter upon such Unit and perform such maintenance or repair as the Hotel Operator deems necessary or advisable and charge all costs and expenses incurred by the Hotel Operator in connection therewith to such Owner. The Owner shall pay the same within thirty (30) days after its receipt of an invoice therefore.

(B) Common Elements. Except to the extent (i) expressly provided to the contrary herein, or (ii) proceeds of insurance are made available therefore, all maintenance, repairs and replacements in or to the Common Elements, shall be performed by the Association and the cost and expense thereof shall be charged to all Unit Owners as a Common Expense, except to the extent arising from or necessitated by the negligence, misuse or neglect of specific Unit Owners, in which case such cost and expense shall be paid solely by such Unit Owners. Except as otherwise provided in this Declaration, the Association, or its duly designated agent, shall maintain the Common Elements in accordance with the Hotel Standards. The Association shall construct, modify, alter, add to, repair, replace or renovate any Improvements that are located on or constitute a part of any Common Elements as and when required for compliance with Hotel Standards. Any additional construction, modification, addition, repair, replacement or renovation shall be performed by the Association on or with respect to Common Elements and shall be performed subject to, and in accordance with, the Hotel Standards. The Association shall adopt and enforce rules and regulations regulating the use of the Common Elements, which rules and regulations shall not conflict with or contradict the Hotel

Standards. The Association shall take any other actions as the Association deems necessary or advisable to protect, maintain, operate, repair, manage or regulate the use of the Common Elements in accordance with the Hotel Standards. If the Association fails to maintain any Common Elements in accordance with the Hotel Standards, the Hotel Operator shall have the right, after giving ten (10) days prior, written notice of any maintenance deficiency to the Association, to correct any such deficiency by performing any necessary maintenance and repairs. The Association shall reimburse the Hotel Operator for all the costs and expenses incurred by the Hotel Operator in correcting any such deficiency within fifteen (15) days after the Hotel Operator’s delivery of an invoice therefore to the Association. If the Association fails to reimburse the Hotel Operator within such 15-day period, the Hotel Operator may offset the amounts owed to the Hotel Operator against Assessments levied against the Hotel Unit.

(C) Hotel Unit. The Hotel Operator, from time to time, shall be responsible for the repair, replacement, improvement, maintenance, management, operation, and insurance of the Hotel Unit, which shall be performed in a commercially reasonable manner in the determination of the Hotel Operator (which determination shall be binding). In consideration of the reservation and grant of easement over the Hotel Unit, as provided in Article VI above, each Residential Unit Owner shall be obligated for payment of the expenses incurred by the Hotel Operator in connection with such maintenance, repair, replacement, improvement, management, operation and insurance, all as more particularly provided in Article XIII below. Notwithstanding anything herein to the contrary, to the extent that any of the foregoing items are part of the Shared Components, then the maintenance of same shall be the obligation of the Hotel Operator, with the costs thereof charged against the Unit Owners in accordance with the terms of Article XIII of this Declaration.

IX.	Additions. Alterations or Improvements by Unit Owner.

(A) Consent. No Unit Owner shall make any addition, alteration or improvement in or to the Unit (which is visible from the exterior of the Unit) and/or any Common Elements or Shared Components, without, in each instance, the prior written consent of the Board of Directors and the Hotel Operator. Further, no Unit Owner shall cause anything to be affixed or attached to, hung, displayed or placed on the exterior walls, doors, balconies or windows of the Building (including, but not limited to, awnings, signs, storm shutters, satellite dishes, screens, window tinting, furniture, fixtures and equipment), without the prior written consent of the Board of Directors, the Master Association and the Hotel Operator. No Unit Owner shall make any addition, alteration or improvement in or to the interior of the Unit without, in each instance, the prior written consent of the Board of Directors (and the Hotel Operator as to Participating Residential Units). No Unit Owner shall make any additions, alterations or improvements in or to the Unit which are visible from the exterior of the Building, without the prior written consent of the Board of Directors, Master Association and Hotel Operator. The Board of Directors shall not permit or consent to any new improvement or any construction, alteration, installation or other work to any existing Improvement that does not conform to the Hotel Standards. Without limiting the generality of this Section IX(A), no Unit Owner shall cause or allow improvements or changes to his or her Unit, or to any Common Elements or any property of the Condominium Association which does or could in any way affect, directly or indirectly, the structural, electrical, plumbing, Life Safety Systems, or mechanical systems, or any landscaping or drainage, of any portion of the Condominium Property without first obtaining the written consent of the Board of Directors and Hotel Operator. No spas, hot tubs, whirlpools, infant portable pools or similar types of products will be permitted to be placed or installed on any patio or balcony which is appurtenant to any Unit. The Board of Directors and the Hotel Operator shall have the obligation to answer, in writing, any written request by a Unit Owner for approval of such an addition, alteration or improvement within forty-five (45) days after such request and after all additional information requested is received, and the failure to do so within the stipulated time shall constitute consent on behalf of that entity. The Board of Directors and/or Hotel Operator may condition the approval in any manner, including, without limitation, retaining approval rights of the contractor, or others, to perform the work, imposing conduct standards on all such workmen, establishing permitted work hours and requiring the Unit Owner to obtain insurance naming the Developer, the Board of Directors and the Hotel Operator as additional named insureds. The proposed additions, alterations and improvements by the Unit Owners shall be made in compliance with all laws, rules, ordinances and regulations of all governmental authorities having jurisdiction, and with any conditions imposed by the Association with respect to design, structural integrity, aesthetic appeal, construction details, lien protection or otherwise. Once approved by the Board of Directors and/or the Hotel Operator, such approval may not be revoked.

(1) A Unit Owner making or causing to be made any such additions, alterations or improvements agrees, and shall be deemed to have agreed, for such Unit Owner, and his or her heirs, personal representatives, successors and assigns, as appropriate, to hold the Developer, the Board of Directors, the Master Association and the Hotel Operator (the “Approving Entities”) and all other Unit Owners harmless from and to indemnify them against any liability or damage to the Condominium and expenses arising therefrom, and shall be solely responsible for the maintenance, repair and insurance thereof from and after that date of installation or construction thereof as may be required by the Approving Entities. The Approving Entities’ rights of review and approval of plans and other submissions under this Declaration are intended solely for the benefit of the Association. Neither the Developer, the Approving Entities nor any of the officers, directors, employees, agents, contractors, consultants or attorneys of the Approving Entities shall be liable to any Owner or any other person by reason of mistake in judgment, failure to point out or correct deficiencies in any plans or other submissions, negligence, or any other misfeasance, malfeasance or non-feasance arising out of or in connection with the approval or disapproval of any plans or submissions. Anyone submitting plans hereunder, by the submission of same, and any Owner, by acquiring title to same, agrees not to seek damages from the Developer and/or the Approving Entities arising out of the Approving Entities’ review of any plans hereunder. Without limiting the generality of the foregoing, the Approving Entities shall not be responsible for reviewing, nor shall its review of any plans be deemed approval of, any plans from the standpoint of structural safety, soundness, workmanship, materials, usefulness, conformity with building or other codes or industry standards, or compliance with governmental requirements. Further, each Owner (including the successors and assigns) agrees to indemnify and hold the Developer and the Approving Entities harmless from and against any and all costs, claims (whether rightfully or wrongfully asserted), damages, expenses or liabilities whatsoever (including, without limitation, reasonable attorneys’ fees and court costs at all trial and appellate levels), arising out of any review of plans by the Approving Entities hereunder.

(B) Hotel Unit. The Hotel Operator may make any alterations or modifications to the Hotel Unit necessary to comply with the Hotel Standards.

(1) Notwithstanding anything to the contrary contained in this Declaration, the Hotel Operator may make Improvements or alterations to the Hotel Unit, including without limitation, the erection of partitions, without the consent of any Owner or the Association, on the condition that:

(i) the Improvement or alteration does not impair any other Unit;

(ii) the Hotel Operator repairs any damage to any portion of the Common Elements caused thereby at its cost and expense; and

(iii) the Improvement or alteration complies with all applicable requirements of the Declaration and Master Association Declaration.

(2) If any such Improvement or alteration will impair any other Unit, the Owner of the Hotel Unit may not make the Improvement or alteration without the prior written consent of the Owners of the Units.

(3) Notwithstanding anything to the contrary contained in this Declaration, each Unit Owner recognizes and agrees that the Hotel Operator shall be permitted to make the following alterations to each Unit (and shall be permitted access to each Unit for purposes of making the following described alterations): (i) installation of unit location/exiting maps on the interior portion of each Residential Unit’s entry door and (ii) replacement of manually operated doors with doors containing automatic closing devices (i.e. spring hinges or door closers).

(C) Improvements, Additions or Alterations by Developer to Developer-Owned Units. Anything to the contrary notwithstanding, the foregoing restrictions of this Article IX shall not apply to Developer-owned Units. The Developer shall have the additional right, without the consent or approval of the Association, the Board of Directors, the Hotel Operator or other Unit Owners, to make alterations, additions or improvements, structural and non-structural, interior and exterior, ordinary and extraordinary, in, to and upon any Unit owned by it or them (including, without limitation, the removal of walls, floors, ceilings and other structural portions of the Improvements and/or the installation of divider walls).

(1) Any amendment to this Declaration required by a change made by the Developer pursuant to this Section IX(C)(1) shall be adopted in accordance with Article VII and this Section IX(C)(1). The Developer shall have the right, without the vote or consent of the Association or Unit Owners, to (i) make alterations, additions or improvements in, to and upon Units owned by the Developer, whether structural or non-structural, interior or exterior, ordinary or extraordinary; (ii) change the layout or number of rooms in any Developer-owned Units; and (iii) combine or divide Developer-owned Units while not changing the fractional shares or the size of the legal Unit(s); provided, however, that the percentage interest in the Common Elements and share of the Common Surplus and Common Expenses of any Units (other than the affected Developer-owned Units) shall not be changed by reason thereof unless the Owners of such Units shall consent thereto and, provided further, that Developer shall comply with all laws, ordinances and regulations of all governmental authorities having jurisdiction in so doing. In making the above alterations, additions and improvements, the Developer may relocate and alter Common Elements and/or Shared Components adjacent to or near such Units, incorporate portions of the Common Elements into adjacent Units and incorporate Units, or portions thereof, into adjacent Common Elements, provided that such relocation and alteration does not materially adversely affect the market value or ordinary use of Units owned by Unit Owners other than the Developer. Any amendments to this Declaration required by changes of the Developer made pursuant to this Section, shall be effected by the Developer alone pursuant to Section VII(E), without the vote or consent of the Association or Unit Owners (or their mortgagees) required, except to the extent that any of same constitutes a Material Amendment, in which event, the amendment must be approved as set forth in Section VII(B) above. Without limiting the generality of Section VII(E) hereof, the provisions of this Section may not be added to, amended or deleted without the prior written consent of the Developer.

X.	Operation of the Condominium by the Association; Powers and Duties.

(1) Powers and Duties. The Association shall be the entity responsible for the operation of the Condominium, but not the Shared Components (which are part of the Hotel Unit). The powers and duties of the Association shall include those set forth in the Bylaws and Articles of Incorporation of the Association (respectively, Exhibits “4” and “5” annexed hereto), as amended from time to time. The affairs of the Association shall be governed by a Board of Directors of not less than three (3) nor more than nine (9) directors. In addition, the Association shall have all the powers and duties set forth in the Act, as well as all powers and duties granted to or imposed upon it by this Declaration.

In the event of conflict among the powers and duties of the Association or the terms and provisions of this Declaration and the Exhibits attached hereto, this Declaration shall take precedence over the Articles of Incorporation, Bylaws and applicable rules and regulations; the Articles of Incorporation shall take precedence over the Bylaws and applicable rules and regulations; and the Bylaws shall take precedence over applicable rules and regulations, all as amended from time to time. Notwithstanding anything in this Declaration or its Exhibits to the contrary, the Association shall at all times be the entity having ultimate control over the Condominium, consistent with the Act.

(B) Limitation Upon Liability of Association. Notwithstanding the duty of the Association to maintain and repair parts of the Condominium Property, the Association shall not be liable to Unit Owners for injury or damage, other than for the cost of maintenance and repair, caused by any latent condition of the Condominium Property. Further, the Association shall not be liable for any such injury or damage caused by defects in design or workmanship or any other reason connected with any additions, alterations or improvements or other activities done by or on behalf of any Unit Owners regardless of whether or not same shall have been approved by the Association pursuant to Section IX(A) hereof. The Association also shall not be liable to any Unit Owner or lessee or to any other person or entity for any property damage, personal injury, death or other liability on the grounds that the Association did not obtain or maintain insurance (or carried insurance with any particular deductible amount) for any particular matter where: (i) such insurance is not required hereby; or (ii) the Association could not obtain such insurance at reasonable costs or upon reasonable terms. Notwithstanding the foregoing, nothing contained herein shall relieve the Association of its duty of ordinary care, as established by the Act, in carrying out the powers and duties set forth herein, nor deprive Unit Owners of their right to sue the Association if it negligently or willfully causes damage to the Unit Owner’s property during the performance of its duties hereunder. The limitations upon liability of the Association described in this Section X(B) are subject to the provisions of Section 718.111(3) Florida Statutes.

(C) Restraint Upon Assignment of Shares in Assets. The share of a Unit Owner in the funds and assets of the Association cannot be assigned, hypothecated or transferred in any manner except as an appurtenance to his Unit.

(D) Approval or Disapproval of Matters. Whenever the decision of a Unit Owner is required upon any matter, whether or not the subject of an Association meeting, that decision shall be expressed by the same person who would cast the vote for that Unit if at an Association meeting, unless the joinder of all record Owners of the Unit is specifically required by this Declaration or by law.

(E) Acts of the Association. Unless the approval or action of Unit Owners, and/or a certain specific percentage of the Board of Directors of the Association, is specifically required in this Declaration, the Articles of Incorporation or Bylaws of the Association, applicable rules and regulations or applicable law, all approvals or actions required or permitted to be given or taken by the Association shall be given or taken by the Board of Directors, without the consent of Unit Owners, and the Board of Directors may so approve and act through the proper officers of the Association without a specific resolution. When an approval or action of the Association is permitted to be given or taken hereunder or thereunder, such action or approval may be conditioned in any manner the Association deems appropriate or the Association may refuse to take or give such action or approval without the necessity of establishing the reasonableness of such conditions or refusal.

(F) Effect on Developer. If the Developer holds a Unit for sale in the ordinary course of business, none of the following actions may be taken after control of the Association has passed to Unit Owners (other than the Developer), without the prior written approval of the Developer:

(1) Assessment of the Developer as a Unit Owner for capital improvements;

(2) Any action by the Association that would be detrimental to the sales of Units by the Developer; provided, however, that an increase in Assessments for Common Expenses without discrimination against the Developer shall not be deemed to be detrimental to the sales of Units.

XI.	Determination of Common Expenses and Fixing of Assessments Therefore.

The Board of Directors shall establish and levy annual, special, default and property tax assessments in amounts necessary to fund the expenses of the Association contemplated by the Budget, and meet the Hotel Standards with respect to the Common Elements. The Board of Directors shall from time to time, and at least annually, prepare a budget for the Condominium and the Association, determine the amount of Assessments payable by the Unit Owners to meet the Common Expenses of the Condominium and allocate and assess such expenses among the Unit Owners in accordance with the provisions of this Declaration and the Bylaws. The Board of Directors shall advise all Unit Owners promptly in writing of the amount of the Assessments payable by each of them as determined by the Board of Directors as aforesaid and shall furnish copies of the budget, on which such Assessments are based, to all Unit Owners and (if requested in writing) to their respective mortgagees. The Common Expenses shall include the expenses of and reserves for (if required by, and not waived in accordance with, applicable law) the operation, maintenance, repair and replacement of the Common Elements, costs of carrying out the powers and duties of the Association and any other expenses designated as Common Expenses by the Act, this Declaration, the Articles or Bylaws of the Association, applicable rules and regulations or by the Association. Incidental income to the Association, if any, may be used to pay regular or extraordinary Association expenses and liabilities, to fund reserve accounts, or otherwise as the Board of Directors shall determine from time to time, and need not be restricted or accumulated. Any Budget adopted shall be subject to change to cover actual expenses at any time. Any such change shall be adopted consistent with the provisions of this Declaration and the Bylaws.

XII.	Collection of Assessments.

(A) Liability for Assessments. A Unit Owner, regardless of how title is acquired, including by purchase at a foreclosure sale or by deed in lieu of foreclosure, shall be liable for all Assessments coming due while he/she is the Unit Owner. Additionally, a Unit Owner shall be jointly and severally liable with the previous Owner for all unpaid Assessments that came due up to the time of the conveyance, without prejudice to any right the Owner may have to recover from the previous Owner the amounts paid by the grantee Owner. The liability for Assessments may not be avoided by waiver of the use or enjoyment of any Common Elements or by the abandonment of the Unit for which the Assessments are made or otherwise.

(B) Special and Capital Improvement Assessments. In addition to Assessments levied by the Association to meet the Common Expenses of the Condominium and the Association, the Board of Directors may levy “Special Assessments” and “Capital Improvement Assessments” upon the following terms and conditions:

(1) “Special Assessments” shall mean and refer to an Assessment against each Owner and his Unit, representing a portion of the costs incurred by the Association for specific purposes of a nonrecurring nature which are not in the nature of capital improvements, including for the following purposes:

(i) costs incurred by the Association for the acquisition, installation, construction or replacement of any capital improvements located or to be located within the Common Elements; or

(ii) any expense necessary to repair or maintain the Common Elements in accordance with the Hotel Standards.

(2) “Capital Improvement Assessments” shall mean and refer to an Assessment against each Owner and his or her Unit, representing a portion of the costs incurred by the Association for the acquisition, installation, construction or replacement (as distinguished from repairs and maintenance) of any capital improvements located or to be located within the Common Elements.

Special Assessments and Capital Improvement Assessments may be levied by the Board of Directors and shall be payable in lump sums or installments, in the discretion of the Board of Directors; provided that, if such Special Assessments or Capital Improvement Assessments, in the aggregate in any year, exceed three percent (3%) of the then estimated operating budget of the Association, the Board of Directors must obtain approval of a majority of the voting interests represented at a meeting at which a quorum is attained.

(C) Default in Payment of Assessments for Common Expenses. Assessments and installments thereof not paid within ten (10) days from the date when they are due shall bear interest at fifteen percent (15%) per annum from the date due until paid and shall be subject to an administrative late fee in an amount not to exceed the greater of $25.00 or five percent (5%) of each delinquent installment. The Association has a lien on each Condominium Parcel to secure the payment of Assessments. Except as set forth below, the lien is effective from, and shall relate back to, the date of the recording of this Declaration. However, as to a first mortgage of record, the lien is effective from and after the date of the recording of a claim of lien in the Public Records of the County, stating the description of the Condominium Parcel, the name of the record Owner and the name and address of the Association. The lien shall be evidenced by the recording of a claim of lien in the Public Records of the County. To be valid, the claim of lien must state the description of the Condominium Parcel, the name of the record Owner, the name and address of the Association, the amount due and the due dates, and the claim of lien must be executed and acknowledged by an officer or authorized officer of the Association. The claim of lien shall not be released until all sums secured by it (or such other amount as to which the Association shall agree by way of settlement) have been fully paid or until it is barred by law. No such lien shall be effective longer than one (1) year after the claim of lien has been recorded unless, within that one (1) year period, an action to enforce the lien is commenced. The one (1) year period shall automatically be extended for any length of time during which the Association is prevented from filing a foreclosure action by an automatic stay resulting from a bankruptcy petition filed by the Owner or any other person claiming an interest in the Unit. The claim of lien shall secure (whether or not stated therein) all unpaid Assessments, which are due and which may accrue subsequent to the recording of the claim of lien and prior to the entry of a certificate of title, as well as interest and all reasonable costs and attorneys’ fees incurred by the Association incident to the collection process. Upon payment in full, the person making the payment is entitled to a satisfaction of the lien in recordable form. The Association may bring an action in its name to foreclose a lien for unpaid Assessments in the manner a mortgage of real property is foreclosed and may also bring an action at law to recover a money judgment for the unpaid Assessments without waiving any claim of lien. The Association is entitled to. recover its reasonable attorneys’ fees incurred either in a lien foreclosure action or an action to recover a money judgment for unpaid Assessments.

As an additional right and remedy of the Association, upon default in the payment of Assessments as aforesaid and after thirty (30) days’ prior written notice to the applicable Unit

Owner and the recording of a claim of lien, the Association may accelerate and declare immediately due and payable all installments of Assessments for the remainder of the fiscal year. In the event that the amount of such installments changes during the remainder of the fiscal year, the Unit Owner or the Association, as appropriate, shall be obligated to pay or reimburse to the other the amount of increase or decrease within ten (10) days of same taking effect.

(D) Notice of Intention to Foreclose Lien. No foreclosure judgment may be entered until at least thirty (30) days after the Association gives written notice to the Unit Owner of its intention to foreclose its lien to collect the unpaid Assessments. If this notice is not given at least thirty (30) days before the foreclosure action is filed, and if the unpaid Assessments, including those coming due after the claim of lien is recorded, are paid before the entry of a final judgment of foreclosure, the Association shall not recover attorney’s fees or costs. The notice must be given by delivery of a copy of it to the Unit Owner or by certified or registered mail, return receipt requested, addressed to the Unit Owner at the last known address, and upon such mailing, the notice shall be deemed to have been given. If after diligent search and inquiry the Association cannot find the Unit Owner or a mailing address at which the Unit Owner will receive the notice, the court may proceed with the foreclosure action and may award attorney’s fees and costs as permitted by law. The notice requirements of this Section are satisfied if the Unit Owner records a Notice of Contest of Lien as provided in the Act.

(E) Appointment of Receiver to Collect Rental. If the Unit Owner remains in possession of the Unit after a foreclosure judgment has been entered, the court in its discretion may require the Unit Owner to pay a reasonable rental for the Unit. If the Unit is rented or leased during the pendency of the foreclosure action, the Association is entitled to the appointment of a receiver to collect the rent. The expenses of such receiver shall be paid by the party which does not prevail in the foreclosure action.

(F) First Mortgagee. The liability of the holder of a first mortgage on a Unit (each, a “First Mortgagee”), or its successors or assigns, who acquires title to a Unit by foreclosure or by deed in lieu of foreclosure for the unpaid Assessments (or installments thereof) that became due prior to the First Mortgagee’s acquisition of title is limited to the lesser of:

(1) The Unit’s unpaid Common Expenses and regular periodic Assessments which accrued or came due during the six (6) months immediately preceding the acquisition of title and for which payment in full has not been received by the Association; or

(2) One percent (1%) of the original mortgage debt.

As to a Unit acquired by foreclosure, the limitations set forth in clauses (a) and (b) above shall not apply unless the First Mortgagee joined the Association as a defendant in the foreclosure action. Joinder of the Association, however, is not required if, on the date the complaint is filed, the Association was dissolved or did not maintain an office or agent for service of process at a location which was known to or reasonably discoverable by the mortgagee.

A First Mortgagee acquiring title to a Unit as a result of foreclosure or deed in lieu thereof may not, during the period of its ownership of such Unit, whether or not such Unit is unoccupied, be excused from the payment of any of the Common Expenses coming due during the period of such ownership.

(G) Estoppel Statement. Within fifteen (15) days after receiving a written request therefore from a purchaser, Unit Owner or mortgagee of a Unit, the Association shall provide, a certificate, signed by an officer or agent of the Association, stating all Assessments and other moneys owed to the Association by the Unit Owner with respect to his or her Unit. Any person other than the

Unit Owner who relies upon such certificate shall be protected thereby. The Association or its authorized agent may charge a reasonable fee for the preparation of such certificate.

(H) Installments. Regular Assessments shall be collected in advance in monthly or quarterly installments, or in such other installment increments as the Board of Directors deems appropriate. Initially, assessments will be collected monthly, and be due on the first day of each month.

(I) Application of Payments. Any payments received by the Association from a delinquent Unit Owner shall be applied as follows:

(1) first to attorneys’ fees assessed against the Unit incurred by the Association in connection with any attempt to recover sums secured by an Assessment Lien on the Unit, if any;

(2) then to fines assessed against the Unit by the Association, if any;

(3) then to late fees assessed against the Unit by the Association, if any; and

(4) then to any Assessment of the Unit in the order of the posting of such Assessment by the Association.

The foregoing shall be applicable notwithstanding any restrictive endorsement, designation or instruction placed on or accompanying a payment.

(J) Reserve Funds.

Prior to turnover of control of the Condominium Association from the Developer to the Unit Owners, Developer will vote to waive reserves for the initial fiscal year of the Association. During the second fiscal year of the Association’s operation (and prior to turnover), it is intended that the Seller, as the developer the Condominium, will vote to waive or reduce funding of reserves for the second fiscal year of the Association. Thereafter, reserves may only be waived or reduced only upon the voting majority of the non-developer unit owners of the Condominium, at a duly called meeting of the Condominium Association; provided however that if a meeting of the unit owners is called to determine whether to waive or reduce the funding of reserves, and no such result is achieved or a quorum is not attained, the reserves will go into effect.

XIII. Obligation for Expenses Relating to the Hotel Unit.

(A) Maintenance. As provided in Sections VI(E) and VIII(C) above, the Hotel Operator has granted easements with respect to certain portions of the Hotel Unit and agreed to repair, replace, improve, maintain, manage, operate and insure the Hotel Unit, all to be done as determined and ordered by the Hotel Operator, or otherwise as provided in Section VIII(C). In consideration of the foregoing, each Residential Unit Owner by acceptance of a deed or other conveyance of the applicable Unit, and whether or not expressly stated, shall be deemed to agree that the costs incurred by the Hotel Operator in (or reasonably allocated to) the repair, replacement, improvement, maintenance, management, operation, ad valorem tax obligations and insurance of the Shared Components (including reasonable reserves if established by the Hotel Operator, any and all financial or other obligations of the Developer or the Hotel Operator under any parking lease, valet parking agreement and/or other parking arrangement (including any rent or fees, costs or other sums due thereunder); and any assessments payable by the Hotel Operator to the Association, the Shared Costs shall be paid for in part through charges (either general or special) imposed against the Residential Units in accordance with the terms hereof. No Owner may waive or otherwise escape liability for charges for the Shared Costs by non-use (whether voluntary or involuntary) of the

Hotel Unit or abandonment of the right to use same. Notwithstanding anything herein contained to the contrary, the Hotel Operator shall be excused and relieved from any and all maintenance, repair and/or replacement obligations with respect to the Hotel Unit to the extent that the funds necessary to perform same are the obligation of the Residential Unit Owners and are not available through the charges imposed and actually collected. The Hotel Operator shall have no obligation to fund and/or advance any deficient or shortfall in funds which were the obligation of the Residential Unit Owners in order to properly perform the maintenance, repair and/or replacement obligations described herein.

(B) Easement. An easement is hereby reserved and created in favor of the Hotel Operator, and its designees over the Condominium Property for the purpose of entering onto the Condominium Property for the performance of the maintenance, repair and replacement obligations herein described. Without limiting the generality of the foregoing, each Owner shall be deemed to understand and agree that inasmuch as the Condominium Property does not contain trash chutes, the Owner shall be obligated to follow such trash removal procedures as may be established from time to time by the Hotel Operator. To the extent that the Hotel Operator determines (without any obligation to do so) to remove trash directly from each Unit, then: (i) an easement is hereby reserved to allow the Hotel Operator (or its employees, agents or contractors) access to each Unit for such purpose, and (ii) all costs in connection with trash removal shall be deemed part of the Shared Costs.

(C) Charges to Unit Owners; Lien.

(1) Developer, for all Units now or hereafter located within the Condominium Property, hereby covenants and agrees, and each Owner of any Residential Unit, by acceptance of a deed therefore or other conveyance thereof, whether or not it shall be so expressed in such deed or other conveyance, shall be deemed to covenant and agree, to pay to the Hotel Operator annual charges for the operation and insurance of, and for payment of one hundred percent (100%) of the Shared Costs (the “Non-Hotel Units Allocated Share”), the establishment of reasonable reserves for the replacement of the Shared Components and the furnishings and finishings thereof, capital improvement charges, special charges and all other charges hereinafter referred to or lawfully imposed by the Hotel Operator in connection with the repair, replacement, improvement, maintenance, management, operation and insurance of the Shared Components, all such charges to be fixed, established and collected from time to time as herein provided. The annual charge, capital improvement charge and special charge, together with such interest thereon and costs of collection thereof as hereinafter provided, shall be a charge on the Residential Units and shall be a continuing lien upon the Residential Units against which each such charge is made and upon all improvements thereon, from time to time existing. Each such charge, together with such interest thereon and costs of collection thereof as hereinafter provided, shall also be the personal obligation of the person who is the Owner of such Residential Units at the time when the charge fell due and all subsequent Owners of that Unit until paid, except as provided in Section XIII(E) below. Reference herein to charges shall be understood to include reference to any and all of said charges whether or not specifically mentioned. Each Residential Unit shall be charged a “proportionate share” of the Hotel Shared Costs. The proportionate share for each Residential Unit of the Hotel Shared Costs is set forth on Exhibit “6” attached hereto.

(2) In addition to the regular and capital improvement charges which are or may be levied hereunder, the Hotel Operator shall have the right to collect reasonable reserves for the replacement of the Shared Components and the furnishings and finishings thereof and to levy special charges against an Owner(s) to the exclusion of other Owners for the repair or replacement of damage to any portion of the Hotel Unit (including, without limitation, improvements, furnishings and finishings therein) caused by misuse, negligence or other action or inaction of an Owner or his guests, tenants or invitees. Any such special charge shall be subject to all of the applicable provisions of this Section including, without limitation, lien filing and foreclosure procedures and late charges and interest. Any special charge levied hereunder shall be due within the time specified by the Hotel Operator in the action imposing such charge. The annual regular charges provided for in this Section shall commence on the first day of the month next following the recordation of this Declaration and shall be applicable through December 31 of such year. Each subsequent annual charge shall be imposed for the year beginning January 1 and ending December 31. The annual charges shall be payable in advance in monthly installments, or in annual, semi- or quarter-annual installments if so determined by the Hotel Operator (absent which determination they shall be payable monthly). The charge amount (and applicable installments) may be changed at any time by the Hotel Operator from that originally stipulated or from any other charge that is in the future adopted by the Hotel Operator. The original charge for any year shall be levied for the calendar year (to be reconsidered and amended, if necessary, at an appropriate time during the year), but the amount of any revised charge to be levied during any period shorter than a full calendar year shall be in proportion to the number of months (or other appropriate installments) remaining in such calendar year. The Hotel Operator shall fix the date of commencement and the amount of the charge against the Residential Units for each charge period, to the extent practicable, at least thirty (30) days in advance of such date or period, and shall, at that time, prepare a roster of the Residential Units and charges applicable thereto, which shall be kept in the office of the Hotel Operator and shall be open to inspection by any Owner. Written notice of the charge shall thereupon be sent to every Unit Owner subject thereto twenty (20) days prior to payment of the first installment thereof, except as to special charges. In the event no such notice of the charges for a new charge period is given, the amount payable shall continue to be the same as the amount payable for the previous period, until changed in the manner provided for herein.

(D) Effect of Non-Payment of Charge; the Personal Obligation; the Lien; Remedies of the Hotel Operator. If the charges (or installments) provided for herein are not paid on the date(s) when due (being the date(s) specified herein or pursuant hereto), then such charges (or installments) shall become delinquent and shall, together with late charges, interest and the cost of collection thereof as hereinafter provided, thereupon become a continuing lien on the Unit and all improvements thereon which shall bind such Unit in the hands of the then Owner, and such Owner’s heirs, personal representatives, successors and assigns. Except as provided in Section XIII(E) to the contrary, the personal obligation of an Owner to pay such charge shall pass to such Owner’s successors in title and recourse may be had against either or both. If any installment of a charge is not paid within fifteen (15) days after the due date, at the option of the Hotel Operator, a late charge not greater than the amount of such unpaid installment may be imposed (provided that only one (1) late charge may be imposed on any one (1) unpaid installment and if such installment is not paid thereafter, it and the late charge shall accrue interest at eighteen percent (18%) per annum or as provided herein but shall not be subject to additional late charges; provided further, however, that each other installment thereafter coming due shall be subject to one (1) late charge each as aforesaid) and the Hotel Operator may bring an action at law against the Owner(s) personally obligated to pay the same, may record a claim of lien (as evidence of its lien rights as hereinabove provided for) against the Unit on which the charges and late charges are unpaid and all improvements thereon, may foreclose the lien against the applicable Unit and all improvements thereon which the charges and late charges are unpaid, or may pursue one or more of such remedies at the same time or successively, and attorneys’ fees and costs actually incurred in preparing and filing the claim of lien and the complaint, if any, and prosecuting same, in such action shall be added to the amount of such charges, late charges and interest secured by the lien, and in the event a judgment is obtained, such judgment shall include all such sums as above provided and attorneys’ fees actually incurred together with the costs of the action, through all applicable appellate levels. Failure of the Hotel Operator (or any collecting entity) to send or deliver bills or notices of charges shall not relieve Owners from their obligations hereunder. The Hotel Operator shall have such other remedies for collection and enforcement of charges as may be permitted by applicable law. All remedies are intended to be, and shall be, cumulative.

(E) Subordination of the Hotel Operator’s Lien. The lien of the charges provided for in this Article shall be subordinate to real property tax liens and the lien of any first mortgage; provided, however that any such mortgage lender when in possession, and in the event of a foreclosure, any purchaser at a foreclosure sale, and any such mortgage lender acquiring a deed in lieu of foreclosure, and all persons claiming by, through or under such purchaser or mortgage lender, shall hold title subject to the liability and lien of any charge coming due after such foreclosure (or conveyance in lieu of foreclosure). Any unpaid charge which cannot be collected as a lien against any Unit by reason of the provisions of this Section shall be deemed to be a charge divided equally among, payable by and a lien against all Units, including the Units as to which the foreclosure (or conveyance in lieu of foreclosure took place.

(F) Curative Right. In the event (and only in the event) that the Hotel Operator fails to maintain the Shared Components as required under this Declaration for any reason other than failure to receive sufficient funds therefore from Unit Owners, the Association shall have the right to perform such duties; provided, however, that same may only occur after sixty (60) days’ prior written notice to the Hotel Operator and provided that the Hotel Operator has not effected curative action within said sixty (60) day period (or if the curative action cannot reasonably be completed within said sixty (60) day period, provided only that the Hotel Operator has not commenced curative actions within said sixty (60) day period and thereafter diligently pursued same to completion). To the extent that the Association must undertake maintenance responsibilities as a result of the Hotel Operators’ failure to perform same, then in such event, but only for such remedial actions as may be necessary, the Association shall be deemed vested with the charge rights of the Hotel Operator hereunder for the limited purpose of obtaining reimbursement from the Hotel Operator for the costs of performing such remedial work.

(G) Financial Records. The Hotel Operator shall maintain financial books and records showing its actual receipts and expenditures with respect to the maintenance, operation, repair, replacement, alteration and insurance of the Shared Components, including the then current budget and any then proposed budget (the “Shared Components Records”). The Shared Components Records need not be audited or reviewed by a Certified Public Accountant. The Shared Components Records shall at all times, during reasonable business hours, be subject to the inspection of any Member of the Association.

(H) Hotel Operators Consent; Conflict. The provisions of this Article XIII shall not be amended, modified or in any manner impaired and/or diminished, directly or indirectly, without the prior written consent of four-fifths (4/5th) of the Residential Unit Owners and the prior written consent of the Hotel Operator. In the event of any conflict between the provisions of this Article XIII, and the provision of any other Section of this Declaration, the provisions of this Article XIII shall prevail and govern.

XIV. Insurance.

(A) Insurance. Insurance obtained by the Hotel Operator pursuant to the requirements of this Article XIV shall be governed by the following provisions:

(1) Purchase, Custody and Payment.

(i) Purchase. All insurance policies required to be obtained by the Hotel Operator hereunder shall be issued by an insurance company authorized to do business in Florida or by surplus lines carriers offering policies for properties in Florida.

(ii) Named Insured. The named insured shall be the Hotel Operator, individually, or such designee as may be designated by the Hotel Operator, and as agent for the

Association and the Owners of Units covered by the policy, without naming them, and as agent for the holders of any mortgage on a Unit (or any leasehold interest therein), without naming them. The Association, Unit Owners and the holders of any mortgage on a Unit (or any leasehold interest therein) shall be deemed additional insureds.

(iii) Custody of Policies and Payment of Proceeds. All policies shall provide that payments for losses made by the insurer shall be paid to the Hotel Operator and the holders of any mortgage on the Hotel Unit, as their interests may appear.

(iv) Copies to Mortgagees. One copy of each insurance policy, or a certificate evidencing such policy, and all endorsements thereto, shall be furnished by the Hotel Operator upon request to the holders of any mortgage on a Unit. Copies or certificates shall be furnished not less than ten (10) days prior to the beginning of the term of the policy, or not less than ten (10) days prior to the expiration of each preceding policy that is being renewed or replaced, as appropriate.

(v) Personal Property and Liability. Except as specifically provided herein, the Hotel Operator shall not be responsible to other Unit Owners to obtain insurance coverage upon the property lying within the boundaries of their Units, including, but not limited to, the Improvements, Owners’ personal property, nor insurance for the Owners’ personal liability and living expenses, nor for any other risks not otherwise insured in accordance herewith.

(2) Coverage. The Hotel Operator shall maintain insurance covering the following:

(i) Casualty. The Shared Components, together with all fixtures, building service equipment, personal property and supplies constituting the Shared Components (collectively the “Insured Property”), shall be insured in such commercially reasonable amounts as may be determined from time to time by the Hotel Operator. Notwithstanding the foregoing, the Insured Property shall not include, and shall specifically exclude, the Residential Units, the portions of the Hotel Unit which are not part of the Shared Components, and all furniture, furnishings, Unit floor coverings, wall coverings and ceiling coverings, other personal property owned, supplied or installed by Residential Unit Owners, and all electrical fixtures, appliances, air conditioner and/or heating equipment, water heaters, water filters, built-in cabinets and countertops, and window treatments, including curtains, drapes, blinds, hardware and similar window treatment components, or replacements or any of the foregoing which are located within the boundaries of a Unit and serve only one (1) Unit and all air conditioning compressors that service only an individual Unit, if any and to the extent not part of the Shared Components. Such policies may contain reasonable deductible provisions as determined by the Hotel Operator. Such coverage shall afford protection against loss or damage by fire and other hazards covered by a standard extended coverage endorsement, and such other risks as from time to time are customarily covered with respect to buildings and improvements similar to the Insured Property in construction, location and use, including, but not limited to, vandalism and malicious mischief.

(ii) Liability. Comprehensive general public liability and automobile liability insurance covering loss or damage resulting from accidents or occurrences on or about or in connection with the Insured Property or adjoining driveways and walkways, or any work, matters or things related to the Insured Property, with such coverage as shall be required by the Hotel Operator, and with a cross liability endorsement to cover liabilities of the Unit Owners as a group to any Unit Owner, and vice versa.

(iii) Worker’s Compensation. Worker’s Compensation and other mandatory insurance, when applicable, to the extent applicable to the maintenance, operation, repair or replacement of the Shared Components.

(iv) Flood Insurance. Flood insurance covering the Insured Property, if so determined by the Hotel Operator.

(v) Other Insurance. Such Other Insurance as the Hotel Operator shall determine from time to time to be desirable in connection with the Shared Components.

When appropriate and obtainable, each of the foregoing policies shall waive the insurer’s right to: (i) as to property insurance policies, subrogation against the Association and against the Unit Owners individually and as a group; (ii) to pay only a fraction of any loss in the event of coinsurance or if other insurance carriers have issued coverage upon the same risk; and (iii) avoid liability for a loss that is caused by an act of the Hotel Operator (or any of its employees, contractors and/or agents), one (1) or more Unit Owners or as a result of contractual undertakings. Additionally, and each policy shall provide that the insurance provided shall not be prejudiced by any act or omissions of individual Unit Owners that are not under the control of the Hotel Operator.

(3) Additional Provisions. All policies of insurance shall provide that such policies may not be canceled or substantially modified without at least thirty (30) days’ prior written notice to all of the named insureds, including all mortgagees. Prior to obtaining any policy of casualty insurance or any renewal thereof, the Hotel Operator may obtain an appraisal from a fire insurance company, or other competent appraiser, of the full insurable replacement value of the Insured Property (exclusive of foundations), without deduction for depreciation, for the purpose of determining the amount of insurance to be effected pursuant to this Section.

(4) Premiums. Premiums upon insurance policies purchased by the Hotel Operator pursuant to this Article XIV shall be among the costs assessed against the Unit Owners in accordance with the provisions of Section XIII(C). Premiums may be financed in such manner as the Hotel Operator deems appropriate.

(5) Share of Proceeds. All insurance policies obtained by or on behalf of the Hotel Operator pursuant to this Article XIV shall be for the benefit of the Hotel Operator, the Association, the Unit Owners and the holders of any mortgage on a Unit (or any leasehold interest therein), as their respective interests may appear. The duty of the Hotel Operator shall be to receive such proceeds as are paid and to hold the same in trust for the purposes elsewhere stated herein, and for the benefit of the Unit Owners and the holders of any mortgage on the subject Unit(s) (or any leasehold interest therein) in accordance with the allocated interest attributable thereto.

(6) Distribution of Proceeds. Proceeds of insurance policies required to be maintained by the Hotel Operator pursuant to this Article XIV shall be distributed to or for the benefit of the beneficial owners thereof in the following manner: Reconstruction or Repair. If the damaged property for which the proceeds are paid is to be repaired or reconstructed, the proceeds shall be paid to defray the cost thereof as elsewhere provided herein. Any proceeds remaining after defraying such costs shall be distributed to the Owners, remittances to Unit Owners and their mortgagees being payable jointly to them.

(7) Hotel Operator as Agent. The Hotel Operator is hereby irrevocably appointed as agent and attorney-in-fact for the Association and each Unit Owner and for each owner of a mortgage or other lien upon a Unit and for each owner of any other interest in the Condominium Property to adjust all claims arising under insurance policies purchased by the Hotel Operator and to execute and deliver releases upon the payment of claims.

(8) Unit Owners’ Personal Coverage. The insurance required to be purchased by the Hotel Operator pursuant to this Article XIV shall not cover claims against an Owner due to accidents occurring within his Unit, nor casualty or theft loss to the contents of an Owner’s Unit. It shall be the obligation of the individual Unit Owner, if such Owner so desires, to purchase and pay for insurance as to all such and other risks not covered by insurance required to be carried by the Hotel Operator hereunder.

(9) Effect on Association. The Association shall only maintain such insurance as is expressly required to be maintained by the Association pursuant to the Act, it being the express intent of the Developer, as the Owner of each and every of the Units upon the recordation hereof, for itself and its successors and assigns, that the Association not be required to maintain insurance hereunder. To the extent that the Association is required to maintain insurance pursuant to the express requirements of the Act, then (a) as to any insurance required to be maintained by the Association, the Hotel Operator shall be relieved and released of its obligation hereunder to maintain same, and (b) all of the provisions hereof regarding said insurance, any claims thereunder and the distribution and application of proceeds thereunder shall be governed in accordance with the terms of this Declaration governing the insurance required to be maintained by the Hotel Operator as if the references herein to the Hotel Operator were references to the Association.

(10) Benefit of Mortgagees. Certain provisions in this Article XIV entitled “Insurance” are for the benefit of mortgagees of Units and may be enforced by such mortgagees. No mortgagee shall have any right to determine or participate in the determination as to whether or not any damaged property shall be reconstructed or repaired, and no mortgagee shall have any right to apply or have applied to the reduction of a mortgage debt any insurance proceeds, except for actual distributions thereof made to the Unit Owner and mortgagee pursuant to the provisions of this Declaration.

(B) Fidelity Insurance or Fidelity Bonds. The Association shall obtain and maintain adequate insurance or fidelity bonding of all persons who control or disburse Association funds, which shall include, without limitation, those individuals authorized to sign Association checks and the president, secretary and treasurer of the Association. The insurance policy or fidelity bond shall be in such amount as shall be determined by a majority of the Board of Directors, but must be sufficient to cover the maximum funds that will be in the custody of the Association or its management agent at any one time. The premiums on such bonds and/or insurance shall be paid by the Association as a Common Expense.

XV.	Reconstruction or Repair After Fire or Other Casualty.

(A) Determination to Reconstruct or Repair. Subject to the immediately following paragraph, in the event of damage to or destruction of the Insured Property as a result of fire or other casualty, the Hotel Operator shall determine whether or not to repair and/or restore the Insured Property, and if a determination is made to effect restoration, the Hotel Operator shall disburse the proceeds of all insurance policies required to maintained by it under Article XIV to the contractors engaged in such repair and restoration in appropriate progress payments.

In the event the Hotel Operator determines not to effect restoration to the Shared Components, the net proceeds of insurance resulting from such damage or destruction shall be divided among all the Unit Owners in proportion to their Allocated Interests; provided, however, that no payment shall be made to a Unit Owner until there has first been paid off out of his share of such fund all mortgages and liens on his Unit in the order of priority of such mortgages and liens.

(B) Plans and Specifications. Any reconstruction or repair must be made substantially in accordance with the plans and specifications for the original Improvements and then applicable building and other codes; or if not, then in accordance with the plans and specifications approved by the Hotel Operator, provided, however, that if any reconstruction is undertaken, same shall be undertaken in such a manner to restore the Units to substantially the same condition they were in prior to the occurrence of the casualty.

(C) Assessments. If the proceeds of the insurance are not sufficient to defray the estimated costs of reconstruction and repair to be effected by the Hotel Operator, or if at any time during reconstruction and repair, or upon completion of reconstruction and repair, the funds for the payment of the costs of reconstruction and repair are insufficient, Assessments shall be made against the Unit Owners by the Hotel Operator (which shall be deemed to be assessments made in accordance with, and secured by the lien rights contained in, Article XIII above) in sufficient amounts to provide funds for the payment of such costs. Such Assessments on account of damage to the Insured Property shall be in proportion to all of the Owners’ respective Allocated Interests.

(D) Benefit of Mortgagees. Certain provisions in this Article XV are for the benefit of mortgagees of Units and may be enforced by any of them.

XVI. Condemnation.

(A) Condemnation.

(1) Deposit of Awards. The taking of portions of the Shared Components by the exercise of the power of eminent domain shall be deemed to be a casualty, and the awards for that taking shall be deemed to be proceeds from insurance on account of the casualty and shall be deposited with the Hotel Operator. Even though the awards may be payable to Unit Owners, the Unit Owners shall deposit the awards with the Hotel Operator; and in the event of failure to do so, in the discretion of the Hotel Operator, a charge shall be made against a defaulting Unit Owner in the amount of his award, or the amount of that award shall be set off against the sums hereafter made payable to that Owner.

(2) Determination Whether to Continue Condominium. Whether the Condominium will be continued after condemnation will be determined in the manner provided for determining whether damaged property will be reconstructed and repaired after casualty. For this purpose, the taking by eminent domain also shall be deemed to be a casualty.

(3) Disbursement of Funds. If the Condominium is terminated after condemnation, the proceeds of the awards and Special Assessments will be deemed to be insurance proceeds and shall be owned and distributed in the manner provided with respect to the ownership and distribution of insurance proceeds if the Condominium is terminated after a casualty.

(4) Taking of Shared Components. Awards for the taking of Shared Components shall be used to render the remaining portion of the Shared Components usable in the manner approved by the Hotel Operator; provided, that if the cost of such work shall exceed the balance of the funds from the awards for the taking, the work shall be approved in the manner elsewhere required for capital improvements to the Shared Components. The balance of the awards for the taking of Shared Components, if any, shall be distributed to the Unit Owners in accordance with their Allocated Interests. Notwithstanding the foregoing, in the event that the costs of restoration resulting from any taking exceed $1,000,000.00, then the Hotel Operator shall have the sole right to determine whether or not to repair and/or restore in the same manner as is provided in Article XV above with respect to a casualty loss. If there is a mortgage on a Unit, the distribution shall be paid jointly to the Owner and the said mortgagees.

(B) Unit Reduced but Habitable. If the taking reduces the size of a Unit and the remaining portion of the Unit can be made habitable (in the sole opinion of the Association), the award for the taking of a portion of the Unit shall be used for the following purposes in the order stated and the following changes shall be made to the Condominium:

(1) Restoration of Unit. The Unit shall be made habitable. If the cost of the restoration exceeds the amount of the award, the additional funds required shall be charged to and paid by the Owner of the Unit.

(2) Distribution of Surplus. The balance of the award in respect of the Unit, if any, shall be distributed to the Owner of the Unit and to each mortgagee of the Unit, the remittance being made payable jointly to the Owner and such mortgagees.

(3) Adjustment of Shares in Common Elements. If the floor area of the Unit is reduced by the taking, the percentage representing the share in the Common Elements and of the Common Expenses and Common Surplus appurtenant to the Unit shall be reduced by multiplying the percentage of the applicable Unit prior to reduction by a fraction, the numerator of which shall be the area in square feet of the Unit after the taking and the denominator of which shall be the area in square feet of the Unit before the taking. The shares of all Unit Owners in the Common Elements, Common Expenses and Common Surplus shall then be restated as follows:

(i) add the total of all percentages of all Units after reduction as aforesaid (the “Remaining Percentage Balance”); and

(ii) divide each percentage for each Unit after reduction as aforesaid by the Remaining Percentage Balance.

The result of such division for each Unit shall be the adjusted percentage for such Unit.

(C) Unit Made Uninhabitable. If the taking is of the entire Unit or so reduces the size of a Unit that it cannot be made habitable (in the sole opinion of the Association), the award for the taking of the Unit shall be used for the following purposes in the order stated and the following changes shall be made to the Condominium:

(1) Payment of Award. The awards shall be paid first to the applicable Institutional First Mortgagees in amounts sufficient to pay off their mortgages in connection with each Unit which is not so habitable; second, to the Association for any due and unpaid Assessments; third, jointly to the affected Unit Owners and other mortgagees of their Units. In no event shall the total of such distributions in respect of a specific Unit exceed the market value of such Unit immediately prior to the taking. The balance, if any, shall be applied to repairing and replacing the Common Elements.

(2) Addition to Common Elements. The remaining portion of the Unit, if any, shall become part of the Common Elements and shall be placed in a condition allowing, to the extent possible, for use by all of the Unit Owners in the manner approved by the Board of Directors and the Hotel Operator; provided that if the cost of the work therefore shall exceed the balance of the fund from the award for the taking, such work shall be approved in the manner elsewhere required for capital improvements to the Common Elements.

(3) Adjustment of Shares. The shares in the Common Elements, Common Expenses and Common Surplus appurtenant to the Units that continue as part of the Condominium shall be adjusted to distribute the shares in the Common Elements, Common Expenses and Common

Surplus among the reduced number of Unit Owners (and among reduced Units). This shall be effected by restating the shares of continuing Unit Owners as follows:

(i) add the total of all percentages of all Units of continuing Owners prior to this adjustment, but after any adjustments made necessary by Section XVI(B)(3) hereof (the “Percentage Balance”); and

(ii) divide the percentage of each Unit of a continuing Owner prior to this adjustment, but after any adjustments made necessary by Section XVI(B)(3) hereof, by the Percentage Balance.

The result of such division for each Unit shall be the adjusted percentage for such Unit.

(4) Assessments. If the balance of the award (after payments to the Unit Owner and such Owner’s mortgagees as above provided) for the taking is not sufficient to alter the remaining portion of the Unit for use as a part of the Common Elements, the additional funds required for such purposes shall be raised by Assessments against all of the Unit Owners who will continue as Owners of Units after the changes in the Condominium effected by the taking. The Assessments shall be made in proportion to the applicable percentage shares of those Owners after all adjustments to such shares effected pursuant hereto by reason of the taking.

(5) Arbitration. If the market value of a Unit prior to the taking cannot be determined by agreement between the Unit Owner and mortgagees of the Unit and the Association within thirty (30) days after notice of a dispute by any affected party, such value shall be determined by arbitration in accordance with the then existing rules of the American Arbitration Association, except that the arbitrators shall be two appraisers appointed by the American Arbitration Association who shall base their determination upon an average of their appraisals of the Unit. A judgment upon the decision rendered by the arbitrators may be entered in any court of competent jurisdiction in accordance with the Florida Arbitration Code. The cost of arbitration proceedings shall be assessed against all Unit Owners, including Owners who will not continue after the taking, in proportion to the applicable percentage shares of such Owners as they exist prior to the adjustments to such shares effected pursuant hereto by reason of the taking. Notwithstanding the foregoing, nothing contained herein shall limit or abridge the remedies of Unit Owners provided in Sections 718.303 and 718.506, Florida Statutes.

(D) Amendment of Declaration. The changes in Units, in the Common Elements and in the ownership of the Common Elements and share in the Common Expenses and Common Surplus that are effected by the taking shall be evidenced by an amendment to this Declaration of Condominium that is only required to be approved by, and executed upon the direction of, a majority of all Directors of the Association.

XVII. Use and Occupancy Restrictions and Hotel Disclosures.

In order to provide for congenial occupancy of the Condominium and for the protection of the values of the Units, the use of the Condominium Property shall be restricted to and shall be in accordance with the following provisions: (See also the Rules and Regulations attached to the Bylaws as Schedule “A” thereto).

(A) Children. Children shall be permitted to be occupants of Units, but are restricted in certain activities.

(B) Pets. All pets are prohibited.

(C) Flags. Notwithstanding the provisions of Section IX(A) above, any Unit Owner may display one (1) portable, removable United States flag in a respectful way, and, on Armed Forces Day, Memorial Day, Flag Day, Independence Day, September 11 and Veterans Day, may display in a respectful way portable, removable official flags, not larger than 4 1/2 feet by 6 feet, that represent the United States Army, Navy, Air Force, Marine Corps or Coast Guard.

(D) Window Coverings. Curtains, blinds, shutters, levelors, or draperies (or linings thereof) which face the exterior windows or glass doors of Units shall be white or off-white in color and shall be subject to disapproval by the Association, Master Association and Hotel Operator, in which case they shall be removed and replaced with acceptable items.

(E) Parking. Each Owner, by acceptance of a deed or other conveyance of a Unit, shall be deemed to understand and agree that there is no parking contained within the Condominium Property and that all parking shall be located within the common property of the Master Association and shall be subject to such rules and regulations as are adopted by the Master Association from time to time. It is anticipated that all parking will be mandatory valet parking.

(F) Patios and/or Balconies Appurtenant to Units. Nothing shall overhang or be mounted to the balcony rail including flower boxes and decorative adornment. No Unit Owner shall be permitted to store any items or decorative adornments whatsoever on balconies, patios, or terraces, including, without limitation, bicycles, motor bikes, grills or any other open flame cooking device, or any other item that extends above the height of the balcony railing. The foregoing shall not prevent, however, placing and using patio-type furniture, planters and other items in such areas if same are normally and customarily used for a residential balcony or terrace area, but all such patio furniture planters and other items must be acceptable to the Hotel Operator. In the event of any doubt or dispute as to whether a particular item is permitted hereunder, the decision of the Hotel Operator shall be final dispositive. No gas or barbecue grills of any type are permitted on the balcony or in any other area of the Condominium Property.

No Unit Owner shall display, hang, or use any signs, clothing, sheets, blankets, laundry or other articles outside his or her Unit, or which may be visible from the outside of the Unit (other than draperies, curtains or shades of a customary nature and appearance in the light, neutral colors). Items which are not permitted to overhang windows, doors or balcony include, but are not limited to window sized air-conditioning units, linens, cloths, clothing, shoes, bathing suits or swimwear, curtains, rugs, mops or laundry of any kind, or any articles.

To the extent permitted by applicable law, no Owner may install any antenna, satellite dish or other transmitting or receiving apparatus in or upon his or her Unit (and/or areas appurtenant thereto), without the prior written consent of the Hotel Operator.

(G) Nuisances. No nuisances (as defined by the Association) shall be allowed on the Condominium, nor shall any use or practice be allowed which is a source of annoyance to occupants’ of Units or which interferes with the peaceful possession or proper use of the Condominium by its residents, occupants or members. No activity specifically permitted by this Declaration shall be deemed a nuisance, regardless of any noises and/or odors emanating therefrom (except, however, to the extent that such odors and/or noises exceed limits permitted by applicable law). No improper, offensive, hazardous or unlawful use shall be made of the Condominium or any part thereof, and all valid laws, zoning ordinances and regulations of all governmental bodies having jurisdiction thereover shall be observed. Violations of laws, orders, rules, regulations or requirements of any governmental agency having jurisdiction thereover, relating to any portion of the Condominium, shall be corrected by, and at the sole expense of, the party obligated to maintain or repair such portion of the Condominium Property, as elsewhere herein set forth. All portions of the Condominium shall be managed and maintained in accordance with the Hotel Standards.

Notwithstanding the foregoing, rental and property management activities for the operation of the Hotel may be conducted at all times, twenty-four (24) hours a day, and such activity shall not be considered a nuisance.

(H) Leases. It is intended that the Residential Units may be used for rentals. As such, leasing of Residential Units shall not be subject to the approval of the Association and/or any other limitations, other than as expressly provided herein. No portion of a Residential Unit (other than an entire Residential Unit) may be rented. There shall be no minimum lease term for the rental of Residential Units, nor shall there a maximum number of times that a Residential Unit may be leased.

All leases are subject to local rules, regulations and ordinances. Every lease of a Residential Unit shall specifically provide (or, if it does not, shall be automatically deemed to provide) that a material condition of the lease shall be the tenant’s full compliance with the covenants, terms, conditions and restrictions of the Declaration (and all Exhibits hereto), the Master Association Declaration (and all Exhibits thereto) and with any and all rules and regulations adopted by the Hotel Operator and/or the Association from time to time (before or after the execution of the lease), including, without limitation, any and all regulations and/or procedures established by applicable Florida law and/or adopted by the Hotel Operator regarding mandatory check-in for Owners and residents, coordination of charging privileges and other matters reasonable necessary to allow Owners and hotel guests to be well integrated into a unified structure and operation. The Unit Owner will be jointly and severally liable with the tenant to the Association and/or the Hotel Operator for any amount which is required by the Association and/or the Hotel Operator to repair any damage to the Common Elements, the Hotel Unit and/or the Shared Components resulting from acts or omissions of tenants (as determined in the sole discretion of the Association and/or the Hotel Operator) and to pay any claim for injury or damage to property caused by the negligence of the tenant and Special Assessments may be levied against the Residential Unit therefore. All leases are hereby made subordinate to any lien filed by the Association, the Master Association or the Hotel Operator, whether prior or subsequent to such lease. When a Unit is leased, a tenant shall have all use rights in those Common Elements otherwise readily available for use generally by Unit Owners, and the Owner of the leased Unit shall not have such rights, except as a guest, unless such rights are waived in writing by the tenant.

The lease of a Residential Unit for a term of six (6) months or less is subject to a tourist development tax assessed pursuant to Section 125.0104, Florida Statutes. A Unit Owner leasing his or her Unit for a term of six (6) months or less agrees, and shall be deemed to have agreed, for such Owner, and his or her heirs, personal representatives, successors and assigns, as appropriate, to hold the Association, the Master Association, the Hotel Operator, the Developer and all other Unit Owners harmless from and to indemnify them for any and all costs, claims, damages, expenses or liabilities whatsoever, arising out of the failure of such Unit Owner to pay the tourist development tax and/or any other tax or surcharge imposed by the State of Florida with respect to rental payments or other charges under the lease, and such Unit Owner shall be solely responsible for and shall pay to the applicable taxing authority, prior to delinquency, the tourist development tax and/or any other tax or surcharge due with respect to rental payments or other charges under the lease.

The authorization of a Unit Owner to lease its Unit shall refer solely to rentals to the public conducted by the Unit Owner directly or through rental agents and shall exclude the use or occupancy of Units under timeshare, fractional ownership or interval exchange programs (whether the exchange is based on direct exchange of occupancy rights, cash payments, reward programs or other point or accrual systems) or other membership plans or arrangements (collectively, “Occupancy Plans”) through which a participant in the plan or arrangement acquires an ownership interest in the Unit with attendant rights of periodic use and occupancy or acquires contract rights to such periodic use and occupancy of the Unit or a portfolio of accommodations including the Unit, and use of a Unit for or under any such Occupancy Plans is prohibited; provided, however, that the foregoing prohibition shall not apply, and use in connection with Occupancy Plans shall be permitted (i) for any Unit owned by Developer, Hotel Operator or their respective affiliates, so long as the Occupancy Plan is managed by Hotel Operator or its affiliates, or (ii) if the Occupancy Plan consists of an interval exchange program based on direct exchange of occupancy rights (that is, excluding interval exchange programs in which the Unit Owner receives any cash payments or consideration other than a right to periodic exchange of occupancy rights and related privileges) and such permitted interval exchange program is operated by the Hotel Operator or its affiliates or by the then-current management agent.

(I) Hotel Disclosures.

(1) It is intended that the Hotel Unit will be used and operated for purposes specifically required by the terms and conditions of a hotel franchise agreement wherein the Hotel Operator will own, occupy and/or operate all of the Hotel Unit to conduct Hotel operations within the Condominium project. There are no assurances that the Hotel will be operated under any other brand hotel “flag.” Any hotel license company, may change the Hotel Standards from time to time, and such changes may impact the financial obligations of the Association.

(2) Common Elements and Participating Residential Units will be operated, maintained and repaired in accordance with the Hotel Standards and the budget of the Association will include costs and expenses necessary to maintain the Condominium project in accordance with the Hotel Standards. If the Association fails to maintain the Condominium project in accordance with the Hotel Standards, pursuant to the terms of Section VIII(B) set forth herein, the Hotel Operator has the right to perform such maintenance obligations and to charge the Association for the expenses incurred in connection therewith.

(3) No Unit Owner shall have any right, title or interest in the brand name of the Hotel or the Hotel Operator in any manner except as may be specifically set forth by separate agreement between the Hotel Operator and Owner.

(4) No Unit may be identified or affiliated in any way with any hotel “flag” (that is, the brand name of any hotel management or franchise company, such as Crowne Plaza, Westin, Marriott, Hyatt or Hilton), other than the brand name (if any) by which the Hotel is identified; provided that the foregoing restriction shall not be construed to prevent the identification or affiliation of a Unit with a local, regional or national rental management company that is not a hotel “flag”.

(J) Weight, Sound and other Restrictions. No hard and/or heavy surface floor coverings, such as tile, marble, wood, terrazo and the like will be permitted unless (i) installed by, or at the direction of, the Developer, or (ii) first approved in writing by the Hotel Operator. Even once approved by the Hotel Operator, the installation of insulation materials shall be performed in a manner that provides proper mechanical isolation of the flooring materials from any rigid part of the building structure, whether of the concrete subfloor (vertical transmission) or adjacent walls and fittings (horizontal transmission). Additionally, the floor coverings (and insulation and adhesive material therefore) installed on any patio and/or balcony shall not exceed a thickness that will result in the finish level of the patios and/or balcony being above the bottom of the scuppers or diminish the required height of the rails (as established by the applicable building code). Also, the installation of any improvement or heavy object must be submitted to and approved by the Board of Directors and the Hotel Operator, and be compatible with the overall structural design of the building. All areas within a Unit other than foyers, kitchens and bathrooms, unless to receive floor covering approved by the Board of Directors and the Hotel Operator, are to receive sound absorbent, less dense floor coverings, such as carpeting or hard surface floor coverings meeting the specifications described above. The Board of Directors and the Hotel Operator will have the right to specify the exact material to be used on patios and/or balcony. Any use guidelines set forth by the Association shall be consistent with good design practices for the waterproofing and overall structural design of the Building. Owners will be held strictly liable for violations of these restrictions and for all damages resulting therefrom and the Association has the right to require immediate removal of violations. Applicable warranties of the Developer, if any, shall be voided by violations of these restrictions and requirements. Each Owner agrees that sound transmission in a multi-story building such as the Condominium is very difficult to control, and that noises from adjoining or nearby Units, the plumbing systems and/or mechanical equipment can often be heard in another Unit. The Developer does not make any representation or warranty as to the level of sound transmission which may be detectable in a particular Unit and in other portions of the Condominium Property, and each Owner shall be deemed to waive and expressly release any such warranty and claim for loss or damages resulting from sound transmission.

(K) Mitigation of Dampness and Humidity. No Unit Owner shall install, within his or her Unit, or upon the Common Elements, non-breathable wall-coverings or low-permeance paints. Additionally, any and all built-in casework, furniture, and or shelving in a Unit must be installed over floor coverings to allow air space and air movement and shall not be installed with backboards flush against any gypsum board, masonry block or concrete wall. Additionally, all Unit Owners, whether or not occupying the Unit, shall periodically run the air conditioning system to maintain the Unit temperature, whether or not occupied, at 78°F, and to keep the humidity in the Unit below sixty percent (60%). Leaks, leaving exterior doors or windows open, wet flooring and moisture will contribute to the growth of mold, mildew, fungus or spores. Each Unit Owner, by acceptance of a deed, or otherwise acquiring title to a Unit, shall be deemed to have agreed that neither the Developer nor the Hotel Operator is responsible, and each hereby disclaims any responsibility for any illness, personal injury, death or allergic reactions which may be experienced by the Unit Owner, its family members and/or its or their guests, tenants and invitees and/or the pets of all of the aforementioned persons, as a result of mold, mildew, fungus or spores. It is the Unit Owner’s responsibility to keep the Unit clean, dry, well-ventilated and free of contamination. While the foregoing are intended to minimize the potential development of molds, fungi, mildew and other mycotoxins, each Unit Owner understands and agrees that there is no method for completely eliminating the development of molds or mycotoxins. The Developer does not make any representations or warranties regarding the existence or development of molds or mycotoxins and each Unit Owner shall be deemed to waive and expressly release any such warranty and claim for loss or damages resulting from the existence and/or development of same. In furtherance of the rights of the Association as set forth in Section X(l) above, in the event that the Association and/or Hotel Operator reasonably believes that the provisions of this Section XVII(K) are not being complied with, then, the Association and/or the Hotel Operator shall have the right (but not the obligation) to enter the Unit (without requiring the consent of the Unit Owner or any other party) to turn on the air conditioning in an effort to cause the temperature of the Unit to be maintained as required hereby (with all utility consumption, costs to be paid and assumed by the Unit Owner). To the extent that electric service is not then available to the Unit, the Association shall have the further right, but not the obligation (without requiring the consent of the Unit Owner or any other party) to connect electric service to the Unit (with the costs thereof to be borne by the Unit Owner, or if advanced by the Association, to be promptly reimbursed by the Unit Owner to the Association, with all such costs to be deemed charges hereunder). Each Unit Owner, by acceptance of a deed or other conveyance of a Unit, holds the Developer harmless and agrees to indemnify the Developer from and against any and all claims made by the Unit Owner and the Unit Owner’s guests, tenants and invitees on account of any illness, allergic reactions, personal injury and death to such persons and to any pets of such persons, including all expenses and costs associated with such claims including, without limitation, inconvenience, relocation and moving expenses, lost time, lost earning power, hotel and other accommodation expenses for room and board, all attorneys fees and other legal and associated expenses through and including all appellate proceedings with respect to all matters mentioned in this Section XVII(K).

(L) Association Access to Units. No Unit Owner shall change the locks to his or her Unit (or otherwise preclude access to the Hotel Operator). The Hotel Operator shall have the right to adopt reasonable regulations from time to time regarding access control and check-in, check-out procedures which shall be applicable to both hotel guests and Unit Owners, which may include, without limitation, an obligation for each Owner, and each Owner’s guests, to register and/or pick up keys to the Owner’s Unit at the front desk each time the Owner or the Owner’s guests begin new occupancy of the Unit. Each Participating Residential Unit Owner understands and agrees that the Hotel Operator may, on a regular or periodic basis, deactivate keys to the Units to enforce the registration obligation set forth herein.

(M) Rules and Regulations. Rules and regulations concerning the use of the Condominium Property may be promulgated, modified, amended or terminated from time to time by the Board of Directors and/or the Hotel Operator, provided such rules and regulations do not conflict with the Hotel Standards. Copies of such rules and regulations and amendments thereto shall be furnished by the Association or Hotel Operator to all Unit Owners and residents of the Condominium upon request. The Association and/or Hotel Operator (as applicable) shall have the right to enforce all restrictions set forth in this Article XVII and any rules and regulations, as established by the Board of Directors and/or the Hotel Operator, in any manner it deems necessary, including, without limitation, injunctions, suits for damages or fines.

(N) Exterior Storm Shutters. The Hotel Operator shall, from time to time, establish exterior storm shutter specifications which comply with the applicable building code, and establish permitted colors, styles and materials for exterior storm shutters. The Hotel Operator may install exterior storm shutters, and may maintain, repair or replace such approved shutters, whether on or within Shared Components or Units; provided, however, that if laminated glass or window film, in accordance with all applicable building codes and standards, architecturally designed to serve as hurricane protection, is installed with Hotel Operator consent, the Hotel Operator may not install exterior storm shutters in accordance with this provision. All shutters shall remain open unless and until a storm watch or storm warning is announced by the National Weather Center or other recognized weather forecaster. All shutters must be opened or removed within two (2) days after the storm has passed. Developer shall have no obligations with respect to the installation of the shutters, and/or for the repair, replacement and/or upgrade of the shutters.

(O) Relief by the Hotel Operator. The Hotel Operator shall have the power (but not the obligation) to grant relief in particular circumstances from the provisions of specific restrictions contained in this Article XVII for good cause shown.

(P) Effect on Developer and Hotel Operator. Subject to the following exceptions, the restrictions and limitations set forth in this Article XVII shall not apply to the Developer, the Hotel Operator nor to Units owned by the Developer.

XVIII. Compliance. Enforcement and Default.

The Association, each Unit Owner, occupant of a Unit, tenant and other invitee of a Unit Owner shall be governed by and shall comply with the terms of this Declaration and all Exhibits annexed hereto, and the rules and regulations adopted pursuant to those documents, as the same may be amended from time to time and the provisions of all of such documents shall be deemed incorporated into any lease of a Unit whether or not expressly stated in such lease. The Association (and Unit Owners, if appropriate) shall be entitled to the following relief in addition to the remedies provided by the Act:

(A) Mandatory Nonbinding Arbitration of Disputes. Prior to the institution of court litigation, the parties to a Dispute shall petition the Division for nonbinding arbitration. The arbitration shall be conducted according to rules promulgated by the Division and before arbitrators employed by the Division. The filing of a petition for arbitration shall toll the applicable statute of limitation for the applicable Dispute, until the arbitration proceedings are completed. Any arbitration decision shall be presented to the parties in writing, and shall be deemed final if a complaint for trial de novo is not filed in a court of competent jurisdiction in which the Condominium is located within thirty (30) days following the issuance of the arbitration decision. The prevailing party in the arbitration proceeding shall be awarded the costs of the arbitration, and attorneys’ fees and costs incurred in connection with the proceedings. The party who files a complaint for a trial de novo shall be charged the other party’s arbitration costs, courts costs and other reasonable costs, including, without limitation, attorneys’ fees, investigation expenses and expenses for expert or other testimony or evidence incurred, after the arbitration decision, if the judgment upon the trial de novo is not more favorable than the arbitration decision. If the judgment is more favorable, the party who filed a complaint for trial de novo shall be awarded reasonable court costs and attorneys’ fees. Any party to an arbitration proceeding may enforce an arbitration award by filing a petition in a court of competent jurisdiction in which the Condominium is located. A petition may not be granted unless the time for appeal by the filing of a complaint for a trial de novo has expired. If a complaint for a trial de novo has been filed, a petition may not be granted with respect to an arbitration award that has been stayed. If the petition is granted, the petitioner may recover reasonable attorneys’ fees and costs incurred in enforcing the arbitration award.

(B) Negligence and Compliance. A Unit Owner and/or tenant of a Unit shall be liable for the expense of any maintenance, repair or replacement made necessary by his negligence or by that of any member of his family or his or their guests, employees, agents or lessees, but only to the extent such expense is not met by the proceeds of insurance actually collected in respect of such negligence by the Association. In the event a Unit Owner, tenant or occupant fails to maintain a Unit or fails to cause such Unit to be maintained, or fails to observe and perform all of the provisions of the Declaration, the Bylaws, the Articles of Incorporation of the Association, applicable rules and regulations, or any other agreement, document or instrument affecting the Condominium Property or administered by the Association, in the manner required, the Association shall have the right to proceed in equity to require performance and/or compliance, to impose any applicable fines (in accordance with the provisions of Section XVIII(C) below), to sue at law for damages, and to charge the Unit Owner for the sums necessary to do whatever work is required to put the Unit Owner or Unit in compliance, provided, however, that nothing contained in this Section XVIII(B) shall authorize the Association to enter a Unit to enforce compliance. In any proceeding arising because of an alleged failure of a Unit Owner, a tenant or the Association to comply with the requirements of the Act, this Declaration, the Exhibits annexed hereto, or the rules and regulations adopted pursuant to said documents, as the same may be amended from time to time, the prevailing party shall be entitled to recover the costs of the proceeding and such reasonable attorneys’ fees (including appellate attorneys’ fees). A Unit Owner prevailing in an action with the Association, in addition to recovering his reasonable attorneys’ fees, may recover additional amounts as determined by the court to be necessary to reimburse the Unit Owner for his share of Assessments levied by the Association to fund its expenses of the litigation.

(C) Fines. In addition to any and all other remedies available to the Association, a fine or fines may be imposed upon an Owner for failure of an Owner, his family, guests, invitees, lessees or employees, to comply with any covenant, restriction, rule or regulation herein or Articles of Incorporation, Bylaws or Rules and Regulations of the Association, provided the following procedures are adhered to:

(1) Notice: The party against whom the fine is sought to be levied shall be afforded an opportunity for hearing after reasonable notice of not less than fourteen (14) days and said notice shall include: (i) a statement of the date, time and place of the hearing; (ii) a statement of the provisions of the Declaration, Bylaws, Articles or rules which have allegedly been violated; and (iii) a short and plain statement of the matters asserted by the Association.

(2) Hearing: The non-compliance shall be presented to a committee of other Unit Owners, who shall hear reasons why penalties should not be imposed. The party against whom the fine may be levied shall have an opportunity to respond, to present evidence, and to provide written and oral argument on all issues involved and shall have an opportunity at the hearing to review, challenge, and respond to any material considered by the committee. A written decision of the committee shall be submitted to the Owner or occupant by not later than twenty-one (21) days after the meeting. If the committee does not agree with the fine, the fine may not be levied.

(3) Fines: The Board of Directors may impose fines against the applicable Unit up to the maximum amount permitted by law from time to time. At the time of the recordation of this Declaration, the Act provides that no fine may exceed $100.00 per violation, or $1,000.00 in the aggregate.

(4) Violations: Each separate incident which is grounds for a fine shall be the basis of one separate fine. In the case of continuing violations, each continuation of same after a notice thereof is given shall be deemed a separate incident.

(5) Payment of Fines: Fines shall be paid not later than thirty (30) days after notice of the imposition thereof,

(6) Application of Fines: All monies received from fines shall be allocated as directed by the Board of Directors.

(7) Non-exclusive Remedy: These fines shall not be construed to be exclusive and shall exist in addition to all, other rights and remedies to which the Association may be otherwise legally entitled; however, any penalty paid by the offending Owner or occupant shall be deducted from or offset against any damages which the Association may otherwise be entitled to recover by law from such Owner or occupant.

(D) The Hotel Operator (i) shall have the right to enforce provisions in this Declaration relating to the Hotel Operator and the Hotel Standards; (ii) shall have all other rights and remedies available to it under this Declaration, at law or in equity; and (iii) as has been provided in this Declaration, shall have rights to maintain the Condominium Project in accordance with the Hotel Standards in the event the Hotel Standards are not adequately maintained by the Association.

XIX. Termination of Condominium.

The Condominium shall continue until (a) terminated by casualty loss, condemnation or eminent domain, as more particularly provided in this Declaration, or (b) such time as withdrawal of the Condominium Property from the provisions of the Act is authorized by a vote of Owners owning at least eighty percent (80%) of the voting interests and by the Institutional First Mortgagees of Units to which at least sixty seven percent (67%) of the voting interests subject to mortgages held by Institutional First Mortgagees are appurtenant. In the event such withdrawal is authorized as aforesaid, and provided that the Board of Directors first notifies the Division of an intended withdrawal, the Condominium Property shall be subject to an action for partition by any Unit Owner, mortgagee or lienor as if owned in common in which event the net proceeds of the partition sale shall be divided among all Unit Owners in proportion to their respective interests in the Common Elements, provided, however, that no payment shall be made to a Unit Owner until there has first been paid off out of his share of such net proceeds all mortgages and liens on his Unit in the order of their priority. The termination of the Condominium, as aforesaid, shall be evidenced by a certificate of the Association executed by its President and Secretary, certifying as to the basis of the termination and said certificate shall be recorded among the public records of the County. The Association shall, within thirty (30) business days following such recordation, provide the Division with a copy of such recorded certificate. This Section may not be amended without the consent of the Developer as long as it owns any Unit.

XX.	Additional Rights of Mortgagees and Others.

(A) Availability of Association Documents. The Association shall have current and updated copies of the following available for inspection by Institutional First Mortgagees during normal business hours or under other reasonable circumstances as determined by the Board of Directors: (a) this Declaration; (b) the Articles; (c) the Bylaws; (d) the rules and regulations of the Association; and (e) the books, records and financial statements of the Association.

(B) Amendments. Subject to the other provisions of this Declaration and except as provided elsewhere to the contrary, an amendment directly affecting any of the following shall require the approval of a Majority of Institutional First Mortgagees; (a) voting rights; (b) increases in assessments by more than twenty-five percent (25%) over the previous assessment amount, assessment liens or the priority of assessment liens; (c) reductions in reserves for maintenance, repair and replacement of Common Elements; (d) responsibility for maintenance and repairs; (e) reallocation of interests in the Common Elements or rights to their use; (f) redefinition of Unit boundaries; (g) conversion of Units into Common Elements or Common Elements into Units; (h) expansion or contraction of the Condominium; (i) hazard or fidelity insurance requirements; (j) imposition of restrictions on leasing of units; (k) imposition of restrictions on the selling or transferring of title to Units; (I) restoration or repair of the Condominium after a casualty or partial condemnation; (m) any action to terminate the Condominium after casualty or condemnation; and (n) any provision that expressly, benefits mortgage holders, insurers or guarantors as a class. In accordance with Section 718.110(11), Florida Statutes, any consent required of a mortgagee may not be unreasonably withheld.

(C) Notices. Any holder, insurer or guarantor of a mortgage on a Unit shall have, if first requested in writing from the Association, the right to timely written notice of:

(1) any condemnation or casualty loss affecting a material portion of the Condominium Property or the affected mortgaged Unit;

(2) a sixty (60) day delinquency in the payment of the Assessments on a mortgaged Unit;

(3) the occurrence of a lapse, cancellation or material modification of any insurance policy or fidelity bond maintained by the Association; and

(4) any proposed action which requires the consent of a specified number of mortgage holders.

(D) Additional Rights. Institutional First Mortgagees shall have the right, upon written request to the Association, to: (a) receive a copy of an audited financial statement of the Association for the immediately preceding fiscal year if such statements were prepared; and (b) receive notices of and attend Association meetings.

XXI. Covenant Running With the Land.

All provisions of this Declaration, the Articles, Bylaws and applicable rules and regulations of the Association, shall, to the extent applicable and unless otherwise expressly herein or therein provided to the contrary, be perpetual and be construed to be covenants running with the Land and with every part thereof and interest therein, and all of the provisions hereof and thereof shall be binding upon and inure to the benefit of the Developer and subsequent owner(s) of the Land or any part thereof, or interest therein, and their respective heirs, personal representatives; successors and assigns, but the same are not intended to create nor shall they be construed as creating any rights in or for the benefit of the general public. All present and future Unit Owners, tenants and occupants of Units shall be subject to and shall comply with the provisions of this Declaration and the Articles, Bylaws and applicable rules and regulations, all as they may be amended from time to time. The acceptance of a deed or conveyance, or the entering into of a lease, or the entering into occupancy of any Unit, shall constitute an adoption and ratification of the provisions of this Declaration, and the Articles, Bylaws and applicable rules and regulations of the Association, all as they may be amended from time to time, including, but not limited to, a ratification of any appointments of attorneys-in-fact contained herein.

XXII. Disclosures.

(A) The Condominium has been created by converting a previously existing apartment complex, and, accordingly, the Improvements have been previously occupied. Developer has elected not to fund converter reserves, but instead to warrant the Improvements in accordance with the provisions of Section 718.618, Florida Statutes, to the extent applicable.

(B) Notwithstanding that this Condominium is a conversion of previously occupied premises, Developer has elected to warrant the improvements solely to the extent provided in Section 718.618 Florida Statutes. Except only for those warranties provided in Section 718.618, Florida Statutes (and only to the extent applicable and not yet expired), to the maximum extent lawful Developer hereby disclaims any and all and each and every express or implied warranties, whether established by statutory, common, case law or otherwise, as to the design, construction, sound and/or odor transmission, existence and/or development of molds, mildew, toxins or fungi, furnishing and equipping of the Condominium Property, including, without limitation, any implied warranties of habitability, fitness for a particular purpose or merchantability, compliance with plans, all warranties imposed by statute (other than those imposed by Sections 718.618, Florida Statutes, and then only to the extent applicable and not yet expired) and all other express and implied warranties of any kind or character. Developer has not given and the Unit Owner has not relied on or bargained for any such warranties. Each Unit Owner recognizes and agrees that the Unit and Condominium are not new construction and were not constructed by Developer. Each Unit Owner, by accepting a deed to a Unit, or other conveyance thereof, shall be deemed to represent and warrant to Developer that in deciding to acquire the Unit, the Unit Owner relied solely on such Unit Owner’s independent inspection of the Unit and the Condominium as well as the conversion inspection reports included in the Prospectus. The Unit Owner has not received nor relied on any warranties and/or representations from Developer of any kind, other than as expressly provided herein.

(C) All Unit Owners, by virtue of their acceptance of title to their respective Units (whether from the Developer or another party) shall be deemed to have automatically waived all of the aforesaid disclaimed warranties and incidental and consequential damages. The foregoing shall also apply to any party claiming by, through or under a Unit Owner, including a tenant thereof.

(D) Given the climate and humid conditions in South Florida, molds, mildew, spores, fungi and/or other toxins may exist and/or develop within the Unit, Building and/or the

Condominium Property. In April, 2004, a mold investigation was performed on the property by AirQuest Environmental Inc., which found widespread mold growth throughout the building caused by several sources of moisture intrusion into the building including water from asbestos abatement activities, inadequate or malfunctioning climate control and roof leaks. It is expected that the extensive renovations performed to convert the property to a condominium will resolve or repair the sources of moisture intrusion and that the Condominium Property will no longer have widespread mold growth throughout the building. Buyer is hereby advised that certain molds, mildew, spores, fungi and/or other toxins may be, or if allowed to remain for a sufficient period may become, toxic and potentially pose a health risk. By executing and delivering this Agreement and closing, Buyer shall be deemed to have assumed the risks associated with molds, mildew, spores, fungi and/or other toxins and to have released and indemnified Seller and Seller’s affiliates from and against any and all liability or claims resulting from same, including, without limitation, any liability for incidental or consequential damages (which may result from, without limitation, the inability to possess the Unit, inconvenience, moving costs, hotel costs, storage costs, loss of time, lost wages, lost opportunities and/or personal injury and death to or suffered by the Unit Owner, pets, its family members and/or its or their guests, tenants, invitees or any other person). Without limiting the generality of the foregoing, leaks, leaving exterior doors or windows open, wet flooring and moisture will contribute to the growth of mold, mildew, spores, fungi or other toxins. Buyer understands and agrees that Seller is not responsible for, and Seller hereby disclaims any responsibility for, any illness or allergic reactions, personal injury or death which may be experienced by Buyer, pets, its family members and/or its or their guests, tenants and invitees as a result of mold, mildew, spores, fungi or other toxins. It is solely the Buyer’s responsibility to keep the Unit clean, dry, well-ventilated and free of contamination. The thermostats in each Unit are an integral part of the Life Safety Systems and are intended to assist in monitoring the accumulation of moisture in the Units to prevent same from reaching levels which may accelerate the development of molds, spores or other natural growths which if allowed to accumulate may become toxic or otherwise create health risks. Each buyer understands and agrees that the thermostats may have recording and/or monitoring features which can report back to the Association the temperature settings and readings in the Units. The thermostats shall be operated and kept operable at all times and there shall be no alteration of or to the thermostats without the prior written approval of the Association. The Unit Owner’s failure to operate at all times any thermostats installed in the Unit will contribute to the development of molds, spores or other natural growths. It is solely the Unit Owner’s responsibility to keep any thermostats installed in the Unit operable at all times.

(E) Each Unit Owner understands and agrees that for some time in the future, it, and its guests, tenants and invitees may be disturbed by the noise, commotion and other unpleasant effects of nearby construction activity and as a result Owner and its guests, tenants and invitees may be impeded in using portions of the Condominium Property by that activity. Because the Condominium is located in an urban area, demolition or construction of buildings and other structures within the immediate area or within the view lines of any particular Unit or of any part of the Condominium (the “Views”) may block, obstruct, shadow or otherwise affect Views, which may currently be visible from the Unit or from the Condominium. Therefore, each Owner, for itself, its successors and assigns, agrees to release Developer, its partners and its and their officers, members, directors and employees and every affiliate and person related or affiliated in any way with any of them (“Developer’s Affiliates”) from and against any and all losses, claims, demands, damages, costs and expenses of whatever nature or kind, including attorney’s fees and costs, including those incurred through all arbitration and appellate proceedings, related to or arising out of any claim against the Developer or Developer’s Affiliates related to Views or the disruption, noise, commotion, and other unpleasant effects of nearby development or construction. As a result of the foregoing, there is no guarantee of view, natural light, security, privacy, location, design, density or any other matter.

(F) Each Unit Owner, by acceptance of a deed or other conveyance of a Unit, understands and agrees that there are various methods for calculating the square footage of a Unit,

and that depending on the method of calculation, the quoted square footage of a Unit may vary by more than a nominal amount. Additionally, as a result of in the field construction, other permitted changes to the Unit, and settling and shifting of improvements, actual square footage of a Unit may also be affected. Accordingly, during the pre-closing inspection, each buyer should, among other things, review the size and dimensions of the Unit. By closing, each buyer shall be deemed to have conclusively agreed to accept the size and dimensions of the Unit, regardless of any variances in the square footage from that which may have been disclosed at any time prior to closing, whether included as part of Developer’s promotional materials or otherwise. Developer does not make any representation or warranty as to the actual size, dimensions or square footage of any Unit, and each Unit Owner shall be deemed to have fully waived and expressly released any such warranty and claim for losses or damages resulting from any variances between any represented or otherwise disclosed square footage and the actual square footage of the Unit.

(G) Each Unit Owner understands and agrees that the Building and the Improvements constitute existing non-conforming uses, which could not necessarily be replicated in the event of a casualty or other circumstances requiring rebuilding. Accordingly, each Unit Owner agrees that there will be limitations on what may be reconstructed under such circumstances and on the number of units that may be reconstructed, and there is no assurance that the Building or Improvements may be restored. In the event the existing Improvements cannot be restored, the property insurance carried by the Association insures, subject to policy limitations and qualifications, the replacement cost of any new structure, or if a new structure is not built, the replacement cost less depreciation of the original Building. By executing and delivering a Purchase Agreement and closing, each Unit Owner, for itself, its successors and assigns shall be deemed to have assumed the risks that the Building and Improvements may not be fully restored and to have fully waived and released any claim against the Developer as a result of the limitation on reconstruction resulting from current regulations.

(H) Each Unit Owner shall be deemed to understand and agree that the parking facilities within the Master Association common property may be located below the federal flood plain, and, accordingly, in the event of flooding, any automobiles and/or personal property stored therein is susceptible to water damage. Additionally, insurance premiums, both for the Master Association in insuring the parking, and for owners, may be higher than if the parking structure was above the federal flood plain. By acquiring title to, or taking possession of, a Unit, each Unit Owner shall be deemed to have agreed to assume any responsibility for loss, damage or liability resulting therefrom and waives any and all liability of Developer or Master Association.

(I) Each Unit Owner acknowledges and agrees that the Units, the Building and other portions of the Condominium Property may be located in coastal areas partially or totally seaward of the coastal construction control line as defined in Section 161.053, Florida Statutes. Unit Owner is fully apprised of the character of the regulation of property in such coastal areas and thereby expressly waives and releases any claim against the Developer as a result of the limitation on improvements or reconstruction resulting from the regulation of property in such coastal areas.

(J) An environmental investigation was performed on the Condominium Property prior to Developer’s purchase. The investigation discovered petroleum products in the groundwater above state cleanup target levels. The source of the petroleum products in the groundwater is believed to be either the former Hallandale Citgo gas station that was located partially on the Condominium Property years ago or the 7-Eleven adjacent to the Condominium Property. The investigation also identified soils which may have been impacted by the former Hallandale Citgo gas station. Cleanup of soil and groundwater has not been required by a government agency but may be required in the future. If conducted on the Condominium Property by the Maseter Association, the soil cleanup is estimated to cost approximately $250,000 and groundwater cleanup is estimated to cost approximately $500,000.

(K) Purchaser understands and agrees that prior to conversion to a condominium, certain portions of the Condominium Property, including some, but not all, of the Units, contained fully encapsulated asbestos containing material (“ACM”). Prior to or during conversion of the condominium from an apartment complex, extensive renovations were undertaken. During those renovations, most, if not all, of the ACM was removed. To the extent that the completed renovations have not removed all of the ACM, and in order to minimize the impact of the ACM and the potential harm that may result therefrom, the Association shall adopt an operations and maintenance plan in accordance with the specifications set forth in an operation and maintenance plan (the “O&M Plan”) established by the Board, together with a licensed asbestos consulting firm, from time to time. The O&M Plan shall be held in the office of the Association and made available to Unit Owners in accordance with Section 17 of the Bylaws. Buyer further understands and agrees that, in accordance with the O&M Plan, absolutely no penetration or other invasive disturbance shall be made to any portions of the Condominium Property that may contain ACM, without the prior written consent of the Board of Directors and that any and all such penetration and/or other invasive disturbance, if first approved by the Board as set forth herein, shall be made in strict compliance with the O&M Plan requirements. Buyer shall be deemed to: (i) have assumed the risks associated with the ACM, and (ii) agrees that any use of the Unit in violation of the O&M Plan may increase the potential harm that may result from the ACM. Buyer releases the Developer, its partners, contractors, architects, engineers, and its and their officers, directors, shareholders, employees and agents, from and against any and all liability resulting from the (i) existence of the ACM, (ii) the failure to maintain the Unit and/or Common Elements in accordance with the O&M Plan, and/or (iii) any unauthorized or improper penetrations and/or other disturbances to the Unit.

(L) All of the disclaimers set forth in this Article, as well as in other locations throughout the Declaration, shall be applicable and binding upon each Unit Owner.

(M) NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, HAVE BEEN GIVEN OR MADE BY DEVELOPER, HOTEL OPERATOR OR ITS OR THEIR AGENTS OR EMPLOYEES IN CONNECTION WITH ANY PORTION OF THE CONDOMINIUM PROPERTY, THE SHARED COMPONENTS, THEIR PHYSICAL CONDITION, ZONING, COMPLIANCE WITH APPLICABLE LAWS, MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR IN CONNECTION WITH THE SUBDIVISION, SALE, OPERATION, MAINTENANCE, COST OF MAINTENANCE, TAXES OR REGULATION THEREOF, EXPECT (A) AS SPECIFICALLY AND EXPRESSLY SET FORTH IN THIS DECLARATION OR IN DOCUMENTS WHICH MAY BE FILED BY DEVELOPER OR HOTEL OPERATOR FROM TIME TO TIME WITH APPLICABLE REGULATORY AGENCIES, AND (B) AS OTHERWISE REQUIRED BY LAW. AS TO SUCH WARRANTIES WHICH CANNOT BE DISCLAIMED, AND TO OTHER CLAIMS, IF ANY, WHICH CAN BE MADE AS TO THE AFORESAID MATTERS, ALL INCIDENTAL AND CONSEQUENTIAL DAMAGES ARISING THEREFROM ARE HEREBY DISCLAIMED. ALL OWNERS, BY VIRTUE OF ACCEPTANCE OF TITLE TO THEIR RESPECTIVE UNITS (WHETHER FROM DEVELOPER OR ANOTHER PARTY) SHALL BE DEEMED TO HAVE AUTOMATICALLY WAIVED ALL OF THE AFORESAID DISCLAIMED WARRANTIES AND INCIDENTAL AND CONSEQUENTIAL DAMAGES.

XXIII. Sian Ocean Residences &Resort Master Association.

The Condominium Property is subject to the terms and conditions of the Declaration of Covenants, Conditions and Easements for Sian Ocean Residences & Resort Master Association, to be recorded in the public records of Broward County, Florida (the “Master Association Declaration”). The Master Association Declaration provides that the Master Association is responsible for the operation, management, maintenance, repair, replacement of and taking title to the common property of the Master Association, including without limitation certain open areas, surface parking areas, parking garages, paved areas and pools and pool areas. The Master Association Declaration contains certain use restrictions, architectural review criteria and certain easements affecting all property subject to the Master Association Declaration. It is contemplated that all parking is within the Master Association common property, and is intended to be subject to mandatory valet parking. Each owner of a condominium unit is a member of the Master Association, and each member of the Master Association is obligated to pay an assessment fee to the Master Association. As an automatic member of the Master Association, each Unit Owner will have the right to use the common property of the Master Association. All Unit Owners will have rights of use and obligations to share in the cost of maintenance of these facilities in accordance with the Master Association Declaration.

XXIV. Additional Provisions.

(A) Notices. All notices to the Association required or desired hereunder or under the Bylaws of the Association shall be sent by certified mail (return receipt requested) to the Association in care of its office at the Condominium, or to such other address as the Association may hereafter designate from time to time by notice in writing to all Unit Owners. All notices to the Hotel Operator required or desired hereunder or under the Bylaws of the Association shall be sent by certified mail (return receipt requested) to the Hotel Operator in care of its office at the Condominium, or to such other address as the Hotel Operator may hereafter designate from time to time by notice in writing to all Unit Owners. Except as provided specifically in the Act, all notices to any Unit Owner shall be sent by first class mail to the Condominium address of such Unit Owner, or such other address as may have been designated by him or her from time to time, in writing, to the Association. All notices to mortgagees of Units shall be sent by first class mail to their respective addresses, or such other address as may be designated by them from time to time, in writing to the Association. All notices shall be deemed to have been given when mailed in a postage prepaid sealed wrapper, except notices of a change of address, which shall be deemed to have been given when received, or five (5) business days after proper mailing, whichever shall first occur.

(B) Interpretation. Except where otherwise provided herein, the Board of Directors of the Association shall be responsible for interpreting the provisions hereof and of any of the Exhibits attached hereto. Such interpretation shall be binding upon all parties unless wholly unreasonable. An opinion of legal counsel that any interpretation adopted by the Association is not unreasonable shall conclusively establish the validity of such interpretation.

(C) Mortgagees. Anything herein to the contrary notwithstanding, the Association shall not be responsible to any mortgagee or lienor of any Unit hereunder, and may assume the Unit is free of any such mortgages or liens, unless written notice of the existence of such mortgage or lien is received by the Association.

(D) Exhibits. There is hereby incorporated in this Declaration all materials contained in the Exhibits annexed hereto, except that as to such Exhibits, any conflicting provisions set forth therein as to their amendment, modification, enforcement and other matters shall control over those hereof.

(E) Signature of President and Secretary. Wherever the signature of the President of the Association is required hereunder, the signature of a vice-president may be substituted therefore, and wherever the signature of the Secretary of the Association is required hereunder, the signature of an assistant, secretary may be substituted therefore, provided that the same person may not execute any single instrument on behalf of the Association in two separate capacities.

(F) Governing Law. Should any dispute or litigation arise between any of the parties whose rights or duties are affected or determined by this Declaration, the Exhibits annexed hereto or applicable rules and regulations adopted pursuant to such documents, as the same may be amended from time to time, said dispute or litigation shall be governed by the laws of the State of Florida.

(G) Severability . The invalidity in whole or in part of any covenant or restriction, or any section, sentence, paragraph, clause, phrase or word, or other provision of this Declaration, the Exhibits annexed hereto, or applicable rules and regulations adopted pursuant to such documents, as the same may be amended from time to time, shall not affect the validity of the remaining portions thereof which shall remain in full force and effect.

(H) Waiver. The failure of the Association or any Unit Owner to enforce any covenant, restriction or other provision of the Act, this Declaration, the Exhibits annexed hereto, or the rules and regulations adopted pursuant to said documents, as the same may be amended from time to time, shall not constitute a waiver of their right to do so thereafter.

(I) Ratification. Each Unit Owner, by reason of having acquired ownership (whether by purchase, gift, operation of law or otherwise), and each occupant of a Unit, by reason of his occupancy, shall be deemed to have acknowledged and agreed that all of the provisions of this Declaration, and the Articles and Bylaws of the Association, and applicable rules and regulations, are fair and reasonable in all material respects.

(J) Execution of Documents: Attorney in-Fact. Without limiting the generality of other sections of this Declaration and without such other sections limiting the generality hereof, each Owner, by reason of the acceptance of a deed to such Owner’s Unit, hereby agrees to execute, at the request of the Developer, all documents or consents which may be required by all governmental agencies to allow the Developer and its affiliates to complete the plan of development of the Condominium as such plan may be hereafter amended, and each such Owner further appoints hereby and thereby the Developer as such Owner’s agent and attorney in-fact to execute, on behalf and in the name of such Owners, any and all of such documents or consents. This power of attorney is irrevocable and coupled with an interest. The provisions of this Section may not be amended without the consent of the Developer.

(K) Gender; Plurality. Wherever the context so permits, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall be deemed to include all or no genders.

(L) Captions. The captions herein and in the Exhibits annexed hereto are inserted only as a matter of convenience and for ease of reference and in no way define or limit the. scope of the particular document or any provision thereof.

(M) Liability. Notwithstanding anything contained herein or in the Articles of Incorporation, Bylaws, any rules or regulations of the Association or any other document governing or binding the Association (collectively, the “Association Documents”), neither the Hotel Operator nor the Association, except to the extent specifically provided to the contrary herein, shall not be liable or responsible for, or in any manner be a guarantor or insurer of, the health, safety or welfare of any Owner, occupant or user of any portion of the Condominium Property including, without limitation, Owners and their guests, invitees, agents, servants, contractors or subcontractors or for any property of any such persons. Without limiting the generality of the foregoing:

(1) it is the express intent of the Association Documents that the various provisions thereof which are enforceable by the Association and/or the Hotel Operator and which govern or regulate the uses of the properties have been written, and are to be interpreted and enforced, for the sole purpose of enhancing and maintaining the enjoyment of the properties and the value thereof;

(2) neither the Hotel Operator nor the Association is not empowered, and has not been created, to act as an entity which enforces or ensures the compliance with the laws of the

United States, State of Florida, County and/or any other jurisdiction or the prevention of tortious activities; and

(3) the provisions of the Association Documents setting forth the uses of assessments which relate to health, safety and/or welfare shall be interpreted and applied only as limitations on the uses of assessment funds and not as creating a duty of the Hotel Operator and/or the Association to protect or further the health, safety or welfare of any person(s), even if assessment funds are chosen to be used for any such reason.

Each Owner (by virtue of his acceptance of title to his Unit) and each other person having an interest in or lien upon, or making use of, any portion of the properties (by virtue of accepting such interest or lien or making such use) shall be bound by this provision and shall be deemed to have automatically waived any and all rights, claims, demands and causes of action against the Hotel Operator and/or the Association arising from or connected with any matter for which the liability of the Hotel Operator and/or the Association has been disclaimed hereby. As used herein, (i) “Association” shall include within its meaning all of Association’s directors, officers, committee and Board of Directors members, employees, agents, contractors (including management companies), subcontractors, successors, nominees and assigns, and (ii) “Hotel Operator” shall include within its meaning all of its members, and its and their directors, officers, shareholder, employees, agents, contractors (including management companies), subcontractors, successors and assigns. The provisions hereof shall also inure to the benefit of Developer, which shall be fully protected hereby.

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IN WITNESS WHEREOF, the Developer has caused this Declaration to be duly executed and its corporate seal to be hereunto affixed as of the          day of                 , 200    .

Witnesses:	MCZ/Centrum Florida XIX,LLC, a Delaware limited liability company

By:
Print Name:	By:
Name:
By:	Title:
Print Name:
[Corporate Seal]

STATE OF
COUNTY OF

The foregoing Declaration was acknowledged before me, this ________ day of ________, 200_, by _______________ , as _________________ of _________________, as _______________________ of MCZ/Centrum Florida XIX, LLC,, a Delaware limited liability company, on behalf of said entity(ies). He/she is _____ personally known to me or _____ has produced ___________________________________________________________ as identification.

Print Name:

Notary Public, State of

My Commission Expires:

Commission No.:
(Notarial Seal)

JOINDER

SIAN RESORT RESIDENCES I CONDOMINIUM ASSOCIATION, INC., a Florida corporation not for profit, hereby agrees to accept all the benefits and all of the duties, responsibilities, obligations and burdens imposed upon it by the provisions of this Declaration and Exhibits attached hereto.

SIAN RESORT RESIDENCES I CONDOMINIUM ASSOCIATION, INC. has caused these presents to be signed in its name by its proper officer and its corporate seal to be affixed this _____ day of _______________, 200__.

SIAN RESORT RESIDENCES I CONDOMINIUM ASSOCIATION, INC., a Florida corporation not-for-profit

By:

Print Name:

Its:

[CORPORATE SEAL]

STATE OF
COUNTY OF

The foregoing Declaration was acknowledged before me, this ___________ day of ____________ 200_, by _____________________, as __________________ of Sian Resort Residences I Condominium Association, Inc., a Florida not-for-profit corporation, on behalf of said entity(ies). He/she is ____ personally known to me or _____ has produced ____________ __________ as identification.

Name:

Notary Public, State of

My Commission Expires:

Commission No.:
(Notarial Seal)

EXHIBIT “1”

LEGAL DESCRIPTION

The legal description of the Sian Resort Residences I Condominium is as follows:

Commencing at the Northeast corner of Section 26, Township 51 South, Range 42 East; thence running Westerly along the North line of said Section 26, a distance of 297.4 feet to a point on the West line of the right of way of U.S. Road A-l-A (State Road #140, known as Ocean beach Road) as described in Easement Deed from Hallandale Beach Improvements Co., a Florida corporation to the State of Florida, dated April 13, 1932, and recorded in Deed Book 232, Page 265, of the Public Records of Broward County, Florida; thence Southerly along the West right of way line of the aforesaid U.S. Road A-l-A South 04°45’23” West, a distance of 796.3 feet to a point, said point being the Southeast corner of Lot 18, SEACREST PARK, according to the plat thereof, as recorded in Plat Book 23, Page 16 of the Public Records of Broward County, Florida; thence continue South 04°45’23” West along said West Right of Way of the aforementioned State Road A-l-A for a distance of 179.29 feet to a point; thence South 86°42’51” West 49.82 feet to the Point of Beginning of the following described parcel; thence South 02°51’49” East for a distance of 38.15 feet to a point; thence south 87°04’41” West for a distance of 12.53 feet to a point; thence South 02°51’49” East for a distance of 18.55 feet to a point; thence South 87°04’41” West for a distance of 27.98 feet to a point; thence south 02°51’49” East for a distance of 13.41 feet to a point; thence South 87°04’41” West for a distance of 253.92 feet to a point; thence North 02°51’49” West for a distance of 13.41 feet to a point; thence South 87°04’41” West for a distance of 17.61 feet to a point; thence North 02°51’49” West for a distance of 18.51 feet to a point; thence South 87°04’41” West for a distance of 22.19 feet to a point; thence North 02°51’49” West for a distance of 38.34 feet to a point; thence North 87°04’41” East for a distance of 22.26 feet to a point; thence North 02°51’49” West for a distance of 32.51 feet to a point; thence North 87°04’41” East for a distance of 299.44 feet to a point; thence South 02°51’49” East for a distance of 32.68 feet to a point; thence North 87°04’41” East for a distance of 12.53 feet to a point; to the Point of Beginning.

The foregoing property is presently subject to the following title exceptions:

1)	Real estate taxes for the year 2005 and subsequent years.

2)	Ten foot utility easement in favor of the City of Hollywood recorded in Official Records Book 5048 at page 280, and in Official Records Book 5048 at page 283 and in Official Records Book 5048 at page 286, all of the public records of Broward County, Florida.

3)	Easement granted to Southern Bell Telephone and Telegraph Company recorded in Official Records book 6542 at page 985 of the public records of Broward County, Florida.

4)	Notice regarding Intercoastal Waterway right-of-way recorded in official records book 28071 at page 945 of the public records of Broward County, Florida.

5)	Easement in favor of FPL recorded in official records book 5207, age page 717 of the public records of Broward County, Florida.

6)	Declaration of Covenants, Conditions and Easements for Sian Ocean Residences & Resort Master Association, recorded simultaneously herewith.

7)	All other covenants, conditions, restrictions and easements of record.

EXHIBIT “2”

BOUNDARY SURVEY AND PLOT PLAN

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EXHIBIT “3”

SCHEDULE OF PERCENTAGE SHARES OF OWNERSHIP

OF COMMENT ELEMENTS AND COMMON SURPLUS

AND OF SHARING OF COMMON EXPENSES

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EXHIBIT “5”

ARTICLES OF INCORPORATION

OF

SIAN RESORT RESIDENCES I CONDOMINIUM ASSOCIATION, INC.

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ARTICLES OF INCORPORATION

OF

SIAN RESORT RESIDENCES I CONDOMINIUM ASSOCIATION, INC.

The undersigned incorporator, for the purpose of forming a corporation not for profit pursuant to the laws of the State of Florida, hereby adopts the following Articles of Incorporation:

ARTICLE 1

NAME

The name of the corporation shall be SIAN RESORT RESIDENCES I CONDOMINIUM ASSOCIATION, INC., which is hereinafter referred to as the “Association”.

ARTICLE 2

OFFICE

The principal office and mailing address of the Association shall be at 4000 South Ocean Drive, Hollywood, Florida 33019 or at such other place as may be subsequently designated by the Board of Directors. All books and records of the Association shall be kept at its principal office or at such other place as may be permitted by the Act.

ARTICLE 3

PURPOSE

The purpose for which the Association is organized is to provide an entity pursuant to the Florida Condominium Act as it exists on the date hereof (the “Act”) for the operation of that certain condominium located in Broward County, Florida, and known as SIAN RESORT RESIDENCES I CONDOMINIUM (the “Condominium”).

ARTICLE 4

DEFINITIONS

The terms used in these Articles shall have the same definitions and meanings as those set forth in the Declaration of the Condominium to be recorded in the Public Records of Broward County, Florida, unless herein provided to the contrary, or unless the context otherwise requires.

ARTICLE 5

POWERS

The powers of the Association shall include and be governed by the following:

5.1 General. The Association shall have all of the common-law and statutory powers of a corporation not for profit under the Laws of Florida, except as expressly limited or restricted by the terms of these Articles, the Declaration, the Bylaws or the Act.

5.2 Enumeration. The Association shall have all of the powers and duties set forth in the Act, except as limited by these Articles, the Bylaws and the Declaration (to the extent that they are not in conflict with the Act), and all of the powers and duties reasonably necessary to operate the Condominium pursuant to the Declaration and as more particularly described in the Bylaws, as they may be amended from time to time, including, but not limited to, the following:

(a) To make and collect Assessments and other charges against members as Unit Owners (whether or not such sums are due and payable to the Association), and to use the proceeds thereof in the exercise of its powers and duties.

(b) To assume all of Developer’s and/or its affiliates’ responsibilities to the County, and its governmental and quasi-governmental subdivisions and similar entities of any kind with respect to the Common Elements (including, without limitation, any and all obligations imposed by any permits or approvals issued by the County, as same may be amended, modified or interpreted from time to time) and, in either such instance, the Association shall indemnify and hold Developer and its affiliates harmless with respect thereto in the event of the Association’s failure to fulfill those responsibilities.

(c) To buy, accept, own, operate, lease, sell, trade and mortgage both real and personal property in accordance with the provisions of the Declaration.

(d) To maintain, repair, replace, reconstruct, add to and operate the Common Elements, and other property acquired or leased by the Association.

(e) To purchase insurance upon the Common Elements and insurance for the protection of the Association, its officers, directors and Unit Owners.

(f) To make and amend reasonable rules and regulations for the maintenance, conservation and use of the Common Elements and for the health, comfort, safety and welfare of the Unit Owners.

(g) To enforce by legal means the provisions of the Act, the Declaration, these Articles, the Bylaws, and the rules and regulations for the use of the Common Elements.

(h) To contract for the management and maintenance of the Common Elements and to authorize a management agent (which may be an affiliate of the Developer) to assist the Association in carrying out its powers and duties by performing such functions as the submission of proposals, collection of Assessments, preparation of records, enforcement of rules and maintenance, repair and replacement of the Common Elements with such funds as shall be made available by the Association for such purposes.

(i) To employ personnel to perform the services required for the proper operation of the Common Elements.

(j) To execute all documents or consents, on behalf of all Unit Owners (and their mortgagees), required by all governmental and/or quasi-governmental agencies in connection with land use and development matters (including, without limitation, plats, waivers of plat, unities of title, covenants in lieu thereof, etc.) relating to the Condominium Property, and in that regard, each Unit Owner, by acceptance of the deed to such Owner’s Unit, and each mortgagee of a Unit, by acceptance of a lien on said Unit, appoints and designates the President of the Association as such Unit Owner’s and mortgagee’s agent and attorney-in-fact to execute, any and all such documents or consents.

5.4 Distribution of Income: Dissolution. The Association shall not pay a dividend to its members and shall make no distribution of income to its members, directors or officers, and upon dissolution, all assets of the Association shall be transferred only to another non-profit corporation or a public agency or as otherwise authorized by the Florida Not For Profit Corporation Act (Chapter 617, Florida Statutes).

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5.5 Limitation. The powers of the Association shall be subject to and shall be exercised in accordance with the provisions hereof and of the Declaration, the Bylaws and the Act, provided that in the event of conflict, the provisions of the Act shall control over those of the Declaration and Bylaws.

ARTICLE 6

MEMBERS

6.1 Membership. The members of the Association shall consist of all of the record title owners of Units in the Condominium from time to time, and after termination of the Condominium, shall also consist of those who were members at the time of such termination, and their successors and assigns.

6.2 Assignment. The share of a member in the funds and assets of the Association cannot be assigned, hypothecated or transferred in any manner except as an appurtenance to the Unit for which that share is held.

6.3 Voting. On all matters upon which the membership shall be entitled to vote, the memberships appurtenant to the Residential Units shall be entitled to one (1) vote per Unit and the memberships appurtenant to the Hotel Unit shall be entitled to one hundred and ten (110) votes. Only the Hotel Operator may vote as to those matters concerning only the Hotel Unit (including without limitation, the election of the one (1) Hotel Director as set forth in Article 10 of these Articles), and only the Owners of the Residential Units may vote as to those matters concerning only Residential Units (including without limitation, the election of the Residential Directors as set forth in Article 10 of these Articles). All members shall vote on matters concerning both the Hotel Unit and Residential Units and matters that cannot be clearly categorized as affecting only the Hotel Unit or Residential Units exclusively. All votes shall be exercised or cast in the manner provided by the Declaration and Bylaws. Any person or entity owning more than one (1) Unit shall be entitled to cast the aggregate number of votes attributable to all Units owned.

6.4 Meetings. The Bylaws shall provide for an annual meeting of members, and may make provision for regular and special meetings of members other than the annual meeting.

ARTICLE 7

TERM OF EXISTENCE

The Association shall have perpetual existence, unless dissolved in accordance with applicable law.

ARTICLE 8

INCORPORATOR

The name and address of the Incorporator of this Corporation is:

NAME	ADDRESS
Mary Koberstein	225 W. Hubbard Street, #400
Chicago, Illinois 60610

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ARTICLE 9

OFFICERS

The affairs of the Association shall be administered by the officers holding the offices designated in the Bylaws. The officers shall be elected by the Board of Directors of the Association at its first meeting following the annual meeting of the members of the Association and shall serve at the pleasure of the Board of Directors. The Bylaws may provide for the removal from office of officers, for filling vacancies and for the duties and qualifications of the officers. The names and addresses of the officers who shall serve until their successors are designated by the Board of Directors are as follows:

President:
Dan Tucker	225 W. Hubbard Street, #400
Chicago, Illinois 60610

Vice President:
Nick Stocking	225 W. Hubbard Street, #400
Chicago, Illinois 60610

Vice President:
Jennifer Arons	225 W. Hubbard Street, #400
Chicago, Illinois 60610

Treasurer/Secretary:
Brian Niven	225 W. Hubbard Street, #400
Chicago, Illinois 60610

ARTICLE 10

DIRECTORS

10.1 Number and Qualification. For so long as the Developer is in control of the Board of Directors, there shall be three (3) directors. At the time of turnover of control, the number of directors shall be increased to five (5); four (4) of whom will be elected by the Residential Unit Owners and one (1) of whom will be appointed by the Hotel Operator (the “Board”).

Residential Unit Owners other than the Developer may elect no less than one third (1/3) of the Residential members of the Board of Directors upon the sale of fifteen percent (15%) of the Units in the Condominium that will ultimately be operated by the Association. Residential Unit Owners other than the Developer are entitled to elect not less than a majority of the members of the Board of Directors as follows: (a) three (3) years after fifty percent (50%) of the Units that will ultimately be operated by the Association have been conveyed to purchasers, (b) three (3) months after ninety percent (90%) of the Units that will ultimately be operated by the Association have been conveyed to purchasers, (c) when all the Units that will ultimately be operated by the Association have been completed and some have been conveyed to purchasers and none of the others are being constructed or offered for sale by the Developer in the ordinary course of business, (d) when some of the Units have been conveyed to purchasers and none of the others are being constructed or offered for sale by the Developer in the ordinary course of business, or (e) seven (7) years after recording the Declaration, which ever shall first occur. The Developer reserves the right to elect at least one (1) director of the Condominium Association so long as it owns at least five percent (5%) of the Units.

Directors, other than the Developer, or its designee, must be Unit Owners (or, if a Unit is owned by a business entity, then the director(s) may be an officer, director, shareholder, manager, or

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member of such business entity, as applicable) and be natural persons who are 18 years of age or older. Any person who has been convicted of any felony by any court of record in the United States and who has not had his or her right to vote restored pursuant to law in the jurisdiction of his or her residence is not eligible for Board of Directors membership (provided, however, that the validity of any Board of Directors action is not affected if it is later determined that a member of the Board of Directors is ineligible for Board of Directors membership due to having been convicted of a felony).

10.2 Duties and Powers. All of the duties and powers of the Association existing under the Act, the Declaration, these Articles and the Bylaws shall be exercised exclusively by the Board of Directors, its agents, contractors or employees, subject only to approval by Unit Owners when such approval is specifically required.

10.3 Election; Removal. Directors of the Association shall be elected at the annual meeting of the members in the manner determined by and subject to the qualifications set forth in the Bylaws. Directors may be removed and vacancies on the Board of Directors shall be filled in the manner provided by the Bylaws.

10.4 Term of Developer’s Directors. The Developer of the Condominium shall appoint the members of the first Board of Directors and their replacements who shall hold office for the periods described in the Bylaws.

10.5 First Directors. The names and addresses of the members of the first Board of Directors who shall hold office until their successors are elected and have taken office, as provided in the Bylaws, are as follows:

NAME	ADDRESS
Arthur Slaven	225 W. Hubbard Street, #400
Chicago, Illinois 60610

Michael Lerner	1555 N. Sheffield
Chicago, Illinois 60622

Laurence Ashkin	225 W. Hubbard Street, #400
Chicago, Illinois 60610

10.6 Standards. A Director shall discharge his or her duties as a director, including any duties as a member of a Committee: in good faith; with the care an ordinary prudent person in a like position would exercise under similar circumstances; and in a manner reasonably believed to be in the best interests of the Association. Unless a Director has knowledge concerning a matter in question that makes reliance unwarranted, a Director, in discharging his or her duties, may rely on information, opinions, reports or statements, including financial statements and other data, if prepared or presented by: one or more officers or employees of the Association whom the Director reasonably believes to be reasonable and competent in the manners presented; legal counsel, public accountants or other persons as to matters the Director reasonably believes are within the persons’ professional or expert competence; or a Committee of which the Director is not a member if the Director reasonably believes the Committee merits confidence. A Director is not liable for any action taken as a director, or any failure to take action, if he performed the duties of his or her office in compliance with the foregoing standards.

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ARTICLE 11

INDEMNIFICATION

11.1 Indemnitees. The Association shall indemnify any person who was, will be or is a party to any proceeding (other than an action by, or in the right of, the Association) by reason of the fact that he or she is or was a director, officer, employee or agent (each, an “Indemnitee”) of the Association, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Association and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and. in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Association or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

11.2 Indemnification. The Association shall indemnify any person, who was, will be or is a party to any proceeding, or any threat of same, by or in the right of the Association to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the Association against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred, in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Association, except that no indemnification shall be made under this Article 11 in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that; despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

11.3 Indemnification for Expenses. To the extent that a director, officer, employee, or agent of the Association has been successful on the merits or otherwise in defense of any proceeding referred to in Section 11.1 or Section 11.2, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

11.4 Determination of Applicability. Any indemnification under Section 11.1 or Section 11.2 unless pursuant to a determination by a court, shall be made by the Association only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper under the circumstances because he or she has met the applicable standard of conduct set forth in Section 11.1 or Section 11.2. Such determination shall be made:

(a) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

(b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a Committee duly designated by the Board of Directors (in which directors who are parties may participate) consisting solely of two or more Directors not at the time parties to the proceeding;

(c) By independent legal counsel:

(i) selected by the Board of Directors prescribed in Section 11.4(a) or the committee prescribed in Section 11.4(b); or

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(ii) if a quorum of the Directors cannot be obtained for Section 11.4(a) and the Committee cannot be designated under Section 11.4(b), selected by majority vote of the full Board of Directors (in which Directors who are parties may participate); or

(d) By a majority of the voting interests of the members of the Association who were not parties to such proceeding.

11.5 Determination Regarding Expenses. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by Section 11.4(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

11.6 Advancing Expenses. Expenses incurred by an officer or director in defending a civil or criminal proceeding, or the threat of same, may be paid by the Association in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the Association pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the Board of Directors deems appropriate.

11.7 Exclusivity: Exclusions. The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and the Association may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

(a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause, to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

(b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit; or

(c) Willful misconduct or a conscious disregard for the best interests of the Association in a proceeding by or in the right of the Association to procure a judgment in its favor or in a proceeding by or in the right of the members of the Association.

11.8 Continuing Effect. Indemnification and advancement of expenses as provided in this Article 11 shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

11.9 Application to Court. Notwithstanding the failure of the Association to provide indemnification, and despite any contrary determination of the Board of Directors or of the members in the specific case, a director, officer, employee, or agent of the Association who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court

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conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

(a) The director, officer, employee, or agent is entitled to mandatory indemnification under Section 11.3, in which case the court shall also order the Association to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

(b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the Association of its power pursuant to Section 11.7; or

(c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in Section 11.1, Section 11.2, or Section 11.7, unless (a) a court of competent jurisdiction determines, after all available appeals have been exhausted or not pursued by the proposed indemnitee, that he or she did not act in good faith or acted in a manner he or she reasonably believed to be not in, or opposed to, the best interest of the Association, and, with respect to any criminal action or proceeding, that he or she had reasonable cause to believe his or her conduct was unlawful, and (b) such court further specifically determines that indemnification should be denied. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith or did act in a manner which he or she reasonably believed to be not in, or opposed to, the best interest of the Association, and, with respect to any criminal action or proceeding, that he or she had reasonable cause to believe that his or her conduct was unlawful.

11.10 Definitions. For purposes of this Article 11, the term “expenses” shall be deemed to include attorneys’ fees and related “out-of-pocket” expenses, including those for any appeals; the term “liability” shall be deemed to include obligations to pay a judgment, settlement, penalty, fine, and expenses actually and reasonably incurred with respect to a proceeding; the term “proceeding” shall be deemed to include any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal; and the term “agent” shall be deemed to include a volunteer; the term “serving at the request of the Association” shall be deemed to include any service as a director, officer, employee or agent of the Association that imposes duties on, and which are accepted by, such persons.

11.11 Effect. The indemnification provided by this Article 11 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any applicable law, agreement, vote of members or otherwise.

11.12 Amendment. Anything to the contrary herein notwithstanding, no amendment to the provisions of this Article 11 shall be applicable as to any party eligible for indemnification hereunder who has not given his or her prior written consent to such amendment.

ARTICLE 12

BYLAWS

The first Bylaws of the Association shall be adopted by the Board of Directors and may be altered, amended or rescinded in the manner provided in the Bylaws and the Declaration.

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ARTICLE 13

AMENDMENTS

Amendments to these Articles shall be proposed and adopted in the following manner:

13.1 Notice. Notice of a proposed amendment shall be included in the notice of any meeting at which the proposed amendment is to be considered and shall be otherwise given in the time and manner provided in Chapter 617, Florida Statutes. Such notice shall contain the proposed amendment or a summary of the changes to be affected thereby.

13.2 Adoption. Amendments shall be proposed and adopted in the manner provided in Chapter 617, Florida Statutes and in the Act (the latter to control over the former to the extent provided for in the Act).

13.3 Limitation. No amendment shall make any changes in the qualifications for membership, nor in the voting rights or property rights of members, nor any changes in Sections 5.3, 5.4 or 5.5 above, without the approval in writing of all members and the joinder of all record owners of mortgages upon Units. No amendment shall be made that is in conflict with the Act, the Declaration or the Bylaws, nor shall any amendment make any changes which would in any way affect any of the rights, privileges, powers or options herein provided in favor of or reserved to the Developer and/or Institutional First Mortgagees, unless the Developer and/or the Institutional First Mortgagees, as applicable, shall join in the execution of the amendment. No amendment to this Section 13.3 shall be effective.

13.4 Developer Amendments. Notwithstanding anything herein contained to the contrary, to the extent lawful, the Developer may amend these Articles consistent with the provisions of the Declaration allowing certain amendments to be effected by the Developer alone.

13.5 Recording. A copy of each amendment shall be filed with the Secretary of State pursuant to the provisions of applicable Florida law, and a copy certified by the Secretary of State shall be recorded in the public records of Broward County, Florida with an identification on the first page thereof of the book and page of said public records where the Declaration was recorded which contains, as an exhibit, the initial recording of these Articles.

ARTICLE 14

INITIAL REGISTERED OFFICE

ADDRESS AND NAME OF REGISTERED AGENT

The initial registered office of this corporation shall be at c/o William Bloom, 701 Brickell Avenue, Suite 3000, Miami, Florida 33131 with the privilege of having its office and branch offices at other places within or without the State of Florida. The initial registered agent at that address shall be Mary Koberstein.

The Incorporator has affixed his signature this      day of                         , 200  .

Mary Koberstein Incorporator

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CERTIFICATE DESIGNATING PLACE OF BUSINESS OR DOMICILE

FOR THE SERVICE OF PROCESS WITHIN THIS STATE,

NAMING AGENT UPON WHOM PROCESS MAY BE SERVED

In compliance with the laws of Florida, the following is submitted:

First — That desiring to organize under the laws of the State of Florida with its principal office, as indicated in the foregoing Articles of Incorporation, in the County of Broward, State of Florida, the Association named in the said articles has named Mary Koberstein, located at c/o William Bloom, 701 Brickell Avenue, Suite 3000, Miami, Florida 33131, as its statutory registered agent.

Having been named the statutory agent of said Association at the place designated in this certificate, I am familiar with the obligations of that position, and hereby accept the same and agree to act in this capacity, and agree to comply with the provisions of Florida law relative to keeping the registered office open.

Mary Koberstein

DATED this day of , 200 .

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EXHIBIT “4”

BYLAWS

OF

SIAN RESORT RESIDENCES I CONDOMINIUM ASSOCIATION, INC.

11

BYLAWS

OF

SIAN RESORT RESIDENCES I CONDOMINIUM ASSOCIATION, INC.

A corporation not for profit organized

under the laws of the State of Florida

1. Identity. These are the Bylaws of SIAN RESORT RESIDENCES I CONDOMINIUM ASSOCIATION, INC. (the “Association”), a corporation not-for-profit incorporated under the laws of the State of Florida, and organized for the purposes set forth in its Articles of Incorporation.

1.1 Fiscal Year. The fiscal year of the Association shall be the twelve month period commencing January 1st and terminating December 31st of each year. The provisions of this Section 1.1 may be amended at any time by a majority of the Board of Directors of the Association.

1.2 Seal. The seal of the Association shall bear the name of the corporation, the word “Florida”, the words “Corporation Not for Profit”, and the year of incorporation.

2. Definitions. For convenience, these Bylaws shall be referred to as the “Bylaws” and the Articles of Incorporation of the Association as the “Articles”. The other terms used in these Bylaws shall have the same definitions and meanings as those set forth in the Declaration for SIAN RESORT RESIDENCES I CONDOMINIUM, unless herein provided to the contrary, or unless the context otherwise requires.

3. Members.

3.1 Annual Meeting. The annual members’ meeting shall be held on the date, at the place and at the time determined by the Board of Directors from time to time, provided that there shall be an annual meeting every calendar year and, to the extent possible, no later than thirteen (13) months after the last preceding annual meeting. The purpose of the meeting shall be, except as provided herein to the contrary, to elect Directors, and to transact any other business authorized to be transacted by the members, or as stated in the notice of the meeting sent to Unit Owners in advance thereof. Unless changed by the Board of Directors, the first annual meeting shall be held in the month of October following the year in which the Declaration is filed.

3.2 Special Meetings. Special members’ meetings shall be held at such places as provided herein for annual meetings, and may be called by the President or by a majority of the Board of Directors of the Association, and must be called by the President or Secretary upon receipt of a written request from a majority of the members of the Association. The business conducted at a special meeting shall be limited to those agenda items specifically identified in the notice of the meeting. Special meetings may also be called by Unit Owners in the manner provided for in the Act. Notwithstanding the foregoing: (i) as to special meetings regarding the adoption of the Condominium’s estimated operating budget, reference should be made to Section 10.1 of these Bylaws; and (ii) as to special meetings regarding recall of Board of Directors members, reference should be made to Section 4.3 of these Bylaws.

3.3 Participation by Unit Owners. Subject to the following and such further reasonable restrictions as may be adopted from time to time by the Board of Directors, Unit Owners shall have the right to speak at the annual and special meetings of the Unit Owners, committee meetings and Board of Directors meetings with reference to all designated agenda items. A Unit Owner does not have the right to speak with respect to items not specifically designated on the agenda, provided, however, that the Board of Directors may permit a Unit Owner to speak on such items in its discretion. Every Unit Owner who desires to speak at a meeting, may do so, provided that the Unit

Owner has filed a written request with the Secretary of the Association not less than 24 hours prior to the scheduled time for commencement of the meeting. Unless waived by the chairman of the meeting (which may be done in the chairman’s sole and absolute discretion and without being deemed to constitute a waiver as to any other subsequent speakers), all Unit Owners speaking at a meeting shall be limited to a maximum of three (3) minutes per speaker. Any Unit Owner may tape record or videotape a meeting, subject to the following and such further reasonable restrictions as may be adopted from time to time by the Board of Directors:

(a) The only audio and video equipment and devices which Unit Owners are authorized to utilize at any such meeting is equipment which does not produce distracting sound or light emissions;

(b) Audio and video equipment shall be assembled and placed in position in advance of the commencement of the meeting;

(c) Anyone videotaping or recording a meeting shall not be permitted to move about the meeting room in order to facilitate the recording; and

(d) At least 48 hours (or 24 hours with respect to a Board of Directors meeting) prior written notice shall be given to the Secretary of the Association by any Unit Owner desiring to make an audio or video taping of the meeting.

3.4 Notice of Meeting; Waiver of Notice. Notice of a meeting of members (annual or special), stating the time and place and the purpose(s) for which the meeting is called, shall be given by the President or Secretary. A copy of the notice shall be posted at a conspicuous place on the Condominium Property. The notice of an annual or special meeting shall be hand delivered, electronically transmitted (to those primary occupants who consent to receive notice by electronic transmission) or sent by regular mail to each Unit Owner, unless the Unit Owner waives in writing the right to receive notice of the annual meeting by mail. The delivery, mailing or electronic mailing shall be to the address or electronic mailing address of the member as last furnished to the Association by the Unit Owner. However, if a Unit is owned by more than one person, the Association shall provide notice, for meetings and all other purposes, to that one address or electronic mailing address initially identified for that purpose by the Developer and thereafter as one or more of the Owners of the Unit shall so advise the Association in writing, or if no address or electronic mailing address is given or if the Owners disagree, notice shall be sent to the address or electronic mailing address for the Owner as set forth on the deed of the Unit. The posting and mailing of the notice for either special or annual meetings, which notice shall incorporate an identification of agenda items, shall be effected not less than fourteen (14) continuous days, nor more than sixty (60) days, prior to the date of the meeting. The Board of Directors shall adopt by rule, and give notice to Unit Owners of, a specific location on the Condominium Property upon which all notices of members’ meetings shall be posted. In lieu of or in addition to the physical posting of notice of any meeting of the Unit Owners on the Condominium Property, the Association may, by reasonable rule, adopt a procedure for conspicuously posting and repeatedly broadcasting the notice and the agenda on a closed-circuit cable television system serving the Association, if any. However, if broadcast notice is used in lieu of a notice posted physically on the Condominium Property, the notice and agenda must be broadcast at least four times every broadcast hour of each day that a posted notice is otherwise required. When broadcast notice is provided, the notice and agenda must be broadcast in a manner and for a sufficient continuous length of time so as to allow an average reader to observe the notice and read and comprehend the entire content of the notice and the agenda.

Notice of specific meetings may be waived before or after the meeting and the attendance of any member (or person authorized to vote for such member), either in person or by proxy, shall

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constitute such member’s waiver of notice of such meeting, and waiver of any and all objections to the place of the meeting, the time of the meeting or the manner in which it has been called or convened, except when his (or his authorized representative’s) attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of business because the meeting is not lawfully called.

An officer of the Association, or the manager or other person providing notice of the meeting shall provide an affidavit or United States Postal Service certificate of mailing, to be included in the official records of the Association, affirming that notices of meetings were posted and mailed, electronically transmitted (for those Members who consent to notice by electronic transmission) or hand delivered in accordance with this Section and Section 718.112(2)(d) of the Act, to each Unit Owner at the appropriate address for such Unit Owner. No other proof of notice of a meeting shall be required.

3.5 Quorum. A quorum at members’ meetings shall be attained by the presence, either in person or by proxy (limited or general), of persons entitled to cast in excess of 33 1/3% of the votes of members entitled to vote at the subject meeting.

3.6 Voting.

(a) Number of Votes. Except as provided in Section 3.11 hereof, in any meeting of members, the Owners of each Unit shall be entitled to cast the number of votes designated for their Unit as set forth in the Articles. The vote of a Unit shall not be divisible.

(b) Majority Vote. The acts approved by a majority of the votes present in person or by proxy at a meeting at which a quorum shall have been attained shall be binding upon all Unit Owners for all purposes, except where otherwise provided by law, the Declaration, the Articles or these Bylaws. As used in these Bylaws, the Articles or the Declaration, the terms “majority of the Unit Owners” and “majority of the members” shall mean a majority of the votes entitled to be cast by the members and not a majority of the members themselves and shall further mean more than 50% of the then total authorized votes present in person or by proxy and voting at any meeting of the Unit Owners at which a quorum shall have been attained. Similarly, if some greater percentage of members is required herein or in the Declaration or Articles, it shall mean such greater percentage of the votes of members and not of the members themselves.

(c) Voting Member. If a Unit is owned by one person, that person’s right to vote shall be established by the roster of members. If a Unit is owned by more than one (1) person, those persons (including husbands and wives) shall decide among themselves as to who shall cast the vote of the Unit. In the event that those persons cannot so decide, no vote shall be cast. A person casting a vote for a Unit shall be presumed to have the authority to do so unless the President or the Board of Directors is otherwise notified. If a Unit is owned by a corporation, the person entitled to cast the vote for the Unit shall be designated by a certificate signed by an appropriate officer of the corporation and filed with the Secretary of the Association. Such person need not be a Unit Owner. Those certificates shall be valid until revoked or until superseded by a subsequent certificate or until a change in the ownership of the Unit concerned. A certificate designating the person entitled to cast the vote for a Unit may be revoked by any record owner of an undivided interest in the Unit. If a certificate designating the person entitled to cast the vote for a Unit for which such certificate is required is not on file or has been revoked, the vote attributable to such Unit shall not be considered in determining whether a quorum is present, nor for any other purpose, and the total number of authorized votes in the Association shall be reduced accordingly until such certificate is filed.

(d) Only the Owners of the Hotel Unit may vote as to those matters concerning only the Hotel Unit (including without limitation, the election of the one (1) Hotel Director as set

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forth in Article IX of the Articles of Incorporation and Article IV of these Bylaws), and only the Owners of the Residential Units may vote as to those matters concerning only Residential Units (including without limitation, the election of the four (4) Residential Directors as set forth in Article IX of the Articles of Incorporation and Article IV of these Bylaws). All members shall vote on matters concerning both the Hotel Unit and Residential Units and matters that cannot be clearly categorized as affecting only the Hotel Unit or Residential Units exclusively.

3.7 Proxies. Votes to be cast at meetings of the Association membership may be cast in person or by proxy. Except as specifically provided herein, Unit Owners may not vote by general proxy, but may vote by limited proxies substantially conforming to the limited proxy form approved by the Division. Limited proxies shall be permitted for votes to the extent permitted by the Act. No proxy, limited or general, shall be used in the election of Board of Directors members. General proxies may be used for other matters for which limited proxies are not required and may also be used in voting for nonsubstantive changes to items for which a limited proxy is required and given. A proxy may be made by any person entitled to vote, but shall only be valid for the specific meeting for which originally given and any lawful adjourned meetings thereof. In no event shall any proxy be valid for a period longer than 90 days after the date of the first meeting for which it was given. Every proxy shall be revocable at any time at the pleasure of the person executing it. A proxy must be in writing, signed by the person authorized to cast the vote for the Unit (as above described), name the person(s) voting by proxy and the person authorized to vote for such person(s) and filed with the Secretary before the appointed time of the meeting, or before the time to which the meeting is adjourned. Each proxy shall contain the date, time and place of the meeting for which it is given and, if a limited proxy, shall set forth the matters on which the proxy holder may vote and the manner in which the vote is to be cast. There shall be no limitation on the number of proxies which may be held by any person (including a designee of the Developer). If a proxy expressly provides, any proxy holder may appoint, in writing, a substitute to act in its place. If such provision is not made, substitution is not permitted.

3.8 Adjourned Meeting. If any proposed meeting cannot be organized because a quorum has not been attained, the members who are present, either in person or by proxy, may adjourn the meeting from time to time until a quorum is present, provided notice of the newly scheduled meeting is given in the manner required for the giving of notice of a meeting. Except as required above, proxies given for the adjourned meeting shall be valid for the newly scheduled meeting unless revoked.

3.9 Order of Business: If a quorum has been attained, the order of business at annual members’ meetings, and, if applicable, at other members’ meetings, shall be:

(a)	Collect any ballots not yet cast;

(b)	Call to order by President;

(c)	Appointment by the President of a chairman of the meeting (who need not be a member or a director);

(d)	Appointment of inspectors of election;

(e)	Counting of Ballots for Election of Directors;

(f)	Proof of notice of the meeting or waiver of notice;

(g)	Reading of minutes;

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(h)	Reports of officers;

(i)	Reports of committees;

(j)	Unfinished business;

(k)	New business;

(l)	Adjournment.

Such order may be waived in whole or in part by direction of the chairman.

3.10 Minutes of Meeting. The minutes of all meetings of Unit Owners shall be kept in a book available for inspection by Unit Owners or their authorized representatives and Board of Directors members at any reasonable time. The Association shall retain these minutes for a period of not less than seven (7) years.

3.11 Action Without A Meeting. Anything to the contrary herein notwithstanding, to the extent lawful, any action required or which may be taken at any annual or special meeting of members, may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the members (or persons authorized to cast the vote of any such members as elsewhere herein set forth) having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of members at which all members (or authorized persons) entitled to vote thereon were present and voted. In order to be effective, the action must be evidenced by one or more written consents describing the action taken, dated and signed by approving members having the requisite number of votes and entitled to vote on such action, and delivered to the Secretary of the Association, or other authorized agent of the Association. Written consent shall not be effective to take the corporate action referred to in the consent unless signed by members having the requisite number of votes necessary to authorize the action within sixty (60) days of the date of the earliest dated consent and delivered to the Association as aforesaid. Any written consent may be revoked prior to the date the Association receives the required number of consents to authorize the proposed action. A revocation is not effective unless in writing and until received by the Secretary of the Association, or other authorized agent of the Association. Within ten (10) days after obtaining such authorization by written consent, notice must be given to members who have not consented in writing. The notice shall fairly summarize the material features of the authorized action. A consent signed in accordance with the foregoing has the effect of a meeting vote and may be described as such in any document.

4. Directors.

4.1 Membership.

The first Board of Directors shall consist of not less than three (3) persons as designated in the Articles of Incorporation. Pursuant to the Declaration of Condominium, the Developer reserves the right to appoint Directors to the Board as set forth therein. At such time as the Members, other than the Developer, are entitled to elect the majority of the Directors, the number of Directors shall be increased to five (5); four (4) of whom will be elected by the Residential Unit Owners and one (1) of whom will be elected by the Hotel Operator.

Directors, other than the Developer, or its designee, must be Unit Owners (or, if a Unit is owned by a business entity, then the director(s) may be an officer, director, shareholder, manager, or member of such business entity, as applicable) and be natural persons who are 18 years of age or older. Any person who has been convicted of any felony by any court of record in the United States and who has

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not had his or her right to vote restored pursuant to law in the jurisdiction of his or her residence is not eligible for Board membership (provided, however, that the validity of any Board action is not affected if it is later determined that a member of the Board is ineligible for Board membership due to having been convicted of a felony). Directors may not vote at Board meetings by proxy or by secret ballot.

4.2 Election of Directors.

(a) In the election of Residential Directors, there shall be appurtenant to each Residential Unit one (1) vote for each Director to be elected. Provided, however, that no Residential Unit Owner may cast more than one (1) vote for any person nominated as a Director, it being the intent hereof that voting for Directors shall be non-cumulative. The election shall be by secret ballot, but if there is only one (1) candidate for election to fill each vacancy, no election is required.

(b) The Hotel Director shall be appointed by the Hotel Operator.

(c) Election of Directors shall be held at the annual members’ meeting, except as herein provided to the contrary. Not less than sixty (60) days prior to a scheduled election, the Association shall mail, deliver or electronically transmit (for those Members who consent to notice by electronic transmission) to each Unit Owner entitled to vote, a first notice of the date of election. Any Unit Owner or other eligible person desiring to be a candidate for the Board shall give written notice to the Secretary of the Association not less than forty (40) days prior to the scheduled election. Together with the notice of meeting and agenda sent in accordance with Section 3.4 above, the Association shall then, mail, deliver or electronically transmit (for those Members who consent to notice by electronic transmission) a second notice of the meeting, not less than fourteen (14) days prior to the date of the meeting, to all Unit Owners entitled to vote therein, together with a ballot which shall list all candidates. Upon request of a candidate, the Association shall include an information sheet, no larger than 8-1/2 inches by 11 inches furnished by the candidate, which must be furnished by the candidate to the Association not less than thirty five (35) days before the election, to be included with the mailing of the ballot, with the costs of mailing, electronically transmitting (for those Members who consent to notice by electronic transmission) or delivery and copying to be borne by the Association. The Association is not liable for the contents of the information sheets prepared by the candidates. In order to reduce costs, the Association may print or duplicate the information sheets on both sides of the paper.

(d) Only Residential Unit Owners may serve as Residential members of the Board and only the Hotel Operator may serve as the Hotel Unit member of the Board. Any Member desiring to be a candidate for the Board must give written notice to the Board not less than forty (40) days before the scheduled election. The Association shall mail, electronically transmit (for those Members who consent to notice by electronic transmission) or deliver a written notice of the meeting and agenda together with a second notice of the election to all Members, together with a ballot which shall list all candidates and may contain such information about the candidate as provided in accordance with the rules and regulations of the Board.

(e) For so long as the Developer has the right to appoint at least one (1) member of the Board of Directors, as provided in Section 718.301, Florida Statutes, the Director appointed by the Developer shall be a Hotel Director. The remaining members of the Board of Directors shall be elected at large, by a plurality of the votes cast at the annual meeting of the general membership; provided that the Residential Units Owners will elect the Residential members of the Board and the Hotel Operator will elect the Hotel Unit member of the Board (except to the extent the Developer has the right to appoint a Hotel Director). Commencing with the first annual election of Directors after the Developer shall have lost or relinquished the right to appoint at least one (1) Director, the Members shall elect all the Directors, by a plurality of the votes cast by written ballot or voting

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(e) The election of directors shall be by written ballot or voting machine. Proxies shall in no event be used in electing the Board of Directors at general elections or to fill vacancies caused by resignation or otherwise, provided, however, that limited proxies may be used to fill a vacancy resulting from the recall of a director, in the manner provided by the rules of the Division. Elections shall be decided by a plurality of those ballots and votes cast. There shall be no quorum requirement, however at least 20 percent of the eligible voters must cast a ballot in order to have a valid election of members of the Board of Directors. There shall be no cumulative voting.

(f) Notwithstanding the provisions of this Section 4.2, an election is not required unless more candidates file notices of intent to run or are nominated than vacancies exist on the Board of Directors.

4.3 Vacancies and Removal.

(a) Except as to vacancies resulting from removal of Directors by members (as addressed in Section 4.3(b) below), vacancies in the Board of Directors occurring between annual meetings of members shall be filled by a majority vote of the remaining Directors at any Board of Directors meeting (even if the remaining Directors constitute less than a quorum), provided that all vacancies in directorships to which Directors were appointed by the Developer pursuant to the provisions of Section 4.15 hereof shall be filled by the Developer without the necessity of any meeting. Vacancies on the Board of Directors may be filled, through the next regularly scheduled election, by the remaining Directors except that should any vacancy on the Board of Directors be created in a directorship previously filled by any person appointed by Developer, such vacancy should be filled by Developer appointing by written instrument delivered to any officer of the Association, the successor Director, who shall fill the vacated directorship. The vacancy of a Residential member of the Board of Directors must be filled by a Residential member. The vacancy of a Hotel Unit member of the Board of Directors must be filled by a Hotel Unit member.

(b) Any Director elected by the members (other than the Developer) may be removed by concurrence of a majority of the voting interests of the members at a special meeting of members called for that purpose or by written agreement signed by a majority of all voting interests. The vacancy in the Board of Directors so created shall be filled by the members at a special meeting of the members called for such purpose, or by the Board of Directors, in the case of removal by a written agreement unless said agreement also designates a new Director to take the place of the one removed. The conveyance of all Units owned by a Director in the Condominium (other than appointees of the Developer or Directors who were not Unit Owners) shall constitute the resignation of such Director.

(c) Anything to the contrary herein notwithstanding, until a majority of the Directors are elected by members other than the Developer of the Condominium, neither the first Directors of the Association, nor any Directors replacing them, nor any Directors named by the Developer, shall be subject to removal by members other than the Developer. The first Directors and Directors replacing them may be removed and replaced by the Developer without the necessity of any meeting.

(d) If a vacancy on the Board of Directors results in the inability to obtain a quorum of directors in accordance with these Bylaws, and the remaining Directors fail to fill the vacancy by appointment of a director in accordance with applicable law, then any Owner may apply to the Circuit Court within whose jurisdiction the Condominium lies for the appointment of a receiver to manage the affairs of the Association. At least thirty (30) days prior to applying to the Circuit Court, the Unit Owner shall mail or electronically transmit (for those Members who consent to notice by electronic transmission) to the Association and post in a conspicuous place on the Condominium Property a notice describing the intended action and giving the Association an

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opportunity to fill the vacancy(ies) in accordance with these Bylaws. If, during such time, the Association fails to fill the vacancy(ies), the Unit Owner may proceed with the petition. If a receiver is appointed, the Association shall be responsible for the salary of the receiver, court costs and attorneys’ fees. The receiver shall have all powers and duties of a duly constituted Board of Directors, and shall serve until the Association fills the vacancy(ies) on the Board of Directors sufficient to constitute a quorum in accordance with these Bylaws.

4.4 Term. Until such time as the Members are entitled to elect all of the Directors, each Director shall serve for one (1) year until the next annual meeting or such other time as his successor is duly elected and has taken office, or until he is removed in the manner elsewhere provided. At the turnover meeting at which the Members are entitled to elect all of the members of the Board of Directors, one (1) Residential directorship and the one (1) Hotel Unit directorship shall be designated as a three (3) year director, one (1) Residential directorship shall be designated as a two (2) year director and the remaining Residential directors shall be for a one (1) year term. The intent hereof is to stagger the terms of the directorships so that there shall be some members of the Board with prior experience. Notwithstanding the foregoing, each Director elected at the turnover meeting to serve a one (1) year term shall serve until the first annual meeting following the turnover meeting; provided however that if such period shall be less than six (6) months, such directors shall serve until the second annual meeting following the turnover meeting. Notwithstanding the foregoing, any Director designated by the Developer shall serve at the pleasure of the Developer and may be removed and replaced by the Developer at any time.

4.5 Organizational Meeting. The organizational meeting of newly-elected or appointed Directors shall be held within ten (10) days of their election or appointment. The directors calling the organizational meeting shall give at least three (3) days advance notice thereof, stating the time and place of the meeting.

4.6 Meetings. Meetings of the Board of Directors may be held at such time and place as shall be determined, from time to time, by a majority of the Directors. Meetings of the Board of Directors may be held by telephone conference, with those Directors attending by telephone counted toward the quorum requirement, provided that a telephone speaker must be used so that the conversation of those Directors attending by telephone may be heard by the Directors and any Unit Owners attending such meeting in person. Notice of meetings shall be given to each Director, personally, by mail, electronically transmit (for those Members who consent to notice by electronic transmission), telephone or telegraph, and shall be transmitted at least three (3) days prior to the meeting. Meetings of the Board of Directors and any Committee thereof at which a quorum of the members of that Committee are present shall be open to all Unit Owners. Any Unit Owner may tape record or videotape meetings of the Board of Directors, in accordance with the rules of the Division. The right to attend such meetings includes the right to speak at such meetings with respect to all designated agenda items. The Association may adopt reasonable rules governing the frequency, duration and manner of Unit Owner statements. Adequate notice of such meetings, which notice shall specifically incorporate an identification of agenda items, shall be posted conspicuously on the Condominium Property at least forty-eight (48) continuous hours preceding the meeting, except in the event of an emergency. Any item not included on the notice may be taken up on an emergency basis by at least a majority plus one of the members of the Board of Directors. Such emergency action shall be noticed and ratified at the next regular meeting of the Board of Directors. Notwithstanding the foregoing, written notice of any meeting of the Board of Directors at which nonemergency special assessments, or at which amendment to rules regarding unit use will be proposed, discussed or approved, shall be mailed, delivered or electronically transmitted (for those Members who consent to notice by electronic transmission) to all Unit Owners and posted conspicuously on the Condominium Property not less than fourteen (14) continuous days prior to the meeting. Evidence of compliance with this fourteen (14) continuous day notice shall be made by an affidavit executed by the Secretary of the Association and filed among the official records of the

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Association. The Board of Directors shall adopt by rule; and give notice to Unit Owners of, a specific location on the Condominium Property upon which all notices of Board of Directors and/or Committee meetings shall be posted. In lieu of or in addition to the physical posting of notice of any meeting of the Board of Directors on the Condominium Property, the Association may, by reasonable rule, adopt a procedure for conspicuously posting and repeatedly broadcasting the notice and the agenda on a closed-circuit cable television system serving the Association, if any. However, if broadcast notice is used in lieu of a notice posted physically on the Condominium Property, the notice and agenda must be broadcast at least four times every broadcast hour of each day that a posted notice is otherwise required. When broadcast notice is provided, the notice and agenda must be broadcast in a manner and for a sufficient continuous length of time so as to allow an average reader to observe the notice and read and comprehend the entire content of the notice and the agenda. Special meetings of the Directors may be called by the President, and must be called by the President or Secretary at the written request of one-third (1/3) of the Directors or where required by the Act. A Director or member of a Committee of the Board of Directors may submit in writing his or her agreement or disagreement with any action taken at a meeting that the Board of Directors member or committee member did not attend, but the agreement or disagreement may not be used as a vote for or against the action taken and may not be used for purposes of creating a quorum.

4.7 Waiver of Notice. Any Director may waive notice of a meeting before or after the meeting and that waiver shall be deemed equivalent to the due receipt by said Director of notice. Attendance by any Director at a meeting shall constitute a waiver of notice of such meeting, and a waiver of any and all objections to the place of the meeting, to the time of the meeting or the manner in which it has been called or convened, except when a Director states at the beginning of the meeting, or promptly upon arrival at the meeting, any objection to the transaction of affairs because the meeting is not lawfully called or convened.

4.8 Quorum. A quorum at Directors’ meetings shall consist of a majority of the entire Board of Directors. The acts approved by a majority of those present at a meeting at which a quorum is present shall constitute the acts of the Board of Directors, except when approval by a greater number of Directors is specifically required by the Declaration, the Articles or these Bylaws.

4.9 Adjourned Meetings. If, at any proposed meeting of the Board of Directors, there is less than a quorum present, the majority of those present may adjourn the meeting from time to time until a quorum is present, provided notice of such newly scheduled meeting is given as required hereunder. At any newly scheduled meeting, any business that might have been transacted at the meeting as originally called may be transacted as long as notice of such business to be conducted at the rescheduled meeting is given, if required (e.g., with respect to budget adoption).

4.10 Joinder in Meeting by Approval of Minutes. The joinder of a Director in the action of a meeting by signing and concurring in the minutes of that meeting shall constitute the approval of that Director of the business conducted at the meeting; but such joinder shall not be used as a vote for or against any particular action taken and shall not allow the applicable Director to be counted as being present for purposes of quorum.

4.11 Presiding Officer. The presiding officer at the Directors’ meetings shall be the President (who may, however, designate any other Unit Owner to preside).

4.12 Order of Business. If a quorum has been attained, the order of business at Directors’ meetings shall be:

(a)	Proof of due notice of meeting;

(b)	Reading and disposal of any unapproved minutes;

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(c)	Reports of officers and committees;

(d)	Election of officers;

(e)	Unfinished business;

(f)	New business;

(g)	Adjournment.

Such order may be waived in whole or in part by direction of the presiding officer.

4.13 Minutes of Meetings. The minutes of all meetings of the Board of Directors shall be kept in a book available for inspection by Unit Owners, or their authorized representatives, and Board of Directors members at any reasonable time. The Association shall retain these minutes for a period of not less than seven years.

4.14 Committees. The Board of Directors may by resolution also create Committees and appoint persons to such Committees and vest in such Committees such powers and responsibilities as the Board of Directors shall deem advisable.

4.15 Proviso. Notwithstanding anything to the contrary contained in this Article 4 or otherwise, the Board of Directors shall consist of three directors during the period that the Developer is entitled to appoint a majority of the Directors, as hereinafter provided. The Developer shall have the right to appoint all of the members of the Board of Directors until Unit Owners other than the Developer own fifteen (15%) percent or more of the Units in the Condominium. When Unit Owners other than the Developer own fifteen percent (15%) or more of the Units in the Condominium that will be operated ultimately by the Association, the Unit Owners other than the Developer shall be entitled to elect not less than one-third (1/3) of the members of the Board of Directors. Upon the election of such director(s), the Developer shall forward to the Division of Florida Land Sales, Condominiums and Mobile Homes the name and mailing address of the director(s) elected. Unit Owners other than the Developer are entitled to elect not less than a majority of the members of the Board of Directors: (a) three years after fifty (50%) percent of the Units that will be operated ultimately by the Association have been conveyed to purchasers; (b) three months after ninety (90%) percent of the Units that will be operated ultimately by the Association have been conveyed to purchasers; (c) when all of the Units that will be operated ultimately by the Association have been completed, some of them have been conveyed to purchasers, and none of the others are being offered for sale by the Developer in the ordinary course of business; (d) when some of the Units have been conveyed to purchasers, and none of the others are being constructed or offered for sale by the Developer in the ordinary course of business; or (e) seven (7) years after recordation of the Declaration, whichever occurs first. The Developer is entitled (but not obligated) to elect at least one (1) member of the Board of Directors as long as the Developer holds for sale in the ordinary course of business five percent (5%) of the Units that will be operated ultimately by the Association.

The Developer may transfer control of the Association to Unit Owners other than the Developer prior to such dates in its sole discretion by causing enough of its appointed Directors to resign, whereupon it shall be the affirmative obligation of Unit Owners other than the Developer to elect Directors and assume control of the Association. Provided at least sixty (60) days’ notice of Developer’s decision to cause its appointees to resign is given to Unit Owners, neither the Developer, nor such appointees, shall be liable in any manner in connection with such resignations even if the Unit Owners other than the Developer refuse or fail to assume control.

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Within seventy-five (75) days after the Unit Owners other than the Developer are entitled to elect a member or members of the Board of Directors, or sooner if the Developer has elected to accelerate such event as aforesaid, the Association shall call, and give not less than sixty (60) days’ notice of an election for the member or members of the Board of Directors. The notice may be given by any Unit Owner if the Association fails to do so.

At the time the Unit Owners other than the Developer elect a majority of the members of the Board of Directors of the Association, the Developer shall relinquish control of the Association and such Unit Owners shall accept control. At that time (except as to Section 4.15(g), which may be ninety (90) days thereafter) Developer shall deliver to the Association, at Developer’s expense, all property of the Unit Owners and of the Association held or controlled by the Developer, including, but not limited to, the following items, if applicable to the Condominium:

(a) The original or a photocopy of the recorded Declaration of Condominium, and all amendments thereto. If a photocopy is provided, the Developer must certify by affidavit that it is a complete copy of the actual recorded Declaration.

(b) A certified copy of the Articles of Incorporation of the Association.

(c) A copy of the Bylaws of the Association.

(d) The minute book, including all minutes, and other books and records of the Association.

(e) Any rules and regulations which have been adopted.

(f) Resignations of resigning officers and Board of Directors members who were appointed by the Developer.

(g) The financial records, including financial statements of the association, and source documents from the incorporation of the Association through the date of the turnover. The records shall be audited for the period from the incorporation of the Association or from the period covered by the last audit, if applicable, by an independent certified public accountant. All financial statements shall be prepared in accordance with generally accepted accounting principles and shall be, audited in accordance with generally accepted auditing standards as prescribed by the Florida Board of Accountancy. The accountant performing the audit shall examine to the extent necessary supporting documents and records, including the cash disbursements and related paid invoices to determine if expenditures were for Association purposes, and billings, cash receipts and related records to determine that the Developer was charged and paid the proper amounts of Assessments.

(h) Association funds or the control thereof.

(i) All tangible personal property that is the property of the Association or is or was represented by the Developer to be part of the Common Elements or is ostensibly part of the Common Elements, and an inventory of such property.

(j) A copy of the plans and specifications utilized in the construction or remodeling of Improvements and the supplying of equipment, and for the construction and installation of all mechanical components serving the Improvements and the Condominium Property, with a certificate, in affidavit form, of an officer of the Developer or an architect or engineer authorized to practice in Florida, that such plans and specifications represent, to the best of their knowledge and belief, the actual plans and specifications utilized in the construction and

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improvement of the Condominium Property and the construction and installation of the mechanical components serving the Improvements and the Condominium Property.

(k) A list of the names and addresses of all contractors, subcontractors and suppliers, of which Developer had knowledge at any time in the development of the Condominium, utilized in the construction or remodeling of the improvements and the landscaping of the Condominium Property.

(1) Insurance policies.

(m) Copies of any Certificates of Occupancy which may have been issued for the Condominium Property.

(n) Any other permits issued by governmental bodies applicable to the Condominium Property in force or issued within one (1) year prior to the date the Unit Owners take control of the Association.

(o) All written warranties of contractors, subcontractors, suppliers and manufacturers, if any, that are still effective.

(p) A roster of Unit Owners and their addresses and telephone numbers, if known, as shown on the Developer’s records. The Association shall also maintain the electronic mailing addresses and the numbers designated by Members for receiving notice sent by electronic transmissions (for those Members who consent to notice by electronic transmission).

(q) Leases of the Common Elements and other leases to which the Association is a party, if applicable.

(r) Employment contracts or service contracts in which the Association is one of the contracting parties, or service contracts in which the Association or Unit Owners have an obligation or responsibility, directly or indirectly, to pay some or all of the fee or charge of the person or persons performing the service.

(s) All other contracts to which the Association is a party.

5.	Authority of the Board.

5.1 Powers and Duties. The Board of Directors shall have the powers and duties necessary for the administration of the affairs of the Condominium and may take all acts, through the proper officers of the Association, in executing such powers, except such acts which by law, the Declaration, the Articles or these Bylaws may not be delegated to the Board of Directors by the Unit Owners. Such powers and duties of the Board of Directors, shall include, without limitation (except as limited elsewhere herein), the following:

(a) Operating and maintaining all Common Elements.

(b) Determining the expenses required for the operation of the Common Elements.

(c) Employing and dismissing the personnel necessary for the maintenance and operation of the Common Elements.

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(d) Adopting and amending rules and regulations concerning the details of the operation and use of the Common Elements, subject to a right of the Unit Owners to overrule the Board of Directors as provided in Article 14 hereof.

(e) Maintaining bank accounts on behalf of the Association and designating the signatories required therefore.

(f) Purchasing, leasing or otherwise acquiring title to, or an interest in, property in the name of the Association, or its designee, for the use and benefit of its members. The power to acquire personal property shall be exercised by the Board of Directors and the power to acquire real property shall be exercised as described herein and in the Declaration.

(g) Purchasing, leasing or otherwise acquiring Units or other property, including, without limitation, Units at foreclosure or other judicial sales, all in the name of the Association, or its designee.

(h) Selling, leasing, mortgaging or otherwise dealing with Units acquired, and subleasing Units leased, by the Association, or its designee.

(i) Organizing corporations and appointing persons to act as designees of the Association in acquiring title to or leasing Units or other property.

(j) Obtaining and reviewing insurance for the Common Elements.

(k) Making repairs, additions and improvements to, or alterations of, Common Elements, and repairs to and restoration of Common Elements, in accordance with the provisions of the Declaration after damage or destruction by fire or other casualty, or as a result of condemnation or eminent domain proceedings or otherwise.

(1) Enforcing obligations of the Unit Owners, allocating profits and expenses and taking such other actions as shall be deemed necessary and proper for the sound management of the Common Elements.

(m) Levying fines against appropriate Unit Owners for violations of the rules and regulations established by the Association to govern the conduct of such Unit Owners. No fine shall be levied except after giving reasonable notice and opportunity for a hearing to the affected Unit Owner and, if applicable, his tenant, licensee or invitee. The hearing must be held before a committee of other Unit Owners. If the committee does not agree with the fine, the fine may not be levied. No fine may exceed $100.00 per violation, however, a fine may be levied on the basis of each day of a continuing violation with a single notice and opportunity for hearing, provided however, that no such fine shall in the aggregate exceed $1,000.00. No fine shall become a lien upon a Unit.

(n) Borrowing money on behalf of the Association when required in connection with the operation, care, upkeep and maintenance of Common Elements (if the need for the funds is unanticipated) or the acquisition of real property, and granting mortgages on and/or security interests in Association owned property; provided, however, that the consent of the Owners of at least two-thirds (2/3rds) of the Units represented at a meeting at which a quorum has been attained in accordance with the provisions of these Bylaws shall be required for the borrowing of any sum which would cause the total outstanding indebtedness of the Association to exceed $50,000.00 if any sum borrowed by the Board of Directors pursuant to the authority contained in this Section 5.l(o) is not repaid by the Association, a Unit Owner who pays to the creditor such portion thereof as his interest in his Common Elements bears to the interest of all the Unit Owners in the Common Elements shall be entitled to obtain from the creditor a release of any judgment or other lien which

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said creditor shall have filed or shall have the right to file against, or which will affect, such Owner’s Unit. Notwithstanding the foregoing, the restrictions on borrowing contained in this Section 5.1(o) shall not apply if such indebtedness is entered into for the purpose of financing insurance premiums, which action may be undertaken solely by the Board of Directors, without requiring a vote of the Unit Owners.

(o) Subject to the provisions of Section 5.2 below, contracting for the management and maintenance of the Common Elements and authorizing a management agent (who may be an affiliate of the Developer) to assist the Association in carrying out its powers and duties by performing such functions as the submission of proposals, collection of Assessments, preparation of records, enforcement of rules and maintenance, repair, and replacement of the Common Elements with such funds as shall be made available by the Association for such purposes. The Association and its officers shall, however, retain at all times the powers and duties granted by the Declaration, the Articles, these Bylaws and the Act, including, but not limited to, the making of Assessments, promulgation of rules and execution of contracts on behalf of the Association.

(p) Executing all documents or consents, on behalf of all Unit Owners (and their mortgagees), required by all governmental and/or quasi-governmental agencies in connection with land use and development matters (including, without limitation, plats, waivers of plat, unities of title, covenants in lieu thereof, etc.), and in that regard, each Owner, by acceptance of the deed to such Owner’s Unit, and each mortgagee of a Unit Owner by acceptance of a lien on said Unit, appoints and designates the President of the Association as such Owner’s agent and attorney-in-fact to execute any and all such documents or consents.

(q) Responding to Unit Owner inquiries in accordance with Section 718.112(2)(a)(2), Florida Statutes.

(r) Exercising (i) all powers specifically set forth in the Declaration, the Articles, these Bylaws and in the Act, (ii) all powers incidental thereto, and (iii) all other powers of a Florida corporation not for profit.

5.2 Contracts. Any contract which is not to be fully performed within one (1) year from the making thereof, for the purchase, lease or renting of materials or equipment to be used by the Association in accomplishing its purposes, and all contracts for the provision of services, shall be in writing. Where a contract for purchase, lease or renting of materials or equipment, or for the provision of services, requires payment by the Association in the aggregate that exceeds five percent (5%) of the total annual budget, including reserves, the Association shall obtain competitive bids for the materials, equipment or services. Nothing contained herein shall be construed to require the Association to accept the lowest bid. Notwithstanding the foregoing, contracts with employees of the Association and contracts for attorney, accountant, architect, community association manager, engineering and landscape architect services shall not be subject to the provisions hereof. Further, nothing contained herein is intended to limit the ability of the Association to obtain needed products and services in an emergency; nor shall the provisions hereof apply if the business entity with which the Association desires to contract is the only source of supply within the County.

6. Officers.

6.1 Executive Officers. The executive officers of the Association shall be a President, Vice-Presidents (whether executive vice-presidents, senior vice-presidents or otherwise), a Treasurer and a Secretary (none of whom need be Directors), all of whom shall be elected by the Board of Directors and who may be peremptorily removed at any meeting by concurrence of a majority of all of the Directors. A person may hold more than one office, except that the President may not also be the Secretary. No person shall sign an instrument or perform an act in the capacity of more than one

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office. The Board of Directors from time to time shall elect such other officers and designate their powers and duties as the Board of Directors shall deem necessary or appropriate to manage the affairs of the Association. Officers, other than designees of the Developer, must be Unit Owners (or authorized representatives of corporate/partnership/trust Unit Owners).

6.2 President. The President shall be the chief executive officer of the Association. He shall have all of the powers and duties that are usually vested in the office of president of an association.

6.3 Vice-President. A Vice-President shall exercise the powers and perform the duties of the President in the absence or disability of the President. He also shall assist the President and exercise such other powers and perform such other duties as are incident to the office of the vice president of an association and as may be required by the Directors or the President.

6.4 Secretary. The Secretary shall keep the minutes of all proceedings of the Directors and the members. The Secretary shall attend to the giving of all notices to the members and Directors and other notices required by law. The Secretary shall have custody of the seal of the Association and shall affix it to instruments requiring the seal when duly signed. The Secretary shall keep the records of the Association, except those of the Treasurer, and shall perform all other duties incident to the office of the secretary of an association and as may be required by the Directors or the President.

6.5 Treasurer. The Treasurer shall have custody of all property of the Association, including funds, securities and evidences of indebtedness. The Treasurer shall keep books of account for the Association in accordance with good accounting practices, which, together with substantiating papers, shall be made available to the Board of Directors for examination at reasonable times. The Treasurer shall submit a treasurer’s report to the Board of Directors at reasonable intervals and shall perform all other duties incident to the office of treasurer and as may be required by the Directors or the President. All monies and other valuable effects shall be kept for the benefit of the Association in such depositories as may be designated by a majority of the Board of Directors.

7. Fiduciary Duty. The officers and directors of the Association, as well as any manager employed by the Association, have a fiduciary relationship to the Unit Owners. No officer, director or manager shall solicit, offer to accept, or accept any thing or service of value for which consideration has not been provided for his own benefit or that of his immediate family, from any person providing or proposing to provide goods or services to the Association. Any such officer, director or manager who knowingly so solicits, offers to accept or accepts any thing or service of value shall, in addition to all other rights and remedies of the Association and Unit Owners, be subject to a civil penalty in accordance with the Act. Notwithstanding the foregoing, this Section shall not prohibit an officer, director or manager from accepting services or items received in connection with trade fairs or education programs.

8. Compensation. Neither Directors nor officers shall receive compensation for their services as such, but this provision shall not preclude the Board of Directors from employing a Director or officer as an employee of the Association, nor preclude contracting with a Director or officer for the management of the Condominium or for any other service to be supplied by such Director or officer. Directors and officers shall be compensated for all actual and proper out of pocket expenses relating to the proper discharge of their respective duties.

9. Resignations. Any Director or officer may resign his post at any time by written resignation, delivered to the President or Secretary, which: shall take effect upon its receipt unless a later date is specified in the resignation, in which event the resignation shall be effective from such date unless withdrawn. The acceptance of a resignation shall not be required to make it effective. The

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conveyance of all Units owned by any Director or officer (other than appointees of the Developer or officers who were not Unit Owners) shall constitute a written resignation of such Director or officer.

10. Fiscal Management. The provisions for fiscal management of the Association set forth in the Declaration and Articles shall be supplemented by the following provisions:

10.1 Budget.

(a) Adoption by Board Items; The Board of Directors shall from time to time, and at least annually, prepare a budget for all Condominiums governed and operated by the Association (which shall detail all accounts and items of expense and contain at least all items set forth in Section 718.504(21) of the Act, if applicable), determine the amount of Assessments payable by the Unit Owners to meet the expenses of such Condominium(s) and allocate and assess such expenses among the Unit Owners in accordance with the provisions of the Declaration. In addition to annual operating expenses, the budget shall include reserve accounts for capital expenditures and deferred maintenance (to the extent required by law). These accounts shall include, but not be limited to, roof replacement, building painting and payement resurfacing regardless of the amount of deferred maintenance expense or replacement cost, and for any other item for which the deferred maintenance expense or replacement cost exceeds $10,000.00. The amount of reserves shall be computed by means of a formula which is based upon the estimated remaining useful life and the estimated replacement cost of each reserve item. The Association may adjust replacement and reserve assessments annually to take into account any changes in estimates or extension of the useful life of a reserve item caused by deferred maintenance. Reserves shall not be required if the members of the Association have, by a majority vote at a duly called meeting of members, determined for a specific fiscal year to provide, no reserves or reserves less adequate than required hereby. Prior to transfer of control of the Association to Unit Owners other than the Developer, the Developer may vote to waive reserves or reduce the funding of reserves for the first two (2) fiscal years of operation of the Association, beginning with the fiscal year in which the Declaration is recorded, with the vote taken each fiscal year and to be effective for only one annual budget, after which time and until transfer of control of the Association to Unit Owners other than the Developer reserves may only be waived or reduced upon the vote of a majority of all non-Developer voting interests voting in person or by limited proxy at a duly called meeting of the Association. Following transfer of control of the Association to Unit Owners other than the Developer, the Developer may vote its voting interest to waive or reduce the funding of reserves. If a meeting of Unit Owners has been called to determine to provide no reserves or reserves less adequate than required, and such result is not attained or a quorum is not attained, the reserves, as included in the budget, shall go into effect. Reserve funds and any interest accruing thereon shall remain in the reserve account or accounts and shall be used only for authorized reserve expenditures, unless their use for any other purposes is approved in advance by a majority vote at a duly called meeting of the Association. Prior to transfer of control of the Association to Unit Owners other than the Developer, the Association shall not vote to use reserves for purposes other than that for which they were intended without the approval of a majority of all non-Developer voting interests voting in person or by limited proxy at a duly called meeting of the Association.

The adoption of a budget for the Condominium shall comply with the requirements hereinafter set forth:

(i) Notice of Meeting. A copy of the proposed budget of Common Expenses shall be hand delivered, mailed or electronically transmitted (for those Members who consent to notice by electronic transmission) to each Unit Owner (at the address last furnished to the Association) not less than fourteen (14) days prior to the meeting of the Board of Directors at which the budget will be considered, together with a notice of that meeting indicating the time and place of such meeting. An officer or manager of the Association, or other person providing notice of such

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meeting, shall execute an affidavit evidencing compliance with such notice requirement and such affidavit shall be filed among the official records of the Association.

(ii) Special Membership Meeting. If the Board of Directors adopts in any fiscal year an annual budget which requires assessments against Unit Owners which exceed one hundred fifteen percent (115%) of such Assessments for the preceding fiscal year, the Board of Directors shall conduct a special meeting of the Unit Owners to consider a substitute budget if the Board of Directors receives, within twenty-one (21) days following the adoption of the annual budget, a written request for a special meeting, from at least ten percent (10%) of all voting interests. The special meeting shall be conducted within sixty (60) days following the adoption of the annual budget. At least fourteen (14) days prior to such special meeting, the Board of Directors shall hand deliver to each Unit Owner, or mail to each Unit Owner at the address last furnished to the Association, a notice of the meeting. An officer or manager of the Association, or other person providing notice of such meeting, shall execute an affidavit evidencing compliance with this notice requirement and such affidavit shall be filed among the official records of the Association. Unit Owners may consider and adopt a substitute, budget at the special meeting. A substitute budget is adopted if approved by a majority of all voting interests. If there is not a quorum at the special meeting or a substitute budget is not adopted, the annual budget previously adopted by the Board of Directors shall take effect as scheduled.

(iii) Determination of Budget Amount. Any determination of whether assessments exceed one hundred fifteen percent (115%) of assessments for the preceding fiscal year shall exclude any authorized provision for reasonable reserves for repair or replacement of the Condominium Property, anticipated expenses of the Association which the Board of Directors does not expect to be incurred on a regular or annual basis, or assessments for betterments to the Condominium Property.

(iv) Proviso. As long as the Developer is in control of the Board of Directors of the Association, the Board of Directors shall not impose Assessments for a year greater than one hundred fifteen percent (115%) of the prior fiscal year’s Assessments, as herein defined, without the approval of a majority of all voting interests.

(b) Adoption by Membership. In the event that the Board of Directors shall be unable to adopt a budget for a fiscal year in accordance with the requirements of Section 10.1(a) above, the Board of Directors may call a special meeting of Unit Owners for the purpose of considering and adopting such budget, which meeting shall be called and held in the manner provided for such special meetings in said subsection, or propose a budget in writing to the members, and if such budget is adopted by the members, upon ratification by a majority of the Board of Directors, it shall, become the budget for such year.

10.2 Assessments. Assessments against Unit Owners for their share of the items of the budget shall be made for the applicable fiscal year annually at least twenty (20) days preceding the year for which the Assessments are made. Such Assessments shall be due in equal installments, payable in advance on the first day of each month (or each quarter at the election of the Board of Directors) of the year for which the Assessments are made. If annual Assessments are not made as required, Assessments shall be presumed to have been made in the amount of the last prior Assessments, and monthly (or quarterly) installments on such Assessments shall be due upon each installment payment date until changed by amended Assessments. In the event the annual Assessments prove to be insufficient, the budget and Assessments may be amended at any time by the Board of Directors, subject to the provisions of Section 10.1 hereof, if applicable. Unpaid Assessments for the remaining portion of the fiscal year for which amended Assessments are made shall be payable in as many equal installments as there are full months (or quarters) of the fiscal year left as of the date of such amended Assessments, each such monthly (or quarterly) installment to be paid on

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the first day of the month (or quarter), commencing the first day of the next ensuing month (or quarter). If only a partial month (or quarter) remains, the amended Assessments shall be paid with the next regular installment in the following year, unless otherwise directed by the Board of Directors in its resolution.

10.3 Special Assessments and Assessments for Capital Improvements. Special Assessments and Capital Improvement Assessments (as defined in the Declaration) shall be levied as provided in the Declaration and shall be paid in such manner as the Board of Directors of the Association may require in the notice of such Assessments. The funds collected pursuant to a Special Assessment shall be used only for the specific purpose or purposes set forth in the notice of adoption of same. However, upon completion of such specific purpose or purposes, any excess funds will be considered Common Surplus, and may, at the discretion of the Board of Directors, either be returned to the Unit Owners or applied as a credit towards future assessments.

10.4 Depository. The depository of the Association shall be such bank or banks in the State of Florida, which bank or banks must be insured by the FDIC, as shall be designated from time to time by the Directors and in which the monies of the Association shall be deposited. Withdrawal of monies from those accounts shall be made only by checks signed by such person or persons as are authorized by the Directors. All sums collected by the Association from Assessments or otherwise may be commingled in a single fund or divided into more than one fund, as determined by a majority of the Board of Directors. In addition, a separate reserve account should be established for the Association in such a depository for monies specifically designated as reserves for capital expenditures and/or deferred maintenance. Reserve and operating funds of the Association shall not be commingled unless combined for investment purposes, provided that the funds so commingled shall be accounted for separately and the combined account balance of such commingled funds may not, at any time, be less than the amount identified as reserve funds in the combined account.

10.5 Acceleration of Installments Upon Default. If a Unit Owner shall be in default in the payment of an installment upon his Assessments, the Board of Directors or its agent may accelerate the balance of the current budget years’ Assessments upon thirty (30) days’ prior written notice to the Unit Owner and the filing of a claim of lien, and the then unpaid balance of the current budget years’ Assessments shall be due upon the date stated in the notice, but not less than five (5) days after delivery of the notice to the Unit Owner, or not less than ten (10) days after the mailing of such notice to him by certified mail, whichever shall first occur.

10.6 Fidelity Insurance or Fidelity Bonds. The Association shall obtain and maintain adequate insurance or fidelity bonding of all persons who control or disburse Association funds, which shall include, without limitation, those individuals authorized to sign Association checks and the president, secretary and treasurer of the Association. The insurance policy or fidelity bond shall be in such amount as shall be determined by a majority of the Board of Directors, but must be sufficient to cover the maximum funds that will be in the custody of the Association or its management agent at any one time. The premiums on such bonds and/or insurance shall be paid by the Association as a Common Expense.

10.7 Accounting Records and Reports. The Association shall maintain accounting records in the State, according to accounting practices normally used by similar associations. The records shall be open to inspection by Unit Owners or their authorized representatives at reasonable times and written summaries of them shall be supplied at least annually. The records shall include, but not be limited to, (a) a record of all receipts and expenditures, and (b) an account for each Unit designating the name and current mailing address of the Unit Owner, the amount of Assessments, the dates and amounts in which the Assessments come due, the amount paid upon the account and the dates so paid, and the balance due. Written summaries of the records described in clause (a) above, in the form and manner specified below, shall be supplied to each Unit Owner annually.

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Within ninety (90) days following the end of the fiscal year, the Association shall prepare and complete, or contract for the preparation and completion of, a financial report for the preceding fiscal year (the “Financial Report”). Within twenty-one (21) days after the final Financial Report is completed by the Association, or received from a third party, but not later than one hundred twenty (120) days following the end of the fiscal year, the Board of Directors shall mail, or furnish by personal delivery, a copy of the Financial Report to each Unit Owner, or a notice that a copy of the Financial Report will be mailed or hand delivered to the Unit Owner, without charge, upon receipt of a written request from the Unit Owner.

The Financial Report shall be prepared in accordance with the rules adopted by the Division. The type of Financial Report to be prepared shall, unless modified in the manner set forth below, be based upon the Association’s total annual revenues, as follows:

(a) REPORT OF CASH RECEIPTS AND EXPENDITURES - if the Association’s revenues are less than $100,000.00 or if the Association operates less than fifty (50) Units (regardless of revenue) [or, if determined by the Board of Directors, the Association may prepare any of the reports described in Sections 10.7(b), (c) or (d) below in lieu of the report described in this Section 10.7(a)].

(b) COMPILED FINANCIAL STATEMENTS - if the Association’s revenues are equal to or greater than $100,000.00, but less than $200,000.00 [or, if determined by the Board of Directors, the Association may prepare any of the reports described in Sections 10.7(c) or (d) below in lieu of the report described in this Section 10.7(b)].

(c) REVIEWED FINANCIAL STATEMENTS - if the Association’s revenues are equal to or greater than $200,000.00, but less than $400,000.00 [or, if determined by the Board of Directors, the Association may prepare the report described in Section 10.7(d) below in lieu of the report described in this Section 10.7(c)].

(d) AUDITED FINANCIAL STATEMENTS - if the Association’s revenues are equal to or exceed $400,000.00.

A report of cash receipts and expenditures must disclose the amount of receipts by accounts and receipt classifications and the amount of expenses by accounts and expense classifications, including, but not limited to, the following, as applicable: costs for security, professional and management fees and expenses, taxes, costs for recreation facilities, expenses for refuse collection and utility services, expenses for lawn care, costs for building maintenance and repair, insurance costs, administration and salary expenses, and reserves accumulated and expended for capital expenditures, deferred maintenance, and any other category for which the association maintains reserves.

If approved by a majority of the voting interests present at a properly called meeting of the Association, the Association may prepare or cause to be prepared: (i) a report of cash receipts and expenditures in lieu of a complied, reviewed, or audited financial statement; (ii) a report of cash receipts and expenditures or a compiled financial statement in lieu of a reviewed or audited financial statement; or (iii) a report of cash receipts and expenditures, a compiled financial statement or a reviewed financial statement in lieu of an audited financial statement. Such meeting and approval must occur prior to the end of the fiscal year and is effective only for the fiscal year in which the vote is taken. Prior to the time that control of the Association has been turned over to Unit Owners other than the Developer, all Unit Owners, including the Developer, may vote on issues related to the preparation of financial reports for the first two (2) fiscal years of the Association’s operation. Thereafter, until control of the Association has been turned over to Unit Owners other than the Developer, all Unit Owners except for the Developer may vote on such issues.

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10.8 Application of Payment. All payments made by a Unit Owner shall be applied as provided in these Bylaws and in the Declaration or as otherwise determined by the Board of Directors.

10.9 Notice of Meetings. Notice of any meeting where Assessments against Unit Owners are to be considered for any reason shall specifically contain a statement that Assessments will be considered and the nature of any such Assessments.

11. Roster of Unit Owners. Each Unit Owner shall file with the Association a copy of the deed or other document showing his ownership. The Association shall maintain such information. The Association may rely upon the accuracy of such information for all purposes until notified in writing of changes therein as provided above. Only Unit Owners of record on the date notice of any meeting requiring their vote is given shall be entitled to notice of and to vote at such meeting, unless prior to such meeting other Owners shall produce adequate evidence, as provided above, of their interest and shall waive in writing notice of such meeting.

12. Arbitration. In the event that there are internal disputes among Members, the Association or their agents and assigns arising from or in connection with the operation of the Condominium, the parties shall enter into mandatory non-binding arbitration pursuant to the rules and regulations of the Division in accordance with Section 718.1255, Florida Statutes.

13. Parliamentary Rules. Except when specifically or impliedly waived by the chairman of a meeting (either of members or directors), Robert’s Rules of Order (latest edition) shall govern the conduct of the Association meetings when not in conflict with the Act, the Declaration, the Articles or these Bylaws; provided, however, that a strict or technical reading of said Robert’s Rules shall not be made so as to frustrate the will of the persons properly participating in said meeting.

14. Amendments. Except as may be provided in the Declaration to the contrary, these Bylaws may be amended in the following manner:

14.1 Notice. Notice of the subject matter of a proposed amendment shall be included in the notice of a meeting at which a proposed amendment is to be considered.

14.2 Adoption. A resolution for the adoption of a proposed amendment may be proposed either by a majority of the Board of Directors or by not less than one-third (1/3) of the members of the Association. Directors and members not present in person or by proxy at the meeting considering the amendment may express their approval in writing, but the agreement or disagreement may not be used as a vote for or against the action taken and may not be used for purposes of creating a quorum. The approval must be:

(a) by not less than a majority of the votes of all members of the Association voting in person or by proxy at a meeting at which a quorum has been attained and by not less than 66 2/3% of the entire Board of Directors; or

(b) after control of the Association has been turned over to Unit Owners other than the Developer, by not less than 80% of the votes of the members of the Association voting in person or by proxy at a meeting at which a quorum has been attained.

14.3 Proviso. No amendment may be adopted which would eliminate, modify, prejudice, abridge or otherwise adversely affect any rights, benefits, privileges or priorities granted or reserved to the Developer or mortgagees of Units without the consent of said Developer and mortgagees in each instance. No amendment shall be made that is in conflict with the Articles or Declaration. No amendment to this Section shall be valid.

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14.4 Execution and Recording. A copy of each amendment shall be attached to a certificate certifying that the amendment was duly adopted as an amendment of these Bylaws, which certificate shall be executed by the President or a Vice-President and attested by the Secretary or Assistant Secretary of the Association with the formalities of a deed, or by the Developer alone if the amendment has been adopted consistent with the provisions of the Declaration allowing such action by the Developer. The amendment shall be effective when the certificate and a copy of the amendment is recorded in the Public Records of the County with an identification on the first page of the amendment of the Official Records Book and Page of said Public Records where the Declaration is recorded.

15. Rules and Regulations. Attached hereto as Schedule “A” and made a part hereof are initial rules and regulations concerning the use of portions of the Condominium Property. The Board of Directors may, from time to time, modify, amend or add to such rules and regulations, except that subsequent to the date control of the Board of Directors is turned over by the Developer to Unit Owners other than the Developer, Owners of a majority of the Units may overrule the Board of Directors with respect to any such modifications, amendments or additions. Copies of such modified, amended or additional rules and regulations shall be furnished by the Board of Directors to each affected Unit Owner not less than thirty (30) days prior to the effective date thereof. At no time may any rule or regulation be adopted which would prejudice the rights reserved to the Developer.

16. Written Inquiries. When a Unit Owner files a written inquiry by certified mail with the Board of Directors, the Board of Directors shall respond in writing to the Unit Owner within thirty (30) days of receipt of such inquiry and more particularly in the manner set forth in Section 718.112(2)(a)2, Florida Statutes. The Association may, through its Board of Directors, adopt reasonable rules and regulations regarding the frequency and manner of responding to Unit Owner inquiries.

17. Official Records. From the inception of the Association, the Association shall maintain for the condominium, a copy of each of the following, where applicable, which shall constitute the official records of the Association:

17.1 The plans, permits, warranties, and other items provided by the Developer pursuant to Section 718.301(4) of the Act;

17.2 A photocopy of the recorded Declaration of Condominium and all amendments thereto;

17.3 A photocopy of the recorded Bylaws of the Association and all amendments thereto;

17.4 A certified copy of the Articles of Incorporation of the Association or other documents creating the Association and all amendments thereto;

17.5 A copy of the current Rules and Regulations of the Association;

17.6 A book or books containing the minutes of all meetings of the Association, of the Board of Directors, and of Unit Owners, which minutes shall be retained for a period of not less than seven (7) years;

17.7 A current roster of all Unit Owners, their mailing addresses, Unit identifications, voting certifications, and if known, telephone numbers. The Association shall also maintain the electronic mailing addresses and the numbers designated by Unit Owners for receiving notices sent by electronic transmission of those Unit Owners consenting to receive

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notice by electronic transmission. The electronic mailing addresses and numbers provided by Unit Owners to receive notice by electronic transmission shall be removed from Association records when consent to receive notice by electronic transmission is revoked. However, the Association shall not be liable for an erroneous disclosure of the electronic mail address or the number for receiving electronic transmission of notices;

17.8 All current insurance policies of the Association and of all Condominiums operated by the Association;

17.9 A current copy of any management agreement, lease, or other contract to which the Association is a party or under which the Association or the Unit Owners have an obligation or responsibility;

17.10 Bills of Sale or transfer for all property owned by the Association;

17.11 Accounting records for the Association and the accounting records for the Condominium. All accounting records shall be maintained for a period of not less than seven (7) years. The accounting records shall include, but not be limited to:

(a) Accurate, itemized, and detailed records for all receipts and expenditures.

(b) A current account and a monthly, bimonthly, or quarterly statement of the account for each Unit designating the name of the Unit Owner, the due date and amount of each Assessment, the amount paid upon the account, and the balance due.

(c) All audits, reviews, accounting statements, and financial reports of the Association or Condominium.

(d) All contracts for work to be performed. Bids for work to be performed shall also be considered official records and shall be maintained for a period of one (1) year.

17.12 Ballots, sign-in sheets, voting proxies and all other papers relating to elections which shall be maintained for a period of one (1) year from the date of the meeting to which the document relates;

17.13 All rental records where the Association is acting as agent for the rental of Units;

17.14 A copy of the current Question and Answer Sheet, in the form promulgated by the Division, which shall be updated annually; and

17.15 All other records of the Association not specifically listed above which are related to the operation of the Association.

The official records of the Association shall be maintained in the County in which the Condominium is located, or if in another county, then within twenty five (25) miles of the Condominium.

The official records of the Association shall be open to inspection by any Association member or the authorized representative of such member and shall be made available to a Unit Owner within five (5) working days after receipt of a written request by the Board of Directors or its designees. The right to inspect the records includes the right to make or obtain copies, at a reasonable expense, if any, of the Association member. The Association may adopt reasonable rules regarding the time, location, notice and manner of record inspections and copying. The failure of an Association to provide official records to a Unit Owner or his authorized representative within ten

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(10) working days after receipt of a written request therefore shall create a rebuttable presumption that the Association willfully failed to comply with this paragraph. The damages for failure to comply with this Section are set forth in Section 718.111(12)(c), Florida Statutes. The Association shall maintain on the Condominium Property an adequate number of copies of the Declaration, Articles, Bylaws and rules, and all amendments to the foregoing, as well as the Question and Answer Sheet and year-end financial information required by the Act, to ensure their availability to Unit Owners and prospective purchasers. The Association may charge its actual costs for preparing and furnishing these documents to those persons requesting same. Notwithstanding the provisions of this Section 16, the following records shall not be accessible to Unit Owners:

(a) Any record protected by the lawyer-client privilege as described in Section 90.502, Florida Statutes, and any record protected by the work-product privilege including any record prepared by an Association attorney or prepared at the attorney’s express direction, which reflects a mental impression, conclusion, litigation strategy, or legal theory of the attorney or the Association, and which was prepared exclusively for civil or criminal litigation or for adversarial administrative proceedings, or which was prepared in anticipation or imminent civil or criminal litigation or imminent adversarial administrative proceedings until the conclusion of the litigation or adversarial administrative proceedings.

(b) Information obtained by an Association in connection with the approval of the lease, sale or other transfer of a Unit.

(c) Medical records of Unit Owners.

18. Certificate of Compliance. A certificate of compliance from a licensed electrical contractor or electrician may be accepted by the Association’s Board of Directors as evidence of compliance of the Units to the applicable condominium fire and life safety code.

19. Provision of Information to Purchasers or Lienholders. The Association or its authorized agent shall not be required to provide a prospective purchaser or lienholder with information about the Condominium or the Association other than information or documents required by the Act to be made available or disclosed. The Association or its authorized agent shall be entitled to charge a reasonable fee to the prospective purchaser, lienholder, or the current Unit Owner for its time in providing good faith responses to requests for information by or on behalf of a prospective purchaser or lienholder, other than that required by law, provided that such fee shall not exceed $150.00 plus the reasonable cost of photocopying and any attorney’s fees incurred by the Association in connection with the Association’s response.

20. Electronic Transmission. For purposes hereof, “electronic transmission” means any form of communication, not directly involving the physical transmission or transfer of paper, which creates a record that may be retained, retrieved, and reviewed by a recipient thereof and which may be directly reproduced in a comprehensible and legible paper form by such recipient through an automated process. Examples of electronic transmission include, but are not limited to, telegrams, facsimile transmissions of images, and text that is sent via electronic mail between computers. Notwithstanding the provision for electronic transmission of notices by the Association, same may be only be sent to Unit Owners that consent to receipt of Association notices by electronic transmission (and only for long as such consent remains in effect). Further, in no event may electronic transmission be used as a method of giving notice of a meeting called in whole or in part regarding the recall of a Director.

21. Construction. Wherever the context so permits, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall be deemed to include all genders.

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To the extent not otherwise provided for or addressed in these Bylaws, the Bylaws shall be deemed to include the provision of Section 718.112(2)(a) through (m) of the Act.

22. Captions. The captions herein are inserted only as a matter of convenience and for reference, and in no way define or limit the scope of these Bylaws or the intent of any provision hereof.

The foregoing was adopted as the Bylaws of SIAN RESORT RESIDENCES I CONDOMINIUM ASSOCIATION, INC., a corporation not for profit under the laws of the State of Florida, at the first meeting of the Board of Directors.

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EXHIBIT N

Amendment to Declaration of Condominium

The Condominium Documents will be amended to reflect the following:

1. The Master Association Amendment;

2. That the management agreement between Coral Hospitality and the Master Association will be amended to exclude responsibility for the areas covered by the Management Agreement and to disclose the Management Agreement;

3. To reflect that the Owner of the Hotel Unit is obligated to pay .002567515 percent of the condominium assessments and ..070560055 percent of the Shared Costs, as defined in the Condominium Documents;

4. To reflect that the Shared Costs do not include electricity costs for the kitchen and the restaurant as contemplated by Section 42 of this Third Amendment.

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EXHIBIT O

Management Agreement

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CONDOMINIUM ASSOCIATION MANAGEMENT AGREEMENT

THIS CONDOMINIUM ASSOCIATION MANAGEMENT AGREEMENT (hereinafter referred to as “Agreement”) is made as of the      day of                     , 2006, by and between SIAN RESORT RESIDENCES I CONDOMINIUM ASSOCIATION, INC., a Florida not-for-profit corporation (hereinafter referred to as the “Association”), whose address is c/o Michael Lerner, 1555 North Sheffield, Chicago, Illinois 60622 and MHI HOSPITALITY TRS, L.L.C., a Delaware Limited Liability Company, (hereinafter referred to as “Manager”), having its principal office at 6411 Ivy Lane, Suite 510, Greenbelt, Maryland 20770.

Recitals:

WHEREAS, the Association desires to employ Manager as managing agent for Sian Resort Residences I Condominium (“Condominium”) located at 4000 South Ocean Drive, Hollywood, Florida 33019 in Broward County, established by the Declaration of Condominium thereof recorded, or to be recorded, in the Public Records of Broward County, Florida (“Declaration”), which consists of three hundred nine (309) residential condominium hotel units and one (1) commercial hotel unit (collectively the “Property”). Manager understands that the function of the Association is the operation and management of the Common Elements of the Property and all such other duties as are set forth in the Declaration, as amended from time to time. Manager agrees to confer with the Directors of the Association in the performance of its duties as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Management

1. The Association hereby appoints Manager as the managing agent for the Association and Manager hereby accepts such position on the terms and conditions set forth herein.

2. Manager will manage, operate, maintain and supervise the routine management of the Common Elements, excluding the Shared Components, in the manner as set forth in the Declaration. All references to the “Common Elements” and the “Shared Components” herein shall mean and include the Common Elements and the Shared Components, as described in the Declaration. All services and actions provided under this Agreement shall be performed on the Association’s behalf and at the Association’s expense. The Manager shall not have any responsibility for the management or supervision of individual Units pursuant to this Agreement except as directed by the Association in writing and authorized by the Declaration. Each individual Member may contract with Manager on an individual basis for the provisions of certain rental, maintenance and/or repairs, and other related services in accordance with an agreement between Manager (or an affiliate of Manager) and Member. The Manager or an affilaite will operate the commercial unit of the Condominium as a hotel (the “Hotel”) and will manage certain of the Units as hotel rooms. The operation of the Hotel and provision of services

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to Unit owners shall not be considered to be conflict of interest or otherwise obligate Manager to take any action, except as it may agree with a Member.

3. Manager agrees to handle the bookkeeping for the Association; said bookkeeping will include all monthly disbursements in connection with maintaining and operating of the Association Property, excluding the Shared Components. Not later than the twentieth (20th) day of each month, the Manager will render a detailed financial report to the Association’s Board of Directors.

(a) Manager shall aid and assist the Association in any reasonable manner requested by the Association as to the collection of Assessments. The Association hereby authorizes Manager to assist in the collection of assessments and all charges which may at any time be or become due to the Association and to take such action deemed necessary pursuant to the Association Documents (as herein defined), in the name of the Association, by way of legal process or otherwise, as may be required for the collection of delinquent assessments at the associations expense. “Association Documents” are herein defined as the Declaration, Articles of Incorporation and Bylaws of the Association, and all amendments to such Association Documents from time to time.

(b) As a standard practice, Manager shall furnish the Association’s Board of Directors with an itemized list of all delinquent accounts immediately following the completion of the monthly statement each month.

4. From the funds collected and deposited in the special account established for said funds, the Manager will disburse regularly the funds required for the costs to the Association such as, but not limited to:

(a) The Management Fee;

(b) Operating costs set forth in the annual budget approved by the Association’s Board of Directors. The initial annual budget is attached as Exhibit. A.

(c) Insurance premiums other than with respect to the insurance to be maintained by the Hotel Operator, as defined in the Declaration;

(d) Real estates taxes, if any;

(e) Sums otherwise due and payable by the Association in accordance with the budget approved by the Association’s Board of Directors;

(f) Emergency expenditures disbursed as indicated in Article I (8) above.

(g) Administer the Association’s capital reserve fund as directed specifically by the Board of Directors of the Association.

(h) After disbursement as indicated herein, any balance remaining in the special account will be disbursed only as directed specifically by the President of the Association or his designated representative.

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5. In accordance with the Association Documents, the Manager shall prepare and the Board of Directors will approve the annual budget. The Manager will consult with the Association, as requested whenever there are deviations between actual and budget line items.

6. Manager agrees that all books and records will be available during normal business hours for the purpose of an audit of said books and records and shall prepare and deliver the annual audit in accordance with the provisions of Chapter 718 of the Florida Statutes, and any other applicable rules and regulations, at the Association’s expense.

7. Manager agrees to have prepared, for and at the cost of the Association, any required Federal and State Tax Reports.

8. Manager is authorized at the expense of the Association to make, or cause to be made, such routine repair work or normal maintenance work to the Common Elements, excluding the Shared Components, as may be required for the operation or physical protection of the Common Elements, excluding the Shared Components. The expenditures to be incurred for any one item or replacement shall be in accordance with the approved budget, unless authorized specifically by the Association’s President or his duly authorized representative. However, under such circumstances as the Manager shall deem to be an emergency, the Manager will cause emergency repairs to be made for the following reasons: (i) to avert danger to life and/or property; (ii) when such repairs are necessary immediately for the preservation and safety of the property; (iii) for the safety of the members of the Association; or (iv) when such repairs are required to be made to avoid the suspension of any service to the Association. Such emergency repairs may be made by the Manager irrespective of the budget limitation imposed herein but shall not include any expenses associated with the Shared Components. Notwithstanding this authority as to emergency repairs, it is agreed that the Manager, if at all possible, will notify the President of the Association, or his designated representative, immediately concerning the ordered emergency repairs. Supervision of extraordinary repairs (such as fire, flood or windstorm) and significant capital improvements will be billed at the rate of $50.00 per hour.

9. Subject to the approval of the Association’s Board of Directors and consistent with the approved budget, Manager will make contracts for routine janitorial services, secretarial services, bookkeeping services, payroll services, security services, accounting services and maintenance services (where applicable), refuse collection, vermin exterminating and other necessary services or such service as the Association’s Board of Directors shall deem advisable with respect to the Common Elements, other than the Shared Components. Such contracts will be signed by the Association’s President or his designated representative.

10. In connection with obtaining services for the Condominium, the Manager agrees to comply with the requirements of Chapter 718 of the Florida Statutes, to obtain any required bids for services.

11. Manager will conduct regular inspections of the Common Elements, excluding the Shared Components, on a not less than weekly basis and will take action to correct any deficiencies of the service performed for the Association and report such irregularities to the Association’s President or his designated representative. Other management inspections will

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include overseeing and supervising duly authorized routine work being performed on the Common Elements, excluding the Shared Components, on behalf of the Association.

12. Manager and or its designate agrees to attend regular scheduled board meetings as requested by the Board of Directors The Association will have written records taken of proceedings of such meetings and will provide such records to the Manager so that the Manager can prepare the Association minutes. Such minutes will be approved by the President of the Association or his designated representative prior to distribution to the Association’s members. Manager will send notice to all members of the Association concerning annual, semi-annual and special meetings, and proxies will be solicited as required under the Association Documents.

13. Except for the insurance which is the obligation of the Hotel Operation, at the Association’s expense and direction, Manager will cause to be placed and kept in force all forms of insurance to protect the Association, its members and mortgagees, as required under the Association Documents. All of the various types of insurance coverage required shall be placed with such companies, in such amounts, with beneficial interest appearing therein and shall list Manager and all Manager’s subagents as additional insureds. The Manager will promptly investigate and make a full written report as to all accidents or claims for damage to the Common Elements, excluding the Shared Components, to the designated person on the Board. Such report shall include a description of any damage or destruction of the property, the estimated cost of repair, and shall cooperate and make any and all reports required by any insurance company in connection therewith.

14. Manager will take such action as may be necessary to comply promptly with any and all orders or requirements affecting the Common Elements, excluding the Shared Components, placed thereon by any governmental authority having jurisdiction, and orders of the Board of Fire Underwriters, or other similar bodies subject to the same limitation. The Manager, however, shall not take any action under this paragraph so long as the Association is contesting or has affirmed its intention to contest any such order or requirement. The Manager shall promptly, and in no event later than seventy-two (72) hours from the time of their receipt, notify the Association in writing of all such orders and requirements.

15. Manager will prepare for execution and filing by the Association’s Board of Directors any forms, reports and returns which may be required by law in connection with the operation of the Association.

16. Manager shall see that all members are informed with respect to such rules, regulations and notices as may be promulgated by the Association from time to time and ensure that said members, guests and renters conform therewith.

17. Manager shall maintain business like relations with Members, whose service requests shall be received, considered and recorded in a systematic fashion in order to show the action taken with respect to each. Manager shall report complaints of a serious nature to the Board with appropriate recommendations.

18. All actions taken by Manager under the foregoing paragraphs shall be done as the agent of the Association, and all obligations or expenses incurred thereunder shall be paid

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directly by the Association. Manager shall not be obliged to make any advance to or for the account of the Association or to pay any sum, except out of the funds held or provided as aforesaid, nor shall Manager be obliged to incur any liability or obligations for the account of the Association without the assurance that the necessary funds for the discharge thereof will be provided.

19. Notwithstanding anything to the contrary contained herein, Manager shall not expend any funds of the Association with respect to the Shared Components and the items that constitute Shared Costs, as defined in the Declaration.

ARTICLE II

Term

1. The initial term of this Agreement shall be for a period of ten (10) years, commencing on the date of recording of the Declaration; provided, however, the initial term of this Agreement, and any renewal thereof, shall at all times be subject to all statutory rights of the Association. The term shall automatically renew for successive five (5) year terms unless either party serves written notice thirty (30) days prior to the expiration of the applicable term of its intent not to renew. Notwithstanding the foregoing, unit owners may terminate this Agreement pursuant to the provisions of Section 718.302, Florida Statutes. The Manager shall be entitled to terminate this Agreement upon ninety (90) days prior written notice to the Association.

2. In the event a petition in bankruptcy is filed by or against the Manager or Association, or in the event that the Manager or Association shall make an assignment for the benefit of creditors to take advantage of any insolvency act, either party hereto may terminate this Agreement effective upon written notice to the other.

3. In the event that Manager or the Association fails to perform its obligations under this Agreement or otherwise defaults hereunder, the non-defaulting party shall give the other party written notice specifying the default, and the defaulting party shall have thirty (30) days from the date of such notice to cure the default. If the defaulting party has not cured such default within thirty (30) days then the non-defaulting party may terminate this Agreement.

4. Upon termination, (i) the parties shall account to each other with respect to all matters outstanding as of the date of termination, (ii) the Association shall furnish the Manager security, satisfactory to the Manager, against any outstanding obligations or liabilities which the Manager may have incurred hereunder and all Management Fees through the date of termination shall be paid in full, and (iii) at the Association’s option, all records of the Association shall be transferred electronically to the Association, where available.

ARTICLE III

Compensation/Personnel

1. In consideration of the Hotel Operator retaining Manager to manage the Shared Components for Twenty-four Thousand and 00/100 ($24,000.00), Manager’s compensation for services rendered and as described in this Agreement shall be ten dollars ($10.00) per year.

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2. Subject to the inclusion of wages, benefits and other amounts with respect thereto that are required to be paid under applicable laws in the Association’s annual budget, Manager will hire or cause to be hired employees to perform the services required hereunder and the Association with reimburse Manager for salaries and related benefits incurred in connection therewith in accordance with the budget. Manager is authorized to subcontract such duties as it in its reasonable discretion deems to be efficient or necessary; provided, however, that the salaries, wages and other compensation and fringe benefits, union dues, insurance, employers’ and employees’ taxes, and vacation (collectively, “Wages”) of such employees and personnel shall be negotiated by Manager and subject to the Association’s approval (except in the event of an engagement where the total obligation of the Association is less than $500). Employees of Manager who have signing authority in respect of any accounts shall be subject to the Association’s approval. Notwithstanding anything to the contrary in this Agreement, the Association’s obligation to pay directly or reimburse Manager for the cost of personnel necessary to perform the accounting aspects of Manager’s Obligations under this Agreement shall not exceed the amount reflected in the budget. All employees who are responsible for the handling of the Association’s money shall be bonded by a fidelity bond, at the expense of the Association.

3. It is specifically understood and agreed that the Manager shall perform all of the services required of it hereunder at no cost and expense whatsoever to itself, but solely at the cost and expense of the Association. All of the management and maintenance services required in this Agreement shall be rendered on a basis of “out-of-pocket” costs and expenses, and the Association shall pay or reimburse the Manager for all costs and expenses incurred by the Manager in providing services, materials and supplies to the Association, including specifically, but not limited to: the cost of all employees of the Manager for the time spent upon performance of matters required by the terms of this Agreement. Without limiting the foregoing, the Association will pay or reimburse the Manager separately for the following services or costs:

(a) Clerical or secretarial services necessary to: (a) prepare, print, and distribute Owners’ Roster; (b) print, duplicate, and distribute Rules and Regulations; (c) type and distribute Board Meeting Agenda and Minutes; (d) type and distribute members Meeting Agenda and Minutes; and (e) type and mail President’s Correspondence

(b) Postage, telephone calls, office supplies, and all costs necessary for management of the Association.

(c) Costs of duplication of any reports, forms, letters, correspondence or other items not specifically described herein as being their responsibility of the Manager.

(d) Notices, letters, newsletters, etc. approved by the Board to be mailed to members of the Association.

(e) All costs expended by the Manager for materials, supplies and services other than the management and overhead expenses of the Manager’s office operations, in addition to the employees that the Manager may secure, for the performance of the maintenance, repair and operations, and expenses, such as mileage, tolls, air fare, and similar expenses.

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(f) All applicable sales taxes.

(g) Any other amount expended by the Manager at the direction and request of the Association.

4. The Manager shall have the authority to terminate any employee(s) of the Manager as it deems reasonably appropriate. Upon request made by the Association, Manager shall replace any employee of Manager that is performing services in respect of the property.

ARTICLE IV

Manager’s Insurance

The Manager hereby warrants that, at all times, in the performance of this Agreement, it will maintain in full force and effect, insurance coverages as follows:

(a) Worker’s Compensation insurance and occupational disease coverage in accordance with statutory limits;

(b) General liability insurance in an amount not less than $1,000,000.00, including coverage for bodily injury, property damage, and personal injury, $1,000,000.00 per occurrence;

(c) Comprehensive automobile liability insurance in an amount not less than $1,000,000.00 per occurrence, including coverage for bodily injury and property damage arising out of the use of a vehicle while in the performance of any duty relating to this Agreement (provided such vehicle is owned or leased by the Manager and provided further Manager shall cause its employees and agents to obtain and maintain the same insurance coverage on their owned or leased vehicles used in the performance of any duty relating to this Agreement);

(d) An umbrella policy in the minimum amount of $ 10,000.00;

(e) Fidelity insurance in accordance with Chapter 718, Florida Statutes; and

(f) Certificates of Insurance shall be submitted to the Board of Directors, naming the Association as an additional insured under the above referenced policies. These Certificates shall contain a provision that thirty (30) days prior notice has been given to the Association. The Association agrees that the Manager will be named as an additional insured on its general liability insurance coverage.

ARTICLE V

Indemnity

1. The Association shall indemnify Manager and save it harmless from and against all claims, losses and liabilities, including all costs, fees and reasonable attorneys’ fees and expenses in connection therewith, arising out of acts or omissions of the Association, its officers and directors, including, without limitation any damage to property, or injury to, or death of

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persons (including the property and persons of the parties hereto, and their agents, subcontractors and employees) occasioned by or in connection with gross negligence and willful misconduct of the Association or Association’s agents (other than the Manager or the Manager’s agents).

2. Manager shall indemnify Association and save it harmless from and against all claims, losses, liabilities, including all costs, fees and reasonable attorneys’ fees and expenses in connection therewith, arising out of acts or omissions of the Manager or its employees or agents including without limitation any damage to property, injury to, or death of persons (including the property and persons of the parties hereto and their agents, subcontractors and employees) occasioned by or in connection with the gross negligence or willful misconduct of the Manager or the Manager’s agents or employees.

ARTICLE VI

Miscellaneous Provisions

1. This Agreement cannot be amended or modified except in writing signed by both parties.

2. In the event that either party brings a legal action to enforce its rights hereunder the prevailing party will be entitled to be reimbursed for attorney’s fees and costs whether arising before or at trial, on appeal, in bankruptcy or in post judgment collection.

3. All notices required hereunder shall be sent via first class mail or hand delivery to the addresses indicated on the first page of this Agreement or to such other address as directed by the parties from time to time.

4. Manager shall not assign this Agreement or delegate any duties hereunder without the prior written consent of the Association; provided that Manager may, at its sole discretion, delegate all or any portion of its duties hereunder to MHI Hotels Services LLC, without the prior written consent of the Association which is hereby deemed to be given. Any attempt by Manager to assign this Agreement in whole or in part shall render this Agreement null and void.

5. The invalidity in whole or in part of any covenant, promise or undertaking, or any section, subsection, sentence, clause, phrase or word, or of any provision of this Agreement and the Declaration, shall not affect the validity of the remaining portions thereof. The provisions of this Agreement shall be paramount to the Condominium Act as to those provisions where permissive variances are permitted; otherwise the provisions of said Condominium Act shall prevail and shall be deemed incorporated herein.

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The parties hereto have executed this Association Management Agreement on the day and year first above written.

SIAN RESORT RESIDENCES I CONDOMINIUM ASSOCIATION, INC.

By:

Print Name:

Its:

MHI HOSPITALITY TRS, L.L.C.

By:

Print Name:

Its:

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EXHIBIT K-l

Concession Agreement

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CONCESSION AGREEMENT

THIS CONCESSION AGREEMENT (the “Agreement”) is made as of the         day of                     , 2006, by and between SIAN OCEAN RESIDENCES & RESORT MASTER ASSOCIATION, INC., a Florida not-for-profit corporation (hereinafter referred to as the “Association”), whose address is 4001 South Ocean Drive, Hollywood, Florida 33409, and MHI Hospitality TRS, L.L.C., a Delaware limited liability company (hereinafter referred to as “Operator”), having its principal office at 6411 Ivy Lane, Suite 510, Greenbelt, Maryland 20770.

RECITALS:

WHEREAS, the Association consists of the condominium units which are a part of the Sian Ocean Residences & Resort, South Ocean Drive, Hollywood, Florida (the “Community”). The function of the Association is the operation and management of the Common Property of the Community and all such other duties as are set forth in the Declaration of Easements, Covenants, Conditions and Restrictions for Sian Ocean Residences and Resort Master Association, as amended from time to time (“Declaration”).

WHEREAS, the Association desires to employ Operator as the sole and exclusive concessionaire to operate the food and beverage operation serving the swimming pool to be located along the intracoastal waterway and identified as the Resort Pool on the site plan attached as Exhibit 1 (the “Site Plan”).

WHEREAS, Operator is the lessee of the commercial unit (the “Commercial Unit”) of Sian Resort Residences I Condominium (the “Condominium Hotel”) and has entered into a management agreement pursuant to which the Condominium Hotel will be operated as a hotel (the “Hotel”). In addition Operator has entered into a facilities management agreement (the “Management Agreement”) with the Association to manage and operate the Resort Pool and the walkway between the Resort Pool and the Condominium Hotel and related landscaping along such walkway (the “Managed Property”).

WHEREAS, the Resort Pool will be an integral part of the experience of the guests of the Hotel and the Association acknowledges and agrees that the food and beverage operation at the Resort Pool will be operated hereunder in a manner to facilitate their use by guests of the Hotel as well as the members of the Association in accordance with the terms and provisions of the Declaration.

WHEREAS, in consideration of Operator’s agreement to provide the management services to the Association in accordance with the Management Agreement, the Association desires to grant to Operator the sole and exclusive right to provide food and beverage and other services to Pool Patrons, as hereinafter defined, utilizing the Resort Pool, as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Resort Pool Services

Section 1.1. Commercial Activities. Operator shall have the sole and exclusive right to utilize the deck surrounding the Resort Pool and the immediately adjacent space for purposes of offering to all Members, Member’s Permittees (as defined in the Declaration) and Hotel patrons and guests (collectively the “Pool Patrons”), for its own account and not at the expense of the Association, services such as private functions, live music, lectures, classes, food and beverage service and activities and amenities of a similar nature customarily offered or made available to guests of a resort hotel (the “Services”). The Services shall at all times be provided in accordance with the Hotel Standards, as defined in the Declaration, and in accordance with all rules and regulations (the “Rules”) enacted by the Board of Directors of the Association (the “Board”). Any such Services offered by Operator shall be provided in a principal capacity and not as an agent of the Association.

Section 1.2. Cost of Operation and Revenues. Operator shall bear the entire cost and expense incurred by Operator in connection with providing the Services and Operator shall be entitled to all revenues derived from providing the Services.

Section 1.3. Charges to Pool Patrons. All charges for Services to Pool Patrons shall apply uniformly to all Members, Members Permittees and Hotel patrons and guests and Operator shall not discriminate against any Pool Patrons.

Section 1.4. Repair and Maintenance. Operator, at its sole cost and expense, shall make, or cause to be made all repairs and perform, or cause to be performed, all maintenance to Operator’s equipment to provide the Services in accordance with Hotel Standards and the Rules.

Section 1.5. Rules. Operator shall comply with all Rules enacted by the Board, as amended from time to time.

Section 1.6. Compliance. Operator shall take all action as may be necessary to comply promptly with any and all orders or requirements affecting the Services or required to provide the Services by any governmental authority having jurisdiction, including without limitation the Health Department and orders of the Board of Fire Underwriters, or other similar bodies having jurisdiction.

Section 1.7. Licenses and Permits. Operator, at its sole cost and expense shall obtain all licenses and permits required to provide the Services by any governmental authority having jurisdiction, including, without limitation, a liquor license. The Association agrees to cooperate with Operator for purposes of obtaining any licenses or authorizations, including any alcoholic beverage license in connection with the Services.

Section 1.8. Employees. Operator shall be responsible for and hire and properly supervise all employees required to provide the Services. All such employees shall be employees of Operator and not employees of the Association.

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Section 1.9. Inventory and Equipment. Operator shall at all times maintain an adequate inventory of supplies and equipment to provide the Services in accordance with Hotel Standards.

Section 1.10. Hotel Standards. Notwithstanding the obligations of the Operator to provide the Services in accordance with Hotel Standards, none of the Services to be provided by Operator shall utilize the tradename or trademark(s) used in connection with the operation of the Hotel.

Section 1.11. Subcontractors. Operator shall also be entitled, without the prior approval of the Association, to subcontract with a third party to operate such facilities or provide any of the Services provided that the Association has no financial obligation with respect to such operation or subcontract and all such Services are provided in accordance with the Hotel Standards and the Rules.

Section 1.12. Insurance. During the term of this Agreement, Operator shall maintain as a minimum, the following insurance underwritten by an insurer approved by the Association, which approval shall not be unreasonably withheld:

(1) employer’s liability with minimum limits of $10,000,000 per occurrence; and

(2) worker’s compensation insurance; and

(3) employment practices liability insurance (including coverage for harassment, discrimination and wrongful termination, and covering defense and indemnity costs) with a limit of $1,000,000 per loss; and

(4) the holder of the liquor license will maintain liquor liability insurance with single limit coverage for personal and bodily injury and property damage of at least $10,000,000 for each occurrence naming the Association as additional insured; and

(5) commercial general liability insurance (including coverage for product liability, completed operations, contractual liability, host liquor liability and fire legal liability) and comprehensive automobile liability insurance (including hired and non-owned liability) with single-limit coverage for personal and bodily injury and property damage of at least $10,000,000 per occurrence, naming the Association as additional insured.

All policies must be written on a fully insured basis.

Section 1.13. Evidence of Insurance. At all times during the term of this Agreement, Operator will furnish to the Association certificates of insurance evidencing the term and limits of coverage in force, names of applicable insurers and persons insured, and a statement that coverage may not be canceled, altered or permitted to lapse or expire without thirty (30) days advance written notice to the Association. Revised certificates of insurance shall be forwarded to the Association each time a change in coverage or insurance carrier is made by Operator, and/or upon renewal of expired coverages. At Association’s option, Operator may be required to provide certified insurance policy copies.

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ARTICLE II

Term

Section 2.1. Term. The initial term of this Agreement shall be for a period of ten (10) years, commencing on the date of recording of the Declaration. The term shall automatically renew for successive additional five (5) year terms unless either party serves notice with cause at least ninety (90) days prior to the expiration of the applicable term of its intent not to renew.

Section 2.2. Insolvency. In the event a petition in bankruptcy is filed by or against the Operator or Association, or in the event that the Operator or Association shall make an assignment for the benefit of creditors, either party hereto may terminate this Agreement effective upon written notice to the other.

Section 2.3. Breach and Cure. In the event that Operator or the Association fails to perform its obligations under this Agreement or otherwise defaults hereunder, the non-defaulting party shall give the other party written notice specifying the default, and the defaulting party shall have thirty (30) days from the date of such notice to cure the default. If the defaulting party has not cured such default within thirty (30) days then the non-defaulting party may terminate this Agreement.

Section 2.4. Termination of Operator. Either party may terminate this Agreement on ninety (90) days prior written notice to the Association in the event Operator is neither the licensee of a hotel franchise for the Condominium Hotel nor the owner or lessee of the Commercial Unit.

ARTICLE III

Indemnity

Section 3.1. Indemnification by the Association. The Association shall indemnify Operator and save it harmless from and against all claims, damages, losses and liabilities, including all costs, fees and reasonable attorneys’ fees and expenses in connection therewith, arising out of acts or omissions of the Association, its officers and directors, including, without limitation any damage to property, or injury to, or death of persons (including the Pool Patrons) occasioned by or in connection with gross negligence and willful misconduct of the Association or Association’s agents (other than the Operator or the Operator’s agents).

Section 3.2. Indemnification by Operator. Operator shall indemnify Association and save it harmless from and against all claims, damages, losses, liabilities, including all costs, fees and reasonable attorneys’ fees and expenses in connection therewith, arising out of acts or omissions of the Operator or its employees, subcontractors or agents including without limitation any damage to property, injury to, or death of persons (including the Pool Patrons) occasioned by or in connection with the gross negligence or willful misconduct of the Operator or the Operator’s agents, subcontractors or employees.

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ARTICLE IV

Miscellaneous Provisions

Section 4.1. Amendment and Modification. This Agreement cannot be amended or modified except in writing signed by both parties.

Section 4.2. Fees and Costs. In the event that either party brings a legal action to enforce its rights hereunder the prevailing party will be entitled to be reimbursed for attorneys fees and costs whether arising before or at trial, on appeal, in bankruptcy or in post judgment collection.

Section 4.3. Notices. All notices required hereunder shall be sent via first class mail or hand delivery to the addresses indicated on the first page of this Agreement or to such other address as directed by the parties from time to time.

The parties hereto have executed this Agreement on the day and year first above written.

SIAN OCEAN RESIDENCES & RESORT MASTER ASSOCIATION, INC.

By:
Name:
Title:

MHI HOSPITALITY TRS, L.L.C.

By:
Name:
Title:

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EXHIBIT P

Hotel Plans and Specifications

34

Exhibit “P”

Design Plans

Architectural

Fullerton Diaz Architects

Drawing Date: 2/24/06

Mechanical, Electrical, & Plumbing

TWR Consulting Engineers, Inc.

Drawing Date: 3/3/06

Structural

DHI Structural Engineers, Inc.

Drawing Date: 11/18/05

Interior Design

Ferrari Interiors, Inc.

Drawing Date: 1/27/06

Civil Drawings

Kimley-Horn & Associates, Inc.

Drawing Date: 08/06

Landscape

Kimley-Horn & Associates, Inc.

Drawing Date: 03/06

Resort Pool

Aquadynamics Design Group, Inc.

Drawing Date: 1/27/06

EXHIBIT Q

Crowne Plaza® Certificate

35

DISCLOSURE, ACKNOWLEDGMENT AND AGREEMENT

Sian Resort Residences I Condominium

This Disclosure, Acknowledgement and Agreement (this “Instrument”) is made as of the            day of                     , 200   by                                             , the purchaser(s) (“Purchaser” or “you”) of Unit #                     (“the Unit” or “your Unit”) of Sian Resort Residences I Condominium (the “Condominium”).

Purchaser acknowledges and agrees that:

(1) The seller and offerer of the Condominium, including your Unit, is MCZ/Centrum Florida XIX, L.L.C. (the “Developer”). The Developer intends the Condominium to be developed as a hotel (the “Hotel”). The Condominium will be part of a larger mixed-use development that will be governed by a master declaration of covenants, restrictions and easements and a master homeowners’ association (the “Master Development”).

(2) It is intended (but not guaranteed) that the commercial unit of the Condominium (a) will be owned by MHI Hollywood, LLC (the “Hotel Owner”), (b) will be leased by the Hotel Owner to an affiliate of the Hotel Owner, MHI Hospitality TRS, LLC (“Franchisee”), and (c) will be operated by another affiliate of the Hotel Owner, MHI Hotel Services LLC (“Hotel Manager”) (Hotel Owner, Franchisee and Hotel Manager will collectively be referred to as the “Franchisee Parties”).

(3) It is intended (but not guaranteed) that initially there will be a franchise or license agreement (“License Agreement”) between Franchisee and Holiday Hospitality Franchising, Inc. (including its affiliates, “Franchisor”) for the licensing of the Hotel operation as a “Crowne Plaza®” resort hotel.

(4) Franchisor is merely licensing the use of certain trademarks, tradenames and systems to enable the Hotel to be operated for a period of time as a “Crowne Plaza®” resort hotel. Franchisor is not the developer, operator, manager, seller, builder, broker, offeror or lessor of your Unit, or of the Condominium, the Hotel or any associated rental program. Franchisor is not an affiliate of the Developer or Franchisee Parties or any related entity.

(5) Any right to use the “Crowne Plaza®” tradename, trademarks, service marks or systems, or any other trademarks, service marks, systems or other intellectual property of Franchisor (collectively, the “Trademarks”) in connection with the Hotel is a right only of Franchisee under the License Agreement and is limited strictly by the terms of the License Agreement. You have not been granted and do not have any right to use the Trademarks for any purpose including, without limitation, in connection with the sale, rental or resale (or marketing or advertising for sale, rental or resale) of your Unit.

(6) You and the other residential unit owners (a) do not have any right, title or interest in or to the License Agreement or any of the rights or licenses granted in the License Agreement, (b) are not a licensee, co-licensee or sublicensee under the License Agreement, (c) are not a third party beneficiary of the License Agreement, and (d) do not have the right to object to or defend or take any other action against, or delay or impede, any termination, expiration, modification or non-renewal of the License Agreement.

(7) Franchisee’s right to use the Trademarks is subject to the terms, provisions, obligations and limitations set forth in the License Agreement. The License Agreement may be terminated at any time or may expire in accordance with its terms, without notice to you and without your consent, in which event the Hotel will promptly cease operating as a Crowne Plaza® resort hotel. You will have no recourse against Franchisor, and Franchisor will have no liability to you or any other unit owner, the Condominium association or Master Development association as a result of the termination of the License Agreement, and you hereby release Franchisor with respect to any and all liability arising as a result of or in connection with the termination of the License Agreement. Franchisor has no obligation to renew or extend the License Agreement beyond its original term.

(8) Franchisor has no duty, obligation or responsibility of any kind to you or your guests, invitees or lenders (including, without limitation, any contractual or fiduciary duty or obligation, express or implied). Franchisor has no duty under the License Agreement, the Condominium or Master Development governing or offering documents (including without limitation, any purchase agreement, prospectus, offering statement, budgets or plans), any marketing or sales materials, any unit rental agreement or otherwise (collectively, the “Documents”). Franchisor does not assume nor does it have any liability or responsibility for any financial statements, projections, or other financial information provided to you or any other purchaser or unit owner by any person or entity. You agree to look solely and exclusively to the Developer, Condominium association, Master Development association, Franchisee Parties or other persons or entities, and not to look to Franchisor, with respect to any claims relating to your Unit, the Condominium, the Hotel, Master Development, Documents or any rental program or unit rental agreement.

(9) The License Agreement may be amended and modified from time to time by Franchisor and Franchisee without your consent and without notice to you. Franchisor may modify or change the franchise systems, standards or requirements associated with the License Agreement from time to time without your consent and without notice to you.

(10) Franchisor has not made, and is not making, any representation, warranty or guaranty, or provided or providing any assurances or promises, with respect to your Unit, the Condominium, the Master Development, the Hotel, Developer, Franchisee Parties or any rental program or unit rental agreement or any aspect of any of the foregoing (including, without limitation, the Documents), and Franchisor has not acted, and is not acting, as a principal, guarantor, offeror, broker, finder, sales person or sales agent with respect to the design, development, construction, sales, marketing, maintenance, rental, operation or management of your Unit, the Condominium, the Master Development, the Hotel, any rental program, any unit rental agreement, or any aspect of any of the foregoing. Franchisor is not a partner or joint venturer with the Developer or any of the Franchisee Parties or with you.

(11) The Franchisee Parties and Developer are not acting, nor do they have any authority to act, as agents, representatives or otherwise on behalf of Franchisor with respect to any matter. Nothing contained in any agreement between you and the Developer or between you

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and any of the Franchisee Parties or any other person or entity will modify the terms and conditions of the License Agreement or any other agreement between Franchisor and Franchisee or their respective affiliates. The rights of Franchisor under the License Agreement and related agreements are solely and exclusively for the benefit of Franchisor and its affiliates and shall not be deemed to create any right in or obligation or liability to you or any other person or entity.

(12) No approval or consent by Franchisor pursuant to its rights will constitute any assurance or promise of any sort by Franchisor that any of the actions of any Franchisee Party, the Developer or any other person or entity are in compliance with any legal or contractual obligations.

All of the provisions of this Instrument are binding upon you, your heirs, legal representatives, successors and assigns, and inure to the benefit of Franchisor and its agents, employees, representatives, successors and assigns.

This Instrument is a legal document, and if you have questions or do not understand it fully, you should consult qualified legal counsel.

Acknowledged and Agreed:

PURCHASER(S):

Printed Name:	Printed Name:

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EXHIBIT R

Alternative Crowne Plaza® Certificate

36

DISCLOSURE AND ACKNOWLEDGEMENT

Sian Resort Residences I Condominium

This Disclosure and Acknowledgement (this “Instrument”) is made as of the        day of                    , 200__ by                                         , the purchaser(s) (“Purchaser” or “you”) of Unit #                     (“the Unit” or “your Unit”) of Sian Resort Residences I Condominium (the “Condominium”).

Purchaser acknowledges by execution of this Instrument that Purchaser has been advised of the following:

(1) The seller and offeror of the Condominium, including your Unit, is MCZ/Centrum Florida XIX, L.L.C. (the “Developer”). The Developer intends the Condominium to be developed as a hotel (the “Hotel”). The Condominium will be part of a larger mixed-use development that will be governed by a master declaration of covenants, restrictions and easements and a master homeowners’ association (the “Master Development”).

(2) It is intended (but not guaranteed) that the commercial unit of the Condominium (a) will be owned by MHI Hollywood, LLC (the “Hotel Owner”), (b) will be leased by the Hotel Owner to an affiliate of the Hotel Owner, MHI Hospitality TRS, LLC (“Franchisee”), and (c) will be operated by another affiliate of the Hotel Owner, MHI Hotel Services LLC (“Hotel Manager”) (Hotel Owner, Franchisee and Hotel Manager will collectively be referred to as the “Franchisee Parties”).

(3) It is intended (but not guaranteed) that initially there will be a franchise or license agreement (“License Agreement”) between Franchisee and Holiday Hospitality Franchising, Inc. (including its affiliates, “Franchisor”) for the licensing of the Hotel operation as a “Crowne Plaza®” resort hotel.

(4) Franchisor is merely licensing the use of certain trademarks, tradenames and systems to enable the Hotel to be operated for a period of time as a “Crowne Plaza®” resort hotel. Franchisor is not the developer, operator, manager, seller, builder, broker, offeror or lessor of your Unit, or of the Condominium, the Hotel or any associated rental program. Franchisor is not an affiliate of the Developer or Franchisee Parties or any related entity.

(5) Any right to use the “Crowne Plaza®” tradename, trademarks, service marks or systems, or any other trademarks, service marks, systems or other intellectual property of Franchisor (collectively, the “Trademarks”) in connection with the Hotel is a right only of Franchisee under the License Agreement and is limited strictly by the terms of the License Agreement. You have not been granted and do not have any right to use the Trademarks for any purpose including, without limitation, in connection with the sale, rental or resale (or marketing or advertising for sale, rental or resale) of your Unit.

(6) You and the other residential unit owners (a) do not have any right, title or interest in or to the License Agreement or any of the rights or licenses granted in the License Agreement, (b) are not a licensee, co-licensee or sublicensee under the License Agreement, (c) are not a third party beneficiary of the License Agreement, and (d) do not have the right to object to or defend or take any other action against, or delay or impede, any termination, expiration, modification or non-renewal of the License Agreement.

(7) Franchisee’s right to use the Trademarks is subject to the terms, provisions, obligations and limitations set forth in the License Agreement. The License Agreement may be terminated at any time or may expire in accordance with its terms, without notice to you and without your consent, in which event the Hotel will promptly cease operating as a Crowne Plaza® resort hotel. Franchisor will have no liability to you or any other unit owner, the Condominium association or Master Development association as a result of the termination of the License Agreement. Franchisor has no obligation to renew or extend the License Agreement beyond its original term.

(8) Franchisor has no duty, obligation or responsibility of any kind to you or your guests, invitees or lenders (including, without limitation, any contractual or fiduciary duty or obligation, express or implied). Franchisor has no duty under the License Agreement, the Condominium or Master Development governing or offering documents (including without limitation, any purchase agreement, prospectus, offering statement, budgets or plans), any marketing or sales materials, any unit rental agreement or otherwise (collectively, the “Documents”). Franchisor does not assume nor does it have any liability or responsibility for any financial statements, projections, or other financial information provided to you or any other purchaser or unit owner by any person or entity.

(9) The License Agreement may be amended and modified from time to time by Franchisor and Franchisee without your consent and without notice to you. Franchisor may modify or change the franchise systems, standards or requirements associated with the License Agreement from time to time without your consent and without notice to you.

(10) Franchisor has not made, and is not making, any representation, warranty or guaranty, or provided or providing any assurances or promises, with respect to your Unit, the Condominium, Master Development, Hotel, Developer, Franchisee Parties or any rental program or unit rental agreement or any aspect of any of the foregoing (including, without limitation, the Documents), and Franchisor has not acted, and is not acting, as a principal, guarantor, offerer, broker, finder, sales person or sales agent with respect to the design, development, construction, sales, marketing, maintenance, rental, operation or management of your Unit, the Condominium, the Master Development, the Hotel, any rental program, any unit rental agreement, or any aspect of any of the foregoing. Franchisor is not a partner or joint venturer with the Developer or any of the Franchisee Parties or with you.

(11) The Franchisee Parties and Developer are not acting, nor do they have any authority to act, as agents, representatives or otherwise on behalf of Franchisor with respect to any matter. Nothing contained in any agreement between you and the Developer or between you and any of the Franchisee Parties or any other person or entity will modify the terms and conditions of the License Agreement or any other agreement between Franchisor and Franchisee or their respective affiliates. The rights of Franchisor under the License Agreement and related agreements are solely and exclusively for the benefit of Franchisor and its affiliates and shall not be deemed to create any right in or obligation or liability to you or any other person or entity.

(12) No approval or consent by Franchisor pursuant to its rights will constitute any assurance or promise of any sort by Franchisor that any of the actions of any Franchisee Party, the Developer or any other person or entity are in compliance with any legal or contractual obligations.

PURCHASER(S):

Printed Name:	Printed Name:

EXHIBIT S

Restrictive Covenant

37

PREPARED BY AND RETURN TO:

William R. Bloom, Esq. Holland & Knight, LLP 701 Brickell Avenue, Suite 3000 Miami, Florida 33131	This space reserved for Recorder’s use only

COVENANT

THIS COVENANT is made and entered into as of the _____ day of _________, 2006 by and among MCZ/CENTRUM FLORIDA XLX, L.L.C., a Delaware limited liability company (“MCZ/CENTRUM”), MCZ/CENTRUM FLORIDA VI OWNER, L.L.C., an Illinois limited liability company (“MCZ/CENTRUM VI”), and MHI HOLLYWOOD, LLC, a Delaware limited liability company (“MHI”).

RECITALS:

A. MCZ/CENTRUM is the developer and owner of all of the units comprising Sian Resort Residences I Condominium, the Declaration of which was recorded ____________, 2006 in Official Records Book ___________, at Page of the Public Records of Broward County, Florida (the “Hotel Condominium”).

B. MCZ/CENTRUM VI is an affiliate of MCZ/CENTRUM and is the owner of that certain real property described on Exhibit “A” attached hereto and made a part hereof (the “MCZ/CENTRUM VI PROPERTY”) which is adjacent to the Hotel Condominium.

C. MCZ/CENTRUM desires to sell to MHI the sole commercial unit of the Hotel Condominium (the “Hotel Unit”) and MHI desires to purchase the Hotel Unit from MCZ/CENTRUM and operate a hotel at the Hotel Condominium (the “Hotel”) provided that MCZ/CENTRUM and MCZ/CENTRUM VI impose certain covenants and restrictions upon the Hotel Unit, Hotel Condominium and the MCZ/CENTRUM VI PROPERTY, as hereinafter provided.

D. MCZ/CENTRUM and MCZ/CENTRUM VI desire to have MHI purchase the Hotel Unit and agree to impose certain covenants and restrictions upon the use of the Hotel Condominium and the MCZ/CENTRUM VI PROPERTY, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. RECITALS. The Recitals and this Covenant are true and correct and are hereby incorporated by reference and made a part hereof.

2. SITE PLAN. MCZ/CENTRUM VI currently intends to develop the MCZ/CENTRUM VI PROPERTY substantially in accordance with the Site Plan shown on Exhibit “B” attached hereto and made a part hereof (the “Site Plan”). The Site Plan reflects the Hotel Condominium as the first phase of the project. The Resort Pool and the Hotel Related Common Property (as said terms are hereinafter defined) and the Hotel Condominium will be constructed substantially in accordance with the Site Plan. The second phase of the project reflected on the Site Plan (“Phase II”) is currently envisioned to consist of a newly constructed 27-story hotel condominium containing approximately 349 hotel rooms, a pool and related

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parking garage and include ballroom space, meeting space, outdoor function space, restaurant space and laundry facilities. The third phase of the project reflected on the Site Plan (“Phase III”) is currently envisioned to consist of either approximately 7,000 square feet of commercial space (the “Commercial Space”) or approximately 60 townhomes. MCZ/CENTRUM VI covenants and agrees with MHI that the MCZ/CENTRUM VI PROPERTY as shown on the Site Plan, if developed, will be developed substantially in accordance with the Site Plan; provided, however, nothing shall be deemed or construed to require either Phase II or Phase III to be developed. MCZ/CENTRUM VI agrees not to modify the Site Plan in any material respect without the approval of MHI which approval shall not be unreasonably withheld or delayed and which approval shall be granted provided that any changes to the Site Plan do not have a material adverse effect and are not reasonably likely to have a material adverse effect on the operation of the Hotel Condominium, the hotel operation at the Hotel Condominium, or the resort pool located next to the intracoastal waterway as shown on the Site Plan (the “Resort Pool”) or the Hotel Related Common Property. The failure of MHI to respond to any request for approval of any material modification to the Site Plan within fifteen (15) business days shall be deemed approval; provided that any material modification to the Site Plan which has or is reasonably likely to have a material adverse effect on the operation of the Hotel Condominium, the Hotel, the Resort Pool, or the Hotel Related Common Property which requires the approval of Holiday Hospitality Franchising, me. (the “Licensor”) pursuant to the terms of that certain Crowne Plaza® License Agreement by and between Licensor and MHI Hospitality TRS, LLC (the “Licensee”) dated September ___________, 2006 and the addendum thereto (the “License Agreement”) shall not be deemed approved until such approval is actually received by MCZ/CENTRUM VI from Licensor and MHI. The approval of Licensor shall only be required

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prior to the termination of the License Agreement and thereafter approval from Licensor shall no longer be required.

3. PHASE II AND PHASE III PLANS AND SPECIFICATIONS. If MCZ/CENTRUM VI elects to proceed with the development of Phase II and/or Phase III, MCZ/CENTRUM VI shall submit plans and specifications for Phase II and/or Phase III, as appropriate, and any material modification thereto, to MHI as they are developed for MHI’s review and comment but only to confirm that the exterior appearance of all improvements, facilities and landscaping within Phase II and/or Phase III will be in accordance with standards equal to or better than the Hotel Condominium pursuant to the License Agreement in effect as of the opening of the Hotel and that the interior finishes of Phase II and/or Phase III, as appropriate, will be complementary to or of a better quality than the interior finishes of the Hotel Condominium pursuant to the License Agreement in effect as of the opening of the Hotel. To the extent that MHI believes that the exterior appearance of any of the improvements, facilities or landscaping to be constructed or placed within Phase II and/or Phase III, as appropriate, will not be in accordance with standards equal to or better than the Hotel Condominium pursuant to the License Agreement in effect as of the opening of the Hotel and/or the interior finishes of such improvements will not be complementary to or of a better quality than the interior finishes of the Hotel Condominium pursuant to the License Agreement in effect as of the opening of the Hotel, MHI shall provide written notice of same to MCZ/CENTRUM VI listing the deficiencies within fifteen (15) business days of MHI’s receipt of the plans and specifications for such improvements or finishes, as applicable, or material modification thereof, or proposed replacement or restoration thereof. Any disputes between MCZ/CENTRUM VI and MHI

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regarding compliance with the terms and provisions of this Section 3 shall be submitted to arbitration in accordance with Section 10(k) of this Covenant.

4. USE RESTRICTIONS REGARDING PHASE II AND PHASE III. The commercial uses of the MCZ/CENTRUM VI PROPERTY shall be upscale uses and not incompatible with or detract from the operation of the Hotel Condominium or the Hotel. MHI acknowledges and agrees that any competition from a second hotel which may be developed on the MCZ/CENTRUM VI PROPERTY shall not be deemed to detract from the operation of the Hotel Condominium or the Hotel. Flea markets, dollar stores, adult entertainment establishments, pawn shops and adult-themed restaurants and establishments are prohibited in or on the Hotel Condominium, the Hotel Unit, the Hotel and the MCZ/CENTRUM VI PROPERTY. Any dispute regarding compliance with the requirements of this Section 4 shall be subject to arbitration in accordance with Section 10(k) of this Covenant.

5. BOARD ACTION BY CONDOMINIUM ASSOCIATION. MCZ/CENTRUM covenants and agrees that so long as it or any of its affiliates controls the board of directors of Sian Resort Residences I Condominium Association, Inc., a not-for-profit Florida corporation (the “Condominium Association”) that neither MCZ/CENTRUM nor any of its affiliates or the board of directors of the Condominium Association will impose any amendments to the declaration of condominium, the articles of incorporation for the Condominium Association, the bylaws of the Condominium Association or rules and regulations for the Hotel Condominium (including the criteria set forth on Exhibit B attached hereto) without MHI’s consent, which consent shall not be unreasonably withheld or delayed and which consent shall be required to be given provided that the proposed amendment(s) does not adversely affect and is not reasonably likely to have an adverse effect on the ability of the Licensee to comply

5

with the terms conditions and payment obligations under the License Agreement and does not negatively affect and is not reasonably likely to have a negative effect on the operation of the Hotel Condominium, the Hotel or the Hotel Related Common Property, as hereinafter defined. The failure of MHI to respond within five (5) business days of receipt of such request shall be deemed approval, provided that any amendment requiring the approval of Licensor pursuant to the License Agreement shall not be deemed approved until such approval is actually received by MCZ/Centrum from MHI and Licensor. Further MCZ/CENTRUM and each of its affiliates covenant and agree that so long as it or they control the board of directors of the Condominium Association, the board of directors of the Condominium Association will not take any action that adversely affects or is reasonably likely to adversely affect the ability of Licensee to comply with the terms, conditions and payment obligations under the License Agreement or which negatively affects or is reasonably likely to negatively affect the operation of the Hotel Condominium or the Hotel and will not deny reasonable requests or refuse to grant approvals reasonably requested by MHI.

6. BOARD ACTION BY MASTER ASSOCIATION. MCZ/CENTRUM VI covenants and agrees that so long as it or any of its affiliates controls the board of directors of the Sian Ocean Residence & Resort Master Association, Inc., a Florida not-for-profit corporation (the “Master Association”) that neither MCZ/CENTRUM VI nor any of its affiliates or the board of directors of the Master Association will impose any amendments to the Declaration of Covenants, Conditions, Restrictions and Easements for the Sian Ocean Residences and Resort Master Association which was recorded in Official Records Book 41532 at Page 1989 of the Public Records of Broward Country, Florida, the articles of incorporation of the Master Association or the bylaws of the Master Association (collectively, the “Master Association

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Documents”) without MHI’s consent, which consent shall not be unreasonably withheld or delayed and which consent shall be required to be given provided that the proposed amendments do not adversely affect and are not reasonably likely to adversely affect the ability of Licensee to comply with the terms, conditions and payment obligations under the License Agreement and do not negatively affect and are not reasonably likely to negatively affect the operation of the Hotel Condominium, the Hotel, the Resort Pool, or the Hotel Related Common Property. The failure of MHI to respond within five (5) business days of receipt such request shall be deemed approval provided that any amendment requiring the approval of Licensor pursuant to the License Agreement shall not be deemed approved until such approval is actually received by MCZ/Centrum from MHI and Licensor. Notwithstanding the foregoing, it shall not be deemed or construed as an amendment to the Master Association Documents if additional properties are added to the Master Association Documents as contemplated by the Master Association Documents. In addition, MCZ/CENTRUM VI further covenants and agrees that so long as it and/or any of its affiliates controls the board of directors of the Master Association, the board of directors of the Master Association will take any action reasonably requested by MHI to cause the Resort Pool and any other elements of the Hotel Related Common Property to comply with Licensor’s brand standards and will not take any action that adversely affects or is reasonably likely to adversely affect the ability of Licensee to comply with the terms, conditions and payment obligations under the License Agreement or which negatively affects or is reasonably likely to adversely affect the operation of the Hotel, the Resort Pool, or the Hotel Related Common Property and will not deny reasonable requests or refuse to grant approvals reasonably requested by MHI.

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7. OWNERSHIP OF SIAN PARCEL. MCZ/CENTRUM VI acknowledges and agrees that so long as MCZ/CENTRUM VI or any of its affiliates have any ownership interests in the Sian Parcel, the Non-Residential Units or the Phase II Hotel Unit (as such terms are defined in the Master Association Documents) they shall refrain from supporting and shall vote all of their voting interests and cause their affiliates to vote all of their voting interests against any action proposed to be taken or approved by the Master Association which could adversely affect or is reasonably likely to have an adverse effect on the operation of the Hotel Condominium, the Hotel, the Resort Pool, including without limitation the commercial operations associated with Resort Pool, or the outdoor function areas which are located on the properties owned by the Master Association and which could be perceived by Hotel guests to be part of the Hotel Condominium (the “Hotel Related Common Property”) or which would adversely affect or is reasonably likely to have an adverse effect on Licensee’s ability to comply with the terms, conditions and payment obligations under the License Agreement, including without limitation, to comply with Licensor’s brand standards.

8. SERVICE PROVIDERS. MCZ/CENTRUM and MHI covenant and agree that all third parties providing services to any of the units included within the Hotel Condominium including the Hotel Unit shall be required to comply with the criteria set forth on Exhibit “C” attached hereto and made a part hereof.

9. NOTICES. All notices, consents, approvals, waivers and elections which any party shall be required or shall desire to make or give under this Covenant shall be in writing and shall be sufficiently made or given only when hand-delivered, telecopied or mailed by certified mail, return receipt requested postage affixed addressed:

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As to MHI:	MHI Hollywood, LLC
4801 Courthouse Street
Suite 201
Williamsburg, VA 23188
Attn: Andrew M. Sims
Telephone: (757) 564-8684
Facsimile: (757) 564-8801

With a Copy to:	Baker and McKenzie
815 Connecticut Avenue N.W.
Suite 900
Washington, DC 20016
Attn: Thomas J. Egan, Jr., Esq.
Telephone: (202) 452-7050
Facsimile: (202) 452-7093

As to MCZ/CENTRUM:	MCZ/CENTRUM FLORIDA XIX, L.L.C.
c/o MCZ Development, Inc.
1555 N. Sheffield Avenue
Chicago, IL 60622
Attn: Brian Niven and Michael Lerner
Telephone: (312) 573-1122
Facsimile: (312) 573-1028

With a Copy to:	CENTRUM PROPERTIES, INC.
225 West Hubbard Street, Fourth Floor
Chicago, IL 60610
Attn: Arthur Slaven and Mary Koberstein, Esq.
Telephone: (312) 825-2500
Facsimile: (312) 923-0984

Copy to:	Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, FL 33131
Attn: William R. Bloom, Esq.
Telephone: (305) 789-7712
Facsimile: (305) 789-7799

As to MCZ/CENTRUM VI:	MCZ/CENTRUM FLORIDA VI OWNER, L.L.C.
c/o MCZ Development, Inc.
1555 N. Sheffield Avenue
Chicago, IL 60622
Attn: Brian Niven and Michael Lerner
Telephone: (312) 573-1122
Facsimile: (312) 573-1028

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With a Copy to:	CENTRUM PROPERTIES, INC.
225 West Hubbard Street, Fourth Floor Chicago, IL 60610 Attn: Arthur Slaven and Mary Koberstein, Esq. Telephone: (312)825-2500 Facsimile: (312) 923-0984

Copy to:	Holland & Knight LLP
701 Brickell Avenue, Suite 3000 Miami, FL 33131 Attn: William R. Bloom, Esq. Telephone: (305) 789-7712 Facsimile: (305) 789-7799

or at such other address as any party hereto shall designate by like notice given to the other parties hereto. Notices, consents, approvals, waivers and elections given or made as aforesaid shall have been given when hand-delivered, upon receipt of a telecopy or the date of receipt or date of delivery is refused if mailed by certified mail, return receipt requested.

10. MISCELLANEOUS PROVISION.

(a) Mortgagee. All holders of any existing mortgages join in the execution of this Covenant in order to submit their interest in the Hotel Condominium, the Hotel Unit and the MCZ/CENTRUM VI PROPERTY to the terms of this Covenant and are hereby, without the necessity of any additional instruments, made subordinate to the terms of this Covenant. Any future mortgages shall automatically, without the necessity of any additional instrument be subject and subordinate to the terms and conditions of this Covenant.

(b) Amendments. This Covenant shall not be amended, modified altered or changed in any respect except by further agreement in writing duly executed by the owners of the Hotel Unit and the MCZ/CENTRUM VI PROPERTY.

(c) Severability. Should any of the provisions of this Covenant or the application thereof to any person or situation be held invalid or unenforceable, the remainder of

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this Covenant and the application of such provision to persons or a situation, other than those as to which it shall have been held invalid or unenforceable, shall not be affected thereby and shall continue valid and be enforced to the fullest extent permitted by law.

(d) Captions. The headings contained in this Covenant are for convenience and reference only and in no way define, limit or describe the scope of or intent of the Covenant.

(e) Attorneys’ Fees and Costs. In the event of any dispute which shall be arbitrated/litigated between the parties in connection with this Covenant the prevailing party shall be entitled to recover from the other party all of its reasonable attorneys’ fees, costs and expenses at both trial and appellate levels.

(f) Governing Laws. The ability of this Covenant and all of its terms and provisions shall be interpreted and in accordance with the laws of the State of Florida.

(g) Covenants Running the Land. The terms and provisions of this Covenant shall constitute covenants running with the land and shall be binding upon the owner of and each successor in title to any portion of the Hotel Unit and the MCZ/CENTRUM VI PROPERTY.

(h) Entire Agreement. This Covenant by the entire agreement of the parties and supersedes any prior oral or written agreements with respect to the matters stated herein.

(i) Waiver of Trial by Jury. The parties knowingly, voluntarily and intentionally waived trial by jury in any action, proceeding or counterclaim brought by or any of them or other matters whatsoever arising out of or in any way connected with this Covenant.

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(j) Counterparts. This Covenant may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(k) Arbitration. Any controversy, dispute, or claim of any nature arising out of, in connection with or in relation to sections 2, 3, 4, 5, 6 or 7 of this Covenant shall be resolved at the written request of any party hereto by binding arbitration. The arbitration shall be administered in accordance with the current Commercial Arbitration Rules of the American Arbitration Association. Any matter to be settled by arbitration shall be submitted to the American Arbitration Association in Broward County, Florida. The parties to the dispute shall attempt to designate one arbitrator from the American Arbitration Association. If they are unable to do so within thirty (30) days after written demand therefore, the American Arbitration Association may designate an arbitrator. The arbitration shall be final and binding and enforceable in any court of competent jurisdiction. The arbitrator shall award attorneys’ fees (including those for in-house counsel) and costs to the prevailing party.

(1) Estoppel Certificate. MHI, MCZ/CENTRUM and MCZ/CENTRUM VI agree at any time, from time to time, upon not less than ten (10) days prior written notice, to execute, acknowledge and deliver to the requesting party a statement, in writing, setting forth whether or not the party, its successors or assigns, is in default in keeping, observing or performing any of the terms and provisions of this Covenant; and if in default, specifying each such default, and setting forth such other truthful information as may reasonably be requested regarding compliance with this Covenant.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, MCZ/CENTRUM, MCZ/CENTRUM VI and MHI have caused this Covenant to be executed and delivered as of the date first above written.

MCZ/CENTRUM:

MCZ/CENTRUM FLORIDA XIX, L.L.C., a Delaware limited liability company

By:
Name:
Title:

MCZ/CENTRUM VI:

MCZ/CENTRUM FLORIDA VI OWNER, L.L.C., an Illinois limited liability company

By:
Name:
Title:

MHI:

MHI HOLLYWOOD, LLC, a Delaware limited liability company

By:
Name:
Title:

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STATE OF FLORIDA	)
) SS:
COUNTY OF	)

The foregoing instrument was acknowledged before me this              day of             , 2006, by                     , as              of MCZ/CENTRUM FLORIDA XIX, L.L.C., a Delaware limited liability company, on behalf of the company; he is ☐ personally known by me or ☐ produced identification.

Print or Stamp Name:
Notary Public, State of Florida at Large

My Commission Expires:

(NOTARY SEAL)

STATE OF FLORIDA	)
) SS:
COUNTY OF	)

The foregoing instrument was acknowledged before me this              day of             , 2006, by                     , as              of MCZ/CENTRUM FLORIDA VI OWNER, L.L.C., an Illinois limited liability company, on behalf of the company; he is ☐ personally known by me or ☐ produced identification.

Print or Stamp Name:
Notary Public, State of Florida at Large

My Commission Expires:

(NOTARY SEAL)

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STATE OF FLORIDA	)
) SS:
COUNTY OF	)

The foregoing instrument was acknowledged before me this              day of             , 2006, by                     , as              of MHI HOLLYWOOD, LLC., a Delaware limited liability company, on behalf of the company; he is ☐ personally known by me or ☐ produced identification.

Print or Stamp Name:
Notary Public, State of Florida at Large

My Commission Expires:

(NOTARY SEAL)

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EXHIBIT “A”

LEGAL DESCRIPTION

MCZ/CENTRUM VI PROPERTY

16

EXHIBIT A

PARCEL 1:

Commencing at the Northeast corner of Section 26, Township 51 South, Range 42 East; thence running Westerly along the North line of said Section 26, a distance of 297.4 feet to a point on the West Line of the right of way of U.S. Road A-1-A (State Road #140, known as Ocean Beach Road) as described in Easement Deed from Hallandale Beach Improvements Co., Florida corporation, to the State of Florida, dated April 13, 1932, and recorded in Deed Book 232, Page 265. of the Public Records of Broward County, Florida; thence running Southerly along the West right of way line of the aforesaid U.S. Road A-1-A, a distance of 796.3 feet to a point, which is the Point of Beginning of the tract of land herein described; thence running Southerly along the West right of way line of said U.S. Road A-1-A distance of 276.77 feet; thence run South 87°09’08” West for a distance of 293.11 feet to a point; thence, run South 2°50’52” East for a distance of 248.02 feet to a point; thence run South 87°09’08” West for a distance of 281.26 feet to a point; thence continuing along the same Westerly direction a distance of 41.98 feet to a point on the East right of way line of the Intra-Coastal Water Way as described in Easement Deed from the Hallandale Beach Improvement Co., a Florida corporation, to the United States of America, dated May 26, 1931, and recorded in Deed Book 227, Page 419, of the Public Records of Broward County. Florida; thence running Northerly along the East right of way line of said Intra-Coastal Water Way a distance of 490.4 feet more or less, (538.19 feet measured) (to a point 542 feet) (564.17 measured) [measured on a line at right angles to the East Line of said Section 26] West of the Point of Beginning; (thence East 542 feet (564.17 measured) to the Point of Beginning; being a part of parcel of land described as Blocks E and F of a survey of the Northeast 1/4 of the Northeast 1/4 of Section 26, Township 51 South, Range 42 East, made by Frank C. Dickey, Registered Land Surveyor, dated June 1, 1946, and recorded in Deed Book 542, Page 270, of the Public Records of Broward County, Florida.

LESS RIGHT OF WAY (PARCEL NO. 101) SEE PARCEL #101 DESCRIPTION:

.PARCEL 101:

That part of the Northeast one-quarter (NE 1/4) of the Northeast one-quarter (NE 1/4) of Section 26, Township 51 South, Range 42’ East, Broward County, Florida; said part being more particularly described as follows:

COMMENCE at a Found Brass Cap in Concrete Monument #2094, marking the Southeast corner of the Northeast one-quarter (NE 1/4) of the Northeast one-quarter (NE 1/4) of said Section 26; thence South 87°09’08” West along the Southerly line of said Northeast one-quarter (NE 1/4) of the Northeast .one-quarter (NE 1/4) of said Section 26 and the Baseline of Survey for State Road 858 (Hallandale Beach Boulevard), a distance of 1,041.67 feet to the Easterly existing Right of Way line of the Intra-Coastal Waterway; thence North 06°39’20” East along said Easterly existing Right of Way line, a distance of 50.68 feet to the Northerly existing Right of Way line for State Road 858 (Hallandale Beach Boulevard) and the Point of Beginning; thence continue North 06°39’20” East, a distance of 62.85 feet; thence North 87°09’08’ East a distance of 311.42 feet; thence South 02°50’52” East, a distance of 62.00 feet to said Northerly existing Right of Way line for State Road 853 (Hallandale Beach Boulevard); thence South 87°09’08” West along said Northerly existing Right of Way line, a distance of 321.71 feet to the Point of Beginning.

AND

PARCEL II

Lot 15, SEACREST PARK, according to the plat thereof, as recorded in Plat Book 23, Page 16 of the Public Records of Broward County, Florida.

AND

PARCEL III:

Lots 10 and 11, SEACREST PARK, according to the plat thereof, as recorded in Plat Book 23, Page 16, of the Public Records of Broward County, Florida, except for the East seven feet of Lot 11.

PARCEL IV:

A parcel of land lying in the Northeast one-quarter (NE 1/4) of the Northeast one-quarter (NE 1/4) of Section 26, Township 51 South, Range 42 East, Broward County, Florida, more particularly described as follows:

Commencing at the Northeast comer of said Section 26; thence run South 86°56’53” West, along the North line of said Section 28, for a distance of 297.10 feet to a point on the Wastrely right of way boundary of U.S. Highway A-1-A (State Road No. 140, also known as Ocean Beach Road) as described in Easement Deed dated April 13,1932, and recorded in Deed Book 232, Page 285, of the Public Records of Broward County, Florida; thence run South 4°45’23” West, along said Westerly right of way boundary for a distance of 1073.0 feet to the Point of Beginning of the parcel of land hereinafter to be described; thence continue South 4°45’23” West, a distance of 25.22 feet to a point; thence run South 87°09’08” West, a distance of 124.77 feet to a point; thence run South 2°50’52” East a distance, of 223.02 feet to a point on a line that is 50 feet North of and parallel to the South line of the Northeast one-quarter (NE 1/4) of the Northeast one-quarter (NE 1/4) of said Section 26; thence run South 67°09’08” West, along a line that is 50 feet North of and parallel to the South line of said Northeast one-quarter (NE 1/4) of the Northeast one-quarter (NE 1/4) of said Section 26, a distance of 165 feet to a point; thence run North 2°50’52” West, a distance of 248.02 feet to a point; thence run North 87°09’08” East a distance of 293.11 feet to the Point of Beginning.

LESS AND EXCEPT the following described property taken by Eminent Domain Proceedings as contained in Broward County Circuit Court Case Number 95-15516: A portion of the NE 1/4 of the NE 1/4 of Section 26, Township 51 South, Range 42 East, Broward County, Florida, being more particularly described as follows:

Commence at the Found PRM/2094 marking the Northwest comer of Tract ‘A’ of 4112 SOUTH OCEAN PLAT, as recorded in Plat Book 129, Page 38 of the Public Records of Broward County, Florida; then South 02°51’22” East along the Westerly line of said Tract ‘A’, a distance of 223.02 feet to a found drill hole in back of sidewalk, also being the Northerly Existing Right of Way line for State Road 858 (Hallandale Beach Boulevard) and the Point of Beginning; thence South 87°08’38” West along said Northerly Existing Right of Way line, a distance of 165.00 feet; thence North 02°51’22” West, a distance of 62.00 feet thence South 74°48’34” East, a distance of 62.07 feet; thence South 78°31’00” East, a distance of 109.39 feet; hence South 02°51’22” East, a distance of 15.68 feet to the Point of Beginning

Less and Except the following described property

LEGAL DESCRIPTION

The legal description of the Sian Resort Residences I Condominium is as follows:

Commencing at the Northeast corner of Section 26, Township 51 South, Range 42 East; thence running Westerly along the North line of said Section 26, a distance of 297.4 feet to a point on the West line of the right of way of U.S. Road A-1-A (State Road #140, known as Ocean beach Road) as described in Easement Deed from Hallandale Beach Improvements Co., a Florida corporation to the State of Florida, dated April 13, 1932, and recorded in Deed Book 232, Page 265, of the Public Records of Broward County, Florida; thence Southerly along the West right of way line of the aforesaid U.S. Road A-1-A South 04’45’23” West, a distance of 796.3 feet to a point, said point being the Southeast corner of Lot 18, SEACREST PARK, according to the plat thereof, as recorded in Plat Book 23, Page 16 of the Public Records of Broward County, Florida; thence continue South 04°45’23” West along said West Right of Way of the aforementioned State Road A-1-A for a distance of 179.29 feet to a point; thence South 86°42’51” West 49.82 feet to the Point of Beginning of the following described parcel; thence South 02°51’49” East for a distance of 38.15 feet to a point; thence south 87°04’41” West for a distance of 12.53 feet to a point; thence South 02°51’49” East for a distance of 18.55 feet to a point; thence South 87°04’41” West for a distance of 27.98 feet to a point; thence south 02°51’49” East for a distance of 13.41 feet to a point; thence South 87°04’41” West for a distance of 253.92 feet to a point; thence North 02°51’49” West for a distance of 13.41 feet to a point; thence South 87»04’41” West for a distance of 17.61 feet to a point; thence North 02”51’49” West for a distance of 18.51 feet to a point; thence South 87°04’41” West for a distance of 22.19 feet to a point; thence North 02”51’49” West for a distance of 38.34 feet to a point; thence North 87°04’41” East for a distance of 22.26 feet to a point; thence North 02°51’49” West for a distance of 32.51 feet to a point; thence North 87°04’41” East for a distance of 299.44 feet to a point; thence South 02°51’49” East for a distance of 32.68 feet to a point; thence North 87°04’41” East for a distance of 12.53 feet to a point; to the Point of Beginning.

Exhibit B

EXHIBIT “C”

CRITERIA FOR SERVICE PROVIDERS

All third parties providing goods and/or services to the Hotel Condominium or any Unit therein, including, without limitation, solicitation and/or provision of housekeeping, personal services (e.g., massage, personal training, dry cleaning, transportation services, etc.) and/or food and beverage services shall adhere and shall cause their employees and agents to adhere to the following rules and restrictions:

a)	Each provider shall be attired in a fashion consistent with the Hotel Standards, as defined in the Master Association Documents.

b)	Each provider shall have all necessary licenses and permits to perform their duties.

c)	Each provider shall maintain adequate insurance coverage in keeping with Hotel Standards.

d)	Each provider shall have undergone background checks and complied with security procedures in keeping with Hotel Standards.

e)	Each provider shall check in with the owner of the Hotel Unit prior to the commencement of any activities.

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EXHIBIT T

Portion of Hotel Unit to be converted

to New ADA Units

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Exhibit “T”

2nd Floor ADA Units